Exhibit 1.1

Information Statement dated April 20, 2009

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

Hutchison Telecommunications International Limited, or HTIL, is furnishing this information statement in connection with its spin-off of Hutchison Telecommunications Hong Kong Holdings Limited, or HTHKH. HTIL intends to accomplish the spin-off through a distribution of the ordinary shares of HTHKH to the holders of the ordinary shares of HTIL. Holders of HTIL American Depositary Shares, or HTIL ADSs, will receive the distribution in the form of HTHKH American Depositary Shares, or HTHKH ADSs.

HTHKH is currently a wholly-owned subsidiary of HTIL. The operations of HTHKH consist of mobile telecommunications businesses in Hong Kong and Macau and a fixed-line telecommunications business in Hong Kong. Following the distribution, HTIL will continue to provide telecommunications and telecommunications-related services in Israel, Indonesia, Vietnam, Sri Lanka and Thailand.

The ordinary shares of HTHKH will be distributed to holders of record of the ordinary shares of HTIL on April 30, 2009, the distribution record date. HTIL shareholders will be entitled to one HTHKH share for each HTIL share held on the distribution record date. HTIL shareholders will not be required to pay for the HTHKH shares that they will be entitled to in the distribution or to surrender or exchange HTIL shares in order to be entitled to HTHKH shares and do not need to take any other action in connection with the distribution.

Holders of HTIL ADSs will be entitled to one HTHKH ADS for each HTIL ADS held on the distribution record date. Holders of HTIL ADSs will not be required to pay for the HTHKH ADSs that they will be entitled to in the distribution or to surrender or exchange HTIL ADSs in order to be entitled to HTHKH ADSs. The depositary for the HTIL ADSs will, however, as contemplated in the deposit agreement for the HTIL ADSs, charge the holders of HTIL ADSs as of the distribution record date a fee for the distribution of the HTHKH ADSs of US$0.05 per HTHKH ADS distributed. Holders of HTIL ADSs do not need to take any action to be entitled to the HTHKH ADSs being distributed except for the payment of the applicable fees.

The distribution is subject to the conditions described under “The Distribution — Conditions to the Distribution” in this information statement. Investors who trade in the HTHKH shares or HTHKH ADSs prior to receipt of the HTHKH share certificates or the HTHKH ADSs do so entirely at their own risk. No HTIL shareholder approval of the distribution is required or sought. HTIL is not asking you for a proxy and you are requested not to send HTIL a proxy.

Currently, there is no trading market for HTHKH shares or HTHKH ADSs. The HTHKH shares are expected to be listed on the Hong Kong Stock Exchange under the stock code “215” on or around May 8, 2009. Admission to listing and trading is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange. The HTHKH shares will not be listed on any securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States. The HTHKH ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system and will be eligible for trading in the United States only in the over-the-counter market. An active trading market for HTHKH shares and HTHKH ADSs is not expected to develop in the United States.

The distribution is expected to be a taxable event for U.S. federal income tax purposes. See “Certain Material Tax Consequences” in this information statement.

You should carefully consider the matters described under “Risk Factors Relating to the Distribution” beginning on page IS-8 of this information statement and under “Risk Factors” beginning on page 27 of the attached listing document.

HTIL is furnishing this information statement solely to provide information to its existing shareholders and ADS holders who will be entitled to HTHKH shares or HTHKH ADSs in the spin-off. This information statement is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of HTIL or HTHKH.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the HTHKH shares or HTHKH ADSs or passed upon the accuracy or adequacy of this information statement or any document referred to herein. Any representation to the contrary is a criminal offense.

HTIL has prepared this information statement to explain the distribution to its existing shareholders and ADS holders who will be entitled to HTHKH shares or HTHKH ADSs in the spin-off. This information statement includes, and should be read together with, the attached listing document of HTHKH, which has been posted on the website of the Hong Kong Stock Exchange and on the corporate website of HTIL at www.htil.com on April 20, 2009. Capitalized terms used but not otherwise defined in this information statement have the meanings given to them in the listing document. As a foreign private issuer, HTIL is exempt from the requirements of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, concerning proxy solicitations and information statements.

INFORMATION STATEMENT TABLE OF CONTENTS

NOTICE TO HOLDERS OF HTIL SHARES AND HTIL ADSs IN THE UNITED STATES

The HTHKH shares to be distributed to you by HTIL in connection with the distribution have not been and will not be registered under the United States Securities Act of 1933, as amended, or the Securities Act, and will be distributed to you in reliance on the position taken by the Division of Corporation Finance of the United States Securities and Exchange Commission, or the SEC, set forth in Staff Legal Bulletin No. 4, or SLB No. 4, issued on September 16, 1997, that the shares distributed in a spin-off do not require registration under the Securities Act if, as is the case with respect to the distribution, certain conditions specified in SLB No. 4 are satisfied.

HTHKH is relying on an exemption from the registration requirements of Section 12(g) of the Exchange Act in accordance with Rule 12g3-2(b) thereunder, or Rule 12g3-2(b), and therefore will not register the HTHKH shares under the Exchange Act. After completion of the distribution, HTHKH will make certain documents available on its website at

www.hthkh.com in accordance with Rule 12g3-2(b). These documents will consist primarily of regularly prepared financial statements and annual and interim reports of HTHKH that will be in the form prescribed by HTHKH’s articles of association, Cayman Islands law and the rules of the Hong Kong Stock Exchange.

The issuance of HTHKH ADSs is being registered with the SEC pursuant to a Registration Statement on Form F-6. You can retrieve a copy of the F-6 Registration Statement from the SEC’s website at www.sec.gov. A form of the deposit agreement for the HTHKH ADSs is attached as an exhibit to the F-6 Registration Statement filed with the SEC for the HTHKH ADSs.

This information statement has not been and will not be submitted to the Cayman Islands Registrar of Companies, any other authority in the Cayman Islands or the Hong Kong Stock Exchange and may not be distributed to the public in the Cayman Islands or in Hong Kong or used in connection with the distribution in Hong Kong. The attached listing document has been prepared for the purpose of providing information about HTHKH and its subsidiaries, or the HTHKH group, in connection with the proposed listing of the HTHKH shares on the Hong Kong Stock Exchange. The proposed listing does not involve an offering of new shares or any other securities and no new proceeds will be raised pursuant to the listing.

AVAILABLE INFORMATION

HTIL files annual reports on Form 20-F with, and furnishes other reports and information on Form 6-K to, the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials that HTIL files with, or furnishes to, the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The reports and other information that HTIL has filed with, and furnished to, the SEC can be accessed from the SEC’s website at www.sec.gov. The above documents are also available on HTIL’s website at www.htil.com. Information on HTIL’s website is not part of, or incorporated by reference in, this information statement.

INCORPORATION BY REFERENCE

This information statement “incorporates by reference” documents that HTIL files with, and furnishes to, the SEC, which means that important information is disclosed to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this information statement, and certain later information that HTIL files with, or furnishes to, the SEC will automatically update and supersede this information. The following documents are incorporated by reference:

•                  HTIL’s annual report on Form 20-F for the fiscal year ended December 31, 2007, or the HTIL 2007 20-F, filed with the SEC on May 9, 2008;

•                  HTIL’s reports on Form 6-K relating to its payment of a special cash dividend of HK$7 per share, furnished to the SEC on November 12, 2008, November 13, 2008 and November 28, 2008;

•                  HTIL’s reports on Form 6-K relating to its US$2,500 million revolving credit and term loan facility from Hutchison Telecommunications Finance Company Limited (an indirect subsidiary of Hutchison Whampoa Limited, or HWL), furnished to the SEC on November 25, 2008, November 26, 2008 and December 11, 2008;

•                  HTIL’s report on Form 6-K relating to an adjustment of the exercise price of its outstanding share options, furnished to the SEC on December 2, 2008;

•                  HTIL’s report on Form 6-K relating to its results for the fiscal year ended December 31, 2008 and its announcement of the spin-off, furnished to the SEC on March 5, 2009;

•                  HTIL’s report on Form 6-K relating to its 2008 annual report and proxy materials, furnished to the SEC on March 25, 2009;

•                  HTIL’s report on Form 6-K relating to its announcement of the distribution record date and the closure of the register of members of HTIL in connection with the spin-off, furnished to the SEC on April 14, 2009;

•                  any future filings on Form 20-F made by HTIL after the date of this information statement and prior to the completion of the distribution; and

•                  any future reports on Form 6-K made by HTIL after the date of this information statement and prior to the completion of the distribution that state that they are incorporated by reference into this information statement.

You may request a copy of any and all of the information that has been incorporated by reference in this information statement and that has not been delivered with this information statement, at no cost, by writing or telephoning HTIL at 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong, email htilir@htil.com.hk, telephone +852 2128 3145.

SHAREHOLDER INQUIRIES

Shareholders of HTIL and holders of HTIL ADSs with questions relating to the distribution of the HTHKH shares and HTHKH ADSs may contact HTIL at 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong, email htilir@htil.com.hk, telephone +852 2128 3145. You may also request copies of this information statement by contacting HTIL at the above address, email address or telephone number.

Holders in the United States may direct questions or requests for copies of this information statement to the depositary for the HTIL ADSs and HTHKH ADSs, which is Citibank, N.A., at Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021, email citibank@shareholders-online.com, telephone 1-877-CITI-ADR (1-877-248-4237).

SUMMARY

The following is a brief summary of certain information contained elsewhere in this information statement and the attached listing document. This summary is qualified in its entirety by the more detailed information set forth in this information statement and the attached listing document.

HTHKH	Hutchison Telecommunications Hong Kong Holdings Limited, a company incorporated in the Cayman Islands and currently a wholly-owned subsidiary of HTIL.

HTHKH is a holding company focused on providing a range of telecommunications services through its subsidiaries in Hong Kong and Macau.

HTIL	Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands and currently the parent company of HTHKH.

HWL	Hutchison Whampoa Limited, a company incorporated in Hong Kong and the parent company of HTIL.

Distribution Record Date	April 30, 2009.

In order to be entitled to HTHKH shares in the distribution, HTIL shareholders must be holders of record on the distribution record date. The last day of dealings in HTIL shares on the Hong Kong Stock Exchange with the entitlement to HTHKH shares will be April 24, 2009 and the latest time for lodging transfers of the HTIL shares with the share registrar with the entitlement to HTHKH shares will be 4:30 p.m., Hong Kong time, on April 28, 2009. See “Supplementary Indicative Timetable for Holders of HTIL Shares and HTIL ADSs” in this information statement.

In order to be entitled to HTHKH ADSs in the distribution, holders of HTIL ADSs must be holders of record at the close of business in New York on the distribution record date. Since trades in the HTIL ADSs on the New York Stock Exchange generally settle on the third business day after the trade occurs (T+3), you must purchase HTIL ADSs on or before April 27, 2009 to be a holder of record of those HTIL ADSs on the distribution record date (or sell HTIL ADSs on or before April 27, 2009 in order not to be a holder of record on the distribution record date).

The Distribution

Holders of HTIL shares and HTIL ADSs on the distribution record date will be entitled to HTHKH shares and HTHKH ADSs through the payment of an interim dividend by HTIL. See “The Distribution” in this information statement.

HTIL shareholders will be entitled to one HTHKH share for each HTIL share held on the distribution record date. HTIL shareholders will not be required to pay for the HTHKH shares that they will be entitled to in the distribution or to surrender or exchange HTIL shares in order to be entitled to HTHKH shares and do not need to take any other action in connection with the distribution.

Holders of HTIL ADSs will be entitled to one HTHKH ADS for each HTIL ADS held on the distribution record date. Holders of HTIL ADSs will not be required to pay for the HTHKH ADSs that they will be entitled to in the distribution or to surrender or exchange HTIL ADSs in order to be entitled to HTHKH ADSs. The depositary for the HTIL ADSs will, however, as contemplated in the deposit agreement for the HTIL ADSs, charge the holders of HTIL ADSs as of the distribution record date a fee for the distribution of the HTHKH ADSs of US$0.05 per HTHKH ADS distributed. Holders of HTIL ADSs do not need to take any action to be entitled to the HTHKH ADSs being distributed except for the payment of the applicable fees.

Share certificates for the HTHKH shares are expected to be dispatched on May 7, 2009, after the Hong Kong Stock Exchange grants its approval of the listing of the HTHKH shares, which is expected to occur on the same day. In the event the listing approval is not obtained on May 7, 2009, the share certificates will not be dispatched on May 7, 2009 and dealings in the HTHKH shares on the Hong Kong Stock Exchange will not commence on May 8, 2009. In that event, HTHKH will make an announcement of the above and of a revised timetable before 9:00 a.m., Hong Kong time, on May 8, 2009. The depositary is expected to issue and deliver HTHKH ADSs on or around May 8, 2009, after the SEC has declared effective the F-6 Registration Statement being filed with the SEC to register the issuance of the HTHKH ADSs. Investors who trade in the HTHKH shares or HTHKH ADSs prior to receipt of the HTHKH share certificates or the HTHKH ADSs do so entirely at their own risk.

For further information, see “The Distribution — Manner of Effecting the Distribution” in this information statement.

Conditions to the Distribution

The distribution is conditional on (1) the Hong Kong Stock Exchange approving the spin-off of HTHKH by HTIL and HWL by way of the distribution, and (2) the Listing Committee of the Hong Kong Stock Exchange granting listing of, and permission to deal in, the HTHKH shares in issue and any HTHKH shares which may be issued pursuant to the exercise of the options granted under the HTHKH share option scheme on the Main Board of the Hong Kong Stock Exchange, on or prior to June 30, 2009. On April 9, 2009, the Hong Kong Stock Exchange confirmed its approval of the spin-off. If condition (2) above is not satisfied on or prior to June 30, 2009, the distribution will not be made.

Listing and Trading of HTHKH Shares and HTHKH ADSs

The HTHKH shares are expected to be listed on the Hong Kong Stock Exchange under the stock code “215” on or around May 8, 2009. The proposed listing does not involve an offering of new shares or any other securities and no new proceeds will be raised pursuant to the listing. Admission to listing and trading is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange. The HTHKH shares will not be listed on any securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States. The HTHKH ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system and will be eligible for trading in the United States only in the over-the-counter market. An active trading market for HTHKH shares and HTHKH ADSs is not expected to develop in the United States. See “Market Information” in this information statement.

No HTIL Shareholder Approval Required	No HTIL shareholder approval of the distribution is required or sought. HTIL is not asking you for a proxy and you are requested not to send HTIL a proxy.

No Appraisal Rights	Holders of HTIL shares and HTIL ADSs have no appraisal rights in connection with the distribution.

Certain Relationships Among HWL, HTIL and HTHKH After the Distribution

Immediately after the distribution, HWL will indirectly own approximately 60.4% of the ordinary shares of both HTIL and HTHKH. For a discussion of certain continuing relationships among HWL, HTIL and HTHKH, see “Relationship with HWL and HTIL” and “Connected Transactions” in the attached listing document.

Certain Material Tax Consequences

The distribution will not be subject to Cayman Islands or Hong Kong tax, but should be a taxable event for U.S. federal income tax purposes. For a discussion of certain material Cayman Islands, Hong Kong and U.S. federal income tax consequences, see “Certain Material Tax Consequences” in this information statement.

RISK FACTORS RELATING TO THE DISTRIBUTION

You should carefully consider the risks described below, under the heading “Risk Factors” in the HTIL 2007 20-F and under the heading “Risk Factors” beginning on page 27 in the attached listing document, together with all of the other information included or incorporated by reference in this information statement. See also “Forward-Looking Statements” in this information statement.

HTIL and HTHKH may not realize all of the potential benefits from the spin-off of HTHKH from HTIL.

There can be no assurance that HTHKH or HTIL will realize all of the potential benefits that they expect from the distribution. Even if the benefits of the spin-off are ultimately realized, HTHKH may need a period of transition before it is able to operate effectively as a company separate from HTIL. In addition, HTHKH’s management may require a period of transition to implement HTHKH’s strategy as a separate company. All these factors could affect HTHKH’s ability to pursue its strategy and to react to events and could limit its ability to realize the potential benefits from the spin-off.

There may not be a liquid market for the HTHKH shares.

There is currently no public market for the HTHKH shares. The HTHKH shares are expected be listed on the Hong Kong Stock Exchange under the stock code “215” on or around May 8, 2009. Admission to listing and trading is subject to the approval of the Listing Committee of the Hong Kong Stock Exchange. The proposed listing does not involve an offering of new shares or any other securities and no new proceeds will be raised pursuant to the listing. There can be no assurance as to the liquidity of any market that may develop for the HTHKH shares or the price at which the HTHKH shares may be sold. The liquidity and the market for the HTHKH shares may be affected by a number of factors, including variations in exchange and interest rates, the deterioration and volatility of the markets for similar securities and any changes in HTHKH’s liquidity, financial condition, creditworthiness, results and profitability. As a result, the initial trading prices of HTHKH shares may not be indicative of future trading prices.

The HTHKH ADSs will not be listed on any securities exchange, and their liquidity will be very limited.

Holders of HTIL ADSs will be entitled to HTHKH ADSs in the distribution. Unlike the HTIL ADSs, the HTHKH ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system. Any trading of HTHKH ADSs would have to occur in the over-the-counter market, and the liquidity of the HTHKH ADSs is expected to be very limited. The liquidity of the HTHKH ADSs may further decrease if holders of HTHKH ADSs surrender the HTHKH ADSs after the distribution and withdraw the underlying HTHKH shares.

The distribution may affect HTIL’s share price.

Immediately following the distribution, HTIL and its subsidiaries, or the HTIL group, will continue to provide telecommunications and telecommunications-related services in Israel, Indonesia, Vietnam, Sri Lanka and Thailand and will cease providing such services in Hong Kong or Macau. As a result, actual and perceived risks associated with HTIL’s business could increase, which could affect HTIL’s revenues and profitability and cause the market price of the HTIL shares and HTIL ADSs to decline.

It is not possible to predict the prices at which the shares and ADSs of HTIL and HTHKH will trade after the distribution.

The market prices of the shares and ADSs of both HTIL and HTHKH may decline below their prices on the date of the distribution. The market prices of HTHKH shares and HTHKH ADSs may fluctuate significantly due to a number of factors, including:

•                  actual or anticipated fluctuations in HTHKH’s periodic operating results;

•                 announcements of new services by HTHKH or its competitors;

•                 changes in financial estimates by securities analysts;

•                 conditions in the telecommunications services market in Hong Kong and Macau;

•                 changes in the economic performance or market valuations of other companies involved in the provision of telecommunications services;

•                 announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments by HTHKH or its competitors;

•                 additions or departures of key personnel;

•                 actual or potential litigation;

•                 changes in legislation or regulation; or

•                 general economic conditions.

Depending on the circumstances, the combined market price of the HTIL and HTHKH shares and ADSs you hold following the distribution could be less than the market price of the HTIL shares or HTIL ADSs you hold before the distribution.

The distribution should be a taxable distribution for U. S. federal income tax purposes.

The distribution should be a taxable event for U.S. federal income tax purposes. Accordingly, as explained in “Certain Material Tax Consequences — United States Federal Income Taxation” in this information statement, U.S. holders of HTIL shares or HTIL ADSs should be subject to tax on the fair market value of the HTHKH shares or HTHKH ADSs they receive. Holders should consult their own tax advisers concerning the U.S. federal, state, local and other national tax consequences of the distribution in light of their particular circumstances.

HTHKH will not file periodic reports under the Exchange Act with the SEC.

Under Rule 12g3-2(b), HTHKH will be required to make available on its website its annual report, press releases and certain other information made public in Hong Kong. HTHKH will not be required to file with the SEC annual reports on Form 20-F or furnish reports on Form 6-K. As a result, the level of disclosure and the type of information provided by HTHKH to holders of the HTHKH shares and HTHKH ADSs may not be as extensive and detailed as it would have been had HTHKH been required to file its annual reports on Form 20-F and furnish reports on Form 6-K with the SEC. The information to be provided by HTHKH may also be less extensive than the information you are used to receiving as a holder of HTIL shares or HTIL ADSs.

Holders of HTHKH ADSs may not be able to exercise the voting rights associated with the HTHKH shares on the same terms as holders of HTHKH shares.

Under the terms of the deposit agreement for the HTHKH ADSs, holders of HTHKH ADSs as of the applicable record date may instruct the depositary for the HTHKH ADSs to vote the HTHKH shares represented by the HTHKH ADSs. The depositary for the HTHKH ADSs has agreed in the deposit agreement to endeavor, as far as practicable and subject to Cayman Islands law, the deposit agreement for the HTHKH ADSs and the terms of HTHKH’s memorandum and articles of association, to vote the HTHKH shares represented by the HTHKH ADSs in accordance with the instructions of the holders of HTHKH ADSs.

The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, or the Hong Kong Listing Rules, as in effect on the date of this information statement, require voting at meetings of shareholders to be decided by way of a poll. Accordingly, at meetings of holders of HTHKH shares, the depositary for the HTHKH ADSs will vote (or cause to be voted) the HTHKH shares represented by the HTHKH ADSs in respect of which it has received timely and valid voting instructions in accordance with such voting instructions. However, HTHKH’s articles of association also permit votes to be taken by a show of hands unless a poll is demanded or required by the rules of the stock exchange on which the HTHKH shares have their primary listing. If voting is to take place at a meeting of holders of HTHKH shares by way of a show of hands, the depositary for the HTHKH ADSs will only have one vote. In such a case, the depositary for the HTHKH ADSs will vote (or cause to be voted) all the deposited securities in accordance with the instructions received from the holders of a majority of the HTHKH ADSs who provided timely and valid voting instructions. This means that the voting instructions received from the minority of the HTHKH ADSs who provided voting instruction will be disregarded.

Holders of HTHKH ADSs may not receive voting materials in time to enable them to provide timely voting instructions to the depositary for the HTHKH ADSs. In addition, the depositary for the HTHKH ADSs may not distribute the voting materials to holders of HTHKH ADSs if it determines that the distribution of such materials to holders of HTHKH ADSs may violate U.S. law. As a result, holders of HTHKH ADSs may not receive the voting materials that HTHKH distributes to holders of HTHKH shares in Hong Kong.

Holders of HTHKH ADSs may not receive distributions on HTHKH shares represented by the HTHKH ADSs or any value if it is illegal or impractical to make the distribution available to holders of HTHKH ADSs.

The depositary for the HTHKH ADSs has agreed to distribute to holders of HTHKH ADSs, after deducting its fees and expenses, the cash dividends and other distributions it or the custodian of the HTHKH shares represented by the HTHKH ADSs receives on HTHKH shares or other deposited securities. Holders of HTHKH ADSs will receive these distributions in proportion to the number of HTHKH shares represented by the HTHKH ADSs. However, the depositary is not responsible for making any such distribution if it decides that it is unlawful or impractical to make the distribution available to any holders of HTHKH ADSs. HTHKH will have no obligation to take any action to permit the distribution of HTHKH ADSs, shares, rights or anything else to holders of HTHKH ADSs. This means that holders of HTHKH ADSs may not receive the distributions HTHKH makes on its shares or any value if it is illegal or impractical for HTHKH to make the distribution available to holders of HTHKH ADSs. These restrictions may have a material adverse effect on the value of the HTHKH ADSs.

The HTHKH ADSs may be subject to limitations on transfer.

The HTHKH ADSs will be transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of HTHKH ADSs generally when HTHKH’s books or the books of the depositary are closed, or at any time if HTHKH or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The unaudited pro forma consolidated financial information included in this information statement is subject to inherent limitations, and you should not place undue reliance on it.

The unaudited pro forma consolidated financial information included in this information statement has been prepared for illustrative purposes only and is not indicative of the results of operations of the HTIL group in future periods or the future financial position of the HTIL group. HTIL does not intend to furnish any updated or revised pro forma financial information. You are cautioned not to place undue reliance on the unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information should be considered together with all of the other information included and incorporated by reference in this information statement.

The unaudited pro forma consolidated financial information has been prepared by, and is the responsibility of, HTIL’s management. The work of PricewaterhouseCoopers Hong Kong in reporting on the unaudited pro forma consolidated financial information for 2008 has not been carried out in accordance with auditing or attestation standards generally accepted in the United States of America or standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements. HTIL may from time to time make forward-looking statements in the annual reports that it files with the SEC on Form 20-F, in the reports that it furnishes to the SEC on Form 6-K, in its annual and interim report to shareholders, in offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to analysts, investors, representatives of the media and others.

The words “will,” “aim,” “will likely result,” “will continue,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “should,” “will pursue,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance are used to identify forward-looking statements, but they are not the only way such statements are identified. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to HTIL’s business discussed under “Item 3. Key Information — Risk Factors” in the HTIL 2007 20-F, other factors could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to:

•                  HTIL’s ability to successfully implement its business strategy;

•                  the impact of existing and new competitors in the markets in which HTIL competes, including competitors that may offer less expensive products and services, more desirable or innovative products or technological substitutes, or have more extensive resources or better financing;

•                  the effects of rapid technological changes and vigorous competition in the markets in which HTIL operates, which may cause prices charged to decline, increase movement of customers among providers of mobile telecommunications services, known as churn, or change HTIL’s customer mix, profitability or average revenue per user;

•                  the risks associated with the implementation of new networks, including risks relating to the operation of new systems and technologies, substantial expenditures required and potential unanticipated costs, uncertainties regarding the adequacy of suppliers on whom HTIL must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered;

•                  uncertainties about the degree of growth in the number of consumers in the markets in which HTIL operates using mobile personal communications services and the growth in the population in those areas;

•                  other factors or trends affecting the telecommunications industry generally and HTIL’s financial condition in particular; and

•                  the effects of the higher degree of regulation in the markets in which HTIL operates.

By their nature, certain disclosures relating to these and other risks are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains, losses or the impact on HTIL’s financial condition and results of operations could differ materially from those that have been estimated.

In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements that are beyond HTIL’s control include, but are not limited to:

•                  general economic and political conditions in the countries in which HTIL operates or other countries which have an impact on HTIL’s business activities or investments;

•                  interest rates;

•                  the monetary and interest rate policies of the countries in which HTIL operates;

•                  inflation or deflation;

•                  foreign exchange rates;

•                  the performance of the financial markets in the countries in which HTIL operates and globally;

•                  changes in domestic and foreign laws, regulations and taxes;

•                  changes in competition and the pricing environments in the countries in which HTIL operates; and

•                  regional or general changes in asset valuations.

For further discussion of the factors that could cause actual results to differ, see the discussion under “Item 3. Key Information — Risk Factors” in the HTIL 2007 20-F. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they are made. Except as required by law, HTIL is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to HTIL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SUPPLEMENTARY INDICATIVE TIMETABLE FOR HOLDERS OF HTIL SHARES AND HTIL ADSs

2009

Last day of dealings in HTIL shares on the Hong Kong Stock Exchange with the entitlement to HTHKH shares	April 24
First day of dealings in HTIL shares on the Hong Kong Stock Exchange without the entitlement to HTHKH shares	April 27
Latest time for lodging transfers of the HTIL shares with the share registrar with the entitlement to HTHKH shares	4: 30 p.m.,
Hong Kong time,
April 28
Registers of members of HTIL closed	April 29 and 30
Distribution record date (for HTIL shares and HTIL ADSs)	April 30
Closure of HTIL ADS facility to deposits of HTIL shares(1)	May 1 through
May 13
Closure of HTIL ADS facility to withdrawals of HTIL shares(1)	May 1
Registers of members of HTIL open	May 4
Share certificates for HTHKH shares to be dispatched(2)(3)	May 7
Dealings in HTHKH shares on the Hong Kong Stock Exchange expected to commence at	9: 30a.m.,
Hong Kong time,
May 8
Last day of trading in HTIL ADSs on the New York Stock Exchange with the entitlement to HTHKH ADSs(4)	On or around
May 8
HTHKH ADSs expected to be delivered to holders of HTIL ADSs(5)	On or around
May 8
First day of trading in HTIL ADSs on the New York Stock Exchange without the entitlement to HTHKH ADSs(6)	On or around
May 11

Notes:

(1)                The depositary for the HTIL ADSs will announce the closure of the HTIL ADS facility in accordance with its regular facility closure procedures.

(2)                The HTHKH share certificates are expected to be dispatched to HTIL shareholders on May 7, 2009, after the Hong Kong Stock Exchange grants its approval of the listing of the HTHKH shares, which is expected to occur on the same day. In the event the listing approval is not obtained on May 7, 2009, the HTHKH share certificates will not be dispatched on May 7, 2009 and dealings in the HTHKH shares on the Hong Kong Stock Exchange will not commence on May 8, 2009. In that event, HTHKH will make an announcement of the above and of a revised timetable before 9:00 a.m., Hong Kong time, on May 8, 2009. Investors who trade in the HTHKH shares prior to receipt of the HTHKH share certificates do so entirely at their own risk.

(3)                The HTHKH shares distributed in respect of HTIL shares which are held in the name of HKSCC Nominees will be issued in the name of HKSCC Nominees and deposited into CCASS for credit to the relevant designated CCASS participants’ or relevant CCASS investor participants’ stock accounts on or around May 7, 2009.

(4)                Pursuant to the rules of the New York Stock Exchange, a holder of HTIL ADSs that sells the HTIL ADSs after the distribution record date but before the “ex” date set by the New York Stock Exchange must deliver to the purchaser either the HTHKH ADSs that the seller will receive in the distribution or a “due-bill” for the HTHKH ADSs.

(5)                Investors who trade in the HTHKH ADSs prior to receipt of the HTHKH ADSs do so entirely at their own risk.

(6)                The “ex” date will be announced by the New York Stock Exchange.

THE DISTRIBUTION

Background and Reasons for the Distribution

On March 4, 2009, the board of directors of HTIL conditionally approved the payment of an interim dividend by HTIL to be satisfied by way of a distribution in specie of the entire issued share capital of HTHKH to HTIL shareholders in proportion to their respective shareholdings in HTIL on the distribution record date.

HTIL believes that the distribution and listing of HTHKH shares will be commercially beneficial to, and create value for, HTIL and its shareholders. The distribution and listing of HTHKH shares will enable investors to appraise and assess the business prospects and performance of HTHKH as a separate entity from HTIL. In particular, HTIL believes that the distribution and listing of HTHKH shares will be beneficial to HTIL and its shareholders for the following reasons:

Clarifies the equity story for HTHKH and HTIL

HTIL’s current businesses can be broadly separated into those that enjoy stable growth, profitability and lower capital expenditure requirements and those that have high potential growth, a longer path to profitability and high capital expenditure investments to build up the network.

Separation of the HTHKH group from the other businesses of the HTIL group would allow HTHKH to be valued on a standalone basis. These assets offer a different investment profile with their focus on the Hong Kong and Macau telecommunications markets that exhibit modest revenue growth, stable cash flows and potential dividend returns. Investors will be provided with more details of the operating performance of the HTHKH group and will be better placed to analyze a more tightly focused company where risk issues are isolated, identified and understood.

HTIL’s businesses in emerging markets (Indonesia, Vietnam, Sri Lanka and Thailand) and in Israel have different market strategies, investment profiles and challenges from those of its mobile and fixed-line telecommunications businesses in Hong Kong and Macau operated by the HTHKH group. The emerging markets businesses are focused on customer growth and market share penetration rather than the rollout of higher-end data services to drive average revenue per user typically associated with a more developed and mature market. In addition, the emerging markets businesses exhibit a significantly different financial profile as most have incurred high capital expenditures relative to sales due to initial network build-out and may suffer higher churn rates resulting from tariff wars due to competition to capture market share. The different risk-reward profiles of these assets may be better appreciated by different investors seeking exposure to the specific profiles of these assets.

Creates or unlocks shareholder value by minimizing the discount currently applied by the market

As of March 4, 2009, HTIL was trading at a large discount to the sum of the value of its underlying businesses. HTIL’s market capitalization was approximately HK$10.2 billion as of March 4, 2009. With the market value of HTIL’s approximately 51% interest in Israel-listed Partner Communications Company Ltd. valued at approximately HK$8.7 billion as of March 4, 2009, this indicates that investors were attributing little value to HTIL’s other fixed-line and mobile telecommunications businesses. Based on current market information, HTIL is still trading at a marked discount to the sum of the value of its underlying businesses. The holding company discount that the market has applied to HTIL therefore results in a valuation that is significantly lower than the aggregate of the value of each of HTIL’s individual businesses. HTIL believes that a listing of its mobile telecommunications business in Hong Kong and Macau and its fixed-line telecommunications business in Hong Kong will enable investors to better appraise and value such business.

Improves management focus

The spin-off and separate listing of the HTHKH shares on the Hong Kong Stock Exchange will enable the management of the HTHKH group to focus their resources on the businesses of the HTHKH group, which have different requirements and growth paths from those of HTIL’s other businesses.

Further incentivizes management to create shareholder value

The separate listing of the HTHKH shares should further incentivize the management of the HTHKH group to create shareholder value in the HTHKH group as they will have a direct interest in the performance of the HTHKH shares as a public market security, thereby aligning their interests with the objective of shareholder value creation.

Enhances access to capital markets

The additional operating information and clarity on the HTHKH group should enable it to directly access capital markets as a standalone company and facilitate the sourcing of new capital for HTHKH in the future.

Manner of Effecting the Distribution

HTIL Shareholders

HTIL shareholders will be entitled to one HTHKH share for each HTIL share held on April 30, 2009, the distribution record date. In order to be entitled to HTHKH shares in the distribution, HTIL shareholders must be holders of record on the distribution record date. The last day of dealings in HTIL shares on the Hong Kong Stock Exchange with the entitlement to HTHKH shares will be April 24, 2009 and the latest time for lodging transfers of the HTIL shares with the share registrar with the entitlement to HTHKH shares will be 4:30 p.m., Hong Kong time, on April 28, 2009. The registers of members of HTIL will close on April 29 and 30, 2009 and reopen on May 4, 2009.

Share certificates for the HTHKH shares are expected to be dispatched to HTIL shareholders on May 7, 2009, after the Hong Kong Stock Exchange grants its approval of the listing of the HTHKH shares, which is expected to occur on the same day. In the event the listing approval for the HTHKH shares is not obtained on May 7, 2009, the HTHKH share certificates will not be dispatched on May 7, 2009 and dealings in the HTHKH shares on the Hong Kong Stock Exchange will not commence on May 8, 2009. In that event, HTHKH will make an announcement of the above and of a revised timetable before 9:00 a.m., Hong Kong time, on May 8, 2009. Investors who trade in the HTHKH shares prior to receipt of the HTHKH share certificates do so entirely at their own risk.

The HTHKH shares distributed in respect of HTIL shares which are held in the name of HKSCC Nominees will be issued in the name of HKSCC Nominees and deposited into CCASS for credit to the relevant designated CCASS participants’ or relevant CCASS investor participants’ stock accounts on or around May 7, 2009.

HTIL shareholders will not be required to pay for the HTHKH shares that they will be entitled to in the distribution or to surrender or exchange HTIL shares in order to be entitled to HTHKH shares and do not need to take any other action in connection with the distribution.

HTIL shareholders whose registered addresses on either of the registers of members of HTIL are in jurisdictions outside Hong Kong on the distribution record date and in relation to whom the applicable laws, rules or regulations require additional registrations or compliance with other procedures before the distribution may be effected in relation to such HTIL shareholder, which HTIL determines to be unduly burdensome or onerous on it, or in relation to whom HTIL determines, in its sole discretion, that there are other difficulties in effecting the distribution, will be entitled to the distribution but will not receive the HTHKH shares. Instead, they will receive a cash amount equal to the net proceeds of the sale by HTIL on their behalf of the HTHKH shares to which they would otherwise be entitled pursuant to the distribution after dealings in the HTHKH shares commence on the Hong Kong Stock Exchange at the prevailing market price. The proceeds of such sale, net of expenses, will be paid to such HTIL shareholders in Hong Kong dollars. By reference to the registers of members of HTIL as of April 14, 2009, such jurisdictions shall exclude the United Kingdom and the British Virgin Islands. For further information, see “The Distribution and Spin-Off” in the attached listing document.

The HTHKH shares to be distributed will be validly issued and fully paid or credited as fully paid, will rank pari passu in all respects with all HTHKH shares in issue and will qualify for all dividends or other distributions declared, made or paid on the HTHKH shares after the date of this information statement. See “Share Capital” in the attached listing document.

HTIL ADS Holders

Holders of HTIL ADSs will be entitled to one HTHKH ADS for each HTIL ADS held on the distribution record date, April 30, 2009. In order to be entitled to HTHKH ADSs in the distribution, holders of HTIL ADSs must be holders of record at the close of business in New York on the distribution record date. Since trades in the HTIL ADSs on the New York Stock Exchange generally settle on the third business day after the trade occurs (T+3), you must purchase HTIL ADSs on or before April 27, 2009 to be a holder of record of the HTIL ADSs on the distribution record date (or sell HTIL ADSs on or before April 27, 2009 in order not to be a holder of record on the distribution record date). The depositary for the HTIL ADSs, Citibank, N.A., is expected to close the HTIL ADS facility for deposits of HTIL shares from May 1, 2009 through May 13, 2009 (both days inclusive) and for withdrawals of HTIL shares on May 1, 2009. The depositary for the HTIL ADSs will announce the closure of the HTIL ADS facility in accordance with its regular facility closure procedures.

The issuance of HTHKH ADSs is being registered with the SEC pursuant to a Registration Statement on Form F-6. You can retrieve a copy of the F-6 Registration Statement from the SEC’s website at www. sec. gov. A form of the deposit agreement for the HTHKH ADSs is attached as an exhibit to the F-6 Registration Statement filed with the SEC for the HTHKH ADSs. The depositary is expected to issue and deliver HTHKH ADSs to holders of HTIL ADSs on or around May 8, 2009, after the SEC has declared effective the F-6 Registration Statement being filed with the SEC to register the issuance of the HTHKH ADSs. Investors who trade in the HTHKH ADSs prior to receipt of the HTHKH ADSs do so entirely at their own risk.

Pursuant to the rules of the New York Stock Exchange, a holder of HTIL ADSs that sells the HTIL ADSs after the distribution record date but before the “ex” date set by the New York Stock Exchange must deliver to the purchaser either the HTHKH ADSs that the seller will receive in the distribution or a “due-bill” for the HTHKH ADSs. The “ex” date will be announced by the New York Stock Exchange and is expected to be on or around May 11, 2009. Accordingly, HTIL ADSs will trade on the New York Stock Exchange with the entitlement to the HTHKH ADSs until on or around May 8, 2009 and will trade without the entitlement to the HTHKH ADSs beginning on or around May 11, 2009.

The distribution should be a taxable event for U. S. federal income tax purposes to holders of the HTIL shares or HTIL ADSs on the distribution record date (including, for holders of HTIL ADSs, any such holder that sells its HTIL ADSs prior to the “ex” date set by the New York Stock Exchange). See “Certain Material Tax Consequences — United States Federal Income Taxation” in this information statement.

Holders of HTIL ADSs will not be required to pay for the HTHKH ADSs that they will be entitled to in the distribution or to surrender or exchange HTIL ADSs in order to be entitled to HTHKH ADSs. The depositary for the HTIL ADSs will, however, as contemplated in the deposit agreement for the HTIL ADSs, charge the holders of HTIL ADSs as of the distribution record date a fee for the distribution of the HTHKH ADSs of US$0.05 per HTHKH ADS distributed.

Holders of HTIL ADSs do not need to take any action to be entitled to the HTHKH ADSs being distributed except for the payment of the applicable depositary fees. Investors who hold HTIL ADSs in a brokerage or custodian account will receive the HTHKH ADSs though their broker or custodian. The depositary for the HTIL ADSs, Citibank, N.A., will arrange for the delivery of the requisite HTHKH ADSs to, and for the collection of the applicable depositary fees from, the brokers and custodians holding the HTIL ADSs as of the distribution record date. Holders of HTIL ADSs in certificated form, that is, investors who hold an American Depositary Receipt evidencing HTIL ADSs registered in their name as of the distribution record date, will receive the applicable HTHKH ADSs from the depositary for the HTHKH ADSs in uncertificated form. The depositary for the HTIL ADSs will arrange for the distribution to the holders of HTIL ADSs as of the distribution record date of account statements reflecting the issuance of HTHKH ADSs in the name of the applicable holders of HTIL ADSs. Holders of HTIL ADSs in certificated form will be asked to remit the applicable distribution fees to the depositary for the HTIL ADSs.

Conditions to the Distribution

The distribution is conditional on (1) the Hong Kong Stock Exchange approving the spin-off of HTHKH by HTIL and HWL by way of the distribution and (2) the Listing Committee of the Hong Kong Stock Exchange granting listing of, and permission to deal in, the HTHKH shares in issue and any HTHKH shares which may be issued pursuant to the exercise of the options granted under the HTHKH share option scheme on the Main Board of the Hong Kong Stock Exchange, on or prior to June 30, 2009. On April 9, 2009, the Hong Kong Stock Exchange confirmed its approval of the spin-off. If condition (2) above is not satisfied on or prior to June 30, 2009, the distribution will not be made.

No vote of HTIL shareholders is required or sought in connection with the distribution. HTIL shareholders and HTIL ADS holders have no appraisal rights in connection with the distribution.

Controlling Shareholders and Certain Beneficial Owners

HWL currently indirectly owns approximately 60.4% of HTIL’s ordinary shares, and HTHKH is a wholly-owned subsidiary of HTIL. Immediately following the completion of the distribution, HTIL will not own any HTHKH shares, and HWL will indirectly own approximately 60.4% of the ordinary shares of both HTIL and HTHKH, assuming that HWL’s shareholding in HTIL remains unchanged until the distribution record date. For a discussion of beneficial owners of 5% or more of outstanding HTIL shares, see “Major Shareholders and Related Party Transactions — Major Shareholders” in the HTIL 2007 20-F and “Interests and Short Positions of Shareholders Discloseable Under the SFO” in HTIL’s 2008 annual report furnished to the SEC on Form 6-K on March 25, 2009, which is incorporated by reference in this information statement. For a discussion of persons expected to be interested in 10% or more of the HTHKH shares after the distribution, see “Substantial Shareholders” in the attached listing document.

Certain Relationships among HWL, HTIL and HTHKH

HWL, HTIL and HTHKH have entered into non-competition and intellectual property licensing agreements, as well as agreements relating to roaming services, bill collecting, mobile phone equipment supply and other services. For a discussion of these and other continuing relationships, see “Relationship with HWL and HTIL” and “Connected Transactions” in the attached listing document.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to existing HTIL shareholders and HTIL ADS holders who will be entitled to HTHKH shares or HTHKH ADSs in the spin-off. It is not provided as an inducement or encouragement to buy or sell any securities of HTIL or HTHKH. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and HTIL and HTHKH undertake no obligation to update the information.

DESCRIPTION OF HTHKH ADSs

HTHKH intends, in connection with the distribution, to create a sponsored, unlisted “Level I” ADS program. The HTHKH ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system and will be eligible for trading in the United States only in the over-the-counter market.

Citibank, N. A. has agreed to act as the depositary for the American Depositary Shares of HTHKH, or HTHKH ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian will be Citibank, N.A., Hong Kong Branch, located at Citibank Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong.

HTHKH will appoint Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is being filed with the SEC under cover of a Registration Statement on Form F-6. You can obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website at www.sec.gov.

The following is a summary description of the material terms of the HTHKH ADSs and of your material rights as an owner of HTHKH ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of HTHKH ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. You should therefore review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of HTHKH ADSs but that may not be contained in the deposit agreement.

Each HTHKH ADS represents the right to receive fifteen HTHKH shares on deposit with the custodian. An HTHKH ADS also represents the right to receive any other property received by the depositary or the custodian on behalf of the owner of the HTHKH ADS but that has not been distributed to the owners of HTHKH ADSs because of legal restrictions or practical considerations.

If you become an owner of HTHKH ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of any ADR that represents your HTHKH ADSs. The deposit agreement and the ADR specify HTHKH’s rights and obligations as well as your rights and obligations as owner of HTHKH ADSs and those of the depositary. As an HTHKH ADS holder, you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, HTHKH’s obligations to the holders of its shares are governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, HTHKH or any of their respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of HTHKH ADSs, you may hold your HTHKH ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your HTHKH ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an HTHKH ADS owner. Banks and brokers typically hold securities such as the HTHKH ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of HTHKH ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All HTHKH ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the HTHKH ADSs directly by means of an ADS registered in your name and, as such, refers to you as the “holder.” All references to “you” assume the reader owns HTHKH ADSs and will own HTHKH ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions HTHKH makes on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of HTHKH ADSs held as of a specified record date.

Distributions of Cash

Whenever HTHKH makes a cash distribution for the securities on deposit with the custodian, it will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Hong Kong and of the Cayman Islands.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of HTHKH Shares

Whenever HTHKH makes a free distribution of HTHKH shares for the securities on deposit with the custodian, it will deposit the applicable number of HTHKH shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new HTHKH ADSs representing the HTHKH shares deposited or modify the ADS-to-shares ratio, in which case each HTHKH ADS you hold will represent rights and interests in the additional HTHKH shares so deposited. Only whole new HTHKH ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new HTHKH ADSs or the modification of the ADS-to-shares ratio upon a distribution of HTHKH shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new HTHKH shares so distributed.

No such distribution of new HTHKH ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new HTHKH ADSs as described above, it may sell the HTHKH shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever HTHKH intends to distribute rights to purchase additional HTHKH shares, it will give prior notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional HTHKH ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional HTHKH ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of HTHKH ADSs, and if HTHKH provides all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new HTHKH ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new HTHKH shares other than in the form of HTHKH ADSs.

The depositary will not distribute the rights to you if:

•      HTHKH does not timely request that the rights be distributed to you or requests that the rights not be distributed to you; or

•      HTHKH fails to deliver satisfactory documents to the depositary; or

•      It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse. In that case, you will receive no value for those rights.

Elective Distributions

Whenever HTHKH intends to distribute a dividend payable at the election of shareholders either in cash or in additional HTHKH shares, it will give prior notice thereof to the depositary and will indicate whether it wishes the elective distribution to be made available to you. In such case, HTHKH will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if HTHKH has provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional HTHKH ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional HTHKH ADSs, depending on what a holder of HTHKH shares would receive upon failing to make an election, as more fully described in the deposit agreement. There can be no assurance that holders of HTHKH ADSs generally, or any holder of HTHKH ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as holders of HTHKH shares.

Other Distributions

Whenever HTHKH intends to distribute property other than cash, HTHKH shares or rights to purchase additional HTHKH shares, it will notify the depositary in advance and will indicate whether it wishes such distribution to be made to you. If so, it will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if HTHKH provides all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•                  HTHKH does not request that the property be distributed to you or asks that the property not be distributed to you; or

•                  HTHKH does not deliver satisfactory documents to the depositary; or

•                  The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever HTHKH decides to redeem any of the securities on deposit with the custodian, it will notify the depositary in advance. If it is practicable and if HTHKH provides all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the HTHKH shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U. S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their HTHKH ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your HTHKH ADSs. If less than all HTHKH ADSs are being redeemed, the HTHKH ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting HTHKH Shares

The HTHKH shares held on deposit for your HTHKH ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such HTHKH shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your HTHKH ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the HTHKH shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing HTHKH ADSs for new

ADSs and take any other actions that are appropriate to reflect as to the HTHKH ADSs the change affecting the HTHKH shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of HTHKH ADSs Upon Deposit of HTHKH Shares

The depositary may create HTHKH ADSs on your behalf if you or your broker deposit HTHKH shares with the custodian. The depositary will deliver these HTHKH ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the HTHKH shares to the custodian. Your ability to deposit HTHKH shares and receive HTHKH ADSs may be limited by U.S., Cayman Islands and Hong Kong legal considerations applicable at the time of deposit.

The issuance of HTHKH ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the HTHKH shares have been duly transferred to the custodian. The depositary will only issue HTHKH ADSs in whole numbers.

When you make a deposit of HTHKH shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•                  The HTHKH shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•                  All preemptive (and similar) rights, if any, with respect to such HTHKH shares have been validly waived or exercised.

•                  You are duly authorized to deposit the HTHKH shares.

•                   The HTHKH shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the HTHKH ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•                  The HTHKH shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, HTHKH and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•                      ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•                      provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•                      provide any transfer stamps required by the State of New York or the United States; and

•                      pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of HTHKH Shares Upon Cancellation of HTHKH ADSs

As a holder, you will be entitled to present your HTHKH ADSs to the depositary for cancellation and then receive the corresponding number of underlying HTHKH shares at the custodian’s offices. Your ability to withdraw the HTHKH shares may be limited by U.S., Cayman Islands, Hong Kong or other legal considerations applicable at the time of withdrawal. In order to withdraw the HTHKH shares represented by your HTHKH ADSs, you will be required to pay to the depositary the fees for cancellation of HTHKH ADSs and any charges and taxes payable upon the transfer of the HTHKH shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the HTHKH ADSs will not have any rights under the deposit agreement.

If you hold HTHKH ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your HTHKH ADSs. The withdrawal of the HTHKH shares represented by your HTHKH ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept HTHKH ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your HTHKH ADSs at any time except for:

•                      Temporary delays that may arise because (i) the transfer books for the HTHKH shares or HTHKH ADSs are closed, or (ii) HTHKH shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•                      Obligations to pay fees, taxes and similar charges.

•                      Restrictions imposed because of laws or regulations applicable to HTHKH ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your HTHKH ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the HTHKH shares represented by your HTHKH ADSs. The voting rights of holders of HTHKH shares are described in HTHKH’s memorandum and articles of association.

At HTHKH’s request, the depositary will distribute to you any notice of shareholders’ meeting received from HTHKH together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by HTHKH ADSs. There cannot be any assurance that any holder of HTHKH ADSs will receive HTHKH’s notice with sufficient time to be able to give timely voting instruction to the depositary.

HTHKH’s articles of association provide that votes at meetings of HTHKH’s shareholders shall be taken by way of a show of hands unless a poll is demanded or a poll is required by the rules of the stock exchange on which the HTHKH shares have their primary listing. The Hong Kong Listing Rules, as in effect on the date of this information statement, require votes at meetings of shareholders to be taken by way of a poll. Under HTHKH’s articles of association, a poll may be demanded by (i) the chairman of the meeting, (ii) at least five shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy holding not less than one-tenth of the total voting rights of the HTHKH shares conferring the right to vote or (iv) any shareholder or shareholders present in person or by proxy holding HTHKH shares of which the aggregate paid up sum is equal to not less than one-tenth of the total paid up sum of the HTHKH shares conferring the right to vote. The depositary will not join in demanding a poll, whether or not the holders of HTHKH ADSs ask the depositary to do so.

If the depositary timely receives voting instructions from a holder of HTHKH ADSs, it will endeavor to vote the securities represented by the holder’s HTHKH ADSs in accordance with such voting instructions. If voting at a meeting of holders of HTHKH shares is to take place by way of a poll, the depositary will vote (or cause to be voted) the deposited securities in respect of which it has received timely and valid voting instructions in accordance with the voting instructions received from the holders of HTHKH ADSs. If voting is to take place at a meeting of holders of HTHKH shares by way of a show of hands, the depositary will vote (or cause to be voted) all the deposited securities in accordance with the voting instructions received from a majority of holders of HTHKH ADSs who provided timely and valid voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There can be no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. If HTHKH requests the depositary to do so, the depositary will represent all deposited securities at the shareholders’ meeting to establish a quorum, whether or not voting instructions have been received for such deposited securities.

Fees and Charges

As an HTHKH ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

Issuance of HTHKH ADSs	Up to US$5.00 per 100 HTHKH ADS issued

Cancellation of HTHKH ADSs	Up to US$5.00 per 100 HTHKH ADS cancelled

Distribution of cash dividends or other cash distributions	Up to US$2.00 per 100 HTHKH ADS held

Distribution of HTHKH ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to US$5.00 per 100 HTHKH ADS issued

Distribution of securities other than HTHKH ADSs or rights to purchase additional HTHKH ADSs	Up to US$5.00 per unit of 100 securities distributed

As an HTHKH ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•                      Fees for the transfer and registration of HTHKH shares and other securities charged by the registrar and transfer agent for the HTHKH shares or other securities in the Cayman Islands and Hong Kong (e.g., upon deposit and withdrawal of HTHKH shares or other securities).

•                      Expenses incurred for converting foreign currency into U.S. dollars.

•                      Expenses for cable, telex and fax transmissions and for delivery of securities.

•                      Taxes and duties upon the transfer of securities (e.g., when HTHKH shares or other securities are deposited or withdrawn from deposit).

•                      Fees and expenses incurred in connection with the delivery or servicing of HTHKH shares or other securities on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (e.g., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the HTHKH ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by HTHKH and by the depositary. You will receive prior notice of such changes.

The depositary may remit to HTHKH all or a portion of the depositary fees charged to cover certain expenses incurred by HTHKH in connection with the ADS program established pursuant to the deposit agreement upon such terms and conditions as HTHKH and the depositary may agree from time to time.

Amendments and Termination

HTHKH may agree with the depositary to modify the deposit agreement at any time without your consent. HTHKH undertakes to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. HTHKH will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the HTHKH ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, HTHKH may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your HTHKH ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the HTHKH shares represented by your HTHKH ADSs (except as permitted by law).

HTHKH has the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

For a period of one month after termination, you will be able to request the cancellation of your HTHKH ADSs and the withdrawal of the HTHKH shares represented by your HTHKH ADSs and the delivery of all other property held by the depositary in respect of those HTHKH shares on the same terms as prior to the termination. During this one-month period, the depositary will continue to collect all distributions received on the HTHKH shares on deposit (e.g., dividends), but will not distribute any property to you until you request the cancellation of your HTHKH ADSs. After the expiration of this one-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of HTHKH ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to HTHKH ADS holders other than to account for the funds then held for the holders of HTHKH ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain HTHKH ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the HTHKH ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of HTHKH ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits HTHKH’s obligations and the depositary’s obligations to you. Please note the following:

•                      HTHKH and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•                      The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•                      The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on HTHKH’s behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in HTHKH shares, for the validity or worth of the HTHKH shares, for any tax consequences that result from the ownership of HTHKH ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of HTHKH’s notices or for HTHKH’s failure to give notice.

•                      HTHKH and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•                      HTHKH and the depositary disclaim any liability if HTHKH or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision of any present or future law or regulation, or by reason of any provision, present or future, of HTHKH’s memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond their control.

•                      HTHKH and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in HTHKH’s memorandum and articles of association or in any provisions of or governing the securities on deposit.

•                      HTHKH and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting HTHKH shares for deposit, any holder of HTHKH ADSs or authorized representatives thereof, or any other person believed by either of them in good faith to be competent to give such advice or information.

•                      HTHKH and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of HTHKH shares, but is not, under the terms of the deposit agreement, made available to you.

•                      HTHKH and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•                      HTHKH and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary may, unless otherwise requested by HTHKH, in compliance with the provisions of the deposit agreement and to the extent not prohibited by applicable laws and regulations, issue HTHKH ADSs before receiving a deposit of HTHKH shares or release HTHKH shares before receiving HTHKH ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the HTHKH ADSs and the securities represented by the HTHKH ADSs. HTHKH, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue HTHKH ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify HTHKH, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•                      Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•                      Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•                      Hold the foreign currency (without liability for interest) for the applicable holders.

MARKET INFORMATION

HTHKH Shares and HTHKH ADSs

Currently, there is no trading market for HTHKH shares or HTHKH ADSs. HTHKH is seeking the approval of the Listing Committee of the Hong Kong Stock Exchange for the listing of HTHKH shares on the Hong Kong Stock Exchange. See “The Distribution — Conditions to the Distribution” in this information statement. The HTHKH shares are expected to be listed on the Hong Kong Stock Exchange under the stock code “215” on or around May 8, 2009. The proposed listing does not involve an offering of new shares or any other securities and no new proceeds will be raised pursuant to the listing. There can be no assurance as to the establishment or continuity of any trading market for the HTHKH shares. The prices at which the HTHKH shares may trade cannot be predicted.

The HTHKH shares will not be listed on any securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States. The HTHKH ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system and will be eligible for trading in the United States only in the over-the-counter market. An active trading market for HTHKH shares and HTHKH ADSs is not expected to develop in the United States.

Certain U.S. Securities Law Requirements Relating to Sales to Persons in the United States

The HTHKH shares and HTHKH ADSs received pursuant to the distribution will be freely transferable, except (in the case of any distribution to persons in the United States) for HTHKH shares and HTHKH ADSs received or acquired by any person who may be deemed an “affiliate” of HTHKH within the meaning of Rule 144 under the Securities Act, or Rule 144. Persons who may be deemed to be affiliates of HTHKH after the distribution generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, HTHKH and may include the directors and principal executive officers of HTHKH as well as any principal shareholder of HTHKH. With respect to sales to persons in the United States, affiliates of HTHKH will be permitted to sell their HTHKH shares and HTHKH ADSs only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

HTHKH is relying on an exemption from the registration requirements of Section 12(g) of the Exchange Act afforded by Rule 12g3-2(b) and therefore will not register the HTHKH shares under the Exchange Act.

HTIL Shares and HTIL ADSs

HTIL shares are listed and traded on the Hong Kong Stock Exchange. HTIL ADSs, each of which represents the right to receive fifteen HTIL shares, are traded on the New York Stock Exchange. The following tables set forth the high and low sales prices for HTIL shares on the Hong Kong Stock Exchange and the high and low sales prices for HTIL ADSs on the New York Stock Exchange for the periods specified.

	HTIL Shares		HTIL ADSs
	High	Low	High	Low
	(HK$)	(HK$)	(US$)	(US$)

Annual highs and lows
2004 (Fourth quarter only)	7.10	5.20	13.58	9.85
2005	11.85	6.05	22.25	12.25
2006	20.25	10.60	38.74	20.71
2007	20.85	9.00	43.00	17.34
2008	12.20	1.78	22.99	2.95
Quarterly highs and lows
2007:
First Quarter	20.85	14.52	43.00	27.56
Second Quarter	17.40	10.00	33.30	29.30
Third Quarter	11.00	9.00	21.48	17.34
Fourth Quarter	12.70	9.81	24.99	20.11
2008:
First Quarter	12.00	10.06	22.99	19.03
Second Quarter	12.20	10.50	22.19	20.39
Third Quarter	11.10	7.90	22.16	15.69
Fourth Quarter	11.50	1.78	22.10	2.95
2009:
First Quarter	2.48	1.72	4.93	2.35
Monthly highs and lows
October 2008	10.50	6.20	18.52	12.52
November 2008	11.50	1.90	22.10	16.01
December 2008	2.65	1.78	17.66	2.95
January 2009	2.35	1.92	4.93	3.04
February 2009	2.00	1.72	3.94	2.35
March 2009	2.48	1.80	4.75	3.67
April 2009 (through April 14, 2009)	2.52	2.30	4.85	4.41

On April 14, 2009, the closing price for HTIL shares on the Hong Kong Stock Exchange was HK$2.38 and the closing price for HTIL ADSs on the New York Stock Exchange was US$4.70.

CERTAIN INFORMATION CONCERNING HTIL

HTIL is incorporated in the Cayman Islands with its principal executive offices at 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong. The telephone number of HTIL at this location is +852 2128 3145. The HTIL 2007 20-F, which is incorporated by reference into this information statement, contains a description of its business and a review of its financial condition and performance through December 31, 2007. Financial information and commentary on HTIL’s financial condition and performance during the year ended December 31, 2008 is contained in HTIL’s report on Form 6-K furnished to the SEC on March 25, 2009, which is incorporated by reference into this information statement.

Following the distribution, HTIL will continue to provide telecommunications and telecommunications-related services in Israel, Indonesia, Vietnam, Sri Lanka and Thailand.

Directors and Management

Upon the listing of the HTHKH shares on the Main Board of the Hong Kong Stock Exchange, Peter Wong, a current executive director of HTIL and the CEO and executive director of HTHKH, will resign from the HTIL board of directors. Upon Mr. Wong’s resignation, Gerald Ma will automatically cease to act as the alternate director to Mr. Wong.

Competition

In connection with the distribution, HTIL has entered into a non-competition agreement with HTHKH and has amended its existing non-competition agreement with HWL. These agreements define the geographical boundaries for their respective businesses. See “Relationship with HWL and HTIL — Non-Competition Agreements” in the attached listing document.

Agreements with HTHKH

HTIL will become a “connected person” of HTHKH under the listing rules of the Hong Kong Stock Exchange such that certain additional compliance obligations will arise from transactions currently in place or transactions between HTIL and HTHKH that may occur after the distribution. In addition, certain arrangements pertaining to HTHKH will either be terminated or modified. See “Connected Transactions” in the attached listing document.

CERTAIN MATERIAL TAX CONSEQUENCES

The following discussion of the material Cayman Islands, Hong Kong and United States federal income tax consequences of the distribution and an investment in HTHKH shares and HTHKH ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this information statement, all of which are subject to change. This discussion does not address all possible tax consequences relating to the distribution and an investment in HTHKH shares and HTHKH ADSs, such as the tax consequences under United States state and local and other tax laws. Shareholders and ADS holders are urged to consult their own tax advisers concerning the overall tax consequences to them, including consequences arising under United States state and local and other tax laws.

Cayman Islands Tax Consequences

The Cayman Islands currently does not levy taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. You will not be subject to Cayman Islands taxation on payments of dividends or upon the repurchase by HTHKH of your HTHKH shares or HTHKH ADSs. In addition, you will not be subject to withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax. Thus, the distribution of HTHKH shares and HTHKH ADSs will not be subject to Cayman Islands tax.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfers of ordinary shares or ADSs. However, an instrument transferring title to an ordinary share (or ADS), if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty. The Cayman Islands are not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, HTHKH has obtained an undertaking from the Governor-in-Council that:

•                         no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to HTHKH or its operations; and

•                         the aforesaid tax or any tax in the nature of estate duty or inheritance taxes shall not be payable on the shares, debentures or other obligations of HTHKH.

The undertaking for HTHKH is for a period of twenty years from March 24, 2009.

Hong Kong Tax Consequences

The distribution of HTHKH shares and HTHKH ADSs will not be subject to Hong Kong tax.

Dividends

Under the current law in Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by HTIL or HTHKH.

Capital Gains and Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of the HTHKH shares or HTHKH ADSs.

Trading gains from the sale of HTHKH shares or HTHKH ADSs by persons carrying on a trade, profession or business in Hong Kong where such gains arise in or are derived from Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax. Currently, profits tax is imposed on corporations at the rate of 16.5% and on individuals and unincorporated businesses at a maximum rate of 15.0%. Gains from sales of HTHKH shares effected on the Hong Kong Stock Exchange will be considered to arise in or be derived from Hong Kong. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of the HTHKH shares effected on the Hong Kong Stock Exchange realized by persons carrying on a business or trading or dealing in securities in Hong Kong.

There will generally be no liability for Hong Kong profits tax in respect of trading gains from the sale of HTHKH ADSs where purchases and sales of HTHKH ADSs are effected outside of Hong Kong.

Stamp Duty

Hong Kong stamp duty will be payable by the purchaser on every purchase, and by the seller on every sale, of HTHKH shares registered on HTHKH’s Hong Kong branch register. The duty is charged at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, the shares transferred on each of the seller and purchaser. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of shares. In addition, any instrument of transfer (if required) will be subject to a flat rate of stamp duty of HK$5.00. Where a sale or purchase of HTHKH shares registered on HTHKH’s Hong Kong branch register is effected by a person who is not resident in Hong Kong and any stamp duty payable on the contract note is not paid, the relevant instrument of transfer (if any) shall be chargeable with such duty. If stamp duty is not paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

No Hong Kong stamp duty will be levied on the transfer of HTHKH shares that are registered on a share register outside Hong Kong.

No Hong Kong stamp duty is payable in connection with the distribution of the HTHKH shares to HTIL shareholders.

The withdrawal of HTHKH shares upon the surrender of HTHKH ADSs, and the deposit of HTHKH shares with the depositary for the issuance of HTHKH ADSs, may be subject to Hong Kong stamp duty at the rate described above for sale and purchase transactions, unless the withdrawal or deposit does not result in a change in the beneficial ownership of the HTHKH shares under Hong Kong law. The issuance of the HTHKH ADSs upon the deposit of HTHKH shares issued directly to the depositary or for the account of the depositary should not lead to a Hong Kong stamp duty liability. No Hong Kong stamp duty should be payable upon the transfer of HTHKH ADSs outside Hong Kong.

United States Federal Income Taxation

This summary describes certain material U.S. federal income tax consequences of the distribution for a holder of HTIL’s ordinary shares or HTIL ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to such holder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by holders. This summary applies only to a holder that will hold the HTHKH shares (or HTHKH ADSs) it receives in the distribution as a capital asset, and does not apply to a holder subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings; a bank; a life-insurance company; a tax-exempt organization; regulated investment companies; real estate investment trusts; a person subject to the alternative minimum tax; U.S. expatriates; a person that holds its HTIL shares or HTIL ADSs (or that will hold its HTHKH shares or HTHKH ADSs) as part of a hedge, straddle or conversion transaction for tax purposes; a person whose functional currency for tax purposes is not the U.S. dollar or a person that owns or is deemed to own 10% or more of any class of HTIL’s stock (or of HTHKH stock).

This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Holders should consult their own tax advisers concerning the U.S. federal, state, local and other national tax consequences of the distribution in light of their particular circumstances.

For purposes of this summary, a “U.S. Holder” is, generally, a beneficial owner of an HTIL share or HTIL ADS that is: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) any other person that is subject to U.S. federal income taxation on a net income basis with respect to the HTIL shares or HTIL ADSs.

If a partnership or other pass-through entity is a beneficial owner of HTIL shares or HTIL ADSs, the tax treatment of a partner or other owner will generally depend upon the status of the partner or other owner and the activities of the entity. Partners and other owners of a partnership or other pass-through entity that own HTIL shares or HTIL ADSs should consult their own tax adviser regarding the tax consequences of the distribution.

For the U.S. federal income tax consequences of the distribution to a holder that is not a U.S. Holder (a “non-U.S. Holder”), see the discussion below under “— Non-U.S. Holders.”

Holders of HTHKH ADSs will be treated for U.S. federal income tax purposes as holding the HTHKH shares represented by the HTHKH ADSs. No gain or loss will be recognized upon the exchange of HTHKH shares for HTHKH ADSs or an exchange of HTHKH ADSs for HTHKH shares. References below to HTHKH shares should be understood to refer as appropriate to HTHKH shares that are held directly, as well as those shares the ownership of which is represented by HTHKH ADSs.

U.S. Holders

Taxation of the Distribution

For U.S. federal income tax purposes, the distribution should be a taxable event for holders of HTIL shares or HTIL ADSs on the distribution record date. Accordingly, a U.S. Holder:

•                         should generally be treated as having received (at the time of receipt of the HTHKH shares or, in the case of HTHKH ADSs, at the time of receipt by the depositary) a taxable distribution (as explained below) in an amount equal to the fair market value of the ordinary shares of HTHKH received in the distribution,

•                         should have a tax basis in its HTHKH shares equal to their fair market value on the date of the distribution, and

•                         should have a holding period in its HTHKH shares that will commence on the day after the date of the distribution.

The fair market value of the ordinary shares of HTHKH distributed by HTIL to a U.S. Holder should be taxed as a “dividend” to the extent of such holder’s proportionate share of HTIL’s current and accumulated earnings and profits (if any), and should otherwise be (1) a tax-free return of capital to the extent of such holder’s adjusted tax basis in his or her HTIL shares (or HTIL ADSs) and (2) thereafter as a capital gain. HTIL does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles; accordingly holders should assume that the entire distribution should be taxed as a dividend.

Dividend Amount

The dividend amount generally will be subject to U.S. federal income taxation as foreign source ordinary dividend income and will not be eligible for the dividends received deduction allowed to corporations.

Subject to certain exceptions for short-term and hedged positions, the dividend amount received by an individual with respect to the HTIL ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the HTIL ADSs will be treated as qualified dividends if (1) the HTIL ADSs are readily tradable on an established securities market in the United States and (2) HTIL was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC. The HTIL ADSs are listed on the New York Stock Exchange, and qualify therefore as readily tradable on an established securities market in the United States. HTIL’s PFIC status in 2008 and 2009 is discussed below in “Passive Foreign Investment Company Considerations.”

Passive Foreign Investment Company Considerations

A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is passive income, or (2) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered “passive assets” (generally, assets that generate passive income).

Based on HTIL’s audited accounts and relevant market and shareholder data, HTIL believes that it was not a PFIC for U.S. federal income tax purposes under the foregoing tests with respect to its 2008 taxable year. However, HTIL had large amounts of cash and other passive assets in 2008 as the result of its disposition of CGP Investments Holdings to Vodafone in 2007, and therefore it is possible that HTIL would need to rely on the special relief provided by the Code for companies that temporarily hold substantial passive assets as a result of the disposition of an active trade or business (the “change of business” exception under Section 1298(b)(3) of the Code).

HTIL has received a private letter ruling from the U.S. Internal Revenue Service confirming that the disposition of CGP Investments Holdings to Vodafone qualifies as the disposition of one or more “active trades or businesses” within the meaning of the change of business exception. Notwithstanding such ruling, in order to qualify for the change of business exception in 2008, HTIL must satisfy the following conditions: (1) HTIL must have never previously been a PFIC, (2) “substantially all” of its passive income for 2008 must be attributable to proceeds from the disposition of one or more “active trades or businesses” (as these terms are used and interpreted under the Code), and (3) HTIL must not be a PFIC for either of 2009 and 2010. HTIL believes that all of these conditions are, or (in case of the third one) will be, satisfied. In particular, based on its current expectations regarding the value and nature of its assets, the sources and nature of its income (taking into account the distribution), and relevant market and shareholder data, HTIL does not anticipate becoming a PFIC for 2009 or 2010. Nonetheless, if HTIL is found to be a PFIC for 2009 or 2010, then HTIL would retroactively be ineligible for the change of business exception. HTIL will not know and will not be able to inform its holders of such determination until 2010 or 2011.

If HTIL were classified as a PFIC for 2008 or 2009, a U.S. Holder could be subject to an increased tax liability (possibly including an interest charge) upon the receipt of the distribution (in addition to the denial of the special rate applicable to individual holders of HTIL ADSs for “qualified dividends,” see “U.S. Holders — Taxation of the distribution — Dividend Amount”). The PFIC rules are complex, and holders should consult their own tax advisers regarding the possible application of the PFIC rules to the distribution.

Taxation of Future Distributions from HTHKH

Distributions made by HTHKH to a U.S. Holder should generally be taxed as a “dividend” to the extent of such holder’s proportionate share of HTHKH’s current and accumulated earnings and profits (if any), and should otherwise be (1) a tax-free return of capital to the extent of such holder’s adjusted tax basis in his or her HTHKH shares and (2) thereafter as a capital gain. HTHKH does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles; accordingly, holders should assume that distributions they receive on their HTHKH shares should generally be taxed as dividends.

Distributions treated as dividends are includable in the income of a U.S. Holder as foreign source ordinary dividend income on the date the distribution is received by the holder (or, in the case of HTHKH ADSs, at the time of receipt by the depositary) and will not be eligible for the dividends received deduction allowed to corporations. Dividends paid in a foreign currency will be included in the income of a U.S. Holder as a dollar amount calculated by reference to the exchange rate in effect on the date of receipt (or, in the case of HTHKH ADSs, at the time of receipt by the depositary), whether or not converted into U.S. dollars.

Sale, Exchange or Disposition of HTHKH shares or HTHKH ADSs

Gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of HTHKH shares will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in its HTHKH shares (which, as indicated under “U.S. Holders — Taxation of the Distribution,” should generally be equal to their fair market value on the date of the distribution) and the dollar-value of the amount realized on such sale, exchange or other disposition. If the amount realized is denominated in a foreign currency, such amount shall be determined at the spot rate on the date of disposition, or, at the spot rate on the settlement date if the HTHKH shares are traded on an established securities market and the holder is a cash basis U.S. holder or an accrual basis U.S. holder that so elects.

The gain or loss will be long-term gain or loss if the HTHKH shares were held for more than one year. The excess of net long-term capital gains over net short-term capital losses generally will be taxed at a lower rate than ordinary income for non-corporate taxpayers. The deduction of capital losses is subject to limitations.

Non-U.S. Holders

A Non-U.S. Holder generally will be exempt from U.S. federal income tax, including withholding tax and backup withholding tax, with respect to the distribution. Similarly, a Non-U.S. Holder generally will be exempt from U.S. federal income tax, including withholding tax and backup withholding tax, with respect to distributions from, and sale, exchange or other disposition of, its HTHKH shares (or HTHKH ADSs). However, to qualify for these exemptions, a Non-U.S. Holder may be required to satisfy certain certification requirements of the Internal Revenue Service to establish that it is not a U.S. person. See “— Information Reporting and Backup Withholding” below.

Information Reporting and Backup Withholding

To the extent paid within the United States or through certain U.S. related financial intermediaries, the distribution as well as future distributions on HTHKH shares (or HTHKH ADSs) and the sale, exchange or disposition of HTHKH shares (or HTHKH ADSs) are subject to information reporting and may be subject to backup withholding unless the holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, a Non-U.S. Holder may be required to provide a certification as to its non-U.S. status in connection with payments received within the United States or through certain U.S. related financial intermediaries.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s United States federal income tax liability, provided that such holder provides the required information to the United States Internal Revenue Service.

INDEPENDENT ACCOUNTANTS

For the purpose of complying with Section 342C of the Companies Ordinance of Hong Kong only, PricewaterhouseCoopers Hong Kong has given and has not withdrawn its written consent to the issue of the attached listing document with the inclusion therein of, and all references to (i) its name, (ii) reference to itself as “Experts,” (iii) its Accountant’s Report dated April 20, 2009 on the consolidated balance sheets as of December 31, 2006, 2007 and 2008 of HTHKH, the balance sheets of HTHKH as of December 31, 2007 and 2008, the consolidated income statements, the consolidated statements of recognized income and expense and the consolidated cash flow statements for each of the years ended December 31, 2006, 2007 and 2008 of HTHKH, in the form and context in which they are respectively included in the attached listing document. A written consent under Section 342C of the Companies Ordinance of Hong Kong is different from a consent filed with the SEC under Section 7 of the Securities Act. As the distribution of the HTHKH shares has not been and will not be registered under the Securities Act, PricewaterhouseCoopers Hong Kong has not filed a consent under Section 7 of the Securities Act. The term “Experts” as used in the attached listing document is different from that term as defined under the Securities Act, which is applicable only to transactions involving securities registered under the Securities Act. The reference to PricewaterhouseCoopers Hong Kong as “Experts” in the attached listing document is not made in the context of the Securities Act but solely as that term is used in the context of listings in Hong Kong.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information has been prepared on the basis of the notes set out below for the purpose of illustrating the effect of the distribution on the HTIL group as if the distribution had taken place on December 31, 2008 for the unaudited pro forma consolidated balance sheet as of December 31, 2008, on January 1, 2008 for the unaudited pro forma consolidated profit and loss account for the year ended December 31, 2008, and on January 1, 2006 for the unaudited pro forma consolidated profit and loss accounts for the years ended December 31, 2007 and 2006. The pro forma consolidated financial information is unaudited. The underlying consolidated financial information used for preparation of the pro forma consolidated financial information is presented in accordance with International Financial Reporting Standards. The unaudited pro forma consolidated financial information should be read in conjunction with the financial data presented in the attached listing document, the HTIL 2007 20-F and HTIL’s reports on Form 6-K containing financial information that are incorporated by reference into this information statement.

(A) Unaudited pro forma consolidated financial information for 2008

The unaudited pro forma consolidated financial information has been prepared for illustrative purposes only and, because of its hypothetical nature, may not present a true picture of the financial position and results of operations of the HTIL group had the distribution been completed on December 31, 2008 or January 1, 2008, respectively, or on any other date, or if HTIL and HTHKH had operated as separate companies prior to the distribution.

The pro forma consolidated financial information is unaudited. It is presented in accordance with Rule 4.29 of the Hong Kong Listing Rules and Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants.

The reports on unaudited pro forma consolidated financial information of the HTIL group and the HTHKH group appearing on pages IS-52 to IS-53 of this information statement and pages II-3 to II-4 of the attached listing document, respectively, issued by PricewaterhouseCoopers Hong Kong have been issued as required by Rule 4.29(7) of the Hong Kong Listing Rules. The reports are included solely to comply with that requirement. PricewaterhouseCoopers Hong Kong conducted its engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 300 “Accountants’ Reports on Pro Forma Financial Information in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants. The work of PricewaterhouseCoopers Hong Kong on such unaudited pro forma consolidated financial information has not been carried out in accordance with auditing or attestation standards generally accepted in the United States of America or standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards. In addition, the audit of the historical financial information of the HTIL group for the year ended December 31, 2008 and the audits of the historical financial information of the HTHKH group for the years ended December 31, 2006, 2007 and 2008 as included in this information statement and the attached listing document have not been carried out in accordance with auditing standards generally accepted in the United States of America or standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2008

(HK$ in millions)

				Unaudited
				Pro Forma
	Actual			Remaining
	HTIL Group	Pro Forma Adjustments		HTIL Group
	Note (a)	Note (b)	Note (c)

ASSETS
Current assets
Cash and cash equivalents	2,525		(272)	2,253
Trade and other receivables	5,072		(1,129)	3,943
Stocks	463		(181)	282
Derivative financial assets	48			48
Total current assets	8,108			6,526
Assets held for sale	174			174
Non-current assets
Fixed assets	17,216		(9,557)	7,659
Goodwill	6,815		(4,515)	2,300
Other intangible assets	7,160		(1,134)	6,026
Other non-current assets	3,844		(1,384)	2,460
Deferred tax assets	368		(368)	—
Interests in associated companies	2		(2)	—
Interests in jointly-controlled entities	88		(88)	—
Total non-current assets	35,493			18,445
Total assets	43,775			25,145

LIABILITIES
Current liabilities
Trade and other payables	8,000		(3,054)	4,946
Borrowings	7,652		(5,220)	2,432
Amounts due to related companies	—	12,418	(12,418)	—
Current income tax liabilities	104		(9)	95
Derivative financial liabilities	27			27
Total current liabilities	15,783			7,500

Non-current liabilities
Borrowings	3,348			3,348
Deferred tax liabilities	457		(88)	369
Other long-term liabilities	2,458		(641)	1,817
Total non-current liabilities	6,263			5,534
Total liabilities	22,046			13,034

EQUITY
Capital and reserves attributable to equity holders of HTIL
Share capital	1,204			1,204
Reserves	17,909	(12,418)	2,357	7,848
	19,113			9,052
Minority interest	2,616		443	3,059
Total equity	21,729			12,111
Total equity and liabilities	43,775			25,145

Unaudited Pro Forma Consolidated Profit and Loss Account

For the Year Ended December 31, 2008
(HK$ in millions, except per share amounts and number of shares)

			Unaudited
			Pro Forma
	Actual	Pro Forma	Remaining
	HTIL Group	Adjustments	HTIL Group
	Note (d)	Note (e)

Continuing operations
Turnover	23,725	(8,103)	15,622
Cost of inventories sold	(2,785)	740	(2,045)
Staff costs	(2,511)	488	(2,023)
Depreciation and amortization	(4,531)	1,995	(2,536)
Other operating expenses	(12,291)	4,114	(8,177)
Operating profit before disposal of investments and others	1,607		841
Profit on disposal of investments and others, net	2,453		2,453
Operating profit	4,060		3,294
Interest and other finance costs, net	(256)	198	(58)
Share of results of jointly-controlled entities	(11)	11	—
Profit before taxation	3,793		3,236
Taxation	(874)	75	(799)
Profit for the year from continuing operations	2,919		2,437
Profit for the year from continuing operations attributable to:
- Equity holders of HTIL	1,883	(438)	1,445
- Minority interest	1,036	(44)	992
	2,919		2,437
Earnings per share from continuing operations attributable to equity holders of HTIL
- Basic (Note (g))	HK$0.39		HK$0.30
- Diluted (Note (h))	HK$0.39		HK$0.30
Weighted average number of shares in issue
- Basic (Note (g))	4,794,472,939		4,794,472,939
- Diluted (Note (h))	4,811,059,810		4,811,059,810

Notes to the Unaudited Pro Forma Consolidated Financial Information

As of and For the Year Ended December 31, 2008

(a)          The consolidated balance sheet of the HTIL group as of December 31, 2008 has been extracted from the consolidated accounts of the HTIL group for the year ended December 31, 2008, which were audited in accordance with International Standards on Auditing and were furnished to the SEC on Form 6-K on March 25, 2009.

(b)         The adjustment reflects the capitalization of HK$12,418 million of the loans due from the HTHKH group to the HTIL group immediately prior to the distribution. The capitalization is part of the process for the distribution.

(c)          The adjustment reflects the deconsolidation of the assets and liabilities attributable to the HTHKH group assuming that the distribution had taken place on December 31, 2008. The adjustment excluded inter-company balances between the HTHKH group and the remaining HTIL group.

(d)         The consolidated profit and loss account of the HTIL group for the year ended December 31, 2008 has been extracted from the consolidated accounts of the HTIL group for the year ended December 31, 2008, which were audited in accordance with International Standards on Auditing and were furnished to the SEC on Form 6-K on March 25, 2009.

(e)          The adjustment reflects the deconsolidation of the results attributable to the HTHKH group, assuming that the distribution had taken place on January 1, 2008. The amount of the adjustment excludes transactions between the HTHKH group and the remaining HTIL group.

(f)            No other adjustment has been made to reflect any trading result or other transaction of the HTIL group entered into subsequent to December 31, 2008.

(g)         Basic earnings per share from continuing operations attributable to equity holders of HTIL is calculated by dividing the profit from continuing operations attributable to equity holders of HTIL and the weighted average number of ordinary shares in issue during the year. The calculations are as follows:

		Unaudited
		Pro Forma
	Actual	Remaining
Year Ended December 31, 2008	HTIL Group	HTIL Group

Weighted average number of shares in issue	4,794,472,939	4,794,472,939

Profit from continuing operations attributable to equity holders of HTIL (HK$ millions)	1,883	1,445

Basic earnings per share from continuing operations attributable to equity holders of HTIL (HK$ per share)	0.39	0.30

(h)         Diluted earnings per share from continuing operations attributable to equity holders of HTIL is calculated by dividing the profit from continuing operations attributable to equity holders of HTIL for the purpose of diluted earnings per share and the weighted average number of shares for the purpose of diluted earnings per share. The calculations are as follows:

			Unaudited
			Pro Forma
	Actual		Remaining
Year Ended December 31, 2008	HTIL Group		HTIL Group

Weighted average number of shares for the purpose of diluted earnings per share	4,811,059,810		4,811,059,810

Profit from continuing operations attributable to equity holders of HTIL for the purpose of diluted earnings per share from continuing operations (HK$ millions)	1,875	*	1,437

Diluted earnings per share from continuing operations attributable to equity holders of HTIL (HK$ per share)	0.39		0.30

Note:

*

Per Note 15 of the consolidated accounts of the HTIL group for the year ended December 31, 2008, which were audited in accordance with International Standards on Auditing and were furnished to the SEC on Form 6-K on March 25, 2009.

(i)

As part of its periodic review of company filings, the SEC has raised some comments on the accounting treatment of PT. Hutchison CP Telecommunications’ sale and leaseback transactions for base station towers in 2008. HTIL cannot predict the outcome of this review and it is possible that an adjustment to HTIL’s accounts may be required to account for the transactions as a finance lease. Further details can be found in HTIL’s 2008 annual report, which was furnished to the SEC on Form 6-K on March 25, 2009 and is incorporated by reference in this information statement.

PricewaterhouseCoopers 22nd Floor, Prince’s Building Central, Hong Kong

Accountant’s Report on the Unaudited Pro Forma Consolidated Financial Information

To the Directors of Hutchison Telecommunications International Limited

We report on the unaudited pro forma consolidated financial information set out under the heading “Unaudited pro forma consolidated financial information for 2008” (the “Unaudited Pro Forma Consolidated Financial Information”) in the Information Statement dated April 20, 2009 (the “Information Statement”) of Hutchison Telecommunications International Limited (“HTIL”), in connection with the proposed spin-off by way of distribution of the shares of Hutchison Telecommunications Hong Kong Holdings Limited (the “Transaction”) by HTIL. The Unaudited Pro Forma Consolidated Financial Information has been prepared by the directors of HTIL, for illustrative purposes only, to provide information about how the Transaction might have affected the relevant financial information of HTIL and its subsidiaries (hereinafter collectively referred to as the “HTIL Group”). The basis of preparation of the Unaudited Pro Forma Consolidated Financial Information is set out on pages IS-47 to IS-51 of the Information Statement.

Respective Responsibilities of Directors of HTIL and the Reporting Accountant

It is the responsibility solely of the directors of HTIL to prepare the Unaudited Pro Forma Consolidated Financial Information in accordance with rule 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).

It is our responsibility to form an opinion, as required by rule 4.29(7) of the Listing Rules, on the Unaudited Pro Forma Consolidated Financial Information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the Unaudited Pro Forma Consolidated Financial Information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

Basis of Opinion

We conducted our engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 300 “Accountants’ Reports on Pro Forma Financial Information in Investment Circulars” issued by the HKICPA. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the audited consolidated balance sheet as at December 31, 2008 and the audited consolidated profit and loss account for the year ended December 31, 2008 with the audited consolidated financial information of the HTIL Group for the year ended December 31, 2008 as set out in HTIL’s 2008 annual report, considering the evidence supporting the adjustments and discussing the Unaudited Pro Forma Consolidated Financial Information with the directors of HTIL.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Unaudited Pro Forma Consolidated Financial Information has been properly compiled by the directors of HTIL on the basis stated, that such basis is consistent with the accounting policies of the HTIL Group and that the adjustments are appropriate for the purposes of the Unaudited Pro Forma Consolidated Financial Information as disclosed pursuant to rule 4.29(1) of the Listing Rules.

Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

The Unaudited Pro Forma Consolidated Financial Information is for illustrative purposes only, based on the judgements and assumptions of the directors of HTIL, and, because of its hypothetical nature, does not provide any assurance or indication that any event will take place in the future and may not be indicative of:

•                  the financial position of HTIL Group as at December 31, 2008 or any future date, or

•                  the results of HTIL Group for the year ended December 31, 2008 or any future periods.

Opinion

In our opinion:

a)              the Unaudited Pro Forma Consolidated Financial Information has been properly compiled by the directors of HTIL on the basis stated;

b)             such basis is consistent with the accounting policies of the HTIL Group; and

c)              the adjustments are appropriate for the purposes of the Unaudited Pro Forma Consolidated Financial Information as disclosed pursuant to rule 4.29(1) of the Listing Rules.

PricewaterhouseCoopers
Certified Public Accountants

Hong Kong, April 20, 2009

(B)              Supplementary unaudited pro forma consolidated financial information for 2007 and 2006

The supplementary unaudited pro forma consolidated financial information has been prepared for illustrative purposes only and, because of its hypothetical nature, may not present a true picture of the results of operations of the HTIL group had the distribution been completed on January 1, 2006, or on any other date, or if HTIL and HTHKH had operated as separate companies prior to the distribution.

The supplementary unaudited pro forma consolidated financial information is unaudited.

Unaudited Pro Forma Consolidated Profit and Loss Account
For the Year Ended December 31, 2007
(HK$ in millions, except per share amounts and number of shares)

			Unaudited
			Pro Forma
	Actual	Pro Forma	Remaining
	HTIL Group	Adjustments	HTIL Group
	Note (a)	Note (b)

Continuing operations
Turnover	20,401	(7,238)	13,163
Cost of inventories sold	(2,671)	525	(2,146)
Staff costs	(2,295)	480	(1,815)
Depreciation and amortization	(4,226)	1,798	(2,428)
Other operating expenses	(10,182)	3,755	(6,427)
Operating profit before disposal of investments and others	1,027		347
Impairment charge	(3,854)		(3,854)
Profit on disposal of investments and others, net	8		8
Operating loss	(2,819)		(3,499)
Interest and other finance costs, net	284	396	680
Loss before taxation	(2,535)		(2,819)
Taxation	(191)	30	(161)
Loss for the year from continuing operations	(2,726)		(2,980)
Loss from continuing operations attributable to:
- Equity holders of HTIL	(3,147)	(230)	(3,377)
- Minority interest	421	(24)	397
	(2,726)		(2,980)
Loss per share from continuing operations attributable to equity holders of HTIL
- Basic (Note (d))	HK$(0.66)		HK$(0.71)
- Diluted (Note (e))	HK$(0.66)		HK$(0.71)
Weighted average number of shares in issue
- Basic (Note (d))	4,775,095,834		4,775,095,834
- Diluted (Note (e))	4,775,095,834		4,775,095,834

Unaudited Pro Forma Consolidated Profit and Loss Account

For the Year Ended December 31, 2006

(HK$ in millions, except per share amounts and number of shares)

			Unaudited
			Pro Forma
	Actual	Pro Forma	Remaining
	HTIL Group	Adjustments	HTIL Group
	Note (a)	Note (b)

Continuing operations
Turnover	17,923	(6,856)	11,067
Cost of inventories sold	(2,164)	549	(1,615)
Staff costs	(1,897)	496	(1,401)
Depreciation and amortization	(3,804)	1,729	(2,075)
Other operating expenses	(8,685)	3,568	(5,117)
Operating profit before disposal of investments and others	1,373		859
Profit on disposal of investments and others, net	44		44
Operating profit	1,417		903
Interest and other finance costs, net	(1,586)	256	(1,330)
Share of results of associates	(1)	1	—
Loss before taxation	(170)		(427)
Taxation	(653)	13	(640)
Loss for the year from continuing operations	(823)		(1,067)
Loss from continuing operations attributable to:
- Equity holders of HTIL	(1,191)	(298)	(1,489)
- Minority interest	368	54	422
	(823)		(1,067)
Loss per share from continuing operations attributable to equity holders of HTIL
- Basic (Note (d))	HK$(0.25)		HK$(0.31)
- Diluted (Note (e))	HK$(0.25)		HK$(0.31)
Weighted average number of shares in issue
- Basic (Note (d))	4,754,324,568		4,754,324,568
- Diluted (Note (e))	4,754,324,568		4,754,324,568

Notes to the Unaudited Pro Forma Consolidated Financial Information
For the Years Ended December 31, 2007 and 2006

(a)          The consolidated profit and loss accounts of the HTIL group for the years ended December 31, 2007 and 2006 have been extracted from the consolidated accounts of the HTIL group for the year ended December 31, 2007 included in the HTIL 2007 20-F.

(b)         The adjustment reflects the deconsolidation of the results attributable to the HTHKH group, assuming that the distribution had taken place on January 1, 2006. The amount of the adjustment excludes transactions between the HTHKH group and the remaining HTIL group.

(c)          No other adjustment has been made to reflect any trading result or other transaction of the HTIL group entered into subsequent to December 31, 2007 and 2006, respectively.

(d)         Basic loss per share from continuing operations attributable to equity holders of HTIL is calculated by dividing the loss from continuing operations attributable to equity holders of HTIL and the weighted average number of ordinary shares in issue during the year. The calculations are as follows:

		Unaudited
		Pro Forma
	Actual	Remaining
Year Ended December 31, 2007	HTIL Group	HTIL Group

Weighted average number of shares in issue	4,775,095,834	4,775,095,834

Loss from continuing operations attributable to equity holders of HTIL (HK$ millions)	(3,147)	(3,377)

Basic loss per share from continuing operations attributable to equity holders of HTIL (HK$ per share)	(0.66)	(0.71)

		Unaudited
		Pro Forma
	Actual	Remaining
Year Ended December 31, 2006	HTIL Group	HTIL Group

Weighted average number of shares in issue	4,754,324,568	4,754,324,568

Loss from continuing operations attributable to equity holders of HTIL (HK$ millions)	(1,191)	(1,489)

Basic loss per share from continuing operations attributable to equity holders of HTIL (HK$ per share)	(0.25)	(0.31)

(e)          Diluted loss per share from continuing operations attributable to equity holders of HTIL is calculated by dividing the loss from continuing operations attributable to equity holders of HTIL for the purpose of diluted loss per share and the weighted average number of shares for the purpose of diluted loss per share. Diluted loss per share from continuing operations attributable to equity holders of HTIL for each of the years 2007 and 2006 are the same as the basic loss per share from continuing operations attributable to equity holders of HTIL for each of these years described in note (d) above.

IMPORTANT

Hutchison Telecommunications

Hong Kong Holdings Limited

(Incorporated in the Cayman Islands with limited liability)

(Stock Code : 215)

INTRODUCTION OF THE ENTIRE ISSUED SHARE CAPITAL

OF THE COMPANY ON THE MAIN BOARD OF

THE STOCK EXCHANGE OF HONG KONG LIMITED

Sole Sponsor

Goldman Sachs (Asia) L.L.C.

Hong Kong Exchanges and Clearing Limited and the Stock Exchange take no responsibility for the contents of this Listing Document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Listing Document.

This Listing Document is published in connection with the Introduction on the Main Board of the Stock Exchange and contains particulars given in compliance with the Securities and Futures (Stock Market Listing) Rules (Chapter 571V of the Laws of Hong Kong) and the Listing Rules solely for the purpose of giving information with regard to the Company and its subsidiaries.

This Listing Document does not constitute an offer of, nor is it calculated to invite offers for, shares or other securities of the Company, nor have any such shares or other securities been allotted with a view to any of them being offered for sale to or subscription by the public. No new Shares will be allotted and issued in connection with, or pursuant to, this Listing Document.

Your attention is drawn to the section headed “Risk Factors” in this Listing Document.

Information regarding the proposed arrangements for the listing of, and dealings and settlement of dealings in, the Shares following the Introduction is set out in the section headed “Information About this Listing Document and the Introduction” in this Listing Document.

20 April 2009

EXPECTED TIMETABLE(1)(2)

2009

Last day of dealings in HTIL Shares on a cum entitlement basis	Friday, 24 April

First day of dealings in HTIL Shares on an ex entitlement basis	Monday, 27 April

Latest time for lodging transfers of the HTIL Shares cum entitlement to the Shares pursuant to the Distribution at	4:30 p.m. on Tuesday, 28 April

Registers of members of HTIL close from	Wednesday, 29 April

Distribution Record Date	Thursday, 30 April

Registers of members of HTIL open on	Monday, 4 May

Share certificates of the Shares to be despatched on(3)	Thursday, 7 May

Dealings in the Shares on the Stock Exchange expected to commence at(3)	9:30 a.m. on Friday, 8 May

Notes:

(1)	All times refer to Hong Kong local time.
(2)

If the Listing Committee does not grant approval for the Listing on or prior to 30 June 2009, the Distribution will not be made and the Introduction will lapse. We will announce on the next Business Day that the Distribution has not been made and the Introduction has lapsed. In addition, we will make a separate announcement if there is any revision to the above timetable.

(3)

The Share certificates are expected to be despatched to HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) on 7 May 2009 after the Stock Exchange grants its approval for the Listing, which is expected to be on the same day. In the event such Listing approval is not obtained on 7 May 2009, the Share certificates will not be despatched on 7 May 2009 and dealings in the Shares on the Stock Exchange will not commence on 8 May 2009. In such event, and before 9: 00 a.m. on 8 May 2009, we will make an announcement of the above and of a revised timetable. Investors who trade in the Shares prior to the receipt of the Share certificates do so entirely at their own risk.

i

CONTENTS

We have not authorised any person to provide you with information that is different from what is contained in this Listing Document.

Any information or representation not included in this Listing Document must not be relied on by you as having been authorised by us, the Sponsor, any of our or their respective directors, agents or advisers or any other person involved in the Introduction.

ii

iii

SUMMARY

This summary aims to give you an overview of the information contained in this Listing Document. As this is a summary, it does not contain all the information that may be important to you. You should read this Listing Document in its entirety, including the Appendices hereto, which constitute an integral part of this Listing Document.

OVERVIEW

The Group operates GSM dual-band and 3G mobile telecommunications services in Hong Kong and Macau under the licensed “3” brand and provides fixed-line telecommunications services in Hong Kong under the licensed “HGC” brand. As at 31 December 2008, “3” is Hong Kong’s 3G market leader in terms of customer base. HGC is a Hong Kong based fixed-line connectivity provider focusing on the data communication needs of business and multinational customers, as well as the traffic demand of carriers from around the world. For the year ended 31 December 2008, we had a total turnover of HK$8,124 million and a profit for the year of HK$474 million.

The Group is a leading 3G mobile telecommunications operator in Hong Kong that also has a territory-wide self-owned fibre-to-the-building network. This provides the Group with a sound foundation to steer the development and customer adoption of data-centric communication services in both the mobile and fixed-line arenas. Our strategy is to capitalise on our 2G, 3G and fibre-to-the-building networks to offer both existing and potential customers a wide range of telecommunications services — from voice-driven services to ultra high-speed ICT services — using our narrowband and broadband platforms. We intend to leverage our experienced management team and proven track record of operating telecommunications businesses to grow our market share for these services and to increase the usage of the services we provide to customers in these sophisticated markets.

Our strategy for our fixed-line operation is to focus on unlocking the potential of our extensive fibre-to-the-building network through expanding our market share in the business segment, both locally and overseas. We have established a customer base across various industries in Hong Kong, including education, banking and finance, shipping and logistics, accounting, legal and government sectors. We seek to respond swiftly to customers’ diverse needs, with tailored and flexible solutions.

As at 31 December 2008, we had accumulated losses of HK$2,329 million and a deficit attributable to equity holders of the Company of HK$2,394 million. In addition, as at 31 December 2008, we had a working capital deficit of HK$19,119 million. Prior to the Distribution, we will capitalise approximately HK$12,418 million of outstanding loans from HTI (Cayman) as equity.

SUMMARY

COMPETITIVE STRENGTHS

We believe that the operating histories of our businesses demonstrate our expertise and success in steering new market development and competing in Hong Kong and Macau. In particular, we believe that the following strengths will allow us to continue to compete successfully:

•        demonstrated ability to attain strong competitive positions in existing markets;

•        extensive operational experience;

•        strong brands under licence and expertise in managing these brands under licence;

•        technologically advanced networks; and

•        relationship with HWL.

BUSINESS STRATEGY

Our strategic objective is to capitalise on our 2G, 3G and fibre-to-the-building networks to offer customers a wide range of telecommunications services — from voice-driven services to ultra high-speed ICT services — using our narrowband and broadband platforms.

Our main focus is to promote the adoption of fast-growing data services, which offer the potential for growth in revenue and profit. Amidst an increasingly commoditised and competitive landscape, we also endeavour to leverage our strengths and established market positions to achieve growth through differentiation of our products and services from those of our competitors. Consistent with our strategic objectives and our main focus, we have developed the following business strategies:

•        strengthen leadership positions, efficiency and profitability of our existing businesses;

•        expand our fixed-line and transmission capacity related business by pursuing selected investments;

•        capture synergies through integration; and

•        maintain effective cost structure by outsourcing.

SUMMARY

RELATIONSHIP WITH HWL AND HTIL

As at the Latest Practicable Date, HWL was interested in approximately 60.4% of the issued ordinary share capital of HTIL which in turn indirectly held 100% of the issued share capital of the Company. Immediately after the Distribution, the Company will cease to be part of the Remaining HTIL Group but will remain a subsidiary of HWL and continue to be indirectly owned by HWL as to approximately 60.4%, and HWL will continue to be the controlling shareholder of both HTIL and the Company.

We have entered into non-competition agreements with each of HTIL and HWL, and HTIL and HWL have entered into an agreement to amend the non-competition agreement they entered into in September 2004, in each case so as to maintain a clear delineation of the respective businesses of each party with effect from the Listing Date. These non-competition agreements limit the markets, principally on a geographical basis, in which each party may operate.

The non-competition agreements delineate each party’s territory for the purpose of implementing the non-competition restrictions. Our territory comprises Hong Kong and Macau. The Resulting HWL Group’s territory will continue to be Australia, New Zealand, the United States, Canada, Argentina and Western Europe (other than in Italy, specifically, in respect of the PLDT MVNO Arrangement). The Remaining HTIL Group’s territory comprises all other areas of the world outside the Resulting HWL Group’s territory and our territory.

The business which each party may not carry on in the other’s territory without the other’s prior consent is the business of the provision of managed and/or non-managed telecommunications services for voice, Internet, data and/or video, whether between fixed locations (i. e. fixed telephony services provided over network infrastructure reaching the end users’ location) and/or at a fixed location and/or moving locations (i. e. mobile services), whether by wireline or wireless means or by the establishment, ownership and maintenance of related facilities. The business of sale or brokering of IRU, Internet protocol services or other transmission capacity or other sales, marketing and administrative activities incidental to either the provision of fixed telephony services or sale or brokering of such IRU, Internet protocol services or other transmission capacity in the other’s territory is not restricted under the non-competition agreements.

Each party has the right of first refusal over any new opportunity to conduct the restricted business in its own territory. Our prior consent is required before either HWL or HTIL could pursue any new opportunity to conduct the restricted business in our territory even where we have decided to refuse such opportunity. We are required to obtain the prior consent of both HWL and HTIL before we could pursue any new opportunity to conduct the restricted business in either the Resulting HWL Group’s territory or the Remaining HTIL Group’s territory even where each of HWL and HTIL has decided to refuse such opportunity. For more information about our relationship with HWL and HTIL, including the terms of these non-competition agreements, please refer to the sections headed “Relationship with HWL and HTIL” and “Connected Transactions — Arrangements Relating to the Listing — Non-competition agreements” in this Listing Document.

SUMMARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected consolidated financial information of the Group for the years ended 31 December 2006, 2007 and 2008 and as at 31 December 2006, 2007 and 2008. The consolidated financial information has been prepared in accordance with IFRS and is presented in Hong Kong dollars.

The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial information, including the related notes, included in the Accountant’s Report set out in Appendix I to this Listing Document, together with the information set out in the section headed “Financial Information” in this Listing Document.

	Year ended 31 December
	2006	2007	2008
	(HK$ in millions)

Consolidated Income Statements
Turnover	6,607	7,249	8,124
Cost of inventories sold	(447)	(438)	(698)
Staff costs	(489)	(464)	(510)
Depreciation and amortisation	(1,737)	(1,810)	(1,987)
Other operating expenses	(3,420)	(3,846)	(4,163)
Loss on disposal of subsidiaries	—	(11)	—
Operating profit	514	680	766
Interest income	40	70	17
Interest and other finance costs	(305)	(429)	(223)
Share of results of jointly controlled entities	—	—	(11)
Profit before taxation	249	321	549
Taxation	(13)	(30)	(75)
Profit for the year	236	291	474

Attributable to:
Equity holders of the Company	290	267	430
Minority interest	(54)	24	44
Profit for the year	236	291	474

SUMMARY

	As at 31 December
	2006	2007	2008
	(HK$ in millions)

Consolidated Balance Sheets
Assets
Total non-current assets	17,420	16,687	17,011
Cash and cash equivalents	361	275	272
Receivables from related companies	1,472	—	—
Trade receivables and other current assets	851	1,493	1,137
Inventories	135	164	181
Total assets	20,239	18,619	18,601

Liabilities
Short-term borrowings	81	4,688	5,220
Payables to related companies (Note)	10,370	13,743	12,418
Other current liabilities	2,552	2,913	3,071
Non-current borrowings	10,280	—	—
Deferred tax liabilities	—	23	88
Other non-current liabilities	588	561	641
Total liabilities	23,871	21,928	21,438

Capital and reserves
Share capital	—	—	—
Reserves attributable to equity holders of the Company	(3,026)	(2,728)	(2,394)
Minority interest	(606)	(581)	(443)
Total equity	(3,632)	(3,309)	(2,837)
Total liabilities and equity	20,239	18,619	18,601

Note:

Subsequent to 31 December 2008 but prior to the Distribution, the Company will effect the Loan Capitalisation by issuing 4,814,346,176 Shares to capitalise approximately HK$12,418 million of outstanding loans from HTI (Cayman).

THE INTRODUCTION

The Introduction does not involve an offering of new Shares or any other securities and no new proceeds will be raised pursuant to the Listing. By undertaking the Introduction on the Stock Exchange, we seek to avail the HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) with a liquid public market for the Shares.

The Introduction is conditional on the Listing Committee granting listing of, and permission to deal in, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme, on the Main Board of the Stock Exchange.

SUMMARY

THE DISTRIBUTION AND SPIN-OFF

On 4 March 2009, the board of directors of HTIL conditionally approved the payment of an interim dividend by HTIL to be satisfied by way of a distribution in specie of the entire issued share capital of the Company to the HTIL Qualifying Shareholders in proportion to their respective shareholdings in HTIL on the Distribution Record Date.

Pursuant to the Distribution, each HTIL Qualifying Shareholder will be entitled to one Share for each HTIL Share held on the Distribution Record Date. Based on the issued share capital of HTIL as at the Latest Practicable Date and assuming this will remain unchanged on the Distribution Record Date, to effect the Distribution, a total of 4,814,346,208 Shares will be issued and which will comprise the entire issued share capital of the Company immediately before the Listing.

HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) will receive one Share for each HTIL Share held on the Distribution Record Date in accordance with the timetable set out in the section headed “Expected Timetable” in this Listing Document.

HTIL Overseas Shareholders (if any) will be entitled to the Distribution but will not receive the Shares. Instead, they will receive a cash amount equal to the net proceeds of the sale by HTIL on their behalf of the Shares to which they would otherwise be entitled pursuant to the Distribution after dealings in the Shares commence on the Stock Exchange at the prevailing market price. The proceeds of such sale, net of expenses, will be paid to the relevant HTIL Overseas Shareholders in Hong Kong dollars.

The Company intends to establish a sponsored, unlisted Level 1 American Depositary Share programme so that the HTIL Qualifying ADS Holders can receive ADSs. Holders of HTIL ADSs (each representing 15 HTIL Shares) will receive one ADS (each representing 15 Shares) for each HTIL ADS held at the close of business in New York on the Distribution Record Date. The Depositary is expected to issue and deliver the ADSs on or around 8 May 2009, after the SEC has declared effective the F-6 Registration Statement being filed with the SEC to register the issuance of the ADSs.

The ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system and will be eligible for trading in the United States only in the over-the-counter market. An active trading market for Shares and ADSs is not expected to develop in the United States.

The Distribution is conditional on:

(a)          the Stock Exchange approving the Spin-Off; and

SUMMARY

(b)         the Listing Committee granting listing of, and permission to deal in, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme, on the Main Board of the Stock Exchange,

on or prior to 30 June 2009.

On 9 April 2009, the Stock Exchange confirmed its approval of the Spin-Off. If the condition in paragraph (b) above is not satisfied on or prior to 30 June 2009, the Distribution will not be made.

The Share certificates are expected to be despatched to HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) on 7 May 2009 after the Stock Exchange grants its approval for the Listing, which is expected to be on the same day. In the event such Listing approval is not obtained on 7 May 2009, the Share certificates will not be despatched on 7 May 2009 and dealings in the Shares on the Stock Exchange will not commence on 8 May 2009. In such event, and before 9:00 a.m. on 8 May 2009, we will make an announcement of the above and of a revised timetable. Investors who trade in the Shares prior to the receipt of the Share certificates do so entirely at their own risk.

HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) who hold HTIL Shares through CCASS clearing participants will receive the Shares through their respective brokers or custodians who are CCASS clearing participants.

REASONS FOR THE INTRODUCTION

We believe that the Introduction is a significant and positive step in the long-term strategic development of our business. In particular, we believe the Listing may benefit the Company in the following ways:

•      creating our own investor base;

•      providing access to new sources of capital; and

•      incentivising our management.

DIVIDEND POLICY

Annual dividends, if any, on the outstanding Shares will be declared by and subject to the discretion of our Board of Directors and must be approved at a general meeting of the Shareholders. In addition, our Board of Directors may from time to time pay to the Shareholders such interim dividends as appear to our Board of Directors to be justified by our profits. We may pay dividends to Shareholders in the future. However, such payments will depend upon a number of factors, including our results of operations, earnings, capital requirements and surplus, general financial condition, contractual restrictions, macroeconomic outlook and other factors considered relevant by our Board of Directors. In considering the declaration of any dividend, the Directors are mindful of the need to first

SUMMARY

maintain adequate financial resources and liquidity to ensure the Company can meet its operational and financial needs, and to develop and expand our business. The Directors will consider providing a return to Shareholders in the form of dividends to the extent these obligations are met.

As further described in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law” in Appendix IV to this Listing Document, our dividends may be declared and paid out of the Company’s profits, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. With the sanction of an ordinary resolution, dividends may also be declared out of the share premium account.

PROPOSED DIVIDEND FOR 2009

Considering the current financial position of the Company, it is the Directors’ present intention, subject to those factors set out in the section headed “Financial Information — Dividend Policy” in this Listing Document, to pay an interim dividend for the financial year ending 31 December 2009 of approximately HK$54 million (approximately HK$0.01 per Share, based on the number of Shares in issue immediately before the Listing).

In considering a final dividend for the financial year ending 31 December 2009, our Directors’ present intention is to take into account the Company’s current desire to maintain, and potentially increase, dividend levels up to a maximum dividend payout ratio of 75%, subject to our overall objective of maximising shareholder value over the longer term, and those factors set out in the section headed “Financial Information — Dividend Policy” in this Listing Document.

You should note that the statements of intention set out in the sections headed “Financial Information — Dividend Policy” and “Financial Information — Proposed Dividend for 2009” in this Listing Document are merely statements of the Directors’ and the Company’s present intentions and shall not constitute legally binding statements in respect of the Company’s future dividends (including any dividend for the financial year ending 31 December 2009), which remain subject to modification (including reduction or non-declaration thereof), in the Directors’ sole and absolute discretion.

No inference should or can be made from any of the foregoing statements as to our actual future profitability or our ability to declare, pay or distribute dividends in the future. The dividend distribution record of HTIL in the past should not be used as a reference or basis to determine the level of dividends that may be declared or paid by us in the future.

SUMMARY

RISK FACTORS

There are certain risks involved in our operations. These can be broadly categorised into (i) risks relating to our business, (ii) risks relating to the telecommunications industry generally, and (iii) risks relating to our Shares.

Risks Relating to Our Business

•                  We face significant competition in our markets, which could affect current and potential customers, revenues and profitability

•                  We may not realise the benefits we expect from our capital or other expenditures, which may adversely impact our business

•                  We have a high level of debt

•                  Our current liabilities have historically exceeded, and may continue to exceed, our current assets, which may constrain our operational flexibility

•                  Any asset impairment could adversely affect our financial condition and results of operations

•                  Our controlling shareholder may take actions that are not in, or may conflict with, our other Shareholders’ best interests

•                  We do not own all of the intellectual property rights necessary to operate our business, and if any of these intellectual property rights were to become unavailable to us, we could face disruptions in our operations

•                  Our historical financial condition and results of operations may have been different had we been operated as a stand-alone enterprise

•                  We require substantial amounts of capital for our business operations

•                  We may not be able to sustain our revenue growth rate

•                  We have outsourced a significant portion of our operations to third party service providers and therefore do not have full control over the services provided to our customers

•                  We may not be able to maintain our network performance and, as a result, may not be able to provide telecommunications services to a substantial portion of our customers for an extended period of time

•                  We cannot assure you that we will make dividend payments in the future

•                  We depend on certain key personnel, and our business and growth prospects may be disrupted if we lose their services

SUMMARY

•                  Our business relies on sophisticated billing and credit control systems, and any problems with these systems could interrupt our operations

•                  We operate principally in Hong Kong and Macau, and adverse economic or other events affecting these regions or any significant worsening to the present global financial turmoil could significantly impact our business

Risks Relating to the Telecommunications Industry Generally

•                  The telecommunications industry is a highly regulated industry in which regulators’ decisions may materially and adversely affect our financial condition and results of operations

•                  Required licences and permits and commercial agreements with third parties may be difficult to obtain for operating a network and, in the case of licences and permits, once obtained may be amended or revoked or may not be renewed

•                  We are dependent on interconnection with our competitors’ networks and associated infrastructure as well as roaming arrangements with other telecommunications operators

•                  Rapid technological changes may increase competition and render our technologies, products or services obsolete

•                  Concerns about health risks relating to the use of mobile handsets may adversely affect our prospects

Risks Relating to Our Shares

•                  If an active trading market for our Shares does not develop, the price of our Shares may suffer

•                  The market price for our Shares may be volatile

•                  Our Share price may be affected if additional Shares are sold by our controlling Shareholder or are issued by us

•                  You may face difficulties in protecting your interests because we are incorporated under Cayman Islands law and these laws may provide different protections to minority shareholders than the laws of Hong Kong

•                  Shareholders may experience further dilution if we issue additional Shares in the future

DEFINITIONS

In this Listing Document, unless the context otherwise requires, the following expressions have the following meanings:

“2008 External Facility”	the HK$9 billion facility extended by independent financial institutions to HTIL and HTCL which is due on 14 May 2009

“ADS(s)”	American depositary share(s) issued by the Depositary, each representing ownership of 15 Shares

“affiliate”

in relation to a company, any entity of, over or in which the company, alone or acting with others in concert, holds at least 30% of the issued share capital or exercises or controls the exercise of at least 30% of the voting power or has the power to elect a majority of the board of directors or otherwise exercises control

“Articles” or “Articles of Association”	the articles of association of our Company, as amended from time to time

“associate(s)”	has the meaning ascribed to such term in the Listing Rules

“Board” or “Board of Directors”	the board of directors of our Company

“Business Day”	a day that is not a Saturday, Sunday or public holiday in Hong Kong

“BVI”	the British Virgin Islands

“BWA Spectrum Acquisition”	the grant of one block of paired BWA Spectrum of 2x15 MHz at the 2.5/2.6 GHz bands to Genius Brand, at a spectrum utilisation fee of HK$518 million, in the auction held by the TA in January 2009

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“CEDB”	the Communications and Technology Branch of the Commerce and Economic Development Bureau of Hong Kong

“China Mobile HK”	China Mobile Hong Kong Company Limited, one of the mobile telecommunications operators in Hong Kong

“China Telecom (Macau)”	China Telecom (Macau) Company Limited, one of the mobile telecommunications operators in Macau

“CKH”	Cheung Kong (Holdings) Limited, a company incorporated in Hong Kong, whose shares are listed on the Main Board of the Stock Exchange (Stock Code: 1)

DEFINITIONS

“CKH Group”	CKH and its subsidiaries

“Companies Law”	the Companies Law Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended from time to time

“Company”, “our Company”, “we” or “us”	Hutchison Telecommunications Hong Kong Holdings Limited , a company incorporated in the Cayman Islands on 3 August 2007

“Compliance Adviser”	the compliance adviser to the Company from time to time, being Goldman Sachs (Asia) L.L.C. upon Listing

“connected person(s)”	has the meaning ascribed to such expression in the Listing Rules

“controlling shareholder”	has the meaning ascribed to such expression in the Listing Rules and “controlling interest” shall be construed accordingly

“CSL”	CSL Limited, one of the mobile telecommunications operators in Hong Kong

“CTM”	Companhia de Telecomunicações de Macau, S.à r.l., one of the fixed-line and mobile telecommunications operators in Macau

“Depositary”	depositary in relation to the ADSs and the HTIL ADSs, being Citibank N.A.

“Director(s)”	the director(s) of our Company

“Distribution”

the payment of an interim dividend by HTIL to be satisfied by way of a distribution in specie of the entire issued share capital of the Company to the HTIL Qualifying Shareholders, subject to the satisfaction of the conditions described in the section headed “The Distribution and Spin-Off” in this Listing Document

“Distribution Record Date”	30 April 2009, being the record date for ascertaining entitlements to the Distribution

“DoCoMo”	NTT DoCoMo, Inc.

“DSRT”	Direcção dos Serviços de Regulação de Telecomunicações, the regulator of the telecommunications sector in Macau

DEFINITIONS

“Genius Brand”	Genius Brand Limited, a 50:50 joint venture between HTCL and PCCW-HKT and incorporated in Hong Kong

“Group”	the Company and its subsidiaries

“H3GHK”	Hutchison 3G HK Limited, a subsidiary of the Company and incorporated in Hong Kong

“H3GHL”	Hutchison 3G HK Holdings Limited, a subsidiary of the Company and incorporated in BVI

“H3GSHK”	Hutchison 3G Services (HK) Limited, a subsidiary of the Company and incorporated in Hong Kong

“HGC”	Hutchison Global Communications Limited, a subsidiary of the Company and incorporated in Hong Kong

“HGCH”	Hutchison Global Communications Holdings Limited, a subsidiary of the Company and incorporated in Bermuda

“HIL”	Hutchison International Limited, a subsidiary of HWL and incorporated in Hong Kong

“HK Shareholders’ Agreements”

the shareholders’ agreements both dated 8 November 2002 and made between HWL, DoCoMo and a former shareholder regulating, amongst others, their relationship as shareholders of H3GHL, H3GHK, H3GSHK and HTCL, as amended on 1 March 2007 and 25 July 2008

“HKBN”	Hong Kong Broadband Network Limited, one of the fixed-line telecommunications operators in Hong Kong

“HKCTV”	Hong Kong Cable Television Limited, one of the fixed-line telecommunications operators in Hong Kong

“HKSCC”	Hong Kong Securities Clearing Company Limited

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong dollars” or “HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“HTAL”	Hutchison Telecommunications (Australia) Limited, a subsidiary of HWL and incorporated in Australia

“HTCL”	Hutchison Telephone Company Limited, a subsidiary of the Company and incorporated in Hong Kong

DEFINITIONS

“HTCL Cross Guarantee and Security”

the cross guarantee which HTCL has provided, and the security which members of the Group may provide, for the Remaining HTIL Group’s borrowing under the US$2.5 billion HWL Secured Facility. For further details as to the maximum exposure and release of such cross guarantee and security, please refer to the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Independent Financial Liability” in this Listing Document

“HTI (Cayman)”	Hutchison Telecommunications International (Cayman) Holdings Limited, a subsidiary of HTIL and incorporated in the Cayman Islands and the Company’s immediate holding company prior to the Distribution

“HTIL”

Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands, whose shares are listed on the Main Board of the Stock Exchange (Stock Code: 2332) and whose American depositary shares are listed on the New York Stock Exchange (Ticker: HTX)

“HTIL ADS(s)”	HTIL American depositary share(s) issued by the Depositary, each representing ownership of 15 HTIL Shares

“HTIL Cross Guarantee and Security”	the cross guarantee and security which members of the Remaining HTIL Group have provided for HTCL’s borrowing under the US$2.5 billion HWL Secured Facility

“HTIL Group”	HTIL and its subsidiaries before the Distribution, which include the Group

“HTIL Overseas Shareholders”

HTIL Shareholders whose registered addresses on either of the registers of members of HTIL are in jurisdictions outside Hong Kong on the Distribution Record Date and in relation to whom the applicable laws, rules or regulations require additional registrations or compliance with other procedures before the Distribution may be effected in relation to such HTIL Shareholders, which HTIL determines to be unduly burdensome or onerous on it, or in relation to whom HTIL determines, in its sole discretion, that there are other difficulties in effecting the Distribution; by reference to the registers of members of HTIL as at the Latest Practicable Date, such jurisdictions shall exclude the United Kingdom and the British Virgin Islands

DEFINITIONS

“HTIL Qualifying ADS Holders”	holders of HTIL ADSs on the Distribution Record Date

“HTIL Qualifying Shareholders”	HTIL Shareholders whose names appear on either of the registers of members of HTIL on the Distribution Record Date

“HTIL Shareholder(s)”	registered holder(s) of the HTIL Shares

“HTIL Share(s)”	ordinary share(s) with a nominal value of HK$0.25 each in the share capital of HTIL

“Hutchison GlobalCentre”	Hutchison GlobalCentre Limited, a subsidiary of the Company and incorporated in Hong Kong

“Hutchison Macau”	Hutchison Telephone (Macau) Company Limited, a subsidiary of the Company and incorporated in Macau

“Hutchison Telecom”	Hutchison Telecommunications (Hong Kong) Limited, a subsidiary of the Company and incorporated in Hong Kong

“HWL”	Hutchison Whampoa Limited, a company incorporated in Hong Kong, whose shares are listed on the Main Board of the Stock Exchange (Stock Code: 13)

“HWL Group”	HWL and its subsidiaries (including HTIL and the Company)

“IFRS”	International Financial Reporting Standards

“Introduction”	the Listing by way of introduction pursuant to the Listing Rules

“Latest Practicable Date”	14 April 2009, being the latest practicable date prior to the printing of this Listing Document for ascertaining certain information for inclusion in this Listing Document

“Listing”

the listing of, and permission to deal in, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme, on the Main Board of the Stock Exchange

“Listing Committee”	the listing committee of the Stock Exchange

“Listing Date”	the date, expected to be on or about 8 May 2009, on which Listing first occurs

“Listing Document”	this listing document dated 20 April 2009 issued by the Company in relation to the Introduction

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange

DEFINITIONS

“Loan Capitalisation”	the issue of 4,814,346,176 Shares to capitalise the interest-free loans of HK$12,417,860,284.11, which are owing by the Company to HTI (Cayman), to occur prior to the Distribution

“Macau”	the Macau Special Administrative Region of the PRC

“Memorandum” or “Memorandum of Association”	the memorandum of association of the Company, as amended from time to time

“MOP”	Macau Pataca, the lawful currency of Macau

“NEC”	NEC Corporation

“NWT”	New World Telecommunications Limited, one of the fixed-line telecommunications operators in Hong Kong

“OFTA”	Office of the Telecommunications Authority of Hong Kong, the executive arm of the TA

“OHL”	Ommaney Holdings Limited, a subsidiary of HWL and incorporated in Hong Kong

“Pass Through Agreement”

the agreement dated 17 April 2009 and made between HWL and the Company pursuant to which the Company agrees, subject to limited exceptions and satisfaction of the conditions stated therein, that with effect from the Listing Date, the rights and obligations of HWL contained in the HK Shareholders’ Agreements, will be passed through to the Company

“PCCW-HKT”	(i) Hong Kong Telecommunications (HKT) Limited when referred to as one of the mobile telecommunications operators in Hong Kong

(ii)

Hong Kong Telecommunications (HKT) Limited together with PCCW-HKT Telephone Limited as co-licensees when referred to as (a) the CDMA 2000 mobile telecommunications operator in Hong Kong or (b) one of the fixed-line telecommunications operators in Hong Kong

“PLDT MVNO Arrangement”

the co-operation agreement dated 12 March 2008 and made amongst HGC, PLDT Global Corporation and PLDT Italy S.r.l. for the establishment of a MVNO/reseller business for providing mobile telecommunications services in Italy

DEFINITIONS

“PRC” or “China”	the People’s Republic of China, but for the purposes of this Listing Document only (unless otherwise indicated), excluding Hong Kong, Macau and Taiwan

“Property Valuer”	DTZ Debenham Tie Leung Limited, being the property valuer to the Introduction

“Remaining HTIL Group”	the HTIL Group following the Distribution, which will exclude the Group

“Resulting HWL Group”	the HWL Group excluding the Group and the Remaining HTIL Group

“Resulting HWL Group Secured Facility”	the US$710 million secured facility made available by the Resulting HWL Group to the Group from 30 March 2009 which, if utilised, is due on 30 June 2010

“SEC”	the United States Securities and Exchange Commission

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended from time to time

“Share Option Scheme”

the share option scheme conditionally approved and adopted by our then sole Shareholder on 6 April 2009, the principal terms of which are summarised in the section headed “General Information — Share Option Scheme” in Appendix V to this Listing Document

“Shareholder(s)”	holder(s) of the Share(s)

“Share(s)”

ordinary share(s) in the capital of our Company with a nominal value of HK$0.25 each. Please also refer to the section headed “History — Loan Capitalisation” in this Listing Document for details of the issue of 4,814,346,176 Shares to occur prior to the Distribution pursuant to the Loan Capitalisation

“SmarTone-Vodafone”	SmarTone-Mobile Communications Limited, one of the mobile telecommunications operators in Hong Kong

“Spin-Off”	the spin-off of the Company by HWL and HTIL to be effected by way of the Distribution

“Sponsor”	the sponsor of the Introduction, being Goldman Sachs (Asia) L.L.C.

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“subsidiary”	has the meaning ascribed to such term in the Listing Rules

DEFINITIONS

“substantial shareholder”	has, unless the context requires otherwise, the meaning ascribed to such expression under the Listing Rules

“TA”	the Telecommunications Authority of Hong Kong, the regulator of the telecommunications sector in Hong Kong

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“Telecommunications Ordinance”	the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong), as amended from time to time

“Telecommunications Regulations”	Telecommunications Regulations (Chapter 106A of the Laws of Hong Kong), as amended from time to time

“Track Record Period”	the three years ended 31 December 2008

“United States” , “US” or “USA”	the United States of America, its territories, its possessions and all areas subject to its jurisdiction

“US dollars” or “US$”	United States dollars, the lawful currency of the United States

“US$2.5 billion HWL Secured Facility”

the senior secured term loan/revolving facility made available to HTIL and HTCL pursuant to an agreement dated 25 November 2008 for a maximum aggregate amount of US$2.5 billion which matures on 15 November 2011

“Watson”	A.S. Watson Group (HK) Limited, a subsidiary of HWL and incorporated in BVI

“Wharf T&T”	Wharf T&T Limited, one of the fixed-line telecommunications operators in Hong Kong

GLOSSARY OF TECHNICAL TERMS

This glossary contains certain definitions of technical terms used in this Listing Document in connection with our Company and our business. As such, some terms and definitions may not correspond to standard industry definitions or usage of these terms.

“2G”

a type of wireless communications technology, based on digital technology, including GSM, CDMA IS95A and D-AMPS technology, which was developed primarily for voice applications and, where the context requires, references to 2G include 2.5G

“2.5G”	a generic description for enhanced 2G wireless communications technologies, including CDMA IS95B and GPRS, that enable packet-based transmission at accelerated bit rates

“3G”	a wireless communications technology recognised by the ITU as being capable of data transmission speeds of 144 Kbps or higher and included in the ITU’s IMT-2000 standard

“AMPS”	Advanced Mobile Phone Service, an analogue cellular telephone technology that operates in the 800/900 MHz band frequency range and is used mainly in the US

“analogue”	a method of storing, processing and transmitting information through the continuous variation of a waveform signal

“ARPU”	average revenue per user, including subscriber billed and inbound roaming revenues

“bandwidth”

the physical characteristic of a telecommunications system that indicates the speed at which information can be transferred. In analogue systems, it is measured in cycles per second (Hertz) and in digital systems in binary bits per second (Bit/s)

“base station” or “radio base station”	radio equipment used for transmitting and receiving signals to and from handsets and other radio transmitting and receiving devices

“base station controller”	a switch controlling a number of base stations

“BlackBerryTM”	a mobile, wireless device developed by Research In Motion Limited that deploys push-based technology to automatically deliver email and other data

GLOSSARY OF TECHNICAL TERMS

“broadband”	a service or connection allowing a considerable amount of information to be conveyed, such as television pictures. Generally defined as a bandwidth greater than 2 Mbps

“BWA Spectrum”	the broadband wireless access spectrum made available by the TA for auction in January 2009

“carrier”	an operator of telecommunications system or provider of services utilising such system

“CDMA”	Code Division Multiple Access, a wireless communications technology pioneered by Qualcomm Incorporated

“CDMA IS95A”	a CDMA standard published by the TIA and the basis for many commercial CDMA 2G systems around the world

“CDMA IS95B”	a CDMA standard published by the TIA and often categorised as a 2.5G technology

“CDMA2000”	represents a family of CDMA technologies including CDMA2000 1X and CDMA2000 1xEV-DO technologies that are recognised by IMT-2000

“CDMA2000 1X”	an ITU approved IMT-2000 3G standard based on CDMA technology

“CDMA2000 1xEV-DO”	an ITU approved IMT-2000 3G standard based on CDMA technology which builds on CDMA2000 1X technology

“cell”	coverage area for a single base transceiver station in a mobile telecommunications network

“cell site”	the location of a base station in a mobile telecommunications network

“churn”	subscriber disconnections, both voluntary and involuntary

“churn rate”	the total number of customers who disconnect from a network, either involuntarily or voluntarily, in a given period, expressed as a percentage of the average number of customers during such period

“D-AMPS”	Digital Advanced Mobile Phone Service, a type of cellular phone service, using the TDMA technology

“digital”	the use of binary code to represent information

GLOSSARY OF TECHNICAL TERMS

“dualband”	in the context of GSM telecommunications networks, those networks and/or handsets operating on both the 800/900 MHz and 1700/1800 MHz bands

“EDGE”

Enhanced Data rates for GSM Evolution, one of the three technology upgrade options available to GSM networks, along with GPRS and HSCSD. EDGE is designed to enable the delivery of multimedia and other broadband applications to mobile phone and computer users

“email(s)”	electronic message(s) sent via the Internet or any other network

“fibre optic”	a cable made of glass fibres through which signals are transmitted as pulses of light

“fibre-to-the-building network”	the fibre network which connects facility centres and hubs to the buildings

“FMIC”	fixed-mobile interconnection charge

“FTNS”	fixed telecommunications network services which are regulated and licensed in Hong Kong by the TA for internal and external telecommunications services between fixed points

“GPRS”

General Packet Radio Services, one of three technology upgrade options for GSM networks, along with HSCSD and EDGE. It is a packet-based wireless communication service which promises data rates from 8.8 up to 171.2 Kbps and continuous connection to the Internet for mobile phone and computer users

“GSM”

Global System for Mobile Communications, which is the de facto wireless telephone standard in Europe and is the most widely used of the three digital wireless telephone technologies (TDMA, GSM and CDMA)

“GSM 800/900”	Global System for Mobile Communications standard, which uses the 800/900 MHz frequency band

“GSM 1700/1800”	Global System for Mobile Communications standard, which uses the 1700/1800 MHz frequency band

“GSM 1900”	Global System for Mobile Communications standard, which uses the 1900 MHz frequency band

GLOSSARY OF TECHNICAL TERMS

“HSCSD”

High Speed Circuit Switched Data, one of three evolutionary paths, along with EDGE and GPRS, which provides an upgrade of the GSM networks to improve their data capability and provides higher data throughout by concatenating a number of timeslots, each delivering 14.4 Kbps

“HSDPA”	High Speed Downlink Packet Access, which can support downlink speeds of 1.8 Mbps, 3.6 Mbps, 7.2 Mbps and 14.4 Mbps

“HSPA+”	High Speed Packet Access Evolution, which can support downlink speed up to 84 Mbps with MIMO and uplink speed up to 22 Mbps with MIMO

“ICT”	information communications technology

“IDD”	International Direct Dialling

“IMT-2000”	a global standard for 3G wireless communications defined by a set of interdependent ITU Recommendations

“International roaming”	roaming in a country other than the country of the mobile telecommunications network to which a subscriber subscribes for telecommunications services

“Internet”	a global network of networks accessed by users with a computer and a modem via an ISP

“Internet protocol”	a convention or standard that controls or enables the connection, communication, and data transfer between end points, to communicate data across a packet-switched internetwork

“Internet protocol services”

telecom services using Internet protocol to route traffic packets within or across networks for access or to create connectivity services including but not limited to IPVPN (Internet protocol virtual private network), Internet protocol transit service and ethernet

“IPR”	intellectual property rights

“IRU”	indefeasible rights of use

“ISDN”	Integrated Service Digital Network, a telephone system network that integrates voice and data on the same lines

“ISP” or “Internet service provider”	a provider of access or connectivity to the Internet

GLOSSARY OF TECHNICAL TERMS

“IT”	information technology

“ITU”	International Telecommunications Union, an organisation of the United Nations that oversees cellular standards around the world

“Kbps”	Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second

“LAN”	Local Area Network, a computer network covering a small physical area, such as office or small group of buildings

“local loop”	the access network connection between a customer’s premises and the local exchange

“Mbps”	Megabits per second, which is a measurement of speed for digital signal transmission expressed in millions of bits per second

“MHz”	Megahertz or million hertz

“MIMO”	Multiple Inputs and Multiple Outputs, the use of multiple antennas at both the transmitter and receiver to improve communication performance

“MMS”	Multi-Media Messaging Services

“MNP”	mobile number portability

“mobile telecommunications operator”	a provider of telecommunications services over a network and utilising radio frequency spectrum

“MOU”	minutes of usage per customer

“multimedia”	a communication that uses any combination of different media and may include text, spoken audio, music, images, animation and video

“MPNP”	mobile party’s network pays

“MVNO”	Mobile Virtual Network Operator, a mobile operator that does not own mobile radio networks but rather purchases wholesale capacity from one of the mobile network operators

“narrowband”	a service or connection allowing only a limited amount of information to be conveyed, such as for voice telecommunications

GLOSSARY OF TECHNICAL TERMS

“number portability”	the ability to use the telecommunications services of a new provider with the transfer of a customer’s existing number

“paired spectrum”

a bit of spectrum in a lower frequency band, and a bit of spectrum in an upper frequency band. Paired spectrum is often specified in a form like “2x15 MHz” meaning 15 MHz in a lower band and 15 MHz in an upper band

“PC”	personal computer

“PCS”	Personal Communications System, a generic term used to describe the digital cellular services. PCS operates at 1700/1800 MHz (and above). In Hong Kong, PCS is used interchangeably with GSM 1800

“PMRS”	Public Mobile Radiotelephone Services, the generic term to describe the GSM, CDMA and TDMA based services in Hong Kong

“PNETS”

Public Non-Exclusive Telecom Services, a term used by OFTA for Internet service providers, value-added service providers, external telecommunications services, mobile virtual network operator, private payphone operator, etc.

“POP”	Point of Presence

“postpaid”	mobile telecommunications service usage paid for by the subscriber upon receipt of the mobile telecommunications operator’s invoice

“prepaid”	mobile telecommunications service usage paid for in advance by the subscriber

“roam” or “roaming”	mobile telecommunications use which involves passing from the local service area of one mobile telecommunications operator to that of another with a compatible network technology

“SIM”	Subscriber Identity Module

“SIM card”	Subscriber Identity Module card

“SMS”	Short Message Service

“spectrum”	the radio frequency spectrum of hertzian waves used as a transmission medium for mobile telecommunications and other services

GLOSSARY OF TECHNICAL TERMS

“switch”	a part of a telecommunications network which routes telecommunications signals to their destination

“switching centre”	the physical location of one or several switching systems

“TACS”	Total Access Communications System, a system similar to AMPS that operates in the 800/900MHz frequency range

“TDMA”	Time Division Multiple Access, a 2G technology developed in the US in which each user making a call is allocated a particular time slot, which he occupies for the duration of the call

“TIA”

The Telecommunications Industry Association, a leading trade association representing the global ICT industries through standards development, government affairs, business opportunities, market intelligence, certification and worldwide environmental regulatory compliance

“transit”	a transit service is a conveyance service provided by a network between two points of interconnection

“triband”	in the context of GSM telecommunications networks, those networks and/or handsets operating on the 800/900 MHz, 1700/1800 MHz and 1900 MHz bands

“UCL”	Unified Carrier Licence, a licence issued by TA for licensing fixed, mobile and/or converged services

“UHF”	Ultra High Frequency

“USIM”

Universal Subscriber Identity Module, an application for universal mobile telecommunications system mobile telephony running on a universal integrated circuit card which is inserted in a 3G mobile phone

“W-CDMA”	Wideband Code Division Multiple Access, a 3G wireless standard adopted by the ITU under the name IMT-2000

“Wi-Fi”	Wireless LAN

FORWARD-LOOKING STATEMENTS

We have included in this Listing Document forward-looking statements that state our intentions, beliefs, expectations or predictions for the future, in particular under the sections headed “Financial Information” and “Business” in this Listing Document.

The forward-looking statements include, without limitation, statements relating to:

•      future developments in the telecommunications industry;

•      the telecommunications industry regulatory environment as well as the telecommunications industry outlook generally;

•      the amount and nature of, and potential for, future development of our business;

•      our operations and business prospects, including development plans for our existing and new businesses and products; and

•      our dividend policy.

In some cases, we use words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “will”, “may”, “should”, “contemplate”, “seek”, “future”, “goal”, “aim”, “objective”, “will likely result”, “will continue”, “will pursue” and “expect” and similar expressions to identify forward-looking statements. All statements other than statements of historical fact included in this Listing Document, including without limitation statements regarding our strategy, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct, and you are cautioned not to place undue reliance on such statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in the section headed “Risk Factors” in this Listing Document, and elsewhere in this Listing Document, including in conjunction with the forward-looking statements included in this Listing Document.

RISK FACTORS

You should carefully consider all of the information set out in this Listing Document and, in particular, should consider the following risks and special considerations associated with our business and the industry in which we operate. The occurrence of any of the following risks could have a material adverse effect on the business, results of operations, financial condition and future prospects of the Group and cause the market price of our Shares to fall significantly.

RISKS RELATING TO OUR BUSINESS

1	We face significant competition in our markets, which could affect current and potential customers, revenues and profitability

We face significant competition in our markets. In particular, we expect competition among providers of mobile telecommunications services, including new entrants such as MVNOs, to continue to drive prices lower for services and handsets.

In Macau, DSRT, the regulator of the telecommunications sector, has announced that it will award a fourth 3G licence to a third party telecommunications provider in 2009. The issuance of a fourth 3G licence would further increase the already intense competition among mobile telecommunications operators in Macau, which may adversely affect our market share, financial condition and results of operations.

Our market position will also depend on effective marketing initiatives and our ability to anticipate and respond to various competitive factors affecting the industry, including new services, pricing strategies by competitors, changes in consumer preferences and economic, political and social conditions in Hong Kong and Macau. Any failure by us to compete effectively, including in terms of pricing of services, anticipating and developing new technologies and services, acquisition of new customers and retention of existing customers, could have a material adverse effect on our business, financial condition and results of operations.

2	We may not realise the benefits we expect from our capital or other expenditures, which may adversely impact our business

Our businesses are capital-intensive and we have made significant capital expenditures on our network infrastructure and information technology systems to provide the services we offer. Our capital expenditures on property, plant and equipment were HK$981 million in 2007 and HK$1,108 million in 2008, which were comprised of expenditures on telecommunications infrastructure and network equipment, roadwork and block-wiring for our fixed-line network and customer premises equipment. In order to continue to develop our business and offer new services, we intend to continue to make investments, including investments in new technologies, which we expect will require substantial capital expenditures. Our estimated capital expenditure on property, plant and equipment for 2009 of approximately HK$1,357 million is mainly for capacity expansion, upgrading our mobile network to HSPA+ and expansion of our fibre-to-the-building network. We expect to incur significant capital expenditures from 2010 to utilise our newly acquired BWA Spectrum.

RISK FACTORS

We may not be successful in developing our business and offering new services to customers, thus impairing the return from our expenditures. We cannot assure you that services enabled by new technologies we implement will generate an acceptable rate of return. In addition, we face the risk of unforeseen complications in the deployment of new technologies, and we cannot assure you that our estimate of the necessary capital expenditure will not be exceeded. If we do not realise the anticipated benefits of our capital expenditures, or if our required expenditures exceed our estimates, our financial condition and results of operations could be materially and adversely affected.

We incur material costs in acquiring and retaining customers, through initiatives such as the provision of discounted mobile handsets. We cannot assure you that the revenue generated from these customers will provide an adequate return on these costs.

3	We have a high level of debt

We have now and will continue to have for the foreseeable future a significant amount of debt. In the past, we have relied on loans from third parties that were either secured by a pledge of assets of the Group or guaranteed by the HTIL Group, as well as loans from members of the HTIL Group, to help meet our working capital and other capital requirements. As security in support of the 2008 External Facility, HTIL acted as a guarantor in respect of all of the borrowers’ obligations under the finance documents. As at the Latest Practicable Date, approximately HK$4,940 million remained outstanding under the 2008 External Facility. The 2008 External Facility will mature on 14 May 2009. From 30 March 2009, the Resulting HWL Group committed to make available to HTCL the Resulting HWL Group Secured Facility. As at the Latest Practicable Date, the Group received firm offers to provide finance facilities in respect of an aggregate of HK$5,750 million from a number of independent financial institutions wishing to participate in a stand-alone refinancing of the 2008 External Facility. Unless the Directors consider it to be in the best interests of the Shareholders (having regard to all relevant considerations such as timing at which to access the debt markets, available pricing and all other underlying terms) for the Company to accept the offers to refinance the amount outstanding under the 2008 External Facility from independent financial institutions referred to above, the Group intends to effect such refinancing using the Resulting HWL Group Secured Facility on or about 14 May 2009 with the balance to fund the Group’s working capital. As at the Latest Practicable Date, the Group had yet to drawdown any loan under the Resulting HWL Group Secured Facility. As at 31 December 2008, we had outstanding loans from HTI (Cayman) in an aggregate amount of approximately HK$12,418 million. As at 31 December 2008, we also had contingent liabilities in an aggregate amount of HK$551 million. Prior to the Distribution, the outstanding loans from HTI (Cayman) of approximately HK$12,418 million will be converted into equity, thereby lowering our overall debt levels. Please refer to the sections headed “History — Loan Capitalisation” and “Financial Information — Liquidity and Capital Resources — Cash balances and outstanding debt” in this Listing Document.

Except for certain specific commitments described in the section headed “Connected Transactions — Financial Assistance to the Group by Connected Persons” in this Listing Document, neither the Remaining HTIL Group nor the Resulting HWL Group has any obligation to continue to guarantee loans or provide funding to us. We cannot assure you that we will be able to renew existing loans or borrow additional funds on the same terms or at all.

RISK FACTORS

Furthermore, we may incur significantly higher funding costs if we no longer have the benefit of such guarantees or loans. Further details concerning the Group’s financing arrangements and intentions are set out in the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Independent financial viability” in this Listing Document.

Our high level of debt and our commitments to other contingent material payments could:

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  require us to dedicate a substantial portion of our cash flow from operations to debt payments or other payment obligations, thereby decreasing the availability of our cash flow for business operations;

•                  limit our flexibility and planning for, or reacting to, changes in our business and the telecommunications industry;

•                  result in loss of any assets pledged as security in the event we are unable to meet payment obligations; and

•                  prevent us from accessing credit or equity markets to satisfy our repayment obligations as they become due on favourable terms, or at all.

Any of these outcomes could materially and adversely affect our business, financial condition and results of operations.

4	Our current liabilities have historically exceeded, and may continue to exceed, our current assets, which may constrain our operational flexibility

Our current liabilities have generally exceeded our current assets in recent years, and we had net current liabilities of HK$10,184 million, HK$19,412 million and HK$19,119 million as at 31 December 2006, 2007 and 2008, respectively. Excluding the approximately HK$12,418 million of outstanding loans from HTI (Cayman) which will be converted to equity prior to the Distribution, we would have had net current liabilities of HK$6,701 million as at 31 December 2008. Our high level of net current liabilities could constrain our operational flexibility as well as adversely affect our ability to expand our business.

5	Any asset impairment could adversely affect our financial condition and results of operations

We have non-current assets such as property, plant and equipment, other intangible assets, goodwill and investments in jointly controlled entities, and we are required to review these assets for impairment at the end of each financial year. This review is made with reference to the recoverable amounts in respect of those assets. Impairment of any of these assets could

RISK FACTORS

adversely affect our financial condition and results of operations. The recoverable amount of an asset is the greater of its fair value less costs to sell and its value-in-use. If the value of an asset as reflected in our balance sheet is higher than its recoverable amount, we must make an asset impairment charge to our income statement.

The recoverable amount of an asset depends on the prevailing market conditions at the time of the review, the nature of the asset, its fair value and estimated future cash flows that are expected to be derived from the asset. The discount rate used in this review reflects our current market assessment of the time value of money and the risks specific to the asset. As at 31 December 2008, our non-current assets that are subject to asset impairment review amounted to approximately HK$16,643 million, representing 89.5% of our total assets. Any reduction in the recoverable amount of an asset below its carrying value, whether due to a weak economic environment, challenging market conditions, asset or portfolio sale decisions by management or any other condition or occurrence, could be charged to the income statement and could thus materially and adversely affect our results of operations and shareholders’ equity in the period in which the impairment occurs.

6	Our controlling shareholder may take actions that are not in, or may conflict with, our other Shareholders’ best interests

Immediately following the Distribution, our controlling shareholder will be HWL, which will hold approximately 60.4% of our Shares through its subsidiaries, thereby giving HWL the ability to control actions that require majority Shareholders’ approval.

If the interests of HWL conflict with the interests of our other Shareholders, or if HWL chooses to cause our business to pursue strategic objectives that conflict with the interests of our other Shareholders, those other Shareholders could be disadvantaged by the actions that HWL chooses to pursue. Except as otherwise disclosed in the section headed “Connected Transactions” in this Listing Document, HWL is not obligated to provide us with financial support or to exercise its rights as a Shareholder in our best interests or the best interests of our minority Shareholders. In addition, we have entered into non-competition agreements with each of HWL and HTIL that limit the markets, principally on a geographical basis, in which each party may operate. The restrictions in these non-competition agreements will terminate if HWL’s interest in us or, additionally in the case of our non-competition agreement with HTIL, its interest in HTIL, falls below specified thresholds. Please refer to the section headed “Relationship with HWL and HTIL — Non-Competition Agreements” in this Listing Document. If these non-competition restrictions are terminated, HWL and/or HTIL may compete with us in the future. We cannot assure you that any conflicts of interest or overlap of business activities and operations between HWL, HTIL and us will not materially and adversely affect our financial condition, results of operations and prospects.

Furthermore, certain adverse events may occur if HWL’s equity interest in our Company falls below specified thresholds, which is an event that would be beyond our control. For example, if the relevant change of control provisions were triggered and restrictions in our non-competition agreements were to terminate, “3”, “HUTCH”, “Hutchison Telecom”, “HGC” and other brands may become available for use by the Resulting HWL Group in Hong Kong and Macau.

RISK FACTORS

7

We do not own all of the intellectual property rights necessary to operate our business, and if any of these intellectual property rights were to become unavailable to us, we could face disruptions in our operations

We do not own all of the intellectual property rights to the brand names that we use to market our services. We have arrangements with the Resulting HWL Group pursuant to which we have rights to use the “3” brand in its various forms royalty free, and also rights to use the “HUTCH”, “Hutchison Telecom” and “HGC” and other trade marks that include the word “Hutchison” or derivations thereof (“Other IPRS”) royalty-free until the relevant member of the Group ceases to be a subsidiary of HIL (a member of the Resulting HWL Group) or such other change of control provisions as agreed between the relevant members of the Group and the Resulting HWL Group are triggered. We use the “3” brand in Hong Kong and Macau.

The Resulting HWL Group has the right to terminate its brand licensing arrangement in respect of the “3” brand and/or the Other IPRS with our operating companies upon the occurrence of certain customary termination events (such as material breach of the agreement by the licensee, commencement of liquidation proceedings on the licensee or revocation or suspension of the licence of the licensee for operation of its business). The Resulting HWL Group may also terminate the licensing arrangement in respect of the “3” brand if its indirect aggregate interest in those licensee-operating companies falls below specified thresholds ranging from 30% to 20%. If these ownership thresholds are breached, which is an event that would be beyond our control, we may have to renegotiate the terms of these trade mark arrangements and/or pay royalties for the use of the relevant trade marks and domain names, or could lose the use of such trade marks and domain names altogether. We cannot assure you that the fees and terms of use will be commercially acceptable to us if we have to renegotiate these arrangements, or if we have to enter into alternate brand licensing arrangements with third parties. If the “3”, “HUTCH”, “Hutch Telecom” and/or “HGC” brands under which we operate become unavailable to us, we could face a loss of brand recognition in the markets in which we operate, as well as disruptions in our operations while new, alternate licensing arrangements are secured. As a consequence, our business, financial condition and results of operations could be materially and adversely affected due to the importance of the trade marks and domain names to the branding of our business operations.

Additionally, during the ordinary course of our business we utilise third party intellectual property licensed to us. If we were to breach these licences or have such licences revoked, this could materially and adversely affect our business, financial condition and results of operations.

8	Our historical financial condition and results of operations may have been different had we been operated as a stand-alone enterprise

Our consolidated financial information included elsewhere in this Listing Document may not reflect what our historical financial condition and results of operations would have been if we had operated as a separate group of companies, instead of as a part of the HTIL Group, and they are not necessarily indicative of our future financial condition or results of operations. Our consolidated financial information has been prepared as if our Company and the structure of our ownership of our subsidiaries had been in existence at all dates and during all the periods

RISK FACTORS

presented or, if shorter, since the respective dates of incorporation, establishment or acquisition of our subsidiaries. For further information on the presentation of our consolidated financial information, please refer to Notes 1, 2(a), 2(c) and 2(d) in the Accountant’s Report set out in Appendix I to this Listing Document.

As part of the HTIL Group, we have been able to secure guarantees and other credit support and procure products and services which may not have been available to us on the same terms had we operated as a stand-alone enterprise. For example, for the past three years our network build-out and operating costs have been partially funded by the HTIL Group, directly in the form of shareholder loans and indirectly in the form of guarantees. The Remaining HTIL Group may no longer provide new shareholder loans or guarantees, and we will need to procure alternative funding sources for our capital expenditure requirements as an independent group of companies. Our funding costs may increase as a result, which may affect our financial condition and results of operations in future periods.

9	We require substantial amounts of capital for our business operations

We require substantial capital to build, maintain and operate our telecommunications networks. We also require significant amounts of capital to market and distribute our services and products, to develop new services and products, to develop and implement new mobile telecommunications technologies and potentially to acquire and invest in other telecommunications companies and spectrum rights. We anticipate that our capital expenditures in 2009 will be similar to those in 2008 due to build-out and completion of our networks. We expect our capital expenditure requirements in 2009 to consist of property, plant and equipment totalling approximately HK$1,357 million. In addition, in March 2009 we invested an additional HK$184 million in Genius Brand and issued a counter-indemnity with a maximum exposure of HK$75 million to a bank, representing our 50% share of the remaining balance of the BWA Spectrum utilisation fee and our 50% share of a BWA performance bond issued by the bank on behalf of Genius Brand, respectively. Please refer to the section headed “Financial Information — Liquidity and Capital Resources — Capital expenditures” in this Listing Document. If our future capital expenditures exceed our cash resources, we will be required to seek additional debt or equity financing. Our ability to obtain additional financing on favourable commercial terms will depend on a number of factors, including:

•                  our future financial condition, results of operations and cash flows;

•                  general market conditions for financing activities by mobile and fixed-line telecommunications companies; and

•                  economic, political and other conditions affecting the markets where we operate.

Any new borrowings could include terms that restrict our financial flexibility, including the debt we may incur in the future, or may restrict our ability to manage our business as we had intended.

RISK FACTORS

10	We may not be able to sustain our revenue growth rate

While we have maintained a compounded annual revenue growth rate of approximately 11% for the past three years, we cannot assure you that this trend will continue. Our future revenues will depend significantly on our ability to retain existing customers and to attract customers from other operators as well as on our ability to generate higher revenues from existing customers. The current economic downturn may have an adverse impact on our business and, in particular, revenues generated from roaming and BlackBerryTM data services.

11	We have outsourced a significant portion of our operations to third party service providers and therefore do not have full control over the services provided to our customers

We rely on third parties in a number of critical areas of our operations, including network management and maintenance, information technology and hotline support services, for the provision of telecommunications services to our customers. While there are alternate service providers available in the market, and whilst we have had experience in securing alternative providers for certain aspects of our operations in the past, no assurance can be given that we will able to secure such alternative providers on terms commensurate with the existing arrangements, in the future. We also rely in substantial part on owners of “3” franchisees and dealers for the sale of our products and services. If any of these third parties were to fail to provide these services and no alternative is secured by us, our business could be materially and adversely affected, including our financial performance and growth prospects.

12	We may not be able to maintain our network performance and, as a result, may not be able to provide telecommunications services to a substantial portion of our customers for an extended period of time

Some elements of our networks, such as switching and data platforms, perform critical functions for broad sectors of our network operations. Damage to such critical elements may cause an entire sector of our network coverage to be rendered non-functioning and, as a result, we may not be able to provide telecommunications services to a substantial portion of our customers. It is not possible to determine in advance how effective our business contingency and recovery plans will be, and in particular, how quickly we will be able to restore service. In the event that we are unable to provide telecommunications services to a substantial portion of our customers for an extended period of time, our business and results of operations will be materially and adversely affected.

13	We cannot assure you that we will make dividend payments in the future

We may pay dividends to our Shareholders in the future. However, such payments will depend upon a number of factors, including our results of operations, earnings, capital requirements and surplus, general financial condition, contractual restrictions, macroeconomic outlook and other factors considered relevant by our Board of Directors. There can be no assurance that we will declare or distribute any dividend on our Shares. The dividend distribution record of HTIL in the past should not be used as a reference or basis to determine the level of dividends that may be declared or paid by us in the future. Please refer to the section headed “Financial Information — Dividend Policy” in this Listing Document.

RISK FACTORS

As at 31 December 2008, we had accumulated losses of HK$2,329 million and deficit attributable to equity holders of the Company of HK$2,394 million, which may constrain our ability to pay dividends. Except as permitted under the Companies Law and the common law of the Cayman Islands, we are not permitted to distribute dividends unless we have a profit, realised or unrealised, or a reserve set aside from profits which our Directors determine is no longer needed. With the sanction of an ordinary resolution, dividends may also be declared and paid out of share premium account. Please refer to the description on dividends contained in the summary of our Articles of Association in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law — Cayman Islands Company Law” in Appendix IV to this Listing Document. We currently have no reserves set aside from profits for the payment of dividends. Our ability to service our debts and pay dividends may be further subject to restrictive covenants contained in indentures and/or loan agreements governing, in each case, indebtedness we may incur.

Furthermore, our cash flows are principally derived from dividends paid to us by our operating companies. As a result, our ability to distribute dividends largely depends on earnings from our operating companies and their ability to pay dividends out of those earnings. We cannot assure you that our operating companies will generate sufficient earnings and cash flows to pay dividends or otherwise distribute sufficient funds to enable us to meet our obligations, pay interest and expenses or declare dividends.

14	We depend on certain key personnel, and our business and growth prospects may be disrupted if we lose their services

Our future success is dependent upon the continued service of our key executives and employees. We cannot assure you that we will be able to retain these executives and employees. If one or more of our key personnel were unable or unwilling to continue in their present positions, or if they joined a competitor or formed a competing company, we may not be able to replace them easily, our business may be significantly disrupted and our financial condition and results of operations may be materially and adversely affected. Furthermore, since our industry is characterised by high demand and increased competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure you that we will be able to attract and retain the key personnel that we will need to achieve our business objectives.

15	Our business relies on sophisticated billing and credit control systems, and any problems with these systems could interrupt our operations

Sophisticated billing and credit control systems are critical to our ability to increase revenue streams, avoid revenue losses, monitor costs and potential credit problems and bill our customers properly and in a timely manner. We expect new technologies and applications to create increasing demands on our billing and credit control systems. Any damage or interruptions in operation or failure of our servers, which are used for the billing and credit control systems, could result in an interruption in our operations, and this in turn could materially and adversely affect our financial condition, results of operations and prospects.

RISK FACTORS

16

We operate principally in Hong Kong and Macau, and adverse economic or other events affecting these regions or any significant worsening to the present global financial turmoil could significantly impact our business

Our business of providing mobile and fixed-line telecommunications services is concentrated principally in a narrow geographic region of Hong Kong and Macau. Changes in demand, economic and political developments and regulatory changes in the region will have a significant effect on our business, results of operations and financial condition. In addition, adverse weather conditions, earthquakes, fires, power loss, telecommunications failures, breakage of land or submarine transmission cables, military or terrorist activity or similar events within Hong Kong or Macau or in the nearby region may cause significant disruption to our business operations. The outbreak of any severe contagious disease or pandemic within Hong Kong, Macau or in the nearby region could also have a material adverse effect on our business, results of operations and financial performance. Any significant and protracted worsening to the present global financial and economic climate could result in a change to the spending or usage behaviour of our customers which could have an adverse impact on our buseinss, results of operations and financial performance. In particular, the inbound and outbound roaming usage may be adversely affected in such worsening circumstances as there are likely to be less visitors and tourists coming to Hong Kong and Macau, and less of our customers going abroad.

RISKS RELATING TO THE TELECOMMUNICATIONS INDUSTRY GENERALLY

17	The telecommunications industry is a highly regulated industry in which regulators’ decisions may materially and adversely affect our financial condition and results of operations

Our business is highly regulated. We are subject to government regulation regarding licences, competition, frequency spectrum allocation and costs and arrangements pertaining to interconnection and leased lines. Our business and operations could be materially and adversely affected by changes in laws, regulations or government policy affecting our business activities. For example, following 27 April 2009, there would be no pre-set regulatory guidance for the interconnection charging arrangements between fixed-line and mobile telecommunications operators in Hong Kong. This regulatory change will require the renegotiation of our interconnection agreements. We cannot predict with accuracy or assure you on the timing, likelihood or likely magnitude of any future regulatory reform, tariff adjustments generally or the extent of any potential impact such regulatory reform or tariff adjustments would have on our business. We cannot assure you that our business, financial condition and the results of operations will not be materially and adversely affected by any government-mandated regulatory reform or tariff adjustments in the future.

18

Required licences and permits and commercial agreements with third parties may be difficult to obtain for operating a network and, in the case of licences and permits, once obtained may be amended or revoked or may not be renewed

Our operation of telecommunications networks and the provision of related services are regulated to varying degrees by governmental and/or regulatory authorities. Our operating licences specify the services we can offer and the frequency spectrum that we can utilise for mobile operations. These licences are subject to review, interpretation, modification or

RISK FACTORS

termination by the relevant authorities. We cannot assure you that the relevant authorities will not take actions that could materially and adversely affect us. Nor can we assure you that the existing operating licences will be renewed or that any renewal on new terms will be commercially acceptable to us. If we fail to renew any of our licences, we may lose the ability to continue to operate the affected business, and the realisable value of our relevant network infrastructure and related assets may be materially and adversely affected. Please refer to the section headed “Regulation — Specific Policies and Regulations — Licensing framework” in this Listing Document.

For example, the Macau government has recently renewed our 2G GSM mobile licence, which will now expire on 8 July 2012. We cannot assure you that our 2G GSM mobile licence will be further renewed after the existing term.

The rules of government regulatory authorities in Hong Kong and Macau may require us to meet specified network build-out requirements and schedules and satisfy various obligations, including minimum specified quality, service, coverage criteria and capital investment. Failure to comply with these obligations could result in the imposition of fines or the revocation or forfeiture of the licence for that area. Furthermore, the need to meet scheduled deadlines may cause us to expend more resources than otherwise budgeted for a particular network build-out.

The deployment of our networks requires various approvals or permits from governmental and/or regulatory authorities and/or commercial agreements with private parties. In our fixed-line business, we have to apply for government permits to conduct work on our network lines that lay beneath roadways. To gain access to buildings outside our fixed-line network coverage, we have to obtain either (i) the approval from the building manager to install our block-wiring within the building or (ii) an acceptable commercial arrangement with the block-wiring provider of the building. If we cannot make such arrangements on favourable terms or at all, we may not be able to provide our fixed-line services on a commercially viable basis. In our mobile business, the approvals and permits for establishing cell sites may include building, construction and environmental permits, antenna and mast deployment approvals, other various planning permissions and commercial agreements with land owners. The process of obtaining the required approvals and permits may be lengthy, and we have experienced, and may continue to experience, difficulties in obtaining some of these approvals and permits. Failure to obtain approvals or permits could have an adverse effect on the extent, quality and capacity of our network coverage and on our ability to continue to market our products and services effectively.

19	We are dependent on interconnection with our competitors’ networks and associated infrastructure as well as roaming arrangements with other telecommunications operators

Our ability to provide commercially viable mobile and fixed-line telecommunications services depends, in part, upon our interconnection arrangements with other telecommunications operators. In particular, we are dependent on interconnection with our competitors’ mobile and fixed-line networks and associated infrastructure for the successful operation of our business. Outside our self-owned network coverage, our fixed-line network relies on obtaining connections from our competitors on favourable terms in order to extend the network coverage

RISK FACTORS

on a commercially viable basis. We cannot assure you that we will be able to maintain our interconnection agreements on terms that are commercially acceptable to us or that any material increase in the interconnection expenses would not have a material adverse effect on our financial condition and the results of our operations. Please refer to the section headed “Regulation” in this Listing Document.

Our operating companies are also dependent upon roaming agreements with other telecommunications operators as a source of revenues when other telecommunications operators’ customers roam on our networks or our customers roam on their networks. If these roaming agreements were to terminate, or if the other telecommunications operators were to deploy incompatible technologies, our roaming revenues and profits may be materially reduced.

20	Rapid technological changes may increase competition and render our technologies, products or services obsolete

The global telecommunications industry is characterised by rapid increases in the diversity and sophistication of the technologies and services offered. As a result, we may face increasing competition from technologies currently being developed, or which may be developed in the future, by both our existing competitors as well as new market entrants. The development and application of new technologies involve time, substantial cost and risks. Our competitors may be more effective than us at developing or marketing new technologies, products and services. We cannot accurately predict how emerging and future technological changes will affect our operations or the competitiveness of our services. Similarly, the technologies we employ may become obsolete or be subject to intense competition from new technologies in the future. If we fail to develop, or obtain timely access to, new technologies and equipment, or if we fail to obtain the necessary licences and spectrum to provide services using these new technologies, we may lose our customers and market share and become less profitable.

21	Concerns about health risks relating to the use of mobile handsets may adversely affect our prospects

Media and other reports have linked radio frequency emissions from mobile handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of mobile handsets in Hong Kong or Macau, which could have a material adverse effect on our business, financial condition and results of operations. Various government authorities in Hong Kong or Macau could also increase regulation of mobile handsets and base stations as a result of these concerns. In addition, lawsuits have been filed in the United States against certain participants in the telecommunications industry alleging various adverse health consequences as a result of mobile handset usage, and we may be subject to similar litigation in the future. Research and studies are ongoing, and we cannot assure you that further research and studies will not demonstrate a link between radio frequency emissions and health concerns. Any negative findings in these studies could materially and adversely affect the use of mobile handsets and, as a result, our financial condition, the results of operations and prospects.

RISK FACTORS

RISKS RELATING TO OUR SHARES

22	If an active trading market for our Shares does not develop, the price of our Shares may suffer

We have applied to list our Shares on the Stock Exchange. Prior to the listing of our Shares on the Stock Exchange, there has been no public market for our Shares.

We cannot assure you that an active trading market will develop or be sustained following the listing of our Shares.

The securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Shares.

23	The market price for our Shares may be volatile

The market price for our Shares may be highly volatile and subject to wide fluctuations in response to factors, many of which are outside our control, including the following:

•                  actual or anticipated fluctuations in our periodic operating results;

•                  announcements of new services by us or our competitors;

•                  changes in financial estimates by securities analysts;

•                  conditions in the telecommunications services market;

•                  changes in the economic performance or market valuations of other companies involved in the provision of telecommunications services;

•                  announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•                  additions or departures of key personnel;

•                  actual or potential litigation;

•                  changes in legislation or regulation; or

•                  general economic conditions.

In addition, market prices of shares of telecommunications companies have been and continue to be extremely volatile. As a result, volatility in the price of our Shares may be caused by factors outside our control and may be unrelated or disproportionate to our operating results. These market fluctuations may also materially and adversely affect the market price of our Shares.

RISK FACTORS

24	Our Share price may be affected if additional Shares are sold by our controlling Shareholder or are issued by us

We will have one controlling shareholder immediately after the listing of our Shares on the Stock Exchange. Further details are set out in the section headed “Substantial Shareholders” and General Information — Further Information About Our Directors — Substantial Shareholders” in Appendix V to this Listing Document. Furthermore, our Directors have been granted a general unconditional mandate to issue Shares with an aggregate nominal value of not more than 20% of the aggregate nominal value of the ordinary share capital immediately following the listing of our Shares on the Stock Exchange. Further details are set out in the section headed “Share Capital — General mandate to issue new Shares” in this Listing Document. Our Company and our controlling shareholder are subject to certain restrictions under the Listing Rules on issuing (in case of our Company) or disposing (in the case of our controlling shareholder) of any of our Shares for a period of six months from the Listing Date. These restrictions on our Company do not, among other things, apply to the grant of any options pursuant to a Share Option Scheme. We cannot assure you that our controlling shareholder will not dispose of the Shares held by it or that we will not issue Shares pursuant to the general mandate, upon the expiration of this six month period. We cannot predict the effect, if any, that any future sales of Shares by our controlling shareholder, or the availability of Shares for sale by our controlling shareholder, the issuance of Shares by our Company, or the availability of the general mandate to our Directors, may have on the market price of our Shares. Sales or issuance of substantial amounts of Shares by our controlling shareholder or us, or the market perception that such sales or issuance may occur, could materially and adversely affect the prevailing market price of the Shares.

25

You may face difficulties in protecting your interests because we are incorporated under Cayman Islands law and these laws may provide different protections to minority shareholders than the laws of Hong Kong

Our corporate affairs are governed by our Memorandum of Association and Articles of Association and by the Companies Law and common law of the Cayman Islands. The laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in some respects from those established under statutes or judicial precedent in existence in Hong Kong. Such differences may mean that our minority Shareholders may have different protections than they would have under the laws of Hong Kong. A summary of Cayman Islands law on the protection of minorities is set out in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law — Cayman Islands Company Law” in Appendix IV to this Listing Document.

26	Shareholders may experience further dilution if we issue additional Shares in the future

In order to expand our business, we may consider offering and issuing additional Shares or equity-linked securities in the future. Shareholders may experience further dilution in the net tangible book value per Share of their Shares if we issue additional Shares or equity-linked securities in the future. We currently do not have any definitive plan for any offering of additional Shares or equity-linked securities, particularly in relation to the timing or size of such offering, and such offering may or may not happen.

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

1	Directors’ responsibility for the contents of this Listing Document

This Listing Document includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Group. Our Directors collectively and individually accept full responsibility for the accuracy of the information contained in this Listing Document, and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief there are no other facts, the omission of which would make any statement in this Listing Document misleading.

2	Restrictions on the use of this Listing Document

This Listing Document is published solely in connection with the Introduction. It may not be used for any other purpose and, in particular, no person is authorised to use or reproduce this Listing Document or any part thereof in connection with any offering of shares or other securities of our Company. Accordingly, there is no, and will not be any, offer of or solicitation, or an invitation by or on behalf of our Company and/or the Sponsor to subscribe for or purchase, any of the Shares. Neither this Listing Document nor any other document or information (or any part thereof) delivered or supplied under or in relation to the Introduction may be used for the purpose of, and the delivery, distribution and availability of this Listing Document or such other document or information (or any part thereof) does not constitute, any offer of or solicitation or an invitation by or on behalf of our Company and/or the Sponsor, to subscribe for or purchase any of the Shares.

3	No change in business

No change in the business of our Company is contemplated immediately following the Introduction.

4	Professional tax advice recommended

Shareholders and potential Shareholders should consult their professional advisers if they are in any doubt as to the taxation implications of holding and dealing in the Shares. It is emphasised that none of our Company, the Sponsor, any of their respective directors, agents or advisers or any other person involved in the Introduction accepts responsibility for any tax effects on, or liabilities of, the Shareholders resulting from the holding or dealing in the Shares.

5	Application for listing on the Stock Exchange

Application has been made to the Listing Committee for granting listing of, and permission to deal in, on the Main Board of the Stock Exchange, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme. Dealings in our Shares on the Stock Exchange are expected to commence on 8 May 2009. Save as disclosed herein, none of the Shares are listed on or dealt in on any other stock exchange and no such listing or permission to list is being or is proposed to be sought in the near future.

6	About the Introduction

The Introduction does not involve an offering of new Shares or any other securities and no new proceeds will be raised pursuant to the Listing. By undertaking the Introduction on the Stock Exchange, we seek to avail the HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) with a liquid public market for the Shares.

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

7	Condition of the Introduction

The Introduction is conditional on the Listing Committee granting listing of, and permission to deal in, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme, on the Main Board of the Stock Exchange.

If the above condition is not satisfied on or prior to 30 June 2009, the Distribution will not be made and the Introduction will lapse. We will announce on the next Business Day that the Distribution has not been made and the Introduction has lapsed.

8	Registers of members

Our Company’s register of members in the Cayman Islands will be maintained by Butterfield Fulcrum Group (Cayman) Limited, our share registrar in the Cayman Islands and our Company’s register of members in Hong Kong will be maintained by Computershare Hong Kong Investor Services Limited, our share registrar in Hong Kong.

9	Stamp duty

Dealings in the Shares registered in our Company’s Hong Kong register of members will be subject to Hong Kong stamp duty. The current rate of stamp duty in Hong Kong is HK$2 for every HK$1,000 (or part thereof) of the consideration or, if higher, the fair value of the Shares being sold or transferred.

10	Consequences of holding an interest in Shares

Holders and beneficial owners of Shares should be aware that they may be subject to certain legal requirements under Hong Kong law and the Listing Rules, including, for example, reporting obligations upon reaching certain specified ownership thresholds. You should consult your own legal adviser as to the Hong Kong legal consequences of investing in the Shares.

11	Eligibility for CCASS

If the Stock Exchange grants the listing of, and permission to deal in, our Shares on the Stock Exchange and we comply with the stock admission requirements of HKSCC, our Shares will be accepted as eligible securities by HKSCC for deposit, clearance and settlement in CCASS with effect from the Listing Date or any other date as determined by HKSCC. Settlement of transactions between participants of the Stock Exchange is required to take place in CCASS on the second trading day after any trading day. You should seek the advice of your stockbroker or other professional adviser for details of those settlement arrangements as such arrangements will affect your rights and interests. All necessary arrangements have been made for the Shares to be admitted into CCASS. All activities under CCASS are subject to the general rules of CCASS and CCASS operational procedures in effect from time to time.

INFORMATION ABOUT THIS LISTING DOCUMENT AND THE INTRODUCTION

12	Commencement of dealings in the Shares

Dealings in the Shares on the Stock Exchange are expected to commence on 8 May 2009. The Shares will be traded in board lots of 2,000 each.

13	Spin-off

The Spin-Off and the Introduction will be implemented in compliance with the Listing Rules and Practice Note 15 of the Listing Rules. As the Spin-Off will be effected by way of introduction with no new offering of new Shares or any other securities, there will be no dilution of the indirect attributable interest of the HTIL Qualifying Shareholders (including HWL) in our Company. Accordingly, neither approval of the shareholders of HWL nor of HTIL will be required for the Spin-Off or the Introduction.

14	Currency translations

Unless otherwise specified, amounts denominated in US dollars have been translated, for the purpose of illustration only, into Hong Kong dollars in this Listing Document at the following rate:

HK$7.80: US$1.00

No representation is made that any amounts in US dollars, or Hong Kong dollars can be or could at the relevant dates have been converted at the above rate or any other rates or at all.

DIRECTORS AND PARTIES INVOLVED IN THE INTRODUCTION

DIRECTORS

Name	Address	Nationality

Executive Director

WONG King Fai, Peter	Flat 01, 9th Floor, Block A	British
Villa Lotto
18 Broadwood Road
Hong Kong

Non-executive Directors

FOK Kin-ning, Canning	1 King Tak Street	British
10th Floor
Kowloon
Hong Kong

LUI Dennis Pok Man	Duplex 5, Dynasty Villa 8	Canadian
Dynasty Heights
Beacon Hill
Kowloon
Hong Kong

CHOW WOO Mo Fong, Susan	9A, Po Garden	British
9 Brewin Path
Mid-Levels
Hong Kong

Frank John SIXT	Flat G/B, Knightsbridge Court	Canadian
No. 28 Barker Road
The Peak
Hong Kong

LAI Kai Ming, Dominic	10th Floor Jade House	Canadian
47C Stubbs Road
Hong Kong

Independent Non-executive Directors

CHEONG Ying Chew, Henry	Flat C2, 5th Floor, Park Place	British
7 Tai Tam Reservoir Road
Hong Kong

LAN Hong Tsung, David	Flat 4B, Skylight Tower	Chinese
No. 64 Bonham Road
Hong Kong

WONG Yick Ming, Rosanna	7B, Vienna Court	Chinese
Realty Gardens
41 Conduit Road
Hong Kong

DIRECTORS AND PARTIES INVOLVED IN THE INTRODUCTION

Sponsor	Goldman Sachs (Asia) L.L.C.
68th Floor
Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Legal advisers to our Company	as to Hong Kong law:
Linklaters
10th Floor
Alexandra House
Central
Hong Kong

as to Cayman Islands law:
Conyers Dill & Pearman
Cricket Square
Hutchins Drive, P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

as to PRC law:
King & Wood
40th Floor, Office Tower A, Beijing Fortune Plaza
8 Dongsanhuan Zhonglu
Chaoyang District
Beijing 100020, PRC

Legal advisers to the Sponsor	as to Hong Kong and United States law:
Herbert Smith
23rd Floor
Gloucester Tower
15 Queen’s Road Central
Hong Kong

Legal advisers to HWL and HTIL	as to Hong Kong law:
Freshfields Bruckhaus Deringer
11th Floor
Two Exchange Square
Hong Kong

Reporting accountant	PricewaterhouseCoopers
22nd Floor
Prince’s Building
Central
Hong Kong

Property valuer	DTZ Debenham Tie Leung Limited
16th Floor
Jardine House
1 Connaught Place
Central
Hong Kong

CORPORATE INFORMATION

Registered office	Scotia Centre
4th Floor
P.O. Box 2804
George Town
Grand Cayman KY1-1112
Cayman Islands

Head office and principal place	22nd Floor, Hutchison House
of business	10 Harcourt Road
Hong Kong

Business address in Hong Kong	19th Floor, Hutchison Telecom Tower
99 Cheung Fai Road
Tsing Yi
Hong Kong

Company secretary	Edith SHIH (BSE, MA, MA, EdM, Solicitor, FCIS, FCS(PE))

Audit committee	CHEONG Ying Chew, Henry (Chairman)
LAN Hong Tsung, David
WONG Yick Ming, Rosanna

Remuneration committee	FOK Kin-ning, Canning (Chairman)
CHEONG Ying Chew, Henry
LAN Hong Tsung, David

Authorised representatives	Edith SHIH
13C, Po Garden
9 Brewin Path
Mid-Levels
Hong Kong

LAI Kai Ming, Dominic (as alternate)
10th Floor Jade House
47C Stubbs Road
Hong Kong

WONG King Fai, Peter
Flat 01, 9th Floor, Block A
Villa Lotto
18 Broadwood Road
Hong Kong

CHOW WOO Mo Fong, Susan (as alternate)
9A, Po Garden
9 Brewin Path
Mid-Levels
Hong Kong

CORPORATE INFORMATION

Cayman Islands share registrar	Butterfield Fulcrum Group (Cayman) Limited
and transfer office	Butterfield House
68 Fort Street
P.O. Box 609
Grand Cayman KY1-1107
Cayman Islands

Hong Kong share registrar and	Computershare Hong Kong Investor Services Limited
transfer office	Rooms 1712-1716
17th Floor
Hopewell Centre
183 Queen’s Road East
Wanchai
Hong Kong

Principal bankers	The Hongkong and Shanghai Banking Corporation
Limited
1 Queen’s Road Central
Hong Kong

Standard Chartered Bank (Hong Kong) Limited
Standard Chartered Bank Building
4-4A Des Voeux Road Central
Hong Kong

Compliance adviser	Goldman Sachs (Asia) L.L.C.
68th Floor
Cheung Kong Center
2 Queen’s Road Central
Hong Kong

HISTORY

HISTORY OF THE COMPANY

Overview

We were incorporated in the Cayman Islands on 3 August 2007.

Our mobile operating arm, HTCL, is one of the largest mobile telecommunications operators in Hong Kong and with its approximately 1.3 million 3G customer base as at 31 December 2008, HTCL leads the 3G market segment. Hutchison Macau is a subsidiary of HTCL and had an approximately 33% share of the mobile telecommunications market in Macau by customers as at 31 December 2008. We are also a provider of fixed-line telecommunications services through HGC in Hong Kong.

Hong Kong Mobile Telecommunications Services

HTCL was granted a licence to operate an AMPS cellular radiotelephone network in 1984 and commenced the provision of analogue mobile telecommunications services in 1985. It subsequently launched GSM services in 1995 and was the first operator in Hong Kong to launch a 3G service in 2004. HTCL now provides mobile telecommunications services under the brand “3”.

With approximately 1.3 million 3G customers, HTCL captured approximately a 47% share in Hong Kong’s 3G market by customers as at 31 December 2008.

Hong Kong Fixed Telecommunications Services

We provide fixed-line telecommunications services in Hong Kong through HGC, under the brand “HGC”. HGC launched its service in 1995 and now owns one of the largest fibre-to-the-building networks in Hong Kong for the provision of high-speed data and voice telecommunications services.

Macau

Hutchison Macau was incorporated in late 2000 as the operating arm of HTCL’s Macau business. Hutchison Macau launched GSM dualband mobile telecommunications services in August 2001 and W-CDMA 3G mobile telecommunications services in October 2007. Hutchison Macau now provides services under the brand “3”.

LOAN CAPITALISATION

Prior to the Distribution, the Company will issue 4,814,346,176 Shares, to be credited as fully paid, to HTI (Cayman) to capitalise the interest-free loans of approximately HK$12,418 million which are owing by the Company to HTI (Cayman).

CORPORATE STRUCTURE

CORPORATE STRUCTURE

The following diagram includes all of the Group’s major operating companies immediately upon the Listing:

Notes:

(1)

In March 2008, we entered into the PLDT MVNO Arrangement, whereby PLDT Global Corporation and us will fund and manage PLDT Italy S.r.l. on 50:50 basis. We have no equity interest in PLDT Italy S.r.l. but have a right to subscribe a 50% equity interest at par value. Such right to subscribe shall, unless renewed at our option, lapse on 11 March 2013. Under the equity method of accounting, we share 50% of the results of PLDT Italy S.r.l. As at the Latest Practicable Date, the total capital investment contributed by us in PLDT Italy S.r.l. amounted to HK$34 million and the outstanding amount of further capital investment to be committed by us was reduced to HK$5 million.

(2)

Each of these companies provides support services (such as sales, marketing and administrative services) and/or sale or brokering of IRU, Internet protocol services and other transmission capacity in the relevant overseas country.

(3)	Based on the shareholding structure of HTIL as at the Latest Practicable Date and assuming this will remain unchanged on the Distribution Record Date.
(4)

Immediately following completion of the Introduction, approximately 7.3% in aggregate of the total issued share capital of the Company will be held by non-public investors comprising as to approximately 0.69% by certain directors of the Remaining HTIL Group or the Resulting HWL Group, approximately 1.08% by certain wholly-owned subsidiaries of CKH (a substantial shareholder of the Company under the SFO), approximately 0.0032% by Li Ka-Shing Castle Trustee Company Limited (a substantial shareholder of the Company under the SFO) as trustee of The Li Ka-Shing Castle Trust and approximately 5.54% by a number of companies the entire issued share capital of which are held or controlled by Mr. Li Ka-shing (a substantial shareholder of the Company under the SFO).

THE DISTRIBUTION AND SPIN-OFF

On 4 March 2009, the board of directors of HTIL conditionally approved the payment of an interim dividend by HTIL to be satisfied by way of a distribution in specie of the entire issued share capital of the Company to the HTIL Qualifying Shareholders in proportion to their respective shareholdings in HTIL on the Distribution Record Date.

Pursuant to the Distribution, each HTIL Qualifying Shareholder will be entitled to one Share for each HTIL Share held on the Distribution Record Date. Based on the issued share capital of HTIL as at the Latest Practicable Date and assuming this will remain unchanged on the Distribution Record Date, to effect the Distribution, a total of 4,814,346,208 Shares will be issued and which will comprise the entire issued share capital of the Company.

HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) will receive one Share for each HTIL Share held on the Distribution Record Date in accordance with the timetable set out in the section headed “Expected Timetable” in this Listing Document.

HTIL Overseas Shareholders (if any) will be entitled to the Distribution but will not receive the Shares. Instead, they will receive a cash amount equal to the net proceeds of the sale by HTIL on their behalf of the Shares to which they would otherwise be entitled pursuant to the Distribution after dealings in the Shares commence on the Stock Exchange at the prevailing market price. The proceeds of such sale, net of expenses, will be paid to the relevant HTIL Overseas Shareholders in Hong Kong dollars.

The Company intends to establish a sponsored, unlisted Level 1 American Depositary Share programme so that the HTIL Qualifying ADS Holders can receive ADSs. Holders of HTIL ADSs (each representing 15 HTIL Shares) will receive one ADS (each representing 15 Shares) for each HTIL ADS held at the close of business in New York on the Distribution Record Date. The Depositary is expected to issue and deliver the ADSs on or around 8 May 2009, after the SEC has declared effective the F-6 Registration Statement being filed with the SEC to register the issuance of the ADSs.

The ADSs will not be listed on any securities exchange or quoted on any automated inter-dealer quotation system and will be eligible for trading in the United States only in the over-the-counter market. An active trading market for Shares and ADSs is not expected to develop in the United States.

THE DISTRIBUTION AND SPIN-OFF

Neither the Distribution nor the Spin-Off involves any offering of new Shares or any other securities and no new proceeds will be raised.

The Distribution is conditional on:

(a)	the Stock Exchange approving the Spin-Off; and

(b)

the Listing Committee granting listing of, and permission to deal in, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme, on the Main Board of the Stock Exchange,

on or prior to 30 June 2009.

On 9 April 2009, the Stock Exchange confirmed its approval of the Spin-Off. If the condition in paragraph (b) above is not satisfied on or prior to 30 June 2009, the Distribution will not be made.

The Share certificates are expected to be despatched to HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) on 7 May 2009 after the Stock Exchange grants its approval for the Listing, which is expected to be on the same day. In the event such Listing approval is not obtained on 7 May 2009, the Share certificates will not be despatched on 7 May 2009 and dealings in the Shares on the Stock Exchange will not commence on 8 May 2009. In such event, and before 9:00 a.m. on 8 May 2009, we will make an announcement of the above and of a revised timetable. Investors who trade in the Shares prior to the receipt of the Share certificates do so entirely at their own risk.

HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) who hold HTIL Shares through CCASS clearing participants will receive the Shares through their respective brokers or custodians who are CCASS clearing participants.

SELECTIVE OVERVIEW OF THE TELECOMMUNICATIONS INDUSTRY

MOBILE TELECOMMUNICATIONS INDUSTRY IN HONG KONG

Mobile telecommunications services in Hong Kong were first launched in 1984.

Under the Hong Kong government’s pro-competition and pro-consumer market-driven policy, the telecommunications industry in Hong Kong is dynamic, highly competitive and fully liberalised. As at December 2008, Hong Kong had approximately 11.37 million mobile customers which is a mobile penetration rate of 162%, one of the highest in the world. This reflected the city’s high number of customers with multiple subscriptions as well as business and tourist customers.

Since the launch of 3G mobile telecommunications services in 2004, the take-up rate has continued to grow rapidly, mainly driven by competitive tariffs, innovative multimedia services and high functionality mobile devices offered by service providers. The number of 2.5G and 3G data services users continued to increase. As at December 2008, approximately 26% of mobile services users in Hong Kong subscribed to data service.

The telecommunications market of Hong Kong is characterised by intense competition, with five mobile telecommunications operators (including us) serving a population of approximately seven million. CSL, SmarTone-Vodafone and PCCW-HKT run on both 2G and 3G systems while China Mobile HK runs on a 2G system.

As at 31 December 2008, our market share in Hong Kong in terms of number of customers was approximately 22%, while CSL, which was the largest mobile telecommunications operator in Hong Kong in 2008, had a market share of approximately 23% and SmarTone-Vodafone had a market share of approximately 10%.

PCCW-HKT also operates a CDMA 2000 network which currently provides roaming services to inbound CDMA users.

In January 2009, China Mobile HK, CSL and Genius Brand succeeded in bidding for the BWA Spectrum. BWA Spectrum can be used to deploy high-speed mobile broadband access services. It is expected that the deployment in the BWA Spectrum may lead to a new wave of technological innovation within the industry.

With China Mobile HK (currently the 2G only operator) having recently acquired BWA Spectrum, it is anticipated that it would in the near future provide 3G type of service in competition with the existing 3G operators.

FIXED-LINE TELECOMMUNICATIONS INDUSTRY IN HONG KONG

Since the introduction of competition in the local fixed-line market in Hong Kong in 1995, the new entrants have been actively rolling out their self-built networks to provide choices and new services to customers. The local fixed-line market has been fully liberalised since January 2003. In March 2009, there were altogether 10 wireline-based local FTNS operators and one wireless-based local FTNS operator.

SELECTIVE OVERVIEW OF THE TELECOMMUNICATIONS INDUSTRY

Business and consumers in Hong Kong enjoy an excellent telecommunications infrastructure. In December 2008, the household fixed-line penetration was 99% and the broadband penetration had reached 77.7%, with the number of households having subscribed to broadband services having reached 1.9 million.

The other major fixed-line telecommunications operators in Hong Kong are:

•	PCCW-HKT. The incumbent operator and the largest fixed-line telecommunications operator in Hong Kong, providing a wide range of telecommunications services and pay-television services;

•	Wharf T&T. Wharf T&T was granted a FTNS licence in June 1995. Wharf T&T provides voice, data and other telecommunications services;

•	NWT. NWT was also granted a FTNS licence in June 1995 and is active in the retail IDD market;

•	HKBN. HKBN was granted a FTNS licence in 2000. HKBN’s main businesses include broadband Internet access, local voice services and pay-television services; and

•	HKCTV. HKCTV, was granted a FTNS licence in January 2000. Its main business areas include pay-television and broadband Internet access services.

Since 2007, there has been a rapid and extensive rollout of Wi-Fi networks in Hong Kong. In March 2009, five fixed network operators and 25 class licensees were authorised to offer public Wi-Fi services. Hong Kong has over 7,900 public Wi-Fi spots serving over 4,700 locations.

MOBILE TELECOMMUNICATIONS INDUSTRY IN MACAU

The telecommunications industry in Macau previously operated under a monopoly environment until the establishment of the Macau Special Administrative Region in 1999, when the Macau government began liberalising the telecommunications industry. DSRT is the regulator established by the Macau government for determining telecommunications regulations, policies and directives.

There were approximately 933,000 mobile customers in Macau as at 31 December 2008, representing a penetration rate of approximately 170%. This high penetration rate was achieved as a result of the liberalisation of the mobile telecommunications market since 2000, and intense competition exists among the four existing industry players.

CTM operates a 2G GSM network and 3G W-CDMA network in Macau. As at 31 December 2008, it had a market share of approximately 47% in terms of number of customers. Hutchison Macau has provided 2G GSM mobile telecommunications services since August 2001, and launched 3G W-CDMA mobile telecommunications services in October 2007. As at 31 December 2008, Hutchison Macau was the second largest mobile telecommunications

SELECTIVE OVERVIEW OF THE TELECOMMUNICATIONS INDUSTRY

operator in Macau, with a market share of approximately 33% in terms of number of customers. SmarTone-Mobile Communications (Macau), Limited operates 2G GSM mobile network, while China Telecom (Macau) operates CDMA2000 1X network and 3G CDMA2000 1X EV-DO network.

The mobile network operators who operate both 2G and 3G networks are required to migrate their 2G subscribers to their 3G network. This is reflected in the 3G licence tender documents issued in April 2006 by the Macau government, which noted that those 2G network operators who were awarded a 3G licence could only apply to extend their 2G licence for a maximum period of two years (as is the case for CTM and Hutchison Macau), whereas those 2G operators who are not awarded a 3G licence can apply to extend their 2G licence for a maximum period of six years (as is the case for SmarTone-Mobile Communications (Macau), Limited).

DSRT has announced that it will issue the fourth 3G licence in 2009 and will accept licence application by the end of April 2009. The Macau government is neutral on technology standard for the last 3G licence provided that it complies with the IMT-2000 standard.

Although 3G mobile telecommunications services have become increasingly popular, Macau, as a tourist-centric society and preferred MICE (“Meeting, Incentives, Conventions and Exhibitions”) destination, attracts millions of tourists from around the world every year who continue to require 2G, as well as 3G, coverage to serve their roaming needs, reinforcing the value to the Group of being able to provide access to both 2G and 3G networks.

FIXED-LINE TELECOMMUNICATIONS INDUSTRY IN MACAU

CTM is the only fixed-line telecommunications operator in Macau. It provides voice and Internet access service (including broadband Internet access service). The incumbent carrier may face competition as the government has indicated an intention to introduce competitions in Macau’s monopolised fixed-line market.

REGULATION

HONG KONG

OVERVIEW

Hong Kong’s telecommunications regulatory regime is considered pro-competition and pro-consumer. The TA is a public officer appointed by the Chief Executive of the Hong Kong government under the Telecommunications Ordinance. The TA is supported by OFTA, the executive arm of the TA.

The Telecommunications Ordinance, together with subsidiary legislation such as the Telecommunications Regulations and various statements, guidelines and codes of practice issued by the TA, operate to form the overall regulatory landscape of Hong Kong’s telecommunications industry. CEDB is responsible for developing the telecommunication policies for Hong Kong and monitors the overall regulatory regime. The industry itself also plays a role in the development of the regulatory environment. OFTA regularly issues consultation papers to solicit views of the public and industry in respect of proposed guidelines and regulations that would subsequently form part of the regulatory framework governing Hong Kong’s telecommunications market.

In Hong Kong, competition regulations only exist on sector-specific basis. So far, only the telecommunications sector and the broadcasting sector are subject to their respective sector-specific competition regulations. The governing competition provisions for the telecommunications sector are Sections 7K, L and N of the Telecommunications Ordinance, which prohibit anti-competitive conduct, abuse of dominance and discriminatory practice. The Hong Kong government has recently conducted public consultation on the introduction of general competition law but has not yet finalised its decision. At this stage, it is not clear how the future competition law regime, if introduced, would work with the existing sector-specific regime.

Acquisitions and mergers of telecom carriers in Hong Kong are also subject to the sector-specific merger control rules that are embodied in Section 7P of the Telecommunications Ordinance. The merger control rules are administered by the TA based on his assessment as to whether the acquisition or merger transaction has the effect, or is likely to have, the effect of substantially lessening competition in the relevant telecommunications market.

There are no specific investment restrictions on foreign companies wishing to invest in Hong Kong-based telecommunications operators or service providers. However, OFTA’s guidelines generally require that licence applicants are companies incorporated or registered under the laws of Hong Kong.

SPECIFIC POLICIES AND REGULATIONS

Licensing framework

The Telecommunications Ordinance sets out the overall licensing framework for Hong Kong’s telecommunications market. Essentially, no person may establish or maintain any means of telecommunications without an appropriate licence. The Telecommunications Regulations and the Telecommunications (Carrier Licences) Regulation set out the prescribed licences and

REGULATION

provide for the licence conditions that may be issued under the Telecommunications Ordinance. Since August 2008, the TA has created and started using the UCL as the single licensing vehicle for the provision of fixed-line, mobile and/or converged services, in lieu of the existing fixed-line and mobile carrier licences.

Spectrum allocation

The TA has the power to allocate frequencies and bands of frequencies in all parts of the radio spectrum used in Hong Kong, and he is obliged to promote the efficient allocation and use of the radio spectrum as a public resource of Hong Kong. The title to all radio frequencies remains with the Hong Kong government.

After concluding its review of the government’s spectrum policy, CEDB in April 2007 issued a statement promulgating the “Radio Spectrum Policy Framework” for future spectrum management. The framework stated that the Hong Kong government would employ, as far as possible, a market-based approach in future spectrum management. As a general guideline, spectrum that may be available to the market will be assigned by way of auction or other open bidding process. Spectrum use for non-government use would be subject to payment of spectrum utilisation fees.

Government’s Spectrum Release Plan

Pursuant to the above-mentioned “Radio Spectrum Policy Framework”, the Hong Kong government would annually publish, on a non-binding basis, a spectrum release plan to inform the industry and the public of the potential supply of spectrum through an open competitive bidding or tendering process for the following 3 years. The current spectrum release plan was published by the TA on 30 April 2008.

Pursuant to this current spectrum release plan, the Hong Kong government has recently announced that it will (subject to the negative vetting process of the Legislative Council) release the following spectrum for auction in 2009:

(i)

paired spectrum of 4.8 MHz x 2 (divided into 6 equal blocks) in the 1780.1 to 1784.9 MHz and 1875.1 to 1879.9 MHz frequency bands for service expansion by the existing mobile telecommunications operators (bidding open to them only); and

(ii)

a single block of 8 MHz in the 678 to 686 MHz frequency band, also known as Channel No. 47 in UHF band, and 2 blocks of 1.5 MHz each in the 216.160 to 217.696 MHz and 217.872 to 219.408 MHz frequency band, also known as Channel Nos. 11A and 11B in Band III, for the provision of mobile TV service (bidding open to all).

Review of fixed mobile convergence

In view of the growing convergence of fixed and mobile services, the TA had, since 2005, reviewed the existing regulatory framework by way of public consultation with respect to fixed-mobile convergence (“FMC”) with the objective of rendering the regulatory regime conducive to the development of FMC. Topics being reviewed included the current fixed/mobile interconnection regime and its charging arrangement, unified licensing for fixed, mobile and convergent services and fixed/mobile number portability.

REGULATION

With respect to fixed/mobile interconnection regime and its charging arrangement, the TA concluded in its Statement entitled “Deregulation for Fixed-Mobile Convergence” dated 27 April 2007 (“FMC Statement”) that the existing regulatory guidance for the asymmetrical fixed and mobile interconnection arrangement (whereby mobile telecommunications operators are required to pay FMIC to fixed operators in respect of calls originated from or terminated at mobile networks, i.e. the so-called MPNP model) will be withdrawn subject to a two year transition period commencing from 27 April 2007. In the most recent TA Statement dated 3 April 2009 (“3 April Statement”), the TA re-affirmed that the said regulatory guidance in favour of the MPNP model will be withdrawn as planned on 27 April 2009 in accordance with the FMC Statement and there will be no per se obligation to pay interconnection charges for interconnection between fixed and mobile networks after 27 April 2009. Those charges, if they would have to be paid by any party, should be subject to the parties’ commercial negotiation and agreement, failing which a determination may be made by the TA.

With respect to fixed/mobile number portability, the TA has recently conducted a public consultation on the possibility for the operators to introduce it on a voluntary basis.

LICENCES

3G and 2G Mobile Service

We provide 3G and 2G mobile service under our UCL No.004, which replaces (by way of conversion done in December 2008) all our previous mobile carrier licences for 3G and 2G service.

We currently use W-CDMA network technology for our 3G mobile telecommunications service. We are licensed to provide 3G service in the 1900-2200-MHz radio spectrum band (“3G Spectrum” which is made up of a paired spectrum of 14.8MHz x 2 plus 5 MHz unpaired spectrum), which is licensed for 15 years up to October 2016. Under the governing licence conditions, we (as in the case of other 3G licensees) are subject to open network access requirements to make available up to 30% of the capacity of our networks for use by non-affiliated MVNOs on a commercial basis. The network capacity is determined as the sum of the capacities of the installed base station equipment plus the extra capacity that can reasonably be deployed through the addition or reconfiguration of base station equipment in a prescribed period of time. However, this does not impose an obligation on the licensees to deploy additional carrier frequency or base station sites.

The 3G Spectrum is subject to annual spectrum utilisation fee, which is set at 5% of our network turnover or a progressively increasing prescribed flat fee (which was set at HK$80,373,000 for 2009 up to HK$151,243,000 for 2016), whichever is higher. The governing licence conditions require 3G licensees to adopt separate accounts for their network and service operations in accordance with a prescribed accounting manual.

We currently use GSM network technologies for our 2G mobile operations in the 800/900MHz radio frequency band (using paired spectrum of 8.3 MHz x 2) (“800/900 MHz Spectrum”) and

REGULATION

in the 1700/1800 MHz radio frequency band (using paired spectrum of 11.6 MHz x 2) (“1700/1800 MHz Spectrum”). The 800/900 MHz Spectrum is licensed for 15 years up to November 2020 and the 1700/1800 MHz Spectrum is licensed for 15 years up to September 2021.

Both the 800/900 MHz Spectrum and the 1700/1800 MHz Spectrum are subject to payment of spectrum utilisation fees, which is set at the rate of HK$145,000 per MHz per annum for the initial five years. Thereafter, it is set at HK$1,450,000 per MHz per annum or 5% of the annual network turnover in respect of the spectrum, whichever is higher.

The licence conditions for the 800/900 MHz Spectrum and the 1700/1800 MHz Spectrum also provide for open network access requirements to make available up to 30% of the capacity of our networks for use by non-affiliated MVNOs. Such requirements take effect from November 2010 in the case of the 800/900 MHz Spectrum band and from September 2016 in the case of 1700/1800 MHz Spectrum band.

We hold a 50% beneficial interest in Genius Brand. Genius Brand successfully bid in January 2009 for 30 MHz block of spectrum in the 2500-2600 MHz spectrum band. The UCL for this spectrum was issued to Genius Brand on 31 March 2009.

Fixed-line Services

We operate our fixed-line service under a FTNS licence in Hong Kong. The licence is valid for 15 years up to June 2010. The licence authorises us to offer basic voice services, broadband service, data services, integrated services digital network, or ISDN, which supports the transmission of voice, data and images over conventional telephone lines, fast packet switch and intelligent network services. We would apply for a new UCL for our fixed-line service upon the expiry of the existing FTNS licence in 2010.

In addition to the FTNS licence, we also hold various PNETs licences in relation to our other fixed-line telecommunications business, including our data centre and Internet access services. The term of each of these licences is one year and is renewable annually subject to payment of the relevant renewal fees.

KEY INDUSTRY REGULATORY ISSUES

Interconnection in general

All carrier licensees are under the licence obligation to:

•	interconnect its network with other licensees’ networks and such other licensed telecommunications networks and services as directed by the TA;

•	use all reasonable endeavours to ensure interconnection is carried out promptly, efficiently and at charges that are reasonable; and

•	provide facilities and services reasonably necessary for prompt and efficient interconnection.

REGULATION

The Group’s interconnection arrangements have been entered into on customary terms, negotiated on an arm’s length basis and in the ordinary course of the Group’s business, and do not contain any material terms which are unusual having regard to the industry practice prevailing at the relevant time.

OFTA has provided statements setting out configuration and principles for interconnection arrangements. The TA also has the power to determine the terms and conditions of interconnection which may include any technical, commercial and financial terms and conditions as the TA considers fair and reasonable.

Fixed and mobile carrier licensees are free to set fixed-fixed interconnection charge and mobile-mobile interconnection charge commercially subject to observance of the regulatory guidance given by the TA.

As regards FMIC, MPNP model would continue to apply until 26 April 2009. According to the 3 April Statement, the TA re-affirmed that the existing regulatory guidance in favour of the MPNP model will be withdrawn as planned on 27 April 2009 and there will be no per se obligation to pay interconnection charges for interconnection between fixed and mobile networks after 27 April 2009. Those charges, if they would have to be paid by any party, should be subject to the parties’ commercial negotiation and agreement, failing which a determination may be made by the TA.

As at the Latest Practicable Date, the Group continued to be engaged in dialogue with Hong Kong carriers in relation to agreeing future interconnection arrangements. The Company expects that such future interconnection arrangements will be entered into on terms negotiated on an arm’s length basis and in the ordinary course of the Group’s business to reflect the then revised regulatory landscape. However, as these future interconnection arrangements remain to be negotiated and agreed, no assurance can be given as to their final terms or their potential impact on the Group’s business and results of operations.

Fixed-line interconnection

Fixed-line interconnection is divided into two types based upon the physical modes of interconnection as follows:

•	Type I — interconnection between network gateways; and

•	Type II — interconnection at a point on the local loop.

The mandatory requirement of Type II interconnection for local fixed-line telecommunications services at the telephone exchange level was withdrawn in June 2008. The withdrawal only applies to buildings already connected to at least two self-built customer access networks. Therefore, we can still rely on Mandatory Type II interconnection for access to those buildings which are installed with only a single customer access network. In addition, Mandatory Type II interconnection also continues to apply to copper-based local loops at the street level and copper wires of in-building systems.

REGULATION

Operator number portability (ONP) and Mobile Number Portability (MNP)

All licensees are subject to the mandatory obligation to implement ONP between fixed-line operators and MNP between mobile telecommunications operators.

Tariff setting

The Telecommunications Ordinance does not contain any express provisions regulating retail tariffs or setting principles as to initial tariffs. It does, however, require licensees to publish tariffs in accordance with the requirements of their respective licence or directions issued in writing by the TA. In addition, various requirements are imposed on licensees that are dominant in any particular market.

Prior to January 2005, PCCW-HKT was the only fixed-line carrier in Hong Kong deemed to be dominant. OFTA issued a statement in January 2005 that revoked the tariff approval requirements applicable to PCCW-HKT and converted PCCW-HKT’s FTNS licence to a new fixed-line carrier (“FC”) licence. Under the new FC licence, PCCW-HKT is no longer presumed to be dominant in any market sector and any alleged abuse of dominant position will be assessed on a case-by-case basis on an ex-post manner. Along with the removal of the presumption of dominance, the FC licence also allows PCCW-HKT to offer discounts to its published tariffs subject to a 24-hour advance notification to OFTA.

Internet telephony

In January 2006, OFTA introduced a new Service-Based-Operator (“SBO”), licence for the provision of Internet Protocol, or IP, telephony services. A SBO licence is a service-based licence operated under a two-class (Class 1 & Class 2) regulatory regime for the provision of IP telephony services. Class 1 services are those services that have all the attributes of conventional telephone services, and licensees under Class 1 are required to fulfil the licensing conditions of the FTNS/FC licences relevant to the provision of local voice telephony services. Class 2 services are those services that do not have all the attributes of conventional telephone services, and Class 2 licensees are only subject to minimal licensing conditions that serve to protect consumer interests and safeguard competition. A SBO licence is valid for one year, and is renewable on an annual basis.

Existing FTNS licensees are allowed to provide Class 1 services with their existing licences.

Regulatory enforcement

If a licensee breaches any of its licence conditions, any provision of the Telecommunications Ordinance or any regulation made thereunder or any direction issued in respect of the licensee by the TA, the TA may revoke, suspend or cancel a licence or vary the conditions thereof by a notice served in writing on the licensee or by public notice. Additionally, the TA may impose a financial penalty on a licensee. Upon application to a court, a financial penalty may be as high as 10% of the turnover of the licensee in the relevant telecommunications market in the period of the breach, or HK$10 million, whichever is higher. If any person is aggrieved by a decision of the TA with regards to competition matters, an appeal may be made to the Telecommunications (Competition Provisions) Appeal Board.

REGULATION

MACAU

The telecommunications sector in Macau is regulated by DSRT, which is the government bureau established by the Chief Executive of the Macau Government to be responsible for telecommunications regulations, policies and directives in Macau.

We hold a 3G licence (awarded in June 2007) to operate W-CDMA service, together with two other 3G operators. One of them (namely, CTM) operates W-CDMA service and the other (namely, China Telecom (Macau)) operates CDMA2000 1X EV-DO service. Our 3G licence is for a period of eight years up to June 2015.

We also hold a 2G licence that allows us to operate 2G GSM service in the 800/900MHz and 1700/1800MHz frequency bands. According to the regulations announced by DSRT at the time of inviting applications for 3G licences in 2006, an existing 2G operator who is awarded a 3G licence would only be entitled to renew its 2G licence for two years; and an existing 2G operator who is not awarded a 3G licence would be entitled to renew its 2G licence for six years. Pursuant to such regulations, our 2G licence has recently been extended to July 2012, as is also the case in respect of CTM’s 2G licence. The 2G licence of SmarTone-Mobile Communications (Macau), Limited, which was not awarded a 3G licence in 2007, has been extended to July 2016.

Further to the 3G licensing policy announced by DSRT at the time of inviting applications for 3G licences in 2006, DSRT issued a directive dated 26 February 2009 inviting the submission of tender application for the fourth 3G licence before end of April 2009. DSRT stated in the directive that it is neutral on the applicant’s chosen technology standard provided that it must comply with the IMT-2000 standard. The term of this 3G licence is eight years. If the successful applicant is also an existing 2G GSM licencee, it must give up its 2G licence with effect from July 2012.

In Macau, the interconnection charging arrangement between fixed-line and mobile carriers is similar to the MPNP model. The interconnection charging arrangement between mobile carriers is based on the calling party pays model.

All retail and interconnection tariff is subject to DSRT approval.

All mobile telecommunications operators are under the mandatory obligation to implement MNP in Macau.

OVERSEAS

The Group has operating subsidiaries in Singapore, USA, Taiwan and Malaysia which engage in the sale and/or brokering of IRU, Internet protocol services or other transmission capacity, as well as sales, marketing and administrative services incidental to either the provision of fixed telephony services or the sale and/or brokering of such IRU, Internet protocol services or other transmission capacity in these countries. To the extent the Group has deployed telecommunications equipment and/or POP overseas in connection with such activities, the Group is unaware of any reasons or circumstances for being unable to maintain its view that it has been in compliance with the applicable licensing requirements for operating these equipment and POP prescribed by the local regulations.

BUSINESS

OVERVIEW

The Group operates GSM dual-band and 3G mobile telecommunications services in Hong Kong and Macau under the licensed “3” brand and provides fixed-line telecommunications services in Hong Kong under the licensed “HGC” brand. As at 31 December 2008, “3” is Hong Kong’s 3G market leader in terms of customer base. HGC is a Hong Kong based fixed-line connectivity provider focusing on the data communication needs of business and multinational customers, as well as the traffic demand of carriers from around the world. For the year ended 31 December 2008, we had a total turnover of HK$8,124 million and a profit for the year of HK$474 million.

The Group is a leading 3G mobile telecommunications operator in Hong Kong that also has a territory-wide self-owned fibre-to-the-building network. This provides the Group with a sound foundation to steer the development and customer adoption of data-centric communication services in both the mobile and fixed-line arenas. Our strategy is to capitalise on our 2G, 3G and fibre-to-the-building networks to offer both existing and potential customers a wide range of telecommunications services — from voice-driven services to ultra high-speed ICT services — using our narrowband and broadband platforms. We intend to leverage our experienced management team and proven track record of operating telecommunications businesses to grow our market share for these services and to increase the usage of the services we provide to customers in these sophisticated markets.

We were the first mobile telecommunications operator in Hong Kong to launch 3G mobile telecommunications services in January 2004. Since then we have provided our customers with a wide range of 3G content, services and applications via Planet 3, our all-in-one mobile portal. We have also collaborated with PC-based applications developers to amalgamate their services onto our 3G platform. An example of this collaboration is X-Series, launched at the end of 2006, which features Yahoo, Google, Skype, eBay, MSN, 3Xplorer and other services. We were selected by Apple Inc. to be the first mobile telecommunications provider to launch iPhone TM 3G services in Hong Kong and Macau, which we launched in the second half of 2008. Our strategy for our mobile operation is to further capitalise on our market leadership so as to accelerate the provision and usage of mobile broadband services. “3” branded products and services are accessible to customers through a wide distribution network in Hong Kong and Macau, including our self-owned shops, dealer shops, franchised stores, our professional corporate and direct sales teams and retail outlets, which include PARKnSHOP, Fortress and Watsons.

Our strategy for fixed-line operation is to focus on unlocking the potential of our extensive fibre-to-the-building network through expanding our market share in the business segment, both locally and overseas. We have established a customer base across various industries in Hong Kong, including education, banking and finance, shipping and logistics, accounting, legal and government sectors. We seek to respond swiftly to customers’ diverse needs, with tailored and flexible solutions.

BUSINESS

As at 31 December 2008, we had accumulated losses of HK$2,329 million and a deficit attributable to equity holders of the Company of HK$2,394 million. In addition, as at 31 December 2008, we had a working capital deficit of HK$19,119 million. Prior to the Distribution, we will capitalise approximately HK$12,418 million of outstanding loans from HTI (Cayman) as equity.

COMPETITIVE STRENGTHS

We believe that the operating histories of our businesses demonstrate our expertise and success in steering new market development and competing in Hong Kong and Macau. In particular, we believe that the following strengths will allow us to continue to compete successfully.

•                 Demonstrated ability to attain strong competitive positions in existing markets.  We have established competitive market positions in Hong Kong and Macau and have demonstrated a track record of achieving profitable growth in an increasingly commoditised and over-penetrated market landscape. Our competitive positions provide a platform to capture future business opportunities.

•                 Extensive operational experience. Our managers have significant operational experience and proven track records in delivering results in the Hong Kong and Macau markets. The collective experience and expertise of our management teams and operational support enable us to respond efficiently and effectively to changes and competition.

•                 Strong brands under licence and expertise in managing these brands under licence. “3” and “HGC”, both being brands owned by members of the Resulting HWL Group and licensed to the Group, are two of the most well-known telecom brands in Hong Kong and Macau. In particular, “3” is positioned as a global brand through its use, in certain instances also under licence, in overseas markets by the Resulting HWL Group and the Remaining HTIL Group. These two brands under licence serve to differentiate our products and services in an increasingly overcrowded market. Our strategy of actively managing these brands under licence enables our businesses to increase customer awareness and loyalty as well as reduce advertising and marketing expenses, thereby enhancing our competitive position and profitability. Our dedicated and experienced marketing team has proven track records to build and develop our brand awareness and position in highly competitive telecommunications markets. Moreover, the strong position of these licensed brands enables us to create partnerships with world-renowned applications, content and device providers, supporting our goal of bringing innovation to the market. Our management has significant experience in managing these brands under licence for the benefit of our Group.

•                 Technologically advanced networks. We have made significant investments in telecommunications network infrastructure, including 3G HSDPA networks in Hong Kong and Macau and a territory-wide fibre-to-the-building network in Hong Kong. For the three

BUSINESS

years ended 31 December 2008, on a consolidated basis, we have invested a total of HK$2,619 million in telecommunications infrastructure and network equipment (including construction in progress). These networks underpin our ability to provide differentiated, high quality, value-added services and the latest ICT products in a cost-efficient manner to our customers. We were the first mobile telecommunications operator to introduce 3G mobile telecommunications services in Hong Kong in January 2004, and we rolled out 3G mobile telecommunications services in Macau in October 2007. We believe that our leadership in 3G in Hong Kong and the quality of our mobile network infrastructure will continue to drive growth in our revenues and profits, and that the recent BWA Spectrum Acquisition by our joint venture, Genius Brand, positions us well for future developments in the mobile telecommunications industry. Our fixed-line business deploys what we believe to be the most extensive fibre-to-the-building network in Hong Kong, which will continue to enable us to introduce high speed data products and services to fulfil the high bandwidth demand from residential, business and multinational customers. With operating experience of more than 20 years in the telecommunications industry, we have built a strong knowledge base in technological development. In addition, vendors, industry associations and industry publications are effective channels to keep abreast of up-to-date technological development.

•                 Relationship with HWL. We will continue to benefit from our ongoing relationship with Resulting HWL Group companies in many ways. We are able to participate in the Resulting HWL Group’s procurement projects with third party suppliers and, together with the Resulting HWL Group companies, we can procure network equipment, handsets and services on a global basis and in a cost-effective manner. We have access to portions of the Resulting HWL Group’s resources, including technical and operational resources, and we also benefit from the experience and resources of the Resulting HWL Group companies that are engaged in complementary businesses. Leveraging our relationship with the Resulting HWL Group, we will seek to identify and encourage cost synergies, the coordination of purchasing and other functions, and the development of shared technical, operational and other support programs with members of the Resulting HWL Group.

BUSINESS STRATEGY

Our strategic objective is to capitalise on our 2G, 3G and fibre-to-the-building networks to offer customers a wide range of telecommunications services — from voice-driven services to ultra high-speed ICT services — using our narrowband and broadband platforms. Our main focus is to promote the adoption of fast-growing data services, which offer the potential for growth in revenue and profit. Amidst an increasingly commoditised and competitive landscape, we also endeavour to leverage our strengths and established market positions to achieve growth through differentiation of our products and services from those of our competitors. Consistent with our strategic objectives and our main focus, we have developed the following business strategies:

•                 Strengthen leadership positions, efficiency and profitability of our existing businesses. We seek to strengthen our established market positions through the development and marketing of new value-added services, continuing technological

BUSINESS

innovation, the provision of enhanced customer services, superior branding and effective marketing and extensive distribution channels. We will seek to continue leveraging our licensed “3” and “HGC” brands and managerial and operational expertise to create and offer differentiated services, retain high-usage customers, capture a significant portion of new customers, manage subscriber acquisition costs and enhance operational efficiency. In addition, we intend to promote value-added services for premium customers to further drive ARPU and profits of these businesses.

•                 Expand our fixed-line  and transmission capacity related business by pursuing selected investments. We seek to continue to grow our fixed-line  and transmission capacity related business by expanding our footprint in fast-growing  countries in Asia. In recent years, we have established overseas business operations to grow our international business by providing local sales management and customer support. As at 31 December 2008, our international business extended our footprint to five countries in the Asian region and the United States, in each case serving a large number of carriers, multinational organisations and businesses. In March 2008, we entered into the PLDT MVNO Arrangement creating a joint venture with PLDT Global Corporation, being a subsidiary of Philippine Long Distance Telephone Company which in turn is the largest telecommunications operator in the Philippines. In October 2008, the joint venture, PLDT Italy S.r.l., rolled out its MVNO services in Italy. The growth in our international business, as well as the launch of MVNO services in Italy, not only demonstrate our capability in bringing our local experience and knowledge to overseas opportunities but also exemplify our ability to create and build collaboration opportunities.

•                 Capture synergies through integration. As a leading 3G mobile telecommunications operator in Hong Kong that also has a territory-wide  self-owned  fibre-to-the-building network, we are well-positioned to leverage our mobile and fixed-line  infrastructure to tap into the fast-growing data market. For example, bundling fixed-line  and mobile services can offer convenience and cost saving benefits to customers, resulting in improved customer loyalty. Selling our wireless devices to our fixed-line  broadband customers is expected to allow us to market our mobile services to potential customers on a cost-effective  basis. We expect that with more and more converged products and services (such as fixed-line  and mobile intra-network  calls and least cost routing platforms for IDD traffic management) we will be able to build a competitive edge over our competitors and drive down service provision costs and operating costs.

•                 Maintain effective cost structure by outsourcing. We have a proven history of effectively managing our costs while growing our business. We have achieved this by outsourcing major operational functions to established third party equipment and service providers. This structure offers us cost advantages and flexibility in dealing with competition.

BUSINESS

HONG KONG AND MACAU MOBILE TELECOMMUNICATIONS BUSINESS

Overview

In Hong Kong, we provide GSM dual-band and 3G mobile telecommunications services, all under the “3” brand, through HTCL. In Macau, we provide 2G GSM dual-band and 3G mobile telecommunications services under the “3” brand through Hutchison Macau. For the year ended 31 December 2008, we maintained our position as one of the largest mobile telecommunications operators in Hong Kong in terms of number of customers and provided services to approximately 2.7 million customers in Hong Kong and Macau.

We were the first 3G mobile telecommunications provider in Hong Kong and we have the largest 3G customer base in Hong Kong, with approximately 1.3 million customers as at 31 December 2008. Our 3G network in Hong Kong has a population coverage of 99%.

We have been providing GSM dual-band mobile telecommunications services in Macau since August 2001 and launched 3G mobile telecommunications services in October 2007. As at 31 December 2008, we were the second largest mobile telecommunications operator in Macau in terms of number of customers, with a market share of approximately 33%. Our business in Macau benefits from the significant cross-border visitor traffic from Hong Kong and China.

Ownership

We are a holder of 75.9% interest, and DoCoMo is a holder of 24.1% interest (by virtue of which it is a “substantial shareholder” of the Company within the meaning of that expression in the SFO), in H3GHK, H3GSHK, HTCL and Hutchison Macau, the Group’s operating companies for mobile telecommunications services in Hong Kong and Macau. DoCoMo entered into the HK Shareholders’ Agreements on 8 November 2002. The HK Shareholders’ Agreements deal with customary matters such as voting rights, board control, funding obligations and restrictions on share transfers.

Pursuant to the Pass Through Agreement between us and HWL, the rights and obligations of HWL under the HK Shareholders’ Agreements with DoCoMo will be passed through to us with effect from the Listing Date, subject to limited exceptions stated therein. Under the Pass Through Agreement, HWL has agreed, among other things, to indemnify us from and against all claims and liabilities in connection with any antecedent breach by HWL of the HK Shareholders’ Agreements occurring prior to the Listing Date. Please refer to the section headed “Connected Transactions — Arrangements Relating to the Listing — Pass Through Agreement” in this Listing Document.

BUSINESS

The following table sets out market and operating data for our mobile services in Hong Kong and Macau as at the dates or for the periods indicated:

3 Brand Mobile Services in Hong Kong and Macau

	As at or for the year ended 31 December
	2006	2007	2008
Total turnover (in HK$ millions)	4,146	4,785	5,395
Growth in total turnover (%)	12.2	15.4	12.7
Total customers (in millions)(1)	2.14	2.43	2.70
Growth in total customers (%)	8.6	13.6	11.1
Blended monthly ARPU(2) (in HK$)	152	159	149
Blended monthly MOU (in minutes)(3)	469	491	459
Blended monthly churn(4) (%)	4.3	3.8	4.2

Notes:

(1)

Total customers comprise postpaid customers and prepaid customers who have a SIM or USIM that has access to the network for any purpose, including voice, data or video services and that have not been expired at end of the reporting period.

(2)	Blended monthly ARPU is calculated as the total service revenues during the period, divided by the average number of activated customers in that period, on a twelve-month basis.

(3)

Blended monthly MOU is calculated by the total minutes carried over the network (2G total airtime usage plus 3G voice and video usage, including both inbound and outbound roaming) during the period divided by the average number of activated customers in that period, on a twelve-month basis.

(4)

Blended monthly churn represents the average churn rates for the period, which are calculated by dividing the number of disconnections (net of reconnections and internal migration between networks) during the period by the average number of customers in that period, on a twelve-month basis.

Competition

With a market share of approximately 47%, we were the largest 3G mobile telecommunications operator in Hong Kong in terms of number of customers as at 31 December 2008. Based on the total number of customers as at 31 December 2008, including both 2G and 3G, we were one of the leading mobile telecommunications operators in Hong Kong and the second largest mobile telecommunications operator in Macau, with a market share of approximately 22% and approximately 33%, respectively. With a market share of approximately 27%, we believe we had one of the largest market shares of mobile postpaid customers in Hong Kong as at 31 December 2008. Hong Kong is a highly competitive market, with one of the world’s highest penetration rates for customers of mobile telecommunications services. Currently, we compete on price, products and services differentiation and on our wide range of data-enabled integrated devices. We expect that competition in the 3G mobile telecommunications market will trend towards data-centric and bundled offers of both mobile and fixed-line services.

BUSINESS

We face significant competition in the Hong Kong mobile telecommunications market. There are five 2G operators in Hong Kong, four of which also hold 3G licences and provide 3G mobile telecommunications services, being our Company, SmarTone-Vodafone, PCCW-HKT and CSL. China Mobile HK has a 2G licence. Only three licences to the BWA Spectrum have been awarded: one to our joint venture, Genius Brand, one to China Mobile HK and one to CSL.

In Macau, intense competition also exists among the four mobile telecommunications operators: CTM, Macau’s previous monopoly mobile carrier and the largest telecommunications operator, SmarTone-Mobile Communications (Macau), Limited, China Telecom (Macau) and the Group. Three of them hold both 2G and 3G licences, being our Company, CTM and China Telecom (Macau). SmarTone-Mobile Communications (Macau), Limited holds only a 2G licence. New competition may also be introduced as DSRT issued a directive on 26 February 2009 inviting the submission of tender application for the fourth 3G licence before the end of April 2009.

Marketing strategy and brand

We operate mobile telecommunications services through the licensed “3” brand in Hong Kong and Macau. Our primary business strategy is to advance our market position while exercising prudent cost control. Ongoing cost-saving initiatives include outsourcing of operations and streamlining of back office and selling activities.

Our marketing strategies attempt to distinguish “3” from other mobile telecommunications services by the quality of our products and multimedia services offered. We offer one-stop sales and customer service at all of our “3” branded retail outlets and selected Fortress stores. To further improve convenience and accessibility for our mobile customers, we were the first mobile telecommunications operator in Hong Kong to launch self-service prepaid handset and SIM card kits in PARKnSHOP supermarkets.

Our 3G strategy is to capitalise on our status as the largest 3G operator in Hong Kong with an established postpaid customer base to further enhance profitability. With the launch of iPhone TM 3G services in the second half of 2008, we were the first 3G operator to incorporate unlimited data usage tariff plans in Hong Kong. We are actively marketing a wide range of 3G mobile telecommunications services, tariff plans and devices with special promotions and incentives for customers. In addition, we have made substantial investments in promoting the licensed “3” brand to represent quality and technological innovation. These initiatives have significantly shifted the competitive focus from voice to data, while allowing customers to choose from a range of tariffs and offers that best suit their communications needs.

Our 2G strategy is based on offering 2G customers competitive tariff rates and utilising cost-effective telesales providers as the major acquisition channel for new customers.

Services and products

We offer a wide range of mobile telecommunications services and products with increasing focus on data-centric services that converge with Internet and PC services. We offer fundamental mobile communications services such as local voice, SMS, MMS, IDD and

BUSINESS

international roaming, and also use our 3G networks to offer advanced mobile broadband services such as mobile TV, integrated messaging services, mobile emails, location based games, instant sports and financial news, location based services, mobile banking and stock trading.

Voice services

We provide postpaid plans and prepaid SIM cards, and we offer a large variety of value-added services, including voicemail, caller identification display, call waiting, call forwarding and call blocking, in addition to the standard local voice services, IDD services and international roaming services.

Data services

Through our relationships with ICT applications and content providers and device manufacturers, we have launched an array of PC-based applications and services via our HSDPA network. Internet services, including Yahoo, Google, Skype, MSN and Facebook, are available on the “3” brand network. We also support the development of local applications and services through the provision of technical support and testing advice. We work with 3G content providers worldwide, including CNN, Thomson-Reuters, Universal Music, DBS Bank and TVB, enabling us to deliver a rich and diverse portfolio of content and applications. To meet the increase in demand for mobile broadband, we offer a wide selection of wireless modems.

We offer BlackBerry TM wireless email services operating on our 3G and 2G GPRS networks. We were the first mobile telecommunications operator in Asia to offer BlackBerry TM wireless email services. We offer a large number of information and entertainment channels which provide, among other things, daily updates of news, weather, the Hong Kong stock market, games, video clips of sports highlights, music video clips and movie trailer video clips.

We launched i-mode TM service in May 2007 in Hong Kong. Developed by DoCoMo, i-mode TM allows mobile users to send and receive email and access online services and an array of information from the i-mode TM servers.

Handsets and other products

We offer a variety of handsets for both 2G and 3G customers, as well as mobile data devices such as wireless modems for our HSDPA customers together with the optional bundling of peripheral products like netbooks. All of our GSM handsets have either dualband or triband capability in order to satisfy subscriber roaming needs. Major suppliers of handsets and data devices include Nokia, Samsung, LG, Sony Ericsson, Huawei and Motorola. We were the first mobile telecommunications operator to introduce iPhone TM 3G in Hong Kong and Macau. We offer handset subsidies to new and existing customers depending on their respective tariff plan and their service subscription period.

We have a right, but not obligation, to access or participate in the Resulting HWL Group’s procurement activities on development of common information technology, platforms, software solutions and applications and new products, such as handsets and other services deploying

BUSINESS

new technology, carried out on a global basis. Where it is in our commercial interests to do so, whether because of our business strength in our own markets or otherwise, the Group is in a position to also procure such technology, products and services on a stand-alone basis independent of the Resulting HWL Group.

Roaming

We have signed voice and data roaming agreements with a large number of operators around the world. Moreover, we are a member of Conexus Mobile Alliance in Hong Kong and Macau, which allows us to provide our customers with a competitive roaming rate when they travel to most of the Conexus member markets. Conexus Mobile Alliance is one of the largest alliances of mobile telecommunications operators in the Asia-Pacific region. Together with our unique advantage of being a subsidiary of the HWL Group, we are able to offer preferable voice and data roaming tariffs for our mobile customers across a wide number of jurisdictions.

Tariff plans

We offer different tariff plans to meet the needs of different user segments. Our postpaid plans include a monthly fee, which bundles voice services, video calls, streaming or downloads of multimedia clips and other data services. Additional charges are levied for IDD, roaming and other value-added services. In response to the increase in mobile data usage, we have launched high and unlimited data usage tariff plans in Hong Kong.

We also offer several prepaid plans. Prepaid customers purchase a rechargeable prepaid SIM card for a specified amount of airtime and may also enjoy additional value-added services.

We believe that we offer competitive tariffs.

Sales and distribution

We have an extensive distribution network, including retail outlets in both Hong Kong and Macau. Our retail outlets offer a one-stop service for all “3” customers to select their preferred 2G or 3G mobile telecommunications services. At any one of our “3” retail outlets, customers can select 3G and 2G mobile phones and accessories, make enquiries and subscribe for services best suited to their mobile telecommunications needs. Walk-in customers can subscribe for postpaid plans and purchase prepaid SIM cards, handsets and accessories. We have arrangements to sell prepaid SIM cards with retail outlets such as Watsons, PARKnSHOP and Fortress. We also have a team of corporate sales and direct sales agents for corporate and business clients.

Customer service

We currently provide a one-stop hotline and customer service, which answers customers’ diverse inquiries through third party tele-service centres in Guangzhou. In Hong Kong, our in-house corporate sales team and customer service consultants also provide services to fulfil the needs of corporate customers and other targeted postpaid customers.

BUSINESS

Churn

Our monthly churn rate is calculated by dividing the number of disconnections (net of reconnection and internal migration between networks) for the month by the average number of customers in the month. In Hong Kong, our average monthly net churn rate for postpaid customers was 1.7% in 2008 as compared to 1.8% in 2007. In Macau, our average monthly churn rate for postpaid customers was 1.6% in 2008 as compared to 1.7% in 2007.

Spectrum and mobile wireless networks

We provide 3G and 2G mobile service under our UCL, which replaces all our previous mobile carrier licences for 3G and 2G services.

We currently use W-CDMA network technology for our 3G mobile telecommunications service. We are licensed to provide 3G service in the 1900-2200-MHz radio spectrum band, which is licensed for 15 years up to October 2016.

We currently use GSM network technologies for our 2G mobile telecommunications operation in the 800/900MHz radio frequency band and the 1700/1800 MHz radio frequency band. The 800/900 MHz Spectrum is licensed for 15 years up to November 2020 and the 1700/1800 MHz Spectrum is licensed for 15 years up to September 2021.

We hold a 50% interest in Genius Brand. Genius Brand successfully bid in January 2009 for a block of spectrum in the BWA Spectrum band and has paid the spectrum fee of HK$518 million and provided a performance bond in the amount of HK$150 million. The UCL for this spectrum was issued to Genius Brand on 31 March 2009.

HONG KONG FIXED-LINE BUSINESS

Overview

We offer a wide range of innovative and advanced information technology, systems integration and telecommunications services across our fixed-line business. We own and operate what we believe is the largest fibre-to-the-building network in Hong Kong, with approximately 5,300 kilometres of linear ducting and over 965,000 kilometres of core fibre-optic cable. A fibre-to-the-building network able to support a higher volume of traffic at faster transmission speeds for Internet and data communication compared to a traditional copper cable network. Using this fibre-to-the-building network, we have been able to extend our services to businesses and multinational corporations, as well as local and international carriers.

We offer telephony and IDD voice call services and data transmission and Internet access services to residential and business customers in Hong Kong. We use this network to provide connectivity in a wholesale manner to local and overseas carriers as well as providing cross-border services to corporate customers. We also provide lease line connectivity to most of the mobile telecommunications operators in Hong Kong through our fibre-to-the-building network.

BUSINESS

As at 31 December 2008, we had over 335,000 residential voice lines and 240,000 business voice lines, as well as approximately 261,000 residential broadband Internet customers in Hong Kong. The following table sets out certain market and operating data for our fixed-line services as at the dates or for the periods indicated:

Fixed-line Services in Hong Kong

	As at or for the year ended 31 December
	2006	2007	2008
Total turnover(Note) (in HK$ millions)	2,430	2,717	3,035
Growth in total turnover (%)	8.3	11.8	11.7
Total residential broadband lines (in millions)	0.24	0.26	0.26
Growth in total residential broadband lines (%)	10.3	7.4	2.4
Total IDD outgoing traffic minutes (in millions)	1,286	1,581	1,802
Growth in total IDD outgoing traffic minutes (%)	29.3	22.9	14.0
Total telephony lines (in millions)	0.52	0.56	0.58
Growth in total telephony lines (%)	12.7	8.3	2.3

Note:

Total turnover includes intragroup sales.

Competition

In the fixed-line business in Hong Kong, we face competition from four other major fixed-line telecommunications operators, including PCCW-HKT. PCCW-HKT is Hong Kong’s previous monopoly carrier and the largest fixed-line telecommunications operator in Hong Kong. Other major competitors include Wharf T&T, NWT and HKBN.

Strategy and marketing

We seek to increase our market share by providing value-added services to customers. For business and residential areas requiring high bandwidth, we market our territory-wide fibre-to-the-building network as one that can provide high data transfer speeds. We strive to be recognised as a reliable and efficient partner when it comes to time-critical and complex business connectivity requirements. Through our international networks, we are a single-source local-to-global service provider to multinational companies. In the carrier market, we provide hubbing services for carriers wishing to transport or terminate their traffic in Asia.

For residential services such as basic telephone services and IDD services, we offer competitive tariff packages. For other value-added data and broadband services where we believe we have quality and speed advantages over similar products offered by its competitors, we may charge a premium for these services.

BUSINESS

Data services

We offer the following data services:

Local data

•                  leasing of local lines on a wholesale basis to customers, including mobile telecommunications operators, fixed-line operators, Internet service providers and other telecommunications carriers;

•                  connectivity to our fixed-line network for large corporations, including financial institutions, multinational organisations and governmental bodies; and

•                  broadband services to small and medium-sized enterprises, residential customers and schools;

International data

•                  international private leased circuits, Internet protocol transit and IRU of telecommunication capacities to multinational organisations, international voice telephony resellers, international carriers and Internet service providers, both in Hong Kong and overseas;

•                  currently we are the only fixed-line operator in Hong Kong having installed fibre optic cables at the Hong Kong-Shenzhen Western Corridor. Together with our fibre optic facility established in the other three cross-border routings namely Lok Ma Chau, Lo Wu and Man Kam To, we believe we have the largest available cross-border transmission capacity in Hong Kong via the most diverse routings;

•                  connectivity with a number of carriers’ networks and established POPs in strategic locations in Asia and the United States. We have established a Common International Platform (“CIP”), which connects with most of the 3G mobile telecommunications operations of the Resulting HWL Group and leverages on the international gateways of our fixed-line operation linking with other major carriers’ networks. CIP currently covers all voice and video IDD and roaming services; and

•                  connectivity through the Conexus Mobile Alliance, which also leverages our fixed-line network to connect with the preferred mobile telecommunications operators in the region.

International direct dialling

We provide IDD voice and fax services, international calling card accounts, prepaid phone cards and personal number services to both residential and business customers. We also provide wholesale services to international voice carriers, including voice interconnection services and local termination services.

Telephony services

We offer local telephony and fax services to residential subscribers. A wide range of value-added services, such as call waiting and call forwarding, are also offered. We also offer a wide range of voice services for business customers, from standard telephone lines to high-capacity digital connections. As at 31 December 2008, we had approximately 580,000 telephony lines.

BUSINESS

Sales and distribution

We have several teams of sales consultants with technical expertise that market our business and international connectivity solutions in Hong Kong, Asia and the United States. This enables us to maintain quality marketing and to distribute services and products in a cost-effective manner. In addition, we also make use of various other sales and distribution channels from time to time to complement our internal sales teams, including retail shops within the Resulting HWL Group and external sales agents.

Customer service

Through third party service providers, we offer a 24-hour customer service hotline for our customers. Customer hotline agents handle all customer-related issues, ranging from pre-service inquiries to general post-service inquiries and maintenance. For non-residential customers, our service teams offer around-the-clock technical support and consultant services.

NETWORK OPERATIONS, MAINTENANCE AND CONSTRUCTION

We rely on third parties in a number of critical areas of our operations for the provision of telecommunications services to our customers, including network management and maintenance services, information technology and hotline support services. Please refer to the section headed “Risk Factors — Risks Relating to Our Business — We have outsourced a significant portion of our operations to third party service providers and therefore do not have full control over the services provided to our customers” in this Listing Document.

The Group’s arrangements with these third party providers have been entered into on customary terms, negotiated on an arm’s length basis and in the ordinary course of the Group’s business, and do not contain any material terms that are unusual having regard to the industry practice prevailing at the relevant time. In the event any of these arrangements were to terminate, alternative arrangements are available for the Group.

Additional areas of mobile network operation in Hong Kong and Macau that we have outsourced include, but not limited to, the following:

•	network operation and maintenance;

•	resource planning and radio site engineering;

•	system engineering;

•	service architecture development; and

•	handset evaluation management services.

BUSINESS

The following are examples of some of the engineering, operation and maintenance services that we have outsourced in support of our fixed-line operations in Hong Kong:

•	local network operations and maintenance support;

•	local network service provisioning and field maintenance;

•	local voice network and systems planning;

•	transmission network engineering and fibre network provisioning; and

•	international network operations and service provisioning.

We also have agreements with third parties to provide IT development, call centre, customer service support, handset repairing, warehousing and logistic operation.

RESEARCH AND DEVELOPMENT

Although we do not strictly engage in research and development as such, we continuously look to develop products and services for the benefit of our customers and to meet customer needs and expectations. We collaborate with partners, suppliers, telecommunications industry groups, and technology and content providers, to design and produce new products and value-added services.

BUSINESS CONTINGENCY AND DISASTER RECOVERY

We have developed business contingency and disaster recovery plans to address breakdown or accidental damage to our key networks and other operating equipment. These plans are reviewed and updated as changes in the business and regulatory environment occur.

We have a regular maintenance procedure for all major equipment in the core networks and service platforms. Alarm systems are implemented in our network operations and maintenance centres to detect any system outage or equipment malfunction and are supplemented by the emergency call-out of experienced technical staff. In the event of a disaster, we will have two task forces: a crisis management task force and a disaster recovery task force. These two task forces are responsible for coordinating the recovery procedures, and will be working closely with management and any related departments affected within the Group.

Our different networks across our operations are designed for load sharing arrangements in order to provide continuous services to our customers. In the case of a disaster affecting parts of our operations (such as the provision of voice-related telecommunication services), our networks are designed to switch operations to an unaffected part of our operations, so as to continue to provide unaffected service to our customers.

We also layer our network in a way designed to quarantine affected areas. This can be seen in our transmission network operations and our broadband network operations, where layering of the underlying processes is undertaken so as to mitigate the risk of a failure in one aspect of the network to a contagion failure across other areas of the network. This is further complemented by the use of geographically separate facilities and backup initiatives.

BUSINESS

Our billing systems are designed to cope with the demands of the dynamic operating environment in which we operate. We have implemented complete and effective controls to protect customer data including rigorous back-up routines and the use of multiple data centres in some of our operations.

We have not experienced any material outage or major breakdown of, or accidental damages to, our network systems or operations.

PROPERTIES

We own, or control through leases or licences, properties consisting of plant and equipment used to provide mobile and fixed-line telecommunications services. In addition, we own, or control through leases, properties used as administrative office buildings and/or retail sales locations. These properties include land, office space and space on existing structures of various types used to support equipment for providing mobile and fixed-line telecommunications services.

Plant and equipment used to provide mobile and fixed-line telecommunications services consist of:

•	switching, transmission, radio base station, base station controller and customer premises equipment;

•	connecting routes and ducts (cables, wires, poles and other support structures, conduits and similar items);

•	IT infrastructure (servers, routers and similar items);

•	shelters and equipment rooms; and

•	other miscellaneous properties (work equipment, furniture and plants under construction).

The majority of the routes connecting our services to other telecommunications operators and power sources are on or under public roads, highways and streets. The remainder are on or under private property.

The Property Valuer has valued our property interests as at 28 February 2009 at HK$68,350,000. As at the Latest Practicable Date, the Group owned 8 properties in Hong Kong. In addition, the Group has 103 leased properties (excluding leased and licensed cell sites) in Hong Kong, Macau and overseas, mainly for office, shop and warehouse uses. In respect of our interests in such owned properties and leased properties under operating leases, the Company has applied for, and the Stock Exchange has granted, a waiver from strict compliance with the requirements contained in Listing Rules 5.01 and 5.06(1) to (3) (in respect of both owned properties and leased properties under operating leases) and

BUSINESS

paragraph 3(a) of Practice Note 16 of the Listing Rules (“PN16”) (in respect of the owned properties), in respect of the abbreviated details of the Company’s interests in land and buildings to be disclosed in this Listing Document. A full valuation report containing all information required by the Listing Rules will be available for public inspection.

The reasons submitted to the Stock Exchange in support of such waiver application include:

(i)

the value of the owned properties is insignificant compared to the total assets of the Company, which figures are stated in the Accountant’s Report set out in Appendix I to this Listing Document (the value of such owned properties as at 28 February 2009 represents only approximately 0.4% of the total assets of the Group as at 31 December 2008);

(ii)	the 103 leased properties have no appraised commercial values according to the appraisal of the Property Valuer;

(iii)

given that the total number of land and buildings involved is very extensive, it would be impracticable and unduly burdensome to require the Company to list them and show their particulars and values individually in this Listing Document in the traditional format as required by the Listing Rules; and

(iv)

having regard to the nature of the Company’s business, to include in this Listing Document excessive details of this nature in relation to properties would be of little interest to the investors and, at the same time, unduly burdensome for the Company.

With such waiver granted by the Stock Exchange, the property valuation report issued by the Property Valuer as set out in the section headed “Property Valuation” in Appendix III to this Listing Document contains a summary of valuations of our interests in the 8 owned properties and 103 leased properties (excluding leased and licensed cell sites) and a valuation certificate for each of the properties owned by the Group and the properties leased by the Group in each jurisdiction (other than cell sites). With respect to the leased properties, as the requirements for exemption prescribed under paragraph 3(b) of PN16 will be duly fulfilled, namely (1) the value of the interest in the leased properties under operating leases will be determined by the Property Valuer as required by the Listing Rules; (2) valuation of the interest as determined by the Property Valuer will be zero; (3) the report of the Property Valuer setting out the information required by the Listing Rules will be made available to the Stock Exchange before the issue of this Listing Document and is referred to in this Listing Document and available for public inspection; and (4) a summary of all the interest in the leased properties under operating leases will be included in this Listing Document, pursuant to paragraph 3(b) of PN16, the property valuation report issued by the Property Valuer as set out in the section headed “Property Valuation” in Appendix III to this Listing Document will exclude the full details of the 103 leased properties under operating leases. The full valuation report, which contains description and values of all the properties owned and leased by the Group with the information as required by the Listing Rules, has been submitted to the Stock Exchange for the purpose of vetting and listing, and such valuation report will be made available for public inspection.

BUSINESS

Practice Note 12 of the Listing Rules (“PN12”) set outs the information to be included in a valuation report in respect of property situated in a developing property market. Such valuation report is required to contain, inter alia, a statement which summarises the material information regarding title and other relevant matters in any legal opinion, in the case of properties located in the PRC, referred to in paragraphs 5.1 and 5.2(a), (b) of PN12. Rule 5.06(9) of the Listing Rules also requires all valuation reports to include such other information as the Stock Exchange may require. In respect of the five properties in the PRC leased by the Group, the Company has applied for, and the Stock Exchange has granted, a waiver from strict compliance with the requirements contained in paragraphs 5.1 and 5.2(a), (b) of PN12 and Rule 5.06(9) of the Listing Rules in respect of the five properties leased by the Group in the PRC. The reasons submitted in support of such waiver application include: (i) according to the Property Valuer, the properties leased by the Group (including the five leased properties in the PRC), which are based on market rents, have no appraised commercial values; and (ii) none of the five leased properties in the PRC is crucial to the operations of the Group as a whole. A summary of valuations and a valuation certificate in respect of the five leased properties in the PRC are included in section headed “Property Valuation” in Appendix III to this Listing Document. A full valuation report, which contains details of the five properties leased by the Group in the PRC in accordance with paragraph 5.1 and 5.2(a), (b) of Practice Note 12 and other information as required by the Listing Rules will be available for public inspection.

As at 28 February 2009, the Group leased a total of approximately 336 cell sites and licensed a total of approximately 2,108 cell sites in Hong Kong and Macau. Listing Rules 5.01 and 5.06(1) to (3) and paragraphs 3(b) of and 3(c) PN16 of the Listing Rules require, amongst other things, that this Listing Document include the text of a valuation report which contains all the relevant specified particulars of our interest in land or buildings. As the leases and licences of cell sites constitute “interests” in land and buildings for the purposes of the Listing Rules, the Directors are of the view that it will be unduly burdensome for us to comply strictly with the relevant provisions of the Listing Rules in relation to such leases and licences. Our reasons are summarised as follows:

(i)	information in relation to our network infrastructure and the location of the leased and licensed cell sites is highly confidential;

(ii)

information in relation to the valuation of the leases and licences relating to such cell sites (which are of no commercial value and are not attributing any value in our consolidated financial information) would not be material to the Shareholders and potential investors of the Company; and

(iii)

we would have to conduct a full valuation of all such cell sites in order to comply with the relevant provisions in the Listing Rules. Since the total number of such leased and licensed cell sites involved is exceptionally large, it would involve considerable extra time and expense on our part to provide such valuation report, an outcome that would be particularly burdensome given that no commercial value would be attributed to such cell sites and that the Group can generally replace any such leased or licensed cell site without material disruption to its operations and without incurring significant incremental costs.

BUSINESS

As such, the Company has applied for, and the Stock Exchange has granted, a waiver from strict compliance with the requirements contained in Listing Rules 5.01 and 5.06(1) to (3) and paragraphs 3(b) and 3(c) of PN 16 of the Listing Rules, in respect of the requirements to:

(i)	prepare a valuation report on the leased and licensed cell sites;

(ii)	include any valuation report or a summary on the leased and licensed cell sites in this Listing Document; and

(iii)	make available any valuation report or summary on the leased and licensed cell sites for public inspection.

In respect of properties owned by the Group in Hong Kong as described in the property valuation report issued by the Property Valuer as set out in the section headed “Property Valuation” in Appendix III to this Listing Document, nothing has been brought to the attention of the Group indicating that there are any material defects in the title of any such properties.

INTELLECTUAL PROPERTY

HTCL has entered into a brand licence agreement with Hutchison 3G Enterprises S.a. r.l. (“H3G”) (a member of the Resulting HWL Group) pursuant to which H3G has granted HTCL and its permitted sub-licensees the non-exclusive, non-transferable royalty-free right in Hong Kong and Macau to use the “3” brand in its various forms. HTCL will bear the appropriate proportion of the total external and internal costs and expenses in connection with brand management and support.

The Company and HIL have also entered into an IPR framework agreement pursuant to which HIL will procure that certain domain names, trade marks and other IPR to the extent not relating to the “3” brand (the “relevant IPR”) owned by or licensed to the Resulting HWL Group in relation to the telecommunications services and operations of the relevant members of the Group are licensed to, and will continue to be licensed to, the Group.

The relevant IPR are, and will continue to be, licensed to members of the Group on a royalty-free basis until the relevant member of the Group ceases to be a subsidiary of HIL (a member of the Resulting HWL Group) or such relevant change of control provisions as may be agreed between the relevant members of the Group and the Resulting HWL Group are triggered. The relevant members of the Group will bear the appropriate proportion of the total external and internal costs and expenses incurred in connection with brand management and support.

The Resulting HWL Group has the right to terminate its brand licensing arrangement in respect of the “3” brand and/or the relevant IPR with the Group’s operating companies upon the occurrence of certain customary termination events (such as material breach of the agreement by the licensee, commencement of liquidation proceedings on the licensee or revocation or suspension of the licence of the licensee for operation of its business). It is the Group’s short, medium and long term intention to continue to receive the benefit of these licensing arrangements, and accordingly, it is the Group’s ongoing intention to carry out its operations in full compliance with these brand licensing arrangements.

BUSINESS

The Resulting HWL Group may also terminate the licensing arrangement in respect of the “3” brand if HWL’s indirect aggregate interest in those licensee-operating companies falls below specified thresholds ranging from 30% to 20%, or in respect of the relevant IPR if the relevant licensee member of the Group ceases to be a subsidiary of HIL (a member of the Resulting HWL Group). If these ownership thresholds are crossed, which is an event beyond the control of the Group, the Group would have to (i) renegotiate the terms of these trade mark licensing arrangements and/or pay royalties for the use of the relevant trade marks and domain names (assuming the Resulting HWL Group is even prepared to continue to provide such licences in such circumstances, which cannot be assured), (ii) enter into alternate brand licensing arrangements with a third party, or (iii) develop an organic brand internally. While having to pursue such an alternative would be an adverse outcome by comparison to the Group’s existing IPR licensing arrangements, the precise implications and cost to the Group’s business of having to pursue any of these alternatives cannot be accurately predicted, as they depend on future facts and circumstances which are inherently uncertain and which in the main require the negotiation of future terms with third parties (as each of the counterparties, including the Resulting HWL Group, then would be).

During the ordinary course of our business the Group utilises third party intellectual property licensed to it. These licensing arrangements have been entered into on customary terms, negotiated on an arm’s length basis and in the ordinary course of the Group’s business, and do not contain any material terms which are unusual having regard to the industry practice prevailing at the relevant time.

For details of the IPR licensing arrangements by the Resulting HWL Group to the Group, please refer to the sections headed “Connected Transactions — Connected Transactions Exempt from the Reporting, Announcement and Independent Shareholders’ Approval Requirements — De minimis provision of IPR licensing arrangements by the Resulting HWL Group to the Group” and “General Information — Further Information About Our Business — Intellectual property rights” in Appendix V to this Listing Document.

The Group is not and has not been subject to any material IPR litigation or claim in the Track Record Period.

INSURANCE

We maintain insurance policies in respect of our operations. These policies include cover in respect of losses or damages in respect of buildings, machinery, equipment and inventories. We also maintain a fidelity guarantee policy, business interruption policy and employers’ liability, directors’ and officers’ liability and third party liability insurances. We consider our insurance policies to be adequate and in line with industry norms. No significant claims under these insurance policies have been made by the Group during the Track Record Period.

BUSINESS

SUPPLIERS AND CUSTOMERS

For the years ended 31 December 2006, 2007 and 2008, the combined percentage of purchases attributable to the Group’s five largest suppliers amounted to 37%, 42% and 39% respectively, and the percentage of purchases attributable to the Group’s largest supplier was approximately 22%, 25% and 14%, respectively. Save as disclosed in the section headed “Connected Transactions — Non-exempt Continuing Connected Transaction” in this Listing Document, none of the Directors, their associates, or any shareholder (which to the knowledge of the Directors owns more than 5% of the Company’s share capital) has any interest in any of the Group’s five largest suppliers.

The combined percentage of turnover attributable to the Group’s five largest customers did not exceed 30% in each of the three years ended 31 December 2006, 2007 and 2008.

RELATIONSHIP WITH HWL AND HTIL

As at the Latest Practicable Date, HWL was interested in approximately 60.4% of the issued ordinary share capital of HTIL which in turn indirectly held 100% of the issued share capital of the Company. Immediately after the Distribution, the Company will cease to be part of the Remaining HTIL Group but will remain a subsidiary of HWL and continue to be indirectly owned by HWL as to approximately 60.4%, and HWL will continue to be the controlling shareholder of both HTIL and the Company.

Non-Competition Agreements

We have entered into non-competition agreements with each of HTIL and HWL, and HTIL and HWL have entered into an agreement to amend the non-competition agreement they entered into in September 2004, in each case so as to maintain a clear delineation of the respective businesses of each party with effect from the Listing Date. These non-competition agreements limit the markets, principally on a geographical basis, in which each party may operate.

The non-competition agreements delineate each party’s territory for the purpose of implementing the non-competition restrictions. Our territory comprises Hong Kong and Macau. The Resulting HWL Group’s territory will continue to be Australia, New Zealand, the United States, Canada, Argentina and Western Europe (other than in Italy, specifically, in respect of the PLDT MVNO Arrangement). The Remaining HTIL Group’s territory comprises all other areas of the world outside the Resulting HWL Group’s territory and our territory.

The business which each party may not carry on in the other’s territory without the other’s prior consent is the business of the provision of managed and/or non-managed telecommunications services for voice, Internet, data and/or video, whether between fixed locations (i.e. fixed telephony services provided over network infrastructure reaching the end users’ location) and/or at a fixed location and/or moving locations (i.e. mobile services), whether by wireline or wireless means or by the establishment, ownership and maintenance of related facilities. The business of sale or brokering of IRU, Internet protocol services or other transmission capacity or other sales, marketing and administrative activities incidental to either the provision of fixed telephony services or sale or brokering of such IRU, Internet protocol services or other transmission capacity in the other’s territory is not restricted under the non-competition agreements.

The Group’s current expansion plans in Italy and the Philippines of its fixed-line business are being carried out respectively pursuant to the PLDT MVNO Arrangement with the consent of HWL and in pursuit of the transmission capacity business. Accordingly, such expansion plans comply with the non-competition agreements entered into by the Company with the Resulting HWL Group and the Remaining HTIL Group.

The activities which each party is free to perform in the other’s territory include:

•                  carrying on, engaging in or making an investment in a business which is limited to the manufacture, sale, distribution or marketing of telecommunications equipment or accessories;

•                  provision of roaming services to its customers which arise from and are directly connected to its wireless or mobile telecommunications services to such customers;

RELATIONSHIP WITH HWL AND HTIL

•                 carrying on, engaging in or making an investment in a fixed-line telecommunications business in the other party’s territory provided that the business emanates from and is an integral part of such party’s ordinary course of business with substantial operations and a headquarters in such party’s own territory. The provision of fixed-line telecommunication services is delineated among the Company, the Resulting HWL Group and the Remaining HTIL Group by reference to the sites of the fixed locations in between which the telecommunications services for voice, data and/or video or fixed telephony services are provided;

•                  acquisition or holding interests for investment purposes of 15% or less in a competing entity which is, or is proposed to be, listed on any internationally recognised stock exchange or of an interest in a competing entity where the consolidated revenues of such entity from restricted businesses do not exceed 15% of the total consolidated revenues of such entity at the date of investment;

•                  purchase of a business or company a part of which is in competition with the other party provided that such part is offered to the other party promptly after completion of such purchase at a price to be determined by an independent investment bank;

•                  provision of services incidental to a business solution or service where the revenue derived from such service is less than 15% of the combined revenue derived from providing the business solution or service;

•                  provision of satellite-based telecommunications services including but not limited to the ownership and operation of satellites, VSAT (Very Small Aperture Terminal) services, satellite, radio or television services, services provided through global satellite systems and global positioning services;

•                  radio or television broadcasting for simultaneous reception by the general public in a territory whether free or for a charge;

•                  provision of cable television services; and

•                  any sale or brokering of IRU, Internet protocol services or other transmission capacity or other sales, marketing and administrative activities incidental to either the provision of fixed telephony services or sale or brokering of such IRU, Internet protocol services or other transmission capacity.

Each party has the right of first refusal over any new opportunity to conduct the restricted business in its own territory. Our prior consent is required before either HWL or HTIL could pursue any new opportunity to conduct the restricted business in our territory even where we have decided to refuse such opportunity. We are required to obtain the prior consent of both HWL and HTIL before we could pursue any new opportunity to conduct the restricted business in either the Resulting HWL Group’s territory or the Remaining HTIL Group’s territory even where each of HWL and HTIL has decided to refuse such opportunity.

RELATIONSHIP WITH HWL AND HTIL

Any decision to refuse any such opportunity or to consent to the other party pursuing the opportunity is subject to the approval of the board of directors of that party sought in accordance with all applicable laws, rules, regulations and requirements under such party’s constitutional documents. Where the Board of Directors is required to determine matters under the non-competition agreements, such matters will be referred to the independent non-executive Directors in the case of the non-competition agreement with HWL, and to those Directors who do not have a material interest in the relevant matter in the case of the non-competition agreement with HTIL, who in each case will make their determination on a majority vote of such Directors.

For more information about the terms of these non-competition agreements, please refer to the section headed “Connected Transactions — Arrangements Relating to the Listing — Non-competition agreements” in this Listing Document.

Independence from the Remaining HTIL Group and the Resulting HWL Group

The Board of Directors is satisfied that the Group can carry on its business independently of the Remaining HTIL Group and the Resulting HWL Group after the Company is listed on the Stock Exchange, as justified by the following factors:

•                 Independence of boards and management: The Board of Directors and the board of directors of each of HTIL and HWL will function independently of each other.

The following table illustrates the degree to which the Directors will have continuing roles in the Remaining HTIL Group and the Resulting HWL Group:

	HWL directors		HTIL directors		Directors	Directors with continuing roles in the Resulting HWL Group		Directors with continuing roles in the Remaining HTIL Group

Executive directors	7	(2)	4	(1)(2)	1	—	(1)	—	(1)
Non-executive directors	2		3		5	4	(2)	4	(2)
Independent non-executive directors	4		3		3	3	(3)(4)	—
Total	13		10		9	7	(4)	4	(4)

Notes:
(1)	Mr. WONG King Fai, Peter, who is currently an executive director of HTIL, will resign from the board of directors of HTIL with effect from the Listing Date.
(2)

Mr. FOK Kin-ning, Canning is the group managing director of HWL, serves as the chairman of Hutchison Harbour Ring Limited, HTAL, Partner Communications Company Ltd. and Hong Kong Electric Holdings Limited, the chairman and a non-executive director of HTIL, co-chairman of Husky Energy Inc. and the deputy chairman of Cheung Kong Infrastructure Holdings Limited. Mr. LUI Dennis Pok Man is the chief executive officer and an executive director of HTIL and a director of Partner Communications Company

RELATIONSHIP WITH HWL AND HTIL

Ltd. Mrs. CHOW WOO Mo Fong, Susan is the deputy group managing director of HWL, and an executive director of Cheung Kong Infrastructure Holdings Limited, Hutchison Harbour Ring Limited and Hongkong Electric Holdings Limited, and a non-executive director of HTIL and TOM Group Limited, and a director of Partner Communications Company Ltd. and HTAL. Mr. Frank John SIXT is the group finance director of HWL, the non-executive chairman and director of TOM Group Limited, an executive director of Cheung Kong Infrastructure Holdings Limited and Hongkong Electric Holdings Limited and a non-executive director of HTIL, a director of HTAL, Husky Energy Inc. and Partner Communications Company Ltd. Mr. LAI Kai Ming, Dominic is an executive director of HWL, the deputy chairman of Hutchison Harbour Ring Limited and a director of HTAL.

(3)

Mr. LAN Hong Tsung, David is an independent non-executive director of Cheung Kong Infrastructure Holdings Limited and Hutchison Harbour Ring Limited. Mr. CHEONG Ying Chew, Henry is an independent non-executive director of Cheung Kong Infrastructure Holdings Limited and TOM Group Limited. Dr. WONG Yick Ming, Rosanna was formerly a non-executive director of 3 Italia S.p.A., a subsidiary of HWL incorporated in Italy, until she tendered her resignation on 17 April 2009 in order to enhance the Company’s corporate governance measures, remove any possible perception that Dr. Wong may lack independence and further eliminate possible sources of conflict of interest which might arise as a result of her board position with 3 Italia S.p.A..

(4)	Our Directors confirm that the businesses conducted by the companies of which such persons are directors do not compete with the Group’s business.

It is a principle of good corporate governance that a listed company’s board should have a balance of skills and experience appropriate for the requirements of its business and include a balanced composition of executive and non-executive directors (including independent non-executive directors) so that there is a strong independent element on the board, which can effectively exercise independent judgment. Non-executive directors should be of sufficient calibre and number for their views to carry weight and every board of directors of a Hong Kong listed issuer should include at least three independent non-executive directors.

The current composition of the Board is designed with those criteria in mind, striking a delicate balance between appointing Directors who have the relevant professional knowledge and experience in the telecommunications industry, and who can maintain an appropriate degree of independence from the Remaining HTIL Group and from the Resulting HWL Group.

There will be nine Directors in total, comprising one full-time executive director (ED) and eight non-executive directors (NEDs) (three of whom will be independent non-executive directors (INEDs) and five of whom will be common directors of HTIL or of HWL). None of the INEDs of the Company is an INED of either HTIL or HWL.

Not less than five of the nine members of the Board of Directors will be free from any common directorship as between the Company and each entity within the Remaining HTIL Group, and as between the Company and each entity within the Resulting HWL Group (other than in relation to Cheung Kong Infrastructure Holdings Limited for which four of the nine members of the Board of Directors will be free from any common directorship). In addition, the senior management of the operating subsidiaries within the Group and each of the Remaining HTIL Group and the Resulting HWL Group will be independent of, and separate from, each other.

RELATIONSHIP WITH HWL AND HTIL

Pursuant to the Articles, a Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company, shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case, at the first meeting of the Board after he knows that he is or has become so interested. Such a Director shall not be required to abstain from attending any meeting of the Board.

However, a Director shall not vote (nor be counted in the quorum) on any resolution of the Board approving any contract or arrangement or other proposal in which he or any of his associates is materially interested, except in certain prescribed circumstances, details of which are set out in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law” in Appendix IV to this Listing Document.

Whether a Director is conflicted or non-conflicted on any matter depends on the particular circumstances of the matter under consideration. The fact that a Director also holds directorships in other companies does not create a conflict for that Director unless the matter under consideration involves his personal interests or those of the other companies as well as the Group. In all other circumstances, a Director is able to act without being conflicted.

The provisions in the Articles ensure that matters involving a conflict of interest which may arise from time to time will be managed in line with accepted corporate governance practice so as to ensure that the best interests of the Company and the Shareholders (including the minority Shareholders) taken as a whole are preserved.

From time to time the Company may enter into connected transactions with members of the Resulting HWL Group or the Remaining HTIL Group. It is not possible to draw any general conclusion in advance of any such connected transactions as to whether any particular Director will or will not be conflicted. However, as explained above, there will always be a quorum of non-conflicted Directors able to deal with such matters. In addition, the Listing Rules provide protection for the Company and its Shareholders in relation to any non-exempt connected transactions. The Listing Rules require the Company to provide the Shareholders with the recommendation of the independent Directors and the independent financial adviser, and to seek the approval of independent shareholders in a general meeting.

The Group has operated under substantially the same management throughout the Track Record Period.

During this period, management responsibility for the operations of the Group as a whole rested with a senior management team of three persons. These persons were Mr. Wong King Fai, Peter (Chief Executive Officer), Ms. Tan Yuen Chun, Jennifer (Chief Financial Officer) and Ms. Lung Pui Ying, Amy (Chief Operating Officer (Mobile)). The

RELATIONSHIP WITH HWL AND HTIL

Group’s senior management team had supervisory responsibility for the Group’s Hong Kong and Macau telecommunications businesses, dealing with operational and financial issues, capital expenditure decisions and the generation, agreement and implementation of strategies across the Group.

In addition, other senior operational officers of the Group, including the International Business Director, the Commercial Director (in charge of wholesale and business market), the Head of Network Operations and Development, the General Manager for Products and Systems Development, the Chief Executive Officer of the Macau business and the Chief Financial Officer of the Macau business, have also overseen the businesses and day-to-day operations of the Group throughout the Track Record Period, and will continue to be responsible for the business and day-to-day operations of the Group after Listing. Throughout the Track Record Period, these senior management and senior operational officers managed the Group’s business on a stand-alone basis, and were not, and continue to not be, involved in the management of any of the HTIL Group’s other businesses.

Each of HTIL’s and HWL’s board of directors has maintained high-level supervisory responsibility for the operations of the Group within the HTIL Group and the HWL Group respectively, dealing with high-level strategic issues, approval of significant capital expenditure programmes, approval of significant acquisitions and assisting with shareholder relationship issues. At each of the HTIL and HWL level, all the members of the senior management team who have ultimately been responsible within the Remaining HTIL Group and the Resulting HWL Group for these functions and for monitoring their respective investment in the Group, have been in office, and exercised their supervisory functions, throughout the Track Record Period.

•                 Separate lines of business: Our operations will be separate from and independent of the telecommunications businesses of each of the Remaining HTIL Group and the Resulting HWL Group.

The delineation of the activities of the Group and the Remaining HTIL Group and the Resulting HWL Group has two elements. First, country-by-country geographical delineation has been established, with countries being grouped on a regional basis. Secondly, the Remaining HTIL Group’s exclusive territory is confined to those emerging markets that have high potential growth, longer path to profitability and high capital expenditure investments to build up the network, while the Group’s exclusive territory is confined to Hong Kong and Macau, a geographical region that is characterised by a mature telecommunications markets, with a high level of customer penetration as a proportion of the population, and significant existing or potential demand for high-value telecommunications services.

RELATIONSHIP WITH HWL AND HTIL

The geographical delineation is designed to ensure that there will be no competition between the Group and each of the Remaining HTIL Group and the Resulting HWL Group. The telecommunications industry is highly regulated. Licences are required in order to operate telecommunications networks across most of the world. These licences are not global in nature, but are granted by the relevant domestic regulatory authorities and are of a specified and limited geographical scope. This imposes natural limits on the competition between telecommunications operators licensed in different geographical areas. The geographical delineation between the Group and each of the Remaining HTIL Group and the Resulting HWL Group is therefore underpinned by the regulatory regime.

The telecommunications businesses of the Remaining HTIL Group comprise its existing 2G mobile telecommunications business in Indonesia, Sri Lanka, Vietnam and Thailand and its existing 3G mobile telecommunications business and limited fixed telephony services in Israel, and that of the Resulting HWL Group comprise HWL’s existing 2G mobile telecommunications businesses in Australia and Argentina and 3G mobile telecommunications businesses in Western Europe (namely Austria, Denmark, Italy, Sweden and the United Kingdom) and Australia. The business of the Group does not compete with the business of the Remaining HTIL Group or the Resulting HWL Group.

Going forward, the activities of the Group and each of the Remaining HTIL Group and the Resulting HWL Group will be limited to specific jurisdictions. The basis for the delineation between the exclusive territory of the Group and each of the Remaining HTIL Group and the Resulting HWL Group is the same as the basis for the business delineation between the Group and each of the Remaining HTIL Group and the Resulting HWL Group.

We have entered into non-competition agreements with each of HTIL and HWL, as described in the sub-section headed “Non-Competition Agreements” above, to maintain a clear delineation of our respective businesses going forward.

•                 Independence of administrative capability: Certain non-management administrative functions will be outsourced by the Group to the Remaining HTIL Group and/or the Resulting HWL Group, as described in the section headed “Connected Transactions” in this Listing Document. However, all essential administrative functions will be carried out by the Group without requiring the support of the Remaining HTIL Group or the Resulting HWL Group. In particular, the Group will have its own capabilities, performing all essential administrative functions such as finance and accounting, administration and operations, information technology, human resources and compliance functions.

RELATIONSHIP WITH HWL AND HTIL

•                  Independent financial viability:

Credit Support from HTIL

HTIL has provided credit support to the Group:

•                  The following table presents bank loans and other interest-bearing borrowings and debentures which were guaranteed by HTIL as at 31 December 2008:

	As at 31 December 2008
	Due in	Due in	Due after
	1 year	2-5 years	5 years	Total
	(HK$ in millions)

Hong Kong	5,220	—	—	5,220

As security in support of the HK$9,000 million credit facility made available to HTIL and HTCL as borrowers by a group of independent financial institutions pursuant to the credit facility agreement dated 15 May 2008 and due on 14 May 2009 (i.e. the 2008 External Facility), HTIL acted as a guarantor in respect of all of HTCL’s obligations under the finance documents and in respect of which guarantor’s liability HTIL had received a counter-indemnity from HTCL. As at the Latest Practicable Date, approximately HK$4,940 million remained outstanding under the 2008 External Facility. This guarantee and counter-indemnity are expected to be released on or about 14 May 2009 when the 2008 External Facility matures and is refinanced.

•                  The Group may determine to refinance the 2008 External Facility using the Resulting HWL Group Secured Facility. Under the original terms of the US$2.5 billion HWL Secured Facility, certain members of the Remaining HTIL Group agreed to cross-guarantee, and certain members of the Remaining HTIL Group agreed to provide security, for HTCL’s borrowings under the US$2.5 billion HWL Secured Facility (i.e. the HTIL Cross Guarantee and Security) and HTCL agreed to cross-guarantee, and certain members of the Group may provide security, for the Remaining HTIL Group’s borrowings under the US$2.5 billion HWL Security Facility (i.e. the HTCL Cross Guarantee and Security). Whilst HTIL’s guarantee provided in respect of the 2008 External Facility was to terminate upon such refinancing being effected in the absence of the Distribution and the Listing, (i) such earlier HTIL guarantee will be replaced by members of the Remaining HTIL Group’s new guarantee obligation of HTCL’s borrowing, if any, under the Resulting HWL Group Secured Facility, and (ii) members of the Remaining HTIL Group will have to provide fixed and floating security over all present and future assets, rights and businesses and share mortgage (or equivalent security) over the issued share capital of such members of the Remaining HTIL Group as security for HTCL’s obligations under the Resulting HWL Group Secured Facility (i.e. the HTIL Cross Guarantee and Security). However, on 17 April 2009, HTCL entered into an agreement with members of the Resulting HWL Group and the Remaining HTIL Group to vary the original terms of the US$2.5 billion HWL Secured Facility such that with effect from the first date on which the Company ceases to be a subsidiary of HTIL and the Shares become listed

RELATIONSHIP WITH HWL AND HTIL

on the Main Board of the Stock Exchange, the HTIL Cross Guarantee and Security and the HTCL Cross Guarantee and Security will be released and replaced with (i) certain members of the Remaining HTIL Group providing guarantee and security over their assets in respect of the Remaining HTIL Group’s borrowings under the US$2.5 billion HWL Secured Facility subject to a maximum liability of US$1,790 million, and (ii) HTCL becoming the sole borrower, and certain members of the Group may provide security over their assets in respect of HTCL’s borrowings, if any, under the US$2.5 billion HWL Secured Facility subject to a maximum liability of US$710 million.

Credit support from the Resulting HWL Group

HWL has also provided loan facilities and other forms of credit support to the Group:

•                  From 30 March 2009, the Resulting HWL Group committed to make available to HTCL a senior secured term loan facility of up to US$710 million (approximately equivalent to HK$5,500 million) (i.e. the Resulting HWL Group Secured Facility) as part of the senior secured revolving credit/term loan facility for a maximum aggregate amount of US$2.5 billion (approximately equivalent to HK$19,376 million) which was offered to HTIL and, amongst others, HTCL in November 2008 due on 15 November 2011 on terms which had been approved by HTIL’s independent shareholders at a general meeting (i.e. the US$2.5 billion HWL Secured Facility). Unless the Directors consider it to be in the best interests of the Shareholders (having regard to all relevant considerations such as timing at which to access the debt markets, available pricing and all other underlying terms) for the Company to accept the offers to refinance the amount outstanding under the 2008 External Facility from the independent financial institutions referred to below, the Group intends to effect such refinancing using the Resulting HWL Group Secured Facility on or about 14 May 2009 with the balance to fund the Group’s working capital. As at the Latest Practicable Date, the Group had yet to drawdown any loan under the Resulting HWL Group Secured Facility. For a description of such facilities and support, please refer to the section headed “Connected Transactions — Financial assistance under the Listing Rules — Guarantees and credit support to the Group” in this Listing Document.

The Directors believe that based on HTCL’s previous financing history as part of the HTIL Group and HTCL’s business and financial profile, the Group is well placed to finance its business operations from the debt markets on a stand-alone basis as and when such financing is in the best interests of the Company to do so.

The Group’s businesses are stable and mature and exhibit an established track record of revenue growth, profitability and free cash flow generation, further details of which are set out in the sections headed “Business” and “Financial Information” in this Listing Document. The maturity of the Group’s established telecommunications network means that capital expenditure on property, plant and equipment is expected to be largely confined to the maintenance and upgrading of the Group’s existing network.

RELATIONSHIP WITH HWL AND HTIL

HTCL has a track record of fund raising on a stand-alone basis without any credit support from either the Resulting HWL Group or the Remaining HTIL Group. This fund raising was for a comparable loan size and was achieved in 2005 at the time when HTCL had just launched its 3G service a year earlier and the business was still at a heavy investment stage. The Group’s business and financial performance has strengthened since this financing in 2005 with the additional asset backing and stable revenue contribution generated by the improving 3G business and HGC, the Company’s fixed-line telecommunications business, further improving the credit worthiness and borrowing capacity of the Group.

Since the joint announcement on 4 March 2009 by HWL and HTIL of their intention to achieve the Listing, the Group had received firm offers to provide finance facilities in respect of an aggregate of HK$5,750 million as at the Latest Practicable Date from a number of independent financial institutions wishing to participate in a stand-alone refinancing of the 2008 External Facility due in May 2009.

The level of interest which the Company has been able to generate over this short timeframe reinforces the Directors’ belief of the attractiveness of the Group to external financiers, and the fact that the Group is capable of operating financially independently of both the Resulting HWL Group and the Remaining HTIL Group.

The Company will continue to evaluate its available options for refinancing the 2008 External Facility on the best available terms in the prevailing debt markets conditions. This may result in the Company resolving to access the Resulting HWL Group Secured Facility instead of pursuing any offers from independent financial institutions at this time, if to do so is considered to be in the best interests of the Shareholders having regard to all relevant considerations including the attractiveness of the timing at which to access the debt markets, the available pricing of such external facilities and all other underlying terms.

•                  As security in support of a series of equipment sale and leaseback transactions entered into by HTCL in 1998, HWL has issued guarantees in favour of HTCL’s counterparties under those transactions in respect of payment and performance obligations. The transactions have been terminated pursuant to the terms of the termination agreements dated 2 January 2008. All payments were settled in December 2008. HWL’s obligations under these guarantees are expected to be minimal although they are not formally discharged until expiry of the relevant bankruptcy preference time periods under the laws of the applicable jurisdictions (primarily being Hong Kong where HTCL as sub-lessee is incorporated, Cayman Islands where the lessee company is incorporated and the State of New York whose laws are the governing laws of the guarantees and the lessee company may have assets there) during which any trustee in bankruptcy or debtor in possession or other persons may have a residual right of recoupment or recovery. Such bankruptcy preference time periods are, respectively, two years under the laws of Hong Kong, six months under the laws of the Cayman Islands and 90 days under the laws of the State of New York.

CONNECTED TRANSACTIONS

In connection with the Listing, we have entered into various agreements with the Resulting HWL Group or the Remaining HTIL Group. Following the completion of the Listing, there will also be continuing connected transactions between members of the Group and members of the Resulting HWL Group (which, for the purpose of this section, excludes Hutchison Harbour Ring Limited (“HHR”, being a member of the Resulting HWL Group and whose shares are listed on the Main Board of the Stock Exchange) and its subsidiaries (the “HHR Group”)), the Remaining HTIL Group, the CKH Group, the HHR Group or other connected persons of the Company.

ARRANGEMENTS RELATING TO THE LISTING

Pass Through Agreement

As disclosed in the section headed “Business — Hong Kong and Macau Mobile Telecommunications Business — Ownership” in this Listing Document, DoCoMo owns an indirect shareholding of 24.1% in each of the Group’s operating companies for 2G and 3G mobile telecommunications services in Hong Kong and Macau (being, H3GHK, H3GSHK, HTCL and Hutchison Macau). DoCoMo entered into the HK Shareholders’ Agreements with HWL on 8 November 2002 which deal with customary matters such as voting rights, board control, funding obligations and restrictions on share transfers.

On 17 April 2009, HWL entered into the Pass Through Agreement with us pursuant to which we have agreed, subject to limited exceptions stated therein, that with effect from the Listing Date the rights and obligations of HWL contained in the HK Shareholders’ Agreements (as supplemented) will be passed through to us. Under the Pass Through Agreement, HWL agrees, among other things, to indemnify us from and against all claims and liabilities in connection with any antecedent breach by HWL of the HK Shareholders’ Agreements occurring prior to the Listing Date.

Upon Listing, each of HWL and its subsidiaries (including members of the Resulting HWL Group or of the Remaining HTIL Group) will become a connected person of the Company by virtue of each being either a substantial shareholder of the Company or an associate thereof.

The Pass Through Agreement accordingly constitutes a continuing connected transaction of the Company. Our Directors, including our independent non-executive Directors, are of the view that the Pass Through Agreement is on normal commercial terms.

Non-competition agreements

On 17 April 2009, we entered into non-competition agreements with each of HTIL (a member of the Remaining HTIL Group) (the “HTIL-HTHKH Non-Competition Agreement”) and HWL (the “HWL-HTHKH Non-Competition Agreement”) so as to maintain a clear delineation of the respective businesses of each party with effect from the Listing Date. These non-competition agreements limit the markets, principally on a geographical basis, in which each party may operate.

CONNECTED TRANSACTIONS

The agreements, together with the agreement dated 17 April 2009 and made between HWL and HTIL to amend the non-competition agreement they entered into in September 2004 (the “Existing HWL-HTIL Non-Competition Agreement”), delineate each party’s territory for the purpose of implementing the non-competition restrictions. Our territory comprises Hong Kong and Macau. The Resulting HWL Group’s territory will continue to be Australia, New Zealand, the United States, Canada, Argentina and Western Europe (other than in Italy, in respect of the PLDT MVNO Arrangement). The Remaining HTIL Group’s territory comprises all other areas of the world outside the Resulting HWL Group’s territory and our territory.

The restrictions contained in the HTIL-HTHKH Non-Competition Agreement and the HWL-HTHKH Non-Competition Agreement will prevent us, on the one hand, and each of the Remaining HTIL Group and the Resulting HWL Group, on the other, from engaging in certain defined telecommunications and related businesses (the “Defined Businesses”) in competition with the other party in the other party’s exclusive territories without the other party’s consent.

In addition to the consent given by HWL to the conduct by HGC of the PLDT MVNO Arrangement which is specific to the HWL-HTHKH Non-Competition Agreement, there will be certain exceptions to the restrictions contained in the HTIL-HTHKH Non-Competition Agreement and the HWL-HTHKH Non-Competition Agreement similar to those contained in the Existing HWL-HTIL Non-Competition Agreement (the “Exempted Businesses”). For more information about the Defined Businesses and the Exempted Businesses, please refer to the section headed “Relationship with HWL and HTIL — Non-Competition Agreements” in this Listing Document.

The restrictions contained in the HTIL-HTHKH Non-Competition Agreement will terminate either (i) on the date which is one year after HWL ceases to control, directly or indirectly, more than 30% of the issued share capital of either the Company or HTIL (provided that either upon such cessation of HWL’s interests or at any time within such one-year period, another party controls, directly or indirectly, 30% or more of the issued share capital of either the Company or HTIL, as the case may be), or (ii) on the date upon which either the Company or HTIL ceases to be listed. The restrictions contained in the HWL-HTHKH Non-Competition Agreement will terminate either (i) on the date which is one year after HWL ceases to control, directly or indirectly, more than 30% of the issued share capital of the Company (provided that either upon such cessation of HWL’s interests or at any time within such one-year period, another party controls, directly or indirectly, 30% or more of the issued share capital of the Company), or (ii) on the date upon which the Company ceases to be listed. For further details, please refer to the section headed “Relationship with HWL and HTIL — Non-Competition Agreements” in this Listing Document.

Our Directors, including our independent non-executive Directors, are of the view that the HTIL-HTHKH Non-Competition Agreement and the HWL-HTHKH Non-Competition Agreement are on normal commercial terms.

CONNECTED TRANSACTIONS

CONTINUING CONNECTED TRANSACTIONS EXEMPT FROM THE REPORTING, ANNOUNCEMENT AND INDEPENDENT SHAREHOLDERS’ APPROVAL REQUIREMENTS

Sharing of administrative services between the Group and the Resulting HWL Group on a cost basis

Members of the Group have been sharing, and will continue to share pursuant to an agreement dated 17 April 2009 and made between the Company and HIL (a member of the Resulting HWL Group), on a cost basis, with the Resulting HWL Group services including legal and regulatory services, company secretarial support services, tax and internal audit services, use of accounting software system and related services, participation in the Resulting HWL Group’s pension, medical and insurance plans, participation in the Resulting HWL Group’s procurement projects with third party vendors/suppliers, other staff benefits and staff training services, company functions and activities services. The Group will pay a fee, on a cost basis, to the Resulting HWL Group for the provision of such services, which is payable quarterly in arrears and settled within 30 days after receipt of a written invoice from the relevant member of the Resulting HWL Group to the relevant member of the Group. This agreement will continue until the expiry of the three-year term commencing on the Listing Date, unless terminated by either party by giving three months’ written notice. Our Directors, including our independent non-executive Directors, are of the view that the foregoing agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group.

Sharing of administrative services exemption under the Listing Rules

The above transaction relating to sharing of administrative services on a cost basis between the Company and HIL will fall within the exemption under Listing Rule 14A.33(2) and will be exempt from all the reporting, announcement and independent shareholders’ approval requirements under the Listing Rules.

De minimis provision of IPR licensing arrangements by the Resulting HWL Group to the Group

HTCL entered into a brand licence agreement with Hutchison 3G Enterprises S.a. r.l. (“H3G”) (a member of the Resulting HWL Group) on 22 November 2006 pursuant to which H3G has granted HTCL and its permitted sub-licensees the non-exclusive, non-transferable royalty-free right in Hong Kong and Macau to use the “3” brand in its various forms. HTCL will bear the appropriate proportion of the total external and internal costs and expenses in connection with brand management and support. Our Directors, including our independent non-executive Directors, are of the view that the foregoing agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group.

The Company entered into an IPR framework agreement with HIL (a member of the Resulting HWL Group) on 17 April 2009 pursuant to which HIL will procure that certain domain names, trade marks and other IPR (to the extent not relating to the “3” brand) (the “relevant IPRs”) owned by or licensed to the Resulting HWL Group in relation to the telecommunications business and operations of the relevant members of the Group are licensed to the Group. Such IPRs are and will continue to be licensed to members of the Group on a royalty-free basis until the relevant member of the Group ceases to be a subsidiary of HIL or such other change of

CONNECTED TRANSACTIONS

control provisions as may be agreed between the relevant members of the Group and the Resulting HWL Group are triggered. Our Directors, including our independent non-executive Directors, are of the view that the foregoing agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group.

For each of the three years ended 31 December 2006, 2007 and 2008, the costs and expenses paid by the Company in connection with the use of (i) the “3” brand and (ii) the relevant IPRs amounted to approximately (i) HK$1 million and (ii) nil, respectively.

The aforesaid transactions entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

De minimis supply of mobile telecommunications products by the Group to the Resulting HWL Group

HTCL has been supplying and will continue to supply certain mobile telecommunications products including handsets hardware and other accessories to the Resulting HWL Group. The Resulting HWL Group is required to pay the purchase price within 30 days after receipt of invoices. Our Directors, including our independent non-executive Directors, are of the view that the supply of such mobile telecommunications products is and will be on normal commercial terms and in the ordinary and usual course of business of the Group.

For each of the three years ended 31 December 2006, 2007 and 2008, the purchase price received or receivable by HTCL from the Resulting HWL Group for the supply of such mobile telecommunications products amounted to nil, nil and approximately HK$1 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

De minimis provision of fixed-line IDD services procurement arrangement by the CKH Group to the Group

Videofone Company Limited (“Videofone”) (a member of the CKH Group) is currently procuring, and will continue to procure, an independent third party supplier to provide HGC with local and international fixed-line IDD service (the “Fixed-line IDD Service”), in consideration of which, we will pay Videofone in arrears an agreed monthly service fee of HK$1 for each subscriber of the Fixed-line IDD Service.

Upon Listing, each member of the CKH Group will become a connected person of the Company by virtue of being a holding company (or a subsidiary of such holding company) of such entity which is a subsidiary of CKH and in which a member of the Resulting HWL Group holds or controls 30% or more of its voting power at general meetings, and hence an associate of HWL which in turn is a substantial shareholder of the Company.

CONNECTED TRANSACTIONS

This Fixed-line IDD Service procurement arrangement accordingly constitutes a continuing connected transaction of the Company. Our Directors, including our independent non-executive Directors, are of the view that the Fixed-line IDD Service procurement arrangement is and will be on normal commercial terms and in the ordinary and usual course of business of the Group.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees paid by HGC to Videofone for the Fixed-line IDD Service procurement arrangement amounted to approximately HK$1 million.

The aforesaid transaction entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

De minimis provision of data centre services by the Group to the Remaining HTIL Group

Hutchison GlobalCentre currently provides, and will continue to provide, data centre services to members of the Remaining HTIL Group. Such data centre services include data centre facilities (such as power supply, telecommunications connectivity, air-conditioning, fire prevention and security systems), hardware and software management and co-location services. The relevant member of the Remaining HTIL Group is required to pay Hutchison GlobalCentre monthly charges in advance for subscription and in arrears for usage of such data centre services. The amount of monthly charges and the initial term of duration for the provision of such data centre services, which are automatically renewable for successive additional terms unless either party terminates by notification, are separately determined and agreed between the relevant member of the Remaining HTIL Group and Hutchison GlobalCentre in individual service orders, which are executed as and when such data centre services are required. Our Directors, including our independent non-executive Directors, are of the view that the provision of such services is and will be on normal commercial terms and in the ordinary and usual course of business of the Group. Such services have been and will be charged at rates no less favourable to the Group than those provided to independent third parties.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate charges paid to Hutchison GlobalCentre for provision of such services to the Remaining HTIL Group amounted to approximately HK$0.1 million.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

CONNECTED TRANSACTIONS

De minimis provision of mobile telecommunications services by the Group to each of the Remaining HTIL Group, the CKH Group and the HHR Group

Members of the Group currently provide, and will continue to provide, mobile telecommunications services, including local voice, IDD and roaming services and other value-added services, to members of the Remaining HTIL Group, the CKH Group and the HHR Group.

Upon Listing, each of HHR and its subsidiaries will become a connected person of the Company by virtue of being an associate of HWL which in turn is a substantial shareholder of the Company.

Each of the Remaining HTIL Group, the CKH Group and the HHR Group is required to pay, on a monthly basis, subscription charges in advance and usage charges in arrears pursuant to invoices issued by the relevant member of the Group. The provision of such services is terminable by either party at any time by giving 30 days’ prior written notice. Our Directors, including our independent non-executive Directors, are of the view that the provision of such services is and will be on normal commercial terms and in the ordinary and usual course of business of the Group.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by the Group to (i) the Remaining HTIL Group, (ii) the CKH Group and (iii) the HHR Group for the provision of such services amounted to (i) approximately HK$1 million, (ii) approximately HK$1 million and (iii) approximately HK$0.2 million, respectively.

The aforesaid transaction between the Group and the Remaining HTIL Group entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

The aforesaid transaction between the Group and the CKH Group entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

The aforesaid transaction between the Group and the HHR Group entered into on or after the Listing Date will be subject to the HHR Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Reporting, Announcement and Independent Shareholders’ Approval Requirements — De minimis procurement of HHR Group Supplies and Group Supplies between the HHR Group and the Group” below.

CONNECTED TRANSACTIONS

De minimis provision of telecommunications and Internet services by the Group to each of the Remaining HTIL Group and the HHR Group

HGC currently provides, and will continue to provide, local and international fixed-line telecommunications services, Internet access bandwidth with value-added services, and Internet and web-hosting services to members of the Remaining HTIL Group or of the HHR Group. Our Directors, including our independent non-executive Directors, are of the view that the provision of such services is and will be on normal commercial terms and in the ordinary and usual course of business of the Group.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by the Group to the Remaining HTIL Group for the provision of such services amounted to approximately HK$1 million, approximately HK$3 million and approximately HK$0.4 million, respectively.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by the Group to the HHR Group for the provision of such services amounted to approximately HK$0.4 million, approximately HK$0.1 million and approximately HK$0.6 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

The aforesaid transaction between the Group and the HHR Group entered into on or after the Listing Date will be subject to the HHR Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Reporting, Announcement, Independent Shareholders’ Approval Requirements — De minimis procurement of HHR Group Supplies and Group Supplies between the HHR Group and the Group” below.

De minimis provision of lease arrangement by the Remaining HTIL Group to the Group

Member of the Group, as sub-lessee, has entered into, and may in the future from time to time renew and enter into, lease arrangement with the relevant member of the Remaining HTIL Group as sub-lessor, in respect of building spaces for use by such member of the Group as office.

The lease arrangement is on terms no less favourable to the Group than those offered by lessor which is independent third party. Our Directors, including our independent non-executive Directors, are of the view that the lease arrangement is and will be on normal commercial terms and in the ordinary and usual course of business of the Group.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees paid by the Group to the Remaining HTIL Group amounted to approximately HK$0.04 million.

CONNECTED TRANSACTIONS

The aforesaid transaction entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

De minimis supply of mobile phone equipment and accessories by the HHR Group to the Group

The HHR Group has been supplying handset batteries, chargers, Bluetooth accessories and other mobile phone accessories to HTCL. Our Directors, including our independent non-executive Directors, are of the view that the purchase of such mobile phone equipment and accessories from the HHR Group is and will be on normal commercial terms and in the ordinary and usual course of business of the Group. The equipment and accessories have been supplied at prices no less favourable to the Group than those charged by independent third parties.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate purchase price paid by HTCL to the HHR Group for the equipment and accessories supplied amounted to approximately HK$4 million, approximately HK$1 million and approximately HK$0.1 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HHR Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Reporting, Announcement and Independent Shareholders’ Approval Requirements — De minimis procurement of HHR Group Supplies and Group Supplies between the HHR Group and the Group” below.

De minimis procurement of HHR Group Supplies and Group Supplies between the HHR Group and the Group

The master agreement dated 17 April 2009 and made between the Company and HHR (a member of the HHR Group) (the “HHR Master Agreement”) prescribes the framework terms upon which HHR will procure the relevant members of the HHR Group (which, for the purpose of the HHR Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by HHR) to provide or acquire (as appropriate), and the Company will procure the relevant members of the Group (which, for the purpose of the HHR Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by the Company) to acquire or provide (as appropriate), the following range of products and services of the HHR Group or of the Group and such other products and services of the HHR Group or of the Group as may be agreed from time to time (each as the “HHR Group Supplies” and the “Group Supplies”, respectively, and collectively as the “Supplies”) on a non-exclusive basis for a term of three years commencing on the Listing Date (the “3-year Term”) as and when reasonably requested by the relevant member of the Group or of the HHR Group:

(a)          HHR Group Supplies include (i) mobile phone accessories and related products (including handsets batteries, chargers, data cable, adaptors, connectors, mobile music stands, carry cases, premiums, memory cards and Bluetooth accessories); (ii) consumer electronics products (including digital audio broadcast radios, MP3 players and personal multi-media players); and (iii) marketing, advertising and promotional services; and

CONNECTED TRANSACTIONS

(b)         Group Supplies include (i) mobile telecommunications services (including local voice, IDD and roaming services and other value-added services); and (ii) telecommunications and Internet services (including local and international fixed-line telecommunications services, Internet access bandwidth with value-added services, and Internet and web-hosting services).

The HHR Master Agreement stipulates that the terms upon which the Supplies will be provided shall be on normal commercial terms or, if there are insufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favourable to the relevant member of the Group or of the HHR Group than terms available from or to other independent third party suppliers or customers for the relevant products or services.

Our Directors, including our independent non-executive Directors, are of the view that the HHR Master Agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group.

As mentioned in the sub-section relating to the HHR Group Supplies, for each of the three years ended 31 December 2006, 2007 and 2008, the aggregate annual value for the Group’s acquisition of the HHR Group Supplies amounted to approximately HK$4 million, approximately HK$1 million and approximately HK$0.1 million, respectively.

As mentioned in the sub-sections relating to the Group Supplies, for each of the three years ended 31 December 2006, 2007 and 2008, the aggregate annual value for the Group’s provision of the Group Supplies amounted to approximately HK$0.6 million, approximately HK$0.3 million and approximately HK$0.8 million, respectively.

De minimis IPR licensing arrangement provided by DoCoMo to the Group

Pursuant to the integrated i-modeTM service package agreement dated 1 June 2006 between HTCL and DoCoMo, HTCL pays an agreed percentage of the i-modeTM services revenue generated in Hong Kong and Macau as royalty for DoCoMo’s licensing of the i-modeTM brand and the related licensed materials with effect from the commercial launch date of the i-modeTM service package on 30 May 2007. HTCL will within 90 days after the end of each calendar quarter furnish DoCoMo with a statement setting out the running royalties incurred in such calendar quarter. DoCoMo will issue an invoice, on a semi-annual basis, for the running royalties incurred during the previous two calendar quarters in the amount indicated on the statements received from HTCL. The amount invoiced will be due and payable by HTCL within 30 days after receipt of the relevant invoice.

Upon Listing, each of DoCoMo and its subsidiaries (collectively, the “DoCoMo Group”) will become a connected person of the Company by virtue of each being either a substantial shareholder of certain subsidiaries of the Company or an associate of DoCoMo. The grant of the aforesaid IPR licensing arrangement accordingly constitutes continuing connected transaction of the Company. Our Directors, including our independent non-executive Directors, are of the view that the grant of the aforesaid licence and the terms of the royalty payment have been entered into on normal commercial terms and in the ordinary and usual course of business of the Group.

CONNECTED TRANSACTIONS

For each of the three years ended 31 December 2006, 2007 and 2008, the running royalties paid by HTCL to DoCoMo under this agreement amounted to nil, approximately HK$0.01 million and approximately HK$0.04 million, respectively.

De minimis collaboration on handset replacement plan between the CKH Group and the Group

Under an agreement dated 25 November 2008 and made between Hutchison Telecom and AMTD Direct Limited (“AMTD”) (a member of the CKH Group), Hutchison Telecom agreed to (i) market, through its various sales channels, the handset replacement plan developed by AMTD (the “Plan”) to the mobile telecommunications services customers of Hutchison Telecom (the “Customers”) with effect from 2 January 2009 and (ii) to collect on behalf of AMTD the subscription fees of the Plan from the Customers, in consideration of which, AMTD will pay Hutchison Telecom a pre-agreed one-off promotion fee and a monthly commission at an agreed percentage, for each Plan subscribed by the Customer through the marketing effort of Hutchison Telecom. In the event that any Customer exercised his right under the Plan to purchase a replacement handset from AMTD at an exclusive discounted price, AMTD will purchase the replacement handset from Hutchison Telecom at a pre-agreed discount. Hutchison Telecom may from time to time purchase the Plan from AMTD and offer the same to the Customers as promotional items. Our Directors, including our independent non-executive Directors), are of the view that such agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of Hutchison Telecom.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate annual value in relation to the foregoing collaboration on the handset replacement plan amounted to nil.

The aforesaid transaction between the Group and the CKH Group entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below), the particulars of which are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

De minimis trust deed between Whampoa Holdings Limited and OHL

On 17 September 2004, our indirect wholly-owned subsidiary, Whampoa Holdings Limited, entered into a transfer and declaration of trust deed with OHL (an indirect wholly-owned subsidiary of HWL) whereby:

(i)             Whampoa Holdings Limited transferred to OHL the beneficial interest in shares of Hutchison Telecommunications Argentina S.A., representing 90.05% of the issued share capital of, and its rights in respect of irrevocable capital contributions rights to, this company;

CONNECTED TRANSACTIONS

(ii)         Whampoa Holdings Limited declared that it held as nominee for OHL (i) the legal title to all the shares in Hutchison Telecommunications Argentina S.A. held by it and all its rights in respect of irrevocable capital contributions to Hutchison Telecommunications Argentina S.A., (ii) all of its rights and obligations under a shareholders agreement entered into between Whampoa Holdings Limited and others dated 24 November 2000 in respect of the ownership and operation of Hutchison Telecommunications Argentina S.A., (iii) all of its rights under a share sale and purchase agreement dated 24 November 2000 pursuant to which Whampoa Holdings Limited acquired its interest in Hutchison Telecommunications Argentina S.A., (iv) all of its rights and obligations under a pledge agreement between Gridley Investments S.A. and Whampoa Holdings Limited dated 24 November 2000 granting a pledge in favour of Whampoa Holdings Limited over Gridley Investments S.A.’s shareholding interest of 9.95% in the issued share capital of Hutchison Telecommunications Argentina S.A., (v) all of its rights and obligations under a pledge agreement between Carlos Joost Newbery and Whampoa Holdings Limited dated 24 November 2000 granting a pledge in favour of Whampoa Holdings Limited over his shares in Gridley Investments S.A. and (vi) all of its rights and obligations under a carried interest agreement between Whampoa Holdings Limited and Gridley Investments S.A. dated 24 November 2000 whereby Whampoa Holdings Limited agreed to provide funding to enable Gridley Investments S.A. to maintain a 9.95% interest in Hutchison Telecommunications Argentina S.A. (together, the “Argentine Title, Rights and Obligations”); and

(iii)      OHL undertook to indemnify Whampoa Holdings Limited in respect of any losses, damages or liabilities, and all reasonable costs and expenses arising from or incurred or suffered by it as a result of holding the Argentine Title, Rights and Obligations as nominee for, and acting on the instructions of, OHL (other than losses, damages, liabilities, costs or expenses arising from or incurred or suffered as a result of Whampoa Holdings Limited’s deliberate or negligent acts or omissions as nominee for OHL).

The consideration in the sum of HK$285,298,013.94 for this transfer and declaration of trust deed was paid in 2004. As nominee for OHL in respect of the Argentine Title, Rights and Obligations, Whampoa Holdings Limited may be required to transfer to OHL (or its nominee), or otherwise deal with, the Argentine Title, Rights and Obligations as OHL may direct. No consideration has been paid for any of the three years ended 31 December 2006, 2007 and 2008 or would be payable to Whampoa Holdings Limited in respect of any such transaction.

Our Directors, including our independent non-executive Directors, are of the view that the trust deed between Whampoa Holdings Limited and OHL is on normal commercial terms.

CONNECTED TRANSACTIONS

De minimis exemption under the Listing Rules

All of the above transactions are of a continuing and recurring nature. For each of the (i) IPR licensing arrangements by the Resulting HWL Group, (ii) supply of mobile telecommunications products to the Resulting HWL Group, (iii) provision of Fixed-line IDD Services procurement arrangement by the CKH Group, (iv) provision of data centre services to the Remaining HTIL Group, (v) provision of mobile telecommunications services to each of the Remaining HTIL Group, the CKH Group and the HHR Group, (vi) provision of telecommunications and Internet services to each of the Remaining HTIL Group and the HHR Group, (vii) provision of lease arrangement by the Remaining HTIL Group, (viii) supply of mobile phone equipment and accessories by the HHR Group (ix) procurement arrangement in relation to HHR Group Supplies and Group Supplies, (x) IPR licensing arrangement from DoCoMo, (xi) collaboration on handset replacement plan with the CKH Group, and (xii) the arrangement under trust deed with OHL set out above, the applicable percentage ratios under the Listing Rules on an annual basis has been, and is expected to continue to be, less than 0.1%. Therefore, each transaction will fall within the 0.1% de minimis threshold under Listing Rule 14A.33(3)(a) and will be exempt from all the reporting, announcement and independent shareholders’ approval requirements contained in the Listing Rules.

FINANCIAL ASSISTANCE UNDER THE LISTING RULES

Guarantees and credit support to the Group

•                  As security in support of the 2008 External Facility, HTIL acted as a guarantor in respect of all of the borrowers’ obligations under the finance documents. As at 31 January 2009 and the Latest Practicable Date, approximately HK$5,040 million and approximately HK$4,940 million was outstanding under the 2008 External Facility, respectively. Such guarantee will be released upon the repayment of the 2008 External Facility which matures on 14 May 2009. As mentioned in the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Independent financial viability” in this Listing Document, in the event the Group determines to refinance the 2008 External Facility using the Resulting HWL Group Secured Facility, as each of the members of the Remaining HTIL Group and HTCL agreed to cross-guarantee each of HTCL’s and the Remaining HTIL Group’s borrowings under the US$2.5 billion HWL Secured Facility, whilst HTIL’s guarantee provided in respect of the 2008 External Facility will terminate upon such refinancing being effected in the absence of the Distribution and the Listing, such earlier HTIL guarantee will be replaced by the HTIL Cross Guarantee and Security. However, on 17 April 2009, HTCL entered into an agreement with members of the Resulting HWL Group and the Remaining HTIL Group to vary the original terms of the US$2.5 billion HWL Secured Facility such that with effect from the first date on which the Company ceases to be a subsidiary of HTIL and the Shares become listed on the Main Board of the Stock Exchange, the HTIL Cross Guarantee and Security will be released and thereby cease to constitute a connected transaction for the Company.

•                  As mentioned in the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Independent financial viability” in this Listing Document, unless the Directors consider it to be in the best

CONNECTED TRANSACTIONS

interests of the Shareholders (having regard to all relevant considerations such as timing at which to access the debt markets, available pricing and all other underlying terms) for the Company to accept the offers to refinance the amount outstanding under the 2008 External Facility from independent financial institutions referred to therein, HTCL intends to refinance the 2008 External Facility on or about 14 May 2009 using that part of the US$2.5 billion HWL Secured Facility which is made available to the Group from 30 March 2009 and in the principal amount of up to US$710 million (approximately equivalent to HK$5,500 million) (the “Cap”) under the Resulting HWL Group Secured Facility. Certain members of the Group may also charge certain of their assets as security for the Resulting HWL Group Secured Facility and HTCL has agreed to prepay all amounts outstanding from the Group under the Resulting HWL Group Secured Facility on 30 June 2010. For each of the three years ended 31 December 2006, 2007 and 2008, and as at the Latest Practicable Date, no amount was outstanding under the Resulting HWL Group Secured Facility.

•                  As security in support of a series of equipment sale and leaseback transactions entered into by HTCL in 1998, HWL issued guarantees in favour of HTCL’s counterparties under those transactions in respect of payment and performance obligations. The transactions have been terminated pursuant to the terms of the termination agreements dated 2 January 2008. All payments have been settled in December 2008. HWL’s obligations under the guarantee will be discharged subject to the expiry of the relevant bankruptcy preference time periods under the laws of the applicable jurisdictions (primarily being Hong Kong where HTCL as sub-lessee is incorporated, Cayman Islands where the lessee company is incorporated and the State of New York whose laws are the governing laws of the guarantees and the lessee company may have assets there) during which any trustee in bankruptcy or debtor in possession or other persons may have a residual right of recoupment or recovery. Such bankruptcy preference time periods are, respectively, two years under the laws of Hong Kong, six months under the laws of Cayman Islands and 90 days under the laws of the State of New York.

The Resulting HWL Group will continue to provide the above credit support and/or guarantees as well as the guarantees as discussed in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Provision of global procurement services by the Resulting HWL Group to the Group” below. Save as aforesaid, following the Introduction, if guarantees, indemnities or security are required to be given in support of debts of subsidiaries or associated companies, the Company expects that it will provide those guarantees, indemnities and securities, rather than HWL or HTIL or any other members of the Resulting HWL Group or the Remaining HTIL Group.

Financial assistance by the Group

•                  As mentioned in the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Independent financial viability” in this Listing Document, in order to allow the Group’s access to the Resulting HWL Group Secured Facility, HTCL has agreed to cross guarantee, and certain members of the Group may provide fixed and floating security over certain of their assets as

CONNECTED TRANSACTIONS

security for, the Remaining HTIL Group’s borrowing under the US$2.5 billion HWL Secured Facility (i.e. the HTCL Cross Guarantee and Security). In the absence of the Distribution and the Listing, the maximum amount available to the Remaining HTIL Group under the US$2.5 billion HWL Secured Facility would only be reduced by the amount of any financing which HTCL agrees to raise from the independent financial institutions for refinancing the 2008 External Facility. However, on 17 April 2009, HTCL entered into an agreement with members of the Resulting HWL Group and the Remaining HTIL Group to vary the original terms of the US$2.5 billion HWL Secured Facility such that with effect from the first date on which the Company ceases to be a subsidiary of HTIL and the Shares become listed on the Main Board of the Stock Exchange, the HTCL Cross Guarantee and Security will be released and thereby cease to constitute a connected transaction for the Company.

Our Directors, including our independent non-executive Directors, are of the view that the financial assistance arrangements described above are on normal commercial terms.

Such arrangements constitute financial assistance provided by connected persons of the Company for the benefit of the Group and, save for the Resulting HWL Group Secured Facility, will fall within the exemption under Listing Rule 14A.65(4) for the following reasons:

(i)             the financial assistance arrangements are on normal commercial terms; and

(ii)          no security over the assets of the Group is granted in respect of the financial assistance arrangements in favour of the Resulting HWL Group.

The Resulting HWL Group Secured Facility, if utilised, constitutes a continuing connected transaction for the Company which is subject to independent shareholders’ approval, reporting and announcement requirements set out in Chapter 14A of the Listing Rules. Given its recurring nature and that the relevant agreement had been entered into prior to Listing, our Directors consider that strict compliance with the aforementioned independent shareholders’ approval and announcement requirements for the above transaction would be impracticable and, in particular, would add unnecessary administrative costs to us. The Company has applied for, and the Stock Exchange has granted, a waiver from strict compliance with the independent shareholders’ approval and announcement requirements relating to continuing connected transactions set out in Listing Rule 14A.35 for the foregoing transaction. Our Directors, including our independent non-executive Directors, are of the opinion that the Cap and the terms of the transaction are not in the ordinary and usual course of business (within the meaning of such expression under Chapter 14A of the Listing Rules) of the Group, but are on normal commercial terms, fair and reasonable and in the interests of the Shareholders as a whole.

CONNECTED TRANSACTIONS

CONTINUING CONNECTED TRANSACTIONS EXEMPT FROM THE INDEPENDENT SHAREHOLDERS’ APPROVAL REQUIREMENTS

Provision of data centre services by the Group to the Resulting HWL Group

Hutchison GlobalCentre has entered into master service agreements with members of the Resulting HWL Group (including A.S. Watson & Company Limited, HIL and Metro Broadcast Corporation Limited) which prescribe the framework terms upon which Hutchison GlobalCentre and the relevant members of the Resulting HWL Group may, from time to time, enter into separate service orders to provide data centre services to the Resulting HWL Group. Pursuant to the master service agreements, which are terminable by either party thereto at any time by giving 30 days’ prior written notice, such data centre services include data centre facilities (such as power supply, telecommunications connectivity, air-conditioning, fire prevention and security systems), hardware and software management and co-location services. The relevant members of the Resulting HWL Group are required to pay Hutchison GlobalCentre monthly charges in advance for subscription and in arrears for usage of such data centre services. The amount of monthly charges and the initial term of duration for the provision of such data centre services, which are automatically renewable for successive additional terms unless either party terminates by notification, are separately determined and agreed between the relevant members of the Resulting HWL Group and Hutchison GlobalCentre in individual service orders, which are executed as and when such data centre services are required. Our Directors, including our independent non-executive Directors, are of the view that the provision of such services is and will be on normal commercial terms and in the ordinary and usual course of business of Hutchison GlobalCentre and that the transaction is fair and reasonable and in the interests of the Shareholders as a whole. Such services have been and will be charged at rates no less favourable to the Group than those provided to independent third parties. The Company will comply with the relevant requirements of Chapter 14A of the Listing Rules then applicable.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate charges paid to Hutchison GlobalCentre by the Resulting HWL Group for the provision of such services amounted to approximately HK$19 million, approximately HK$19 million and approximately HK$20 million, respectively. It is expected that the aggregate charges payable to Hutchison GlobalCentre by the Resulting HWL Group for the provision of such services for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$22 million, HK$25 million and HK$29 million, respectively.

Provision of mobile telecommunications services by the Group to the Resulting HWL Group

Members of the Group currently provide, and will continue to provide, mobile telecommunications services, including IDD and roaming services and other value-added services, to members of the Resulting HWL Group. The Resulting HWL Group is required to pay, on a monthly basis, subscription charges in advance and usage charges in arrears, pursuant to invoices issued by the relevant member of the Group. The provision of such services is terminable by either party at any time by giving 30 days’ prior written notice. Our

CONNECTED TRANSACTIONS

Directors, including our independent non-executive Directors, are of the view that the provision of such services is and will be on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transaction is fair and reasonable and in the interests of the Shareholders as a whole.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by the Group to the Resulting HWL Group for the provision of such services amounted to approximately HK$20 million, approximately HK$21 million and approximately HK$21 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such HWL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

Supply of mobile telecommunications products and the related support by the Group to the Remaining HTIL Group

Members of the Group have been supplying and will continue to supply certain mobile telecommunications products including handsets hardware and other accessories and the related support to the Remaining HTIL Group. The Remaining HTIL Group is required to pay the purchase price and the related support fee within 30 days after receipt of invoices. Our Directors, including our independent non-executive Directors, are of the view that the supply of such mobile telecommunications products is and will be on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transaction is fair and reasonable and in the interests of the Shareholders as a whole.

For each of the three years ended 31 December 2006, 2007 and 2008, the purchase price and the related support fee received or receivable by the Group from the Remaining HTIL Group for supply of such products amounted to approximately HK$4 million, approximately HK$14 million and approximately HK$27 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below). The particulars of such HTIL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

Provision of telecommunications and Internet services by the Group to each of the Resulting HWL Group and the CKH Group

Members of the Group currently provide, and will continue to provide, local and international fixed- line telecommunications services, Internet access bandwidth with value-added services,

CONNECTED TRANSACTIONS

and Internet and web-hosting services to members of the Resulting HWL Group or of the CKH Group. Our Directors, including our independent non-executive Directors, are of the view that the provision of such services is and will be on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by the Group to the Resulting HWL Group for the provision of such services amounted to approximately HK$62 million, approximately HK$67 million and approximately HK$79 million, respectively.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by the Group to the CKH Group for the provision of such services amounted to approximately HK$27 million, approximately HK$27 million and approximately HK$44 million, respectively.

The aforesaid transaction between the Group and the Resulting HWL Group entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such master agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

The aforesaid transaction between the Group and the CKH Group entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below). The particulars of such CKH Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

Roaming arrangements between the Group and each of the Resulting HWL Group, the Remaining HTIL Group and the DoCoMo Group

Members of the Group have entered into agreements with DoCoMo and members of each of the Resulting HWL Group and the Remaining HTIL Group to provide roaming services, whereby customers of members of the Group and each of the Resulting HWL Group, the Remaining HTIL Group and the DoCoMo Group may roam on each other’s networks while travelling abroad. While each pair of roaming partners amongst the groups will settle, after set-off, the roaming charges each month in arrears depending on the aggregate volume of roaming services incurred by their customers on each other’s networks, no set-off will be made between different pairs of roaming partners amongst the same groups. The provision of such services is terminable by either party at any time by giving 6 months’ prior written notice. Our Directors, including our independent non-executive Directors, are of the view that the agreements have been entered into on normal commercial terms and in the ordinary and usual

CONNECTED TRANSACTIONS

course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole. The services have been and will be charged by and to the Group at rates no less favourable to the Group than those provided to or by independent third parties.

As between members of the Group and the Resulting HWL Group and on a per pair of roaming partners basis, (i) the total revenue charged by, and (ii) the total expenses charged to the Group, for the reciprocal roaming arrangement after set-off for each of the three years ended 31 December 2006, 2007 and 2008 amounted to (i) approximately HK$4 million, approximately HK$14 million and approximately HK$24 million, respectively, and (ii) approximately HK$0.2 million, approximately HK$1 million and approximately HK$1 million, respectively.

As between members of the Group and the Remaining HTIL Group and on a per pair of roaming partners basis, (i) the total revenue charged by, and (ii) the total expenses charged to the Group, for the reciprocal roaming arrangement after set-off for each of the three years ended 31 December 2006, 2007 and 2008 amounted to (i) approximately HK$3 million, approximately HK$3 million and approximately HK$2 million, respectively, and (ii) approximately HK$3 million, approximately HK$2 million and approximately HK$0.1 million, respectively.

As between members of the Group and the DoCoMo Group and on a per pair of roaming partners basis, (i) the total revenue charged by, and (ii) the total expenses charged to the Group, for the reciprocal roaming arrangement after set-off for each of the three years ended 31 December 2006, 2007 and 2008 amounted to (i) approximately HK$14 million, approximately HK$23 million and approximately HK$25 million, respectively, and (ii) approximately HK$0.4 million, approximately HK$0.2 million and approximately HK$0.2 million, respectively. It is expected that for each of the three years ending 31 December 2009, 2010 and 2011, (i) the aggregate revenue to be charged by the Group to the DoCoMo Group after set-off, and (ii) the aggregate expenses to be charged to the Group by the DoCoMo Group after set-off, will not exceed (i) HK$27 million, HK$30 million and HK$35 million, respectively and (ii) HK$1 million, HK$3 million and HK$4 million, respectively.

The aforesaid transaction between the Group and the Resulting HWL Group entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such HWL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

The aforesaid transaction between the Group and the Remaining HTIL Group entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below). The particulars of such HTIL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31

CONNECTED TRANSACTIONS

December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

Provision of dealership services by the Resulting HWL Group to the Group

Under an agreement dated 27 May 2004 and made between Watson (a member of the Resulting HWL Group) and H3GSHK, Watson was appointed as non-exclusive dealer for H3GSHK for sale at retail outlets operated by Fortress in Hong Kong of 3G handsets and/or telecommunications services provided by H3GSHK. Under the agreement, Watson collects the handset price and service fee prepayment from retail customers, at the rates as determined by H3GSHK. Watson is required to pay such amount to H3GSHK after deducting its commission per subscription. This agreement, which commenced on 3 March 2004 and will continue until 31 December 2009, was subsequently transferred by H3GSHK to HTCL with effect from 1 July 2005 as part of a reorganisation to streamline our Hong Kong mobile telecommunications business. On 2 April 2009, Watson entered into an agreement with HTCL to extend the term of the foregoing agreement for a further two years until 31 December 2011 and thereafter automatically renewed for successive periods of three years each, unless terminated earlier by either party. Our Directors, including our independent non-executive Directors, are of the view that the agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of HTCL and that the agreement is fair and reasonable and in the interests of the Shareholders as a whole. The Company will comply with the relevant requirements of Chapter 14A of the Listing Rules then applicable.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate commissions paid by the Group to Watson for the provision of such dealership services amounted to approximately HK$20 million, approximately HK$22 million and approximately HK$27 million, respectively. Based on historical figures and the projected sales volume, it is expected that the aggregate commissions to be paid by the Group to Watson for the provision of such dealership services for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$34 million, HK$43 million and HK$53 million, respectively.

Supply of promotional items by the Resulting HWL Group to the Group

It is our marketing strategy to offer cash coupons of PARKnSHOP, Fortress and/or Watsons (each a division of Watson which in turn is a member of the Resulting HWL Group) to certain newly joined and renewal customers of our mobile and fixed-line services. Members of the Group have been purchasing those coupons from the relevant members of the Resulting HWL Group at face value with a reasonable discount for bulk purchase as and when required by the relevant member of the Group. The current framework procurement arrangement is governed by a master agreement dated 12 February 2009 and entered into between the Company and Watson which is subject to an initial term of three years and thereafter automatically renewed for successive periods of three years each unless terminated earlier by either party. Our Directors, including our independent non-executive Directors, are of the view that the purchase of such promotional items from the relevant members of the Resulting HWL Group

CONNECTED TRANSACTIONS

is and will be on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole.The Company will comply with the relevant requirements of Chapter 14A of the Listing Rules then applicable.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate purchases of those coupons by the Group from the Resulting HWL Group amounted to approximately HK$10 million, approximately HK$20 million and approximately HK$20 million, respectively. It is expected that the aggregate purchases of those coupons by the Group from the Resulting HWL Group for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$29 million, HK$40 million and HK$56 million, respectively.

Provision of bill collection services by the Resulting HWL Group to the Group

Under an agreement dated 26 February 2004 and made between Watson (a member of the Resulting HWL Group) and Hutchison Telecom as duly authorised agent of HTCL, Watson was appointed as an agent of Hutchison Telecom to receive, at retail outlets operated by Watson in Hong Kong, customer payments for services rendered by HTCL.

Under an agreement dated 31 October 2002 and made between Watson’s The Chemist (Macau) Limited (“Watson’s Macau”) (a member of the Resulting HWL Group) and Hutchison Macau, Watson’s Macau was appointed as an agent of Hutchison Macau to receive, at retail outlets operated by Watson’s Macau in Macau, customer payments for services rendered by Hutchison Macau.

Under an agreement dated 1 November 2002 and made between Watson and HGC, as amended, Watson was appointed as an agent for HGC and its subsidiaries to receive, at retail outlets operated by Watson in Hong Kong, customer payments for services rendered by HGC and its subsidiaries.

Hutchison Telecom, Hutchison Macau and HGC, under their respective bill collection services agreements, are required to pay to Watson and Watson’s Macau an agreed amount of commission per transaction, depending on the number of transactions processed per month, subject to an agreed minimum amount of commission payable to Watson. Each of Hutchison Telecom, Hutchison Macau and HGC is also responsible for paying any Easy Payment System, or EPS, credit card or Octopus card charges (as appropriate) at the rates notified by Watson and Watson’s Macau. Our Directors, including our independent non-executive Directors, are of the view that the foregoing agreements have been entered into on normal commercial terms and in the ordinary and usual course of business of Hutchison Telecom, Hutchison Macau and HGC, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate commissions paid by the Group to Watson and Watson’s Macau for the provision of such services amounted to approximately HK$11 million, approximately HK$13 million and approximately HK$14 million, respectively.

CONNECTED TRANSACTIONS

The aforesaid transactions entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such HWL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

Provision of global procurement services by the Resulting HWL Group to the Group

Various members of the Group have entered into 3G cost sharing agreements with members of the Resulting HWL Group pursuant to which members of the Resulting HWL Group and of the Group together join in global procurement and development projects for the acquisition and development of information technology platforms and software solutions and applications, hardware, content and other services in connection with the roll-out and ongoing operation of the 3G business of the members of the Group. Under these 3G cost sharing agreements, the Group has the absolute discretion (but not the obligation whether as to revenue, volume commitment or otherwise) and the Resulting HWL Group has the obligation to allow the Group, if it so wishes, to participate in any cost-sharing activities. Although these 3G cost sharing agreements do not have a definitive period, the Sponsor has confirmed that, taking into consideration the nature of such cost sharing arrangement and the special circumstances contemplated thereunder conferring the benefits on the Group as aforesaid, it is normal business practice for contracts of this type be subject to such open-ended duration arrangement and it would be in the interests of the Shareholders as a whole for such 3G cost sharing agreements not to have any definitive period. In connection with the performance of obligations of the members of the Group under some of the underlying contracts in relation to the global procurement activities, members of the Resulting HWL Group have provided guarantees in favour of counterparties thereunder. The relevant members of the Group will bear the appropriate proportion of the total external and internal costs and expenses incurred in connection with such joint procurement activities. In addition, the relevant members of the Group pay a guarantee fee (where the Resulting HWL Group has provided a guarantee) and a management fee to the Resulting HWL Group at normal commercial rates. Our Directors, including our independent non-executive Directors, are of the view that the cost sharing agreements have been entered into on normal commercial terms and in the ordinary and usual course of business of the Group, and that the agreements are fair and reasonable and in the interests of the Shareholders as a whole. The Company will comply with the relevant requirements of Chapter 14A of the Listing Rules then applicable.

The aggregate costs, expenses, guarantee fees and management fees paid by the relevant members of the Group to the Resulting HWL Group for each such cost sharing activity was approximately HK$14 million, approximately HK$10 million and approximately HK$13 million for each of the years ended 31 December 2006, 2007 and 2008 respectively. For each of such activity, it is expected that fees payable by the relevant member of the Group to the Resulting HWL Group on an annual basis will not exceed HK$18 million, HK$22 million and HK$26 million for each of the three years ending 31 December 2009, 2010 and 2011, respectively.

CONNECTED TRANSACTIONS

Provision of telecommunications products and services by the Resulting HWL Group to the Group

Members of the Resulting HWL Group are currently providing, and will continue to provide, HGC, HTCL and Hutchison Macau with contents and local and international fixed-line telecommunications services such as IDD services and international private leased circuits (“IPLC”). We are required to pay the monthly IDD service fee in arrears based on usage and pay the monthly service fee for the IPLC in advance. Our Directors, including our independent non-executive Directors, are of the view that such services are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transaction is fair and reasonable and in the interests of the Shareholders as a whole.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees charged by the Resulting HWL Group for the provision of such products and services to the Group amounted to approximately HK$4 million, approximately HK$5 million and approximately HK$7 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such HWL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

Provision of treasury management services by the Remaining HTIL Group to the Group

Pursuant to an agreement dated 15 May 2008 and made between HTCL and HTIL (a member of the Remaining HTIL Group), HTIL will provide certain treasury management services to HTCL including general treasury functions to meet and match the financing needs of HTCL. HTCL will pay a fee to HTIL for the provision of such services, which is payable by way of instalments on a quarterly basis and settled within 30 days after receipt of a written invoice from HTIL relating to the services provided for in the relevant quarter. The parties intend to terminate the agreement in May 2009 following the repayment of the 2008 External Facility. Our Directors, including our independent non-executive Directors, are of the view that such services are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transaction is fair and reasonable and in the interests of the Shareholders as a whole. After the Spin-Off, the Company will rely on its internal resources to manage its treasury functions.

For each of the three years ended 31 December 2006, 2007 and 2008, the fees charged by HTIL for the provision of such services to HTCL amounted to nil, nil and approximately HK$8 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the HTIL Master Agreement (as defined below). The particulars of such HTIL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid

CONNECTED TRANSACTIONS

transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group” below.

Provision of telecommunications products and services by the CKH Group to the Group

HGC has been collaborating with Videofone (a member of the CKH Group) to provide bundled video phone fixed-line package to HGC’s customers. In consideration of Videofone’s supply of the underlying handsets and other incidental services, HGC is required to pay Videofone an agreed ratio of revenue received from its video phone fixed-line package customers after deducting the related costs incurred for the provision of such service (including the acquisition costs of purchasing the handsets from Videofone). Our Directors, including our independent non-executive Directors, are of the view that such collaboration is and will be on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transaction is fair and reasonable and in the interests of the Shareholders as a whole.

For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate revenue that HGC shared with and the acquisition costs that HGC paid to Videofone in relation to such bundled service amounted to approximately HK$11 million, approximately HK$8 million and approximately HK$5 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below). The particulars of such CKH Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

Provision of lease and licence arrangements by each of the Resulting HWL Group and the CKH Group to the Group

Members of the Group, as lessees or licensees, have entered into, and may in the future from time to time renew and enter into, various lease and licence arrangements with members of the Resulting HWL Group or of the CKH Group, as landlords or licensors. The lease and licence arrangements are in respect of building spaces and other premises for use by members of the Group as offices or for other business purposes.

The lease and licence arrangements are on terms no less favourable to the Group than those offered by landlords and licensors which are independent third parties. Our Directors, including our independent non-executive Directors, are of the view that the lease and licence arrangements have been and will be entered into on normal commercial terms, in the ordinary and usual course of business of the Group and that the arrangements are fair and reasonable and in the interests of the Shareholders as a whole.

CONNECTED TRANSACTIONS

The aggregate lease and licensing fees paid by the relevant member of the Group to the Resulting HWL Group amounted to approximately HK$59 million, approximately HK$56 million and approximately HK$57 million for each of the three years ended 31 December 2006, 2007 and 2008, respectively.

The aggregate lease and licensing fees paid by the relevant member of the Group to the CKH Group amounted to approximately HK$7 million, approximately HK$7 million and approximately HK$5 million for each of the three years ended 31 December 2006, 2007 and 2008, respectively.

The aforesaid transaction between the Group and the Resulting HWL Group entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such HWL Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

The aforesaid transaction between the Group and the CKH Group entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below). The particulars of such CKH Master Agreement, together with details of the maximum aggregate annual value of, inter alia, the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements – Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

Provision of office equipment and support by each of the Resulting HWL Group and the CKH Group to the Group

Members of the Group have been purchasing, and will continue to purchase, certain office supplies and supports from bigboXX.com Limited (a member of the Resulting HWL Group) and Watsons Water (a division of Watson which in turn is a member of the Resulting HWL Group) including stationery, computer supplies, records management services, office supplies, office relocation services, food and beverages, groceries and distilled water at the prices as offered by the relevant members of the Resulting HWL Group from time to time. Our Directors, including our independent non-executive Directors, are of the view that such office supplies and supports are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole. For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate purchases of those office equipment and supports amounted to approximately HK$7 million, approximately HK$7 million and approximately HK$6 million, respectively.

Members of the Group have been purchasing, and will continue to purchase, travel services from Hutchison Priceline (Travel) Limited (a member of the Resulting HWL Group) to arrange for bookings and reservations for air tickets and hotel accommodations at fees offered by Hutchison Priceline (Travel) Limited from time to time. Our Directors, including our

CONNECTED TRANSACTIONS

independent non-executive Directors, are of the view that such services are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole. For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees paid by the Group for the provision of such services amounted to nil, approximately HK$2 million and approximately HK$3 million, respectively.

We have been purchasing, and will continue to purchase, certain IT-related services such as development of IT platforms, software solutions and applications services and other professional services from Vanda IT Solutions & Systems Management Limited (a member of the Resulting HWL Group) and its subsidiaries at fees offered by Vanda IT Solutions & Systems Management Limited and its subsidiaries from time to time. Our Directors, including our independent non-executive Directors, are of the view that such services are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole. For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees paid by the Group for the provision of such IT-related services amounted to approximately HK$3 million, approximately HK$25 million and approximately HK$15 million, respectively.

We have been purchasing, and will continue to purchase certain advertising and promotional services from Metro Broadcast Corporation Limited (a connected person of the Company by virtue of it being an associate of HWL which in turn is a substantial shareholder of the Company), at fees offered by Metro Broadcast Corporation Limited from time to time. Our Directors, including our independent non-executive Directors, are of the view that such services are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole. For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees paid by the Group for the provision of such services amounted to approximately HK$3 million, approximately HK$1 million and approximately HK$2 million, respectively.

All the aforesaid transactions with bigboXX.com Limited, Watsons Water, Hutchison Priceline (Travel) Limited, Vanda IT Solutions & Systems Management Limited and its subsidiaries and Metro Broadcast Corporation Limited entered into on or after the Listing Date will be subject to the HWL Master Agreement (as defined below). The particulars of such HWL Master Agreement, together with details of, inter alia, the maximum aggregate annual value of the aforesaid transactions for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group” below.

We have been purchasing, and will continue to purchase, services from AMTD Risk Management Limited (an affiliate of the CKH Group) for procuring various insurance policies for the benefit of our telecommunications business at fees offered by AMTD Risk Management Limited from time to time. Our Directors, including our independent non-executive Directors,

CONNECTED TRANSACTIONS

are of the view that such services are being and will be provided on normal commercial terms and in the ordinary and usual course of business of the Group, and that the transactions are fair and reasonable and in the interests of the Shareholders as a whole. For each of the three years ended 31 December 2006, 2007 and 2008, the aggregate fees paid by the Group for the provision of such services amounted to approximately HK$11 million, approximately HK$9 million and approximately HK$8 million, respectively.

The aforesaid transaction entered into on or after the Listing Date will be subject to the CKH Master Agreement (as defined below). The particulars of such CKH Master Agreement, together with details of, inter alia, the maximum aggregate annual value of the aforesaid transaction for each of the three years ending 31 December 2011, are set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements — Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group” below.

Procurement of HWL Group Supplies and Group Supplies between the Resulting HWL Group and the Group

The master agreement dated 17 April 2009 and made between the Company and HIL (a member of the Resulting HWL Group) (the “HWL Master Agreement”) prescribes the framework terms upon which HIL will procure the relevant members of the Resulting HWL Group (which, for the purpose of the HWL Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by HIL) to provide or acquire (as appropriate), and the Company will procure the relevant members of the Group (which, for the purpose of the HWL Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by the Company) to acquire or provide (as appropriate), the following range of products and services of the Resulting HWL Group or of the Group and such other products and services of the Resulting HWL Group or of the Group as may be agreed from time to time (each as the “HWL Group Supplies” and the “Group Supplies”, respectively, and collectively as the “Supplies”) on a non-exclusive basis during the 3-year Term as and when reasonably requested by the relevant member of the Group or of the Resulting HWL Group:

(a)          HWL Group Supplies include (i) IPR licensing; (ii) roaming services; (iii) bill collection services; (iv) telecommunications products (such as contents); (v) local and international fixed-line telecommunications services (including IDD services and international private leased circuits); (vi) leasing and licensing of offices, building spaces, car parks and warehouses; (vii) distilled water, food and beverages, groceries; stationeries, office supplies; computer supplies; printing services; records management services; office relocation services; (viii) hotel services; travel and transportation services; (ix) IT-related services (including IT platforms development services, software solutions and applications development services and other professional services); (x) marketing, advertising and promotional services; and (xi) collaboration on the development of video and radio programmes; and

CONNECTED TRANSACTIONS

(b)         Group Supplies include (i) mobile telecommunications products (including mobile handsets, accessories and related products); (ii) mobile telecommunications services (including IDD and roaming services and other value-added services); (iii) telecommunications and Internet services (including local and international fixed-line telecommunications services, Internet access bandwidth with value-added services, and Internet and web-hosting services); (iv) roaming services; and (v) procurement of local and international fixed-line telecommunications services.

The HWL Master Agreement stipulates that the terms upon which the Supplies will be provided shall be on normal commercial terms or, if there are insufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favourable to the relevant member of the Group or of the Resulting HWL Group than terms available from or to other independent third party suppliers or customers for the relevant products or services.

Our Directors, including our independent non-executive Directors, are of the view that the HWL Master Agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group, and that the HWL Master Agreement is fair and reasonable and in the interests of the Shareholders as a whole.

Based on the historical growth and the expected expansion of the Group’s business, it is expected that the aggregate annual value for the Group’s acquisition of the HWL Group Supplies for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$123 million, HK$144 million and HK$164 million, respectively.

Based on the historical growth and the expected expansion of the Group’s business, it is expected that the aggregate annual value for the Group’s provision of the Group Supplies for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$148 million, HK$178 million and HK$201 million, respectively.

Procurement of HTIL Group Supplies and Group Supplies between the Remaining HTIL Group and the Group

The master agreement dated 17 April 2009 and made between the Company and HTIL (a member of the Remaining HTIL Group) (the “HTIL Master Agreement”) prescribes the framework terms upon which HTIL will procure the relevant members of the Remaining HTIL Group (which, for the purpose of the HTIL Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by HTIL) to provide or acquire (as appropriate), and the Company will procure the relevant members of the Group (which, for the purpose of the HTIL Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by the Company) to acquire or provide (as appropriate), the following range of products and services of the Remaining HTIL Group or of the Group and such other products

CONNECTED TRANSACTIONS

or services of the Remaining HTIL Group or of the Group as may be agreed from time to time (each as the “HTIL Group Supplies and the “Group Supplies”, respectively, and collectively as the “Supplies”) on a non-exclusive basis during the 3-year Term as and when reasonably requested by the relevant member of the Group or of the Remaining HTIL Group:

(a)          HTIL Group Supplies include (i) leasing and licensing of offices, building spaces, car parks and warehouses; (ii) roaming services; and (iii) general treasury management services; and

(b)         Group Supplies include (i) data centre services (including data centre facilities (such as power supply, telecommunications connectivity, air-conditioning, fire prevention and security systems), hardware and software management and co-location services); (ii) mobile telecommunications services (including local voice, IDD and roaming services and other value-added services); (iii) telecommunications and Internet services (including local and international fixed-line telecommunications services, Internet access bandwidth with value-added services, Internet and web-hosting services); (iv) mobile telecommunications products (including handsets hardware and other accessories) and the related support; and (v) roaming services.

The HTIL Master Agreement stipulates that the terms upon which the Supplies will be provided shall be on normal commercial terms or, if there are insufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favourable to the relevant member of the Group or of the Remaining HTIL Group than terms available from or to other independent third party suppliers or customers for the relevant products or services.

Our Directors, including our independent non-executive Directors, are of the view that the HTIL Master Agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group, and that the HTIL Master Agreement is fair and reasonable and in the interests of the Shareholders as a whole.

It is expected that the aggregate annual value for the Group’s acquisition of the HTIL Group Supplies for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$7 million, HK$4 million and HK$4 million, respectively.

Based on the historical growth and the expected business expansion, it is expected that the aggregate annual value for the Group’s provision of the Group Supplies for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$50 million, HK$76 million and HK$107 million, respectively.

Procurement of CKH Group Supplies and Group Supplies between the CKH Group and the Group

The master agreement dated 17 April 2009 and made between the Company and CKH (a member of the CKH Group) (the “CKH Master Agreement”) prescribes the framework terms upon which CKH will procure the relevant members of the CKH Group (which, for the purpose of the CKH Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by CKH) to provide or acquire (as appropriate), and the Company will procure the

CONNECTED TRANSACTIONS

relevant members of the Group (which, for the purpose of the CKH Master Agreement, includes entities controlled, directly or indirectly, as to no less than 50% by the Company) to acquire or provide (as appropriate), the following range of products and services of the CKH Group or of the Group and such other products and services of the CKH Group or of the Group as may be agreed from time to time (each as the “CKH Group Supplies” and the “Group Supplies”, respectively, and collectively as the “Supplies”) on a non-exclusive basis during the 3-year Term as and when reasonably requested by the relevant member of the Group or of the CKH Group:

(a)          CKH Supplies means (i) procurement of local and international fixed-line IDD services; (ii) handsets and other incidental services; (iii) handsets replacement plan services; (iv) leasing and licensing of offices, building spaces, car parks and warehouses; (v) business risks management services (including insurance brokerage) and joint marketing activities; and

(b)         Group Supplies means (i) mobile telecommunications services (including local voice, IDD and roaming services and other value-added services); (ii) marketing services and bill collection services (including those in relation to the handset replacement plan); and (iii) telecommunications and Internet services (including local and international fixed-line telecommunications services, Internet access bandwidth with value-added services, and Internet and web-hosting services).

The CKH Master Agreement stipulates that the terms upon which the Supplies will be provided shall be on normal commercial terms or, if there are insufficient comparable transactions to judge whether they are on normal commercial terms, on terms no less favourable to the relevant member of the Group or of the CKH Group than terms available from or to other independent third party suppliers or customers for the relevant products or services.

Our Directors, including our independent non-executive Directors, are of the view that the CKH Master Agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group, and that the CKH Master Agreement is fair and reasonable and in the interests of the Shareholders as a whole.

Based on the historical growth and the expected expansion of the Group’s business, it is expected that the aggregate annual value for the Group’s acquisition of the CKH Group Supplies for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$23 million, HK$29 million and HK$34 million, respectively.

Based on the historical growth and the expected expansion of the Group’s business, it is expected that the aggregate annual value for the Group’s provision of the Group Supplies for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$67 million, HK$84 million and HK$101 million, respectively.

CONNECTED TRANSACTIONS

Exemption under Listing Rule 14A.34

Each of the activities in relation to (i) provision of data centre services to the Resulting HWL Group, (ii) provision of mobile telecommunications services to the Resulting HWL Group, (iii) supply of mobile telecommunications products to the Remaining HTIL Group, (iv) provision of telecommunications and Internet services to the Resulting HWL Group or the CKH Group, (v) roaming arrangements with the Resulting HWL Group, the Remaining HTIL Group and the DoCoMo Group, (vi) provision of dealership services by the Resulting HWL Group, (vii) supply of promotional items by the Resulting HWL Group, (viii) provision of bill collection services by the Resulting HWL Group, (ix) provision of global procurement services by the Resulting HWL Group, (x) provision of telecommunications products and services by the Resulting HWL Group, (xi) provision of treasury management services by the Remaining HTIL Group, (xii) provision of telecommunications products and services by the CKH Group, (xiii) provision of lease and licence arrangements by the Resulting HWL Group or the CKH Group, (xiv) provision of office equipment and support by the Resulting HWL Group or the CKH Group, (xv) procurement of HWL Group Supplies and Group Supplies, (xvi) procurement of HTIL Group Supplies and Group Supplies and (xvii) procurement of CKH Group Supplies and Group Supplies, above constitutes continuing connected transactions which are exempt from the independent shareholders’ approval requirements but are subject to the reporting and announcement requirements as set out in Listing Rule 14A.34. Given their recurring nature and that the relevant agreements had been entered into prior to Listing, our Directors consider that strict compliance with the aforementioned announcement requirement for the above transactions would be impracticable and, in particular, would add unnecessary administrative costs to us.

The Company has applied for, and the Stock Exchange has granted, a waiver from strict compliance with all announcement requirements relating to continuing connected transactions set out in Chapter 14A of the Listing Rules for the foregoing transactions set out in the sub-section headed “Continuing Connected Transactions Exempt from the Independent Shareholders’ Approval Requirements” above. The annual caps for each of these transactions for each of the three years ending 31 December 2009, 2010 and 2011 will be their projected maximum amounts for the relevant years as set out above. These projected amounts will not, in any event, exceed the 2.5% threshold as allowed under Listing Rule 14A.34(1). In the event that any of the projected amounts exceeds the 2.5% threshold as allowed under Listing Rule 14A.34(1) for any of the foregoing transactions, the Company will comply with the requirements relating to continuing connected transactions under Chapter 14A of the Listing Rules. Our Directors, including our independent non-executive Directors, are of the opinion that the caps are fair and reasonable.

NON-EXEMPT CONTINUING CONNECTED TRANSACTION

Supply of handsets and other devices by H3G Procurement Services S.a. r.l. to the Group

On 27 March 2007, HTCL entered into a handset supply agreement with H3G Procurement Services S.a. r.l. (“H3G Procurement”) (a member of the Resulting HWL Group) pursuant to which HTCL may elect to purchase handsets and other devices related to its 3G business. Any offer of handsets or other devices by H3G Procurement to HTCL will be on substantially the same terms and conditions as the terms and conditions offered by the vendors to H3G

CONNECTED TRANSACTIONS

Procurement, other than as to unit prices which may include an additional amount which is primarily attributable to the costs incurred by H3G Procurement in procuring and testing the handsets, and in product, technical and vendor management generally. HTCL is not obligated to purchase any handsets under the agreement with H3G Procurement. The term of the agreement is for an initial term of three years commencing from 1 January 2007 and thereafter automatically renewed for three successive periods of three years each unless terminated earlier by either party. Our Directors, including our independent non-executive Directors, are of the view that the foregoing agreement has been entered into on normal commercial terms and in the ordinary and usual course of business of the Group, and that such agreement is fair and reasonable and in the interests of the Shareholders as a whole. The Company will comply with the relevant requirements of Chapter 14A of the Listing Rules then applicable.

For each of the three years ended 31 December 2006, 2007 and 2008, the purchases made by HTCL under the aforesaid agreement amounted to approximately HK$959 million, approximately HK$1,029 million and approximately HK$142 million, respectively. The drop from HK$1,029 million for 2007 to HK$142 million for 2008 was mainly attributable to the trend towards the Group placing more purchase orders directly with the handsets suppliers starting from 2008. Based on the historical figures and the projected potential of the new handsets recently offered by H3G Procurement, it is expected that the aggregate purchases to be made by HTCL under the aforesaid agreement for each of the three years ending 31 December 2009, 2010 and 2011 will not exceed HK$300 million.

The aforesaid agreement constitutes a continuing connected transaction for the Company which would have been subject to independent shareholders’ approval, reporting and announcement requirements set out in Chapter 14A of the Listing Rules. Given their recurring nature and that the relevant agreement had been entered into prior to Listing, our Directors consider that strict compliance with the aforementioned announcement and independent shareholder approval requirements for the above transactions would be impracticable and, in particular, would add unnecessary administrative costs to us. The Company has applied for, and the Stock Exchange has granted, a waiver from strict compliance with the independent shareholders’ approval and announcement requirements relating to continuing connected transactions set out in Listing Rule 14A.35 for the foregoing transactions. Our Directors, including our independent non-executive Directors, are of the opinion that the caps are fair and reasonable.

LISTING RULES IMPLICATIONS

Apart from the announcement and/or independent shareholders’ approval requirements in respect of which a waiver has been sought, the Company will comply with the relevant requirements of Chapter 14A of the Listing Rules then applicable.

CONFIRMATION FROM THE SPONSOR

The Sponsor is of the view that the continuing connected transactions for which waivers are being sought are on normal commercial terms, fair and reasonable and in the interests of our Shareholders as a whole and the caps thereof are fair and reasonable. The Sponsor is also of the view that, save in relation to the Resulting HWL Group Secured Facility, the continuing transactions for which waivers are being sought are in the ordinary and usual course of business of the Group.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

GENERAL

Our Board currently consists of one executive Director, five non-executive Directors and three independent non-executive Directors.

DIRECTORS AND SENIOR MANAGEMENT

The following table sets forth information regarding our current Directors, Company Secretary and senior management. The business address of each of our Directors, Company Secretary and senior management is 19/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong.

Name	Age	Position

FOK Kin-ning, Canning	57	Chairman and Non-executive Director
LUI Dennis Pok Man	58	Deputy Chairman and Non-executive Director
WONG King Fai, Peter	60	Chief Executive Officer and Executive Director
CHOW WOO Mo Fong, Susan	55	Non-executive Director
Frank John SIXT	57	Non-executive Director
LAI Kai Ming, Dominic	55	Non-executive Director
CHEONG Ying Chew, Henry	61	Independent Non-executive Director
LAN Hong Tsung, David	68	Independent Non-executive Director
WONG Yick Ming, Rosanna	56	Independent Non-executive Director
Edith SHIH	57	Company Secretary
TAN Yuen Chun, Jennifer	46	Chief Financial Officer
LUNG Pui Ying, Amy	49	Chief Operating Officer (Mobile)

FOK Kin-ning, Canning, aged 57, is the Chairman and Non-executive Director of the Company. He is also the Chairman of the Remuneration Committee of the Company. He holds a Bachelor of Arts degree from St. John’s University, Minnesota, the United States and a Diploma in Financial Management from the University of New England, Australia, and is a member of the Australian Institute of Chartered Accountants.

He is the group managing director of HWL, the chairman of HTIL, Hutchison Harbour Ring Limited (“HHR”, and whose shares are listed on the Main Board of the Stock Exchange), Hutchison Telecommunications (Australia) Limited (“HTAL”, and whose shares are listed on the Australian Securities Exchange), Partner Communications Company Ltd. (“Partner”, and whose shares are listed on the Tel-Aviv Stock Exchange with American depositary shares quoted on the US NASDAQ and formerly traded on the London Stock Exchange) and Hongkong Electric Holdings Limited (“Hongkong Electric”, and whose shares are listed on the Main Board of the Stock Exchange) and a co-chairman of Husky Energy Inc. (“Husky”, and whose securities are listed on the Toronto Stock Exchange). He is also the deputy chairman of Cheung Kong Infrastructure Holdings Limited (“CK Infrastructure”, and whose shares are listed on the Main Board of the Stock Exchange). In addition, he is a non-executive director of CKH. He was previously a non-executive director of Panva Gas Holdings Limited (now known as Towngas China Company Limited and whose shares are listed on the Main Board of the Stock Exchange) (resigned on 8 August 2006).

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Mr. Fok is also a director of Hutchison International Limited (“HIL”) and Ommaney Holdings Limited (“OHL”). The aforementioned two companies, CKH and HWL are substantial shareholders of the Company within the meaning of Part XV of the SFO. He also holds directorships in certain companies controlled by certain substantial shareholders of the Company. Save as disclosed above, Mr. Fok does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company. To date, Mr. Fok has 25 years of experience in the telecommunications industry.

Immediately following completion of the Introduction based on his interest in HTIL Shares as at the Latest Practicable Date and assuming such interest remains unchanged on the Distribution Record Date, Mr. Fok will have corporate interests in 1,202,380 Shares, representing approximately 0.025% of the issued share capital of the Company within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Fok for his appointment as the Chairman and a Non-executive Director of the Company for an initial term ending on the date of the Company’s first annual general meeting, which then continues until 31 December 2010 and thereafter automatically renews for successive 12-month periods, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. He is entitled to a director’s fee of HK$90,000 per annum (or a pro-rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Non-executive Directors.

Mr. Fok previously held directorship in Peregrine Investments Holdings Limited (“Peregrine”) (resigned on 12 January 1998), a company incorporated in Bermuda and registered under Part XI of the Companies Ordinance which is an investment bank. Peregrine commenced compulsory liquidation on 18 March 1998. The amount involved under this proceeding is not yet ascertained and the proceeding is still in progress.

Save as disclosed above, there are no other matters concerning Mr. Fok that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

LUI Dennis Pok Man, aged 58, is the Deputy Chairman and a Non-executive Director of the Company. He holds a Bachelor of Science degree from the University of Oregon, the United States.

Mr. Lui is an executive director and the chief executive officer of HTIL and a director of Partner. Mr. Lui first joined Hutchison Paging Limited in 1986 and became its managing director in 1993. He was the managing director of Hutchison Telecom in charge of the mobile telecommunications, fixed-line, multi-media, Internet and paging businesses in Hong Kong, China, Taiwan and Macau from 1996 to April 2000. He rejoined the Hutchison Whampoa group in May 2001. Prior to taking up the position with the group, he was the group managing director

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

of HTI (1993) Holdings Limited (“HTI (1993)”) overseeing all the operations and new business development of HTI (1993) group. He also holds directorship in a company controlled by a substantial shareholder of the Company. To date, Mr. Lui has 22 years of experience in the telecommunications industry.

Save as disclosed above, Mr. Lui does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company.

Immediately following completion of the Introduction based on his interest in HTIL Shares as at the Latest Practicable Date and assuming such interest remains unchanged on the Distribution Record Date, Mr. Lui will have corporate interests in 9,100,000 Shares, representing approximately 0.189% of the issued share capital of the Company within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Lui for his appointment as Non-executive Director of the Company for an initial term ending on the date of the Company’s first annual general meeting, which then continues until 31 December 2010 and thereafter automatically renews for successive 12-month periods, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. He is entitled to a director’s fee of HK$70,000 per annum (or a pro-rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Non-executive Directors of the Company.

Save as disclosed above, there are no other matters concerning Mr. Lui that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

WONG King Fai, Peter, aged 60, is an Executive Director of the Company. He holds a Master’s degree in Telecommunications from the University of Birmingham, the United Kingdom and is a Fellow of The Hong Kong Institution of Engineers.

Mr. Wong is currently, and has been since March 2004, an executive director of HGCH. He joined the Hutchison Whampoa group in 1996 as technical director of Hutchison Telecom, and was promoted to the position of fixed network director of Hutchison Telecom in 1998 where he was responsible for the establishment of infrastructure, service and market development of its fixed network business. He was the chief executive officer of HGC from 2000 to 2005, and is currently chief executive officer of Hutchison Telecom. Mr. Wong also holds directorships in certain companies controlled by the Company and a substantial shareholder of the Company. Before joining Hutchison Telecom, Mr. Wong gained extensive telecommunications experience with Cable & Wireless Hongkong Telecom through various senior roles. Save as disclosed above, Mr. Wong does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company.

Mr. Wong is currently an executive director of HTIL and will resign with effect from the Listing Date. To date, Mr. Wong has 28 years of experience in the telecommunications industry.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Immediately following completion of the Introduction based on his interest in HTIL Shares as at the Latest Practicable Date and assuming such interest remains unchanged on the Distribution Record Date, Mr. Wong will have personal interests in 2,666,667 Shares, representing approximately 0.0554% of the issued share capital of the Company within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Wong for his appointment as an executive Director of the Company for an initial term ending on the date of the Company’s next annual general meeting, which then continues until 31 December 2010 and thereafter automatically renews for successive 12-month periods, subject to possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association of the Company. Mr. Wong is entitled to a director’s fee of HK$70,000 per annum (or a pro rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time), being determined by the Company. The emoluments of Mr. Wong specified in the employment contract entered into between Mr. Wong and a wholly-owned subsidiary of the Company was HK$3,025,560 per annum (which included his basic salary entitlement but excluded any discretionary bonus which the Company may decide to pay). Such emoluments are determined by reference to the Company’s performance and profitability, as well as remuneration benchmarks in the industry and prevailing market conditions.

Save as disclosed above, there are no matters concerning Mr. Wong that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

CHOW WOO Mo Fong, Susan, aged 55, is a Non-executive Director of the Company. She is a qualifed solicitor in Hong Kong and England and Wales and holds a Bachelor’s degree in Business Administration from the University of Bath, the United Kingdom.

Mrs. Chow is an executive director and the deputy group managing director of HWL, executive director of CK Infrastructure, HHR and Hongkong Electric, a non-executive director of HTIL and TOM Group Limited (“TOM Group”, and whose shares are listed on the Main Board of the Stock Exchange) and a director of HTAL and Partner. She is also an alternate director of HTIL and TOM Online Inc. (“TOM Online”, and whose shares were previously listed on the Growth Enterprise Market of the Stock Exchange).

Mrs. Chow also holds directorships in certain companies controlled by certain substantial shareholders of the Company. Save as disclosed above, Mrs. Chow does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company. To date, Mrs. Chow has 15 years of experience in the telecommunications industry.

Immediately following completion of the Introduction based on her interest in HTIL Shares as at the Latest Practicable Date and assuming such interest remains unchanged on the Distribution Record Date, Mrs. Chow will have personal interests in 250,000 Shares, representing approximately 0.0052% of the issued share capital, of the Company within the meaning of Part XV of the SFO. There is a service agreement entered into between the

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Company and Mrs. Chow for her appointment as Non-executive director of the Company for an initial term ending on the date of the Company’s first annual general meeting, which then continues until 31 December 2010 and thereafter automatically renews for successive 12-month periods, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. She is entitled to a director’s fee of HK$70,000 per annum (or a pro-rata amount for the duration of her directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Non-executive Directors of the Company.

Save as disclosed above, there are no other matters concerning Mrs. Chow that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

Frank John SIXT, aged 57, is a Non-executive Director of the Company. Mr. Sixt holds a Master’s degree in Arts and a Bachelor’s degree in Civil Law from the McGill University, Canada, and is a member of the Bar and of the Law Society of the Provinces of Quebec and Ontario, Canada.

He is the group finance director of HWL, the non-executive chairman of TOM Group, an executive director of CK Infrastructure and Hongkong Electric, a non-executive director of CKH and HTIL, and director of HTAL, Partner and Husky. He is also the chairman of TOM Online.

In addition, he is a director of Li Ka-Shing Unity Trustee Company Limited as trustee of The Li Ka-Shing Unity Trust, Li Ka-Shing Unity Trustee Corporation Limited as trustee of The Li Ka-Shing Unity Discretionary Trust, Li Ka-Shing Unity Trustcorp Limited as trustee of another discretionary trust, HIL, OHL and Hutchison Telecommunications Investment Holdings Limited, all of which and CKH and HWL are substantial shareholders of the Company within the meaning of Part XV of the SFO. He also holds directorships in certain companies controlled by certain substantial shareholders of the Company. Save as disclosed above, Mr. Sixt does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company. To date, Mr. Sixt has 18 years of experience in the telecommunications industry.

Immediately following completion of the Introduction based on his interest in HTIL Shares as at the Latest Practicable Date and assuming such interest remains unchanged on the Distribution Record Date, Mr. Sixt will have personal interest in 255,000 Shares, representing approximately 0.0053% of the issued share capital of the Company within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Sixt for his appointment as Non-executive director of the Company for an initial term ending on the date of the Company’s first annual general meeting, which then continues until 31 December 2010 and thereafter automatically renews for successive 12-month periods, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

of Association. He is entitled to a director’s fee of HK$70,000 per annum (or a pro-rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Non-executive Directors of the Company.

Save as disclosed above, there are no matters concerning Mr. Sixt that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

LAI Kai Ming, Dominic, aged 55, is a Non-executive Director of the Company. He holds a Bachelor of Science (Hons) degree and a Master’s degree in Business Administration from the McGill University, Canada.

Mr. Lai is an executive director of HWL and deputy chairman of HHR and director of HTAL. He was previously a director of priceline.com Incorporated (whose shares are listed on the US NASDAQ) (resigned on 7 December 2006). To date, he has over 25 years of management experience in different industries.

Mr. Lai also holds directorships in certain companies controlled by certain substantial shareholders of the Company. Save as disclosed above, Mr. Lai does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company.

Immediately following completion of the Introduction, Mr. Lai will not have any interests in Shares within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Lai for his appointment as Non-executive director of the Company for an initial term ending on the date of the Company’s first annual general meeting, which then continues until 31 December 2010 and thereafter automatically renews for successive 12-month periods, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. He is entitled to a director’s fee of HK$70,000 per annum (or a pro-rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Non-executive Directors of the Company.

Save as disclosed above, there are no matters concerning Mr. Lai that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

CHEONG Ying Chew, Henry, aged 61, is an Independent Non-executive Director and the Chairman of the Audit Committee and a member of the Remuneration Committee of the Company. Mr. Cheong holds a Bachelor of Science degree in Mathematics and a Master of Science degree in Operational Research and Management from the University of London, the United Kingdom.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Mr. Cheong is an independent non-executive director of CKH (a substantial shareholder of HWL which in turn is the controlling shareholder of the Company), CK Infrastructure (a subsidiary of HWL which in turn is the controlling shareholder of the Company), Excel Technology International Holdings Limited, New World Department Store China Limited, SPG Land (Holdings) Limited, TOM Group (a company owned as to approximately 24% by HWL, which is the controlling shareholder of the Company) and CNNC International Limited (the shares of these companies are listed on the Main Board of the Stock Exchange) and an executive director and the deputy chairman of Worldsec Limited, a company listed on the London Stock Exchange. He is also a member of the Securities and Futures Appeals Tribunal in Hong Kong.

Mr. Cheong was previously an independent non-executive director of Forefront Group Limited (whose shares are listed on the Main Board of the Stock Exchange) (resigned on 18 April 2007) and FPP Japan Fund Inc. (formerly known as FPP Golden Asia Fund Inc. and Jade Asia Pacific Fund Inc.), a company listed on the Irish Stock Exchange (resigned on 21 October 2008).

Save as disclosed above, Mr. Cheong does not have any relationship with any other Directors, senior management or substantial or controlling shareholders of the Company.

Immediately following completion of the Introduction, Mr. Cheong will not have any interests in Shares within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Cheong for his appointment as Independent Non-executive Director of the Company for an initial term ending 31 December 2010, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. He is entitled to receive a director’s fee of HK$160,000 per annum (or a pro rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Independent Non-executive Directors of the Company.

Save as disclosed above, there are no matters concerning Mr. Cheong that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

LAN Hong Tsung, David, aged 68, is an Independent Non-executive Director and a member of each of the Audit Committee and Remuneration Committee of the Company. Mr. Lan is a Chartered Secretary and a Fellow Member of The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. He received his Bachelor of Arts degree in Economics and Law from the University of London, the United Kingdom and completed the Advanced Management Program (AMP) of the Harvard Business School, Boston. He was also a Visiting Fellow at Queen Elizabeth House, University of Oxford.

In addition, Mr. Lan is the chairman of David H T Lan Consultants Limited. He is also independent non-executive director of CK Infrastructure (a subsidiary of HWL, which is a controlling shareholder of the Company), HHR (a subsidiary of HWL, which is the controlling shareholder of the Company), ARA Asset Management (Prosperity) Limited (as manager of Prosperity Real Estate Investment Trust, which is listed on the main board of the Stock

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Exchange) and SJM Holdings Limited (whose shares are listed on the main board of the Stock Exchange) and holds directorship at Nanyang Commercial Bank, Limited. Mr. Lan is also a senior adviser of Mitsui & Company (Hong Kong) Limited. Mr. Lan was the Secretary for Home Affairs of the Hong Kong Special Administrative Region Government till his retirement in July 2000. He had served as a civil servant in various capacities for 39 years. He was also awarded the Gold Bauhinia Star Medal (GBS) on 1 July 2000. In January 2003, Mr. Lan was appointed National Committee Member of the Chinese People’s Political Consultative Conference, the People’s Republic of China.

Save as disclosed above, Mr. Lan does not have any relationship with any other Directors, senior management, substantial or controlling shareholders of the Company.

Immediately following completion of the Introduction, Mr. Lan will not have any interests in Shares within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Mr. Lan for his appointment as an Independent Non-executive Director of the Company for an initial term ending 31 December 2010, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. He is entitled to receive a director’s fee of HK$160,000 per annum (or a pro rata amount for the duration of his directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Independent Non-executive Directors of the Company.

Save as disclosed above, there are no matters concerning Mr. Lan that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

WONG Yick Ming, Rosanna, aged 56, is an Independent Non-executive Director and a member of the Audit Committee of the Company. She holds a Doctor of Philosophy degree in Sociology from the University of California (Davis), the United States and has been awarded Honorary Doctorates from The Chinese University of Hong Kong, The Hong Kong Polytechnic University, The University of Hong Kong, The Hong Kong Institute of Education and University of Toronto in Canada.

She is currently a member of the National Committee of the Chinese People’s Political Consultative Conference and the Judicial Officers Recommendation Commission. She is also an executive director of The Hong Kong Federation of Youth Groups, director of The Hongkong and Shanghai Banking Corporation Limited and independent non-executive director of CKH (a substantial shareholder of HWL, which is the controlling shareholder of the Company).

In addition, she was formerly a non-executive director of 3 Italia S.p.A., a subsidiary of HWL incorporated in Italy, until she tendered her resignation on 17 April 2009 in order to enhance the Company’s corporate governance measures, remove any possible perception that Dr. Wong may lack independence and further eliminate possible sources of conflict of interest which might arise as a result of her board position with 3 Italia S.p.A.. Save as disclosed above, Dr. Wong does not have any relationship with any other Directors, senior management or substantial or controlling shareholders of the Company.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Immediately following completion of the Introduction, Dr. Wong will not have any interests in Shares within the meaning of Part XV of the SFO. There is a service agreement entered into between the Company and Dr. Wong for her appointment as Independent Non-executive Director of the Company for an initial term ending 31 December 2010, subject to renewal and possible re-election in accordance with the provisions of the Listing Rules and the Articles of Association. She is entitled to receive a director’s fee of HK$140,000 per annum (or a pro rata amount for the duration of her directorship for an incomplete year and subject to review by the Board from time to time) being determined at the same rate as the other Independent Non-executive Directors of the Company.

Save as disclosed above, there are no matters concerning Dr. Wong that are required to be disclosed pursuant to paragraphs (h) to (v) of Listing Rule 13.51(2), nor any other matters and information need to be brought to the attention of the Shareholders or required to be disclosed pursuant to any of the requirements of Listing Rule 13.51(2).

Edith SHIH, aged 57, is the Company Secretary of the Company. She holds a Bachelor of Science degree in Education and a Master of Arts degree from the University of the Philippines, a Master of Arts degree and a Master of Education degree from Columbia University, New York. She is a qualified solicitor in Hong Kong, England and Wales and Victoria, Australia and a Fellow of both The Institute of Chartered Secretaries and Administrators and The Hong Kong Institute of Chartered Secretaries.

Ms. Shih is the head group general counsel and the company secretary of HWL, and a non-executive director and the company secretary of Hutchison China MediTech Limited (whose shares are traded on the London Stock Exchange). She is also an executive director and the company secretary of HHR. In addition, she is a director of HIL as well as a director and the company secretary of various HWL group companies.

TAN Yuen Chun, Jennifer, aged 46, is the Chief Financial Officer of our Company, having joined the HWL Group on 3 May 1996. Ms. Tan is a qualified accountant and holds a Master Degree in Business Administration from the University of Warwick, the United Kingdom. Ms. Tan has been the finance director of Hutchison Telecom since 2000 and has been appointed the CFO of HTHK and HGC since 2005. Before joining Hutchison Telecom, Ms. Tan gained extensive financial management experience with various Fortune 500 multinational organisations. She is a fellow member of several professional accounting associations, including the Association of Chartered Certified Accountants, a Fellow of the Hong Kong Institute of Certificate Public Accountants and an Associate of the Institute of Chartered Accountants in England and Wales. To date, Ms. Tan has 13 years of experience in the telecommunications industry.

LUNG Pui Ying, Amy, aged 49, is the Chief Operating Officer (Mobile) of the Company, having joined the HWL Group since July 2001 as director of operations of OHL in July 2001 and then became commercial director, consumer market of the Hong Kong operations. Prior to joining the HWL Group, Ms. Lung held various management roles in the mobile operations of other telecom operators in Hong Kong dealing with local and international projects. She holds a Master of Business Administration from the Newport University, the United States. To date, Ms. Lung has 22 years of experience in the telecommunications industry.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

SENIOR MANAGEMENT STRUCTURE

The following diagram demonstrates the Group’s senior management structure:

Notes:
(1)	Please refer to the sub-section headed “Directors and Senior Management — Wong King Fai, Peter” above for reference.
(2)	Please refer to the sub-section headed “Directors and Senior Management — TAN Yuen Chun, Jennifer” above for reference.
(3)	Please refer to the sub-section headed “Directors and Senior Management — LUNG Pui Ying, Amy” above for reference.
(4)

Head of Fixed Network Services & Operations is responsible for network engineering, operations and product development for fixed network services. The officer has been with the Group for more than five years and has over 15 years of experience in telecommunications industry.

(5)

Commercial Director — Wholesale & Business Market is responsible for the wholesale, carrier and corporate segment of fixed network services. The officer has been with the Group for more than five years and has over 15 years of experience in telecommunications industry.

(6)

International Business Director is responsible for the international business segment of fixed network services. The officer has been with the Group for more than five years and has over 25 years of experience in telecommunications industry.

(7)

Chief Technology Officer (Mobile) is responsible for network engineering, operations and IT development for mobile services. The officer has been with the Group since 2008 and has over 15 years of experience in telecommunications industry.

(8)

Chief Executive Officer (Macau) is responsible for the mobile business in Macau. The officer has been with the Group for more than 15 years and has over 25 years of experience in telecommunications industry.

COMPLIANCE WITH THE PROFESSIONAL QUALIFICATIONS REQUIREMENT UNDER LISTING RULE 3.10(2)

Listing Rule 3.10(2) stipulates that at least one of the independent non-executive Directors must have appropriate professional qualifications or accounting or related financial management expertise. The phrase “appropriate accounting or related financial management expertise” is further explained in the Note to Listing Rule 3.10(2) to mean either of the following limbs:

(a)          through experience as public accountant or auditor or chief financial officer, controller or principal accounting officer of a public company; or

(b)         through performance of similar functions, experience with internal controls and in preparing or auditing comparable financial statements or experience reviewing or analysing audited financial statements of public companies.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

An independent non-executive Director, Mr. Cheong Ying Chew, Henry, satisfies the second limb of the requirement.

EMPLOYEES

As at 31 December 2008, we had 1,742 full-time employees. The following table sets forth the number of our employees by their main category of activity and geographical location as at 31 December 2008:

	Our employees
	Number	% of Total

Sales, Marketing and Customer Service	1,097	63.0%
Network & Information Technology	391	22.5%
Finance, Logistics & Administration	178	10.2%
Legal, Corporate Communications and Human Resources	37	2.1%
Corporate Office	39	2.2%
Total	1,742	100.0%

	Our employees
	Number	% of Total

Managers and above	183	10.5%
General and Supervisory	1,559	89.5%
Total	1,742	100.0%

	Our employees
	Number	% of Total

Hong Kong	1,497	86.0%
Macau	107	6.1%
PRC	113	6.5%
Others	25	1.4%
Total	1,742	100.0%

We have adopted a recruiting strategy to attract and retain quality employees. We conduct periodic reviews of our employees’ job performance, and determine salaries and discretionary bonuses based upon those reviews. In addition, we offer internal training programmes tailored to different job requirements to help enhance our employees’ talents and skills. We believe that these initiatives have contributed to the growth our business.

The Group has incurred staff costs of approximately HK$489 million, HK$464 million and HK$510 million for the years ended 31 December 2006, 2007 and 2008 respectively.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

We believe that we maintain a good working relationship with our employees and have not experienced any significant labour disputes or any difficulty in recruiting staff for our operations. Our employees are not represented by any collective bargaining agreements or labour unions.

RETIREMENT SCHEME AND BENEFITS PLANS

We operate retirement schemes in the form of defined contribution plans and defined benefits plans for our employees. We also provide medical care schemes and, in some cases, national insurance benefits to our employees. The costs we incurred for retirement schemes for the years ended 31 December 2006, 2007 and 2008 were approximately HK$19 million, approximately HK$22 million and approximately HK$23 million, respectively.

The Group’s major retirement plan is in Hong Kong. It includes contributory defined benefits plans and defined contribution plans (both contributory and non-contributory).

The Group operates three principal plans in Hong Kong. One plan, which has been closed to new entrants since 1994, provides benefits based on the greater of the aggregate of the employee and employer vested contributions plus a minimum interest thereon of 6% per annum, and a benefit derived by a formula based on the final salary and years of service. The second plan is a non-contributory defined contribution plan that provides benefits equal to the employer vested contributions plus a minimum interest thereon of 5% per annum. During 2008, forfeitures totalling HK$4.8 million were used to offset employer contributions and HK$0.4 million was available as at 31 December 2008 to reduce future contributions. The third plan is the mandatory provident fund scheme in accordance with the applicable laws of Hong Kong.

For financial information in relation to the Company’s defined benefits and defined contribution plans including information relating to the actuarial valuation and funding, please refer to Appendix I — Accountant’s Report Note 31(a) and (b).

AUDIT COMMITTEE

We have an audit committee comprising of our three independent non-executive Directors, CHEONG Ying Chew, Henry (Chairman of the audit committee), LAN Hong Tsung, David and Dr. WONG Yick Ming, Rosanna. The audit committee oversees the retention, performance and compensation of our independent public accountants, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate.

REMUNERATION COMMITTEE

The Company has established a remuneration committee in compliance with Appendix 14 to the Listing Rules. The remuneration committee consists of three members, namely FOK Kin-ning, Canning, CHEONG Ying Chew, Henry and LAN Hong Tsung, David. Two of the committee members are independent non-executive Directors. The chairman of the remuneration committee is FOK Kin-ning, Canning. The primary functions of the remuneration committee are to make recommendations on the Company’s policy and structure of all remuneration of Directors and senior management, determine the specific remuneration packages of our executive Directors and senior management, and make recommendations on the remuneration of our non-executive Directors.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

SHARE OPTION SCHEME

Employees (including executive Directors) are entitled to participate in the Share Option Scheme at the discretion of the Directors. Please refer to the section headed “General Information — Share Option Scheme” in Appendix V to this Listing Document.

COMPENSATION OF DIRECTORS AND SENIOR MANAGEMENT

Our Directors receive compensation in the form of salaries, discretionary bonuses, housing allowance, provision of company car, club membership, participation in the Company’s retirement scheme, medical cover, life insurance and annual leave. We have entered into service contracts with our Directors which may be terminated by either party giving not less than six months’ written notice. None of these service contracts provide benefits to our Directors upon termination.

The aggregate remuneration paid and benefits in kind granted to the Directors, which is attributable to services provided for the benefit of the Group for the years ended 31 December 2006, 2007 and 2008 were approximately HK$8.8 million, approximately HK$10.1 million and approximately HK$10.3 million, respectively. Such details are included in “Senior Management” in Note 7(b) in the Accountant’s Report set out in Appendix I to this Listing Document as the appointment of all Directors was made subsequent to 31 December 2008. The aggregate of contributions to pension schemes for our Directors for the years ended 31 December 2006, 2007 and 2008 were approximately HK$0.2 million, approximately HK$0.2 million and approximately HK$0.2 million, respectively. The aggregate of bonuses paid or receivable by our Directors which are discretionary or are based on the Group’s performance for the three years ended 31 December 2006, 2007 and 2008 were approximately HK$5.5 million, approximately HK$6.8 million and approximately HK$6.8 million, respectively.

The five highest paid individuals of our Group include a senior management member whose aggregate compensation has been disclosed above. The other four highest paid individuals of our Group are directors and managers of subsidiaries of the Company. Excluding the compensation of such senior management member, the aggregate amount of salaries, housing allowances, provident fund contributions, bonuses paid and other allowances and benefits in kind paid by us to the four highest paid individuals of our Group which are attributable to services provided for the benefit of the Group during the three years ended 31 December 2006, 2007 and 2008 were approximately HK$12.3 million, approximately HK$13.4 million and approximately HK$13.9 million, respectively. The aggregate of contributions to pension schemes of such four individuals for each of the three years ended 31 December 2006, 2007 and 2008 were approximately HK$0.5 million, approximately HK$0.5 million and approximately HK$0.6 million, respectively, and the aggregate of bonuses paid or receivable which are discretionary or are based on the Group’s performance for each of the three years ended 31 December 2006, 2007 and 2008 were approximately HK$4.0 million, approximately HK$5.3 million and approximately HK$5.3 million, respectively.

Save as disclosed above, no other payments which are attributable to services provided for the benefit of the Group have been paid or are payable, in respect of the three years ended 31 December 2006, 2007 and 2008 by our Group to our Directors and the other four highest paid individuals of our Group.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

No remuneration was paid by our Group to our Directors or the five highest paid individuals as an inducement to join or upon joining our Group or as compensation for loss of office in respect of the three years ended 31 December 2006, 2007 and 2008.

Under the arrangements currently in force, the aggregate remuneration payable to, and benefits in kind receivable by, our Directors, excluding discretionary bonuses, which is attributable to services provided for the benefit of the Group for the year ending 31 December 2009 are estimated to be approximately HK$4.2 million.

No decision has been made as to the number of options which will be granted to our Directors under the Share Option Scheme. Please refer to the section headed “General Information — Share Option Scheme” in Appendix V to this Listing Document.

COMPLIANCE ADVISER

We will appoint Goldman Sachs (Asia) L.L.C. as our compliance adviser upon Listing in compliance with Listing Rule 3A.19.

We expect to enter into a compliance adviser agreement with the Compliance Adviser, the material terms of which are expected to be as follows:

(a)          the Compliance Adviser will be appointed for a period commencing on the Listing Date and ending on the date on which we comply with Listing Rule 13.46 in respect of our financial results for the financial year ending 31 December 2010, or until the agreement is terminated, whichever is earlier;

(b)         the Compliance Adviser will provide us with certain services, including guidance and advice as to compliance with the requirements under the Listing Rules and applicable laws, rules, codes and guidelines;

(c)          we will indemnify the Compliance Adviser for certain claims against and losses incurred by the Compliance Adviser arising out of or in connection with the performance by the Compliance Adviser of its duties under the agreement or any breach or alleged breach by us of the provisions of the agreement; and

(d)         we shall have the right to terminate the appointment of the Compliance Adviser if the Compliance Adviser’s work is of an unacceptable standard or if there is a material dispute (which cannot be resolved within 30 days) over any fees payable to the Compliance Adviser pursuant to the agreement. The Compliance Adviser shall have the right to resign or terminate its appointment at any time with or without cause.

SUBSTANTIAL SHAREHOLDERS

So far as our Directors are aware, the following persons (not being Directors) are expected to have an interest in 10% or more of the issued Shares which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO upon Listing based on and by virtue of their respective interests in 10% or more of shares in issue in the capital of HTIL as at the Latest Practicable Date and assuming such interests remain unchanged on the Distribution Record Date:

			Approximate
			percentage of
Name	Capacity	Number of Share	shareholding

Hutchison Telecommunications Investment Holdings Limited (“HTIHL”)(1)	Beneficial owner and interest of a controlled corporation	2,905,822,253	60.4%
HWL(2)	Interest of controlled corporations	2,905,822,253	60.4%
CKH(3)	Interest of controlled corporations	2,957,914,840	61.4%

Notes:
(1)

HTIHL is an indirect wholly-owned subsidiary of HWL holding approximately 60.4% interests in HTIL, of which approximately 54.5% are direct interests being held by HTIHL and the remaining approximately 5.9% are indirect interest being held through Hutchison Telecommunications Holdings Limited (“HTHL”, a direct wholly-owned subsidiary of HTIHL).

(2)

HWL beneficially owns approximately 60.4% interests in HTIL through a series of intermediate wholly-owned subsidiaries (comprising HIL, OHL, Hutchison Telecommunications Group Holdings Limited, HTIHL and HTHL). As mentioned in note (1) above, HWL’s approximately 60.4% indirect interests in HTIL are being held, directly, as to approximately 54.5% by HTIHL and as to approximately 5.9% by HTHL.

(3)

Certain subsidiaries of CKH together hold more than one-third of the issued share capital of HWL. CKH was therefore deemed to be interested in the relevant share capital of the Company held by or in which HWL, HIL, OHL, Hutchison Telecommunications Group Holdings Limited or HTIHL was deemed to be interested as a substantial shareholder of the Company under the SFO. CKH was also deemed to be interested in the relevant share capital of the Company held by certain wholly-owned subsidiaries of CKH under the SFO.

(4)

Immediately prior to and following completion of the Introduction, none of our Directors or officers is a legal or beneficial owner interested in 10% or more of the issued Shares. We are not aware of any arrangement which may at a subsequent date result in a change of control of our Company.

For more information on HWL, please refer to the section headed “Relationship with HWL and HTIL” in this Listing Document.

So far as our Directors are aware, based on the number of HTIL Shares held by the public as at the Latest Practicable Date and assuming this will remain unchanged as at the Distribution Record Date, immediately following the completion of the Introduction, approximately 32.3% of the total issued share capital of the Company will be held by the public.

SHARE CAPITAL

Authorised share capital:
10,000,000,000	Shares (HK$0.25 each)	HK$ 2,500,000,000

Issued Shares immediately before the Listing:
4,814,346,208	Shares (HK$0.25 each)	HK$ 1,203,586,552

Notes:

(1)           Assumptions

It takes no account of any Shares which may be allotted and issued pursuant to the general mandate to issue new Shares (see Note 4 below), or which we may repurchase pursuant to the share repurchase mandate (see Note 5 below).

(2)    Ranking

All Shares in issue rank pari passu in all respects among themselves and will qualify for all dividends or other distributions declared, made or paid on the Shares after the date of this Listing Document.

(3)    Share Option Scheme

The Company has conditionally adopted the Share Option Scheme, brief details of which are set out in the section headed “General Information — Share Option Scheme” in Appendix V to this Listing Document. Under the Share Option Scheme, employees and directors of the Group, among others, may be granted options which entitle them to subscribe for Shares representing up to a maximum of 10% of the total number of Shares immediately following completion of the Introduction.

(4)    General mandate to issue new Shares

The Directors have been granted a general mandate to allot, issue and deal with Shares issued as a result of rights issue, scrip dividend or similar arrangement pursuant to the Articles from time to time, upon the exercise of any rights of subscription or conversion attached to any warrants of the Company or upon the exercise of rights of subscription attached to any options which may be granted pursuant to the Share Option Scheme or similar arrangement or a specific authority granted by the Shareholders, with an aggregate nominal value of not more than the sum of:

1.     20% of the aggregate nominal value of our share capital in issue and to be issued immediately following completion of the Listing; and

2.     the aggregate nominal value of our share capital repurchased pursuant to the mandate referred to in Note 5 below.

This mandate will expire:

•      at the conclusion of our next annual general meeting; or

•      at the expiration of the period within which we are required by any applicable law of the Cayman Islands or the Articles of Association to hold our next annual general meeting; or

•      when revoked or varied by an ordinary resolution of our Shareholders in general meeting,

whichever is the earliest.

SHARE CAPITAL

(5)          General mandate to repurchase Shares

The Directors have been granted a general mandate to exercise all the powers of the Company to repurchase Shares with an aggregate nominal value of not more than 10% of the aggregate nominal value of our share capital in issue and to be issued immediately following completion of the Listing.

This mandate only relates to repurchases made on the Stock Exchange or on any other stock exchange on which the Shares may be listed and which is recognised by the SFC and the Stock Exchange for this purpose, and which are in accordance with the Listing Rules or equivalent rules or regulations of such other stock exchange.

This mandate will expire:

•      at the conclusion of our next annual general meeting; or

•      at the expiration of the period within which we are required by any applicable law of the Cayman Islands or the Articles of Association to hold our next annual general meeting; or

•      when revoked or varied by an ordinary resolution of our Shareholders in general meeting,

whichever is the earliest.

Listing Rule 10.08 restricts us from issuing or forming any agreement to issue any Shares or securities convertible into equity securities of our Company within six months from the date on which our Shares first commence dealing on the Stock Exchange (whether or not such issue of Shares or securities will be completed within six months from the commencement of dealing), except as permitted under that Listing Rule.

FINANCIAL INFORMATION

You should read the following discussion in conjunction with our audited consolidated financial information as at and for the years ended 31 December 2006, 2007 and 2008, and the accompanying notes, which are included in the Accountant’s Report set out in Appendix I to this Listing Document. Our consolidated financial information has been prepared in accordance with IFRS and is presented in Hong Kong dollars.

GENERAL

Basis of Preparation

We were incorporated in the Cayman Islands on 3 August 2007. On 8 December 2007, HTI (BVI) Holdings Limited, the then holding company of the Group and a company under the control of HTIL, transferred its entire interest in Hutchison Global Communications Investment Holdings Limited and Hutchison Telecommunications (HK) Holdings Limited to the Company at a consideration of approximately HK$3,871 million.

The consolidated financial information of the Group includes the financial position, results and cash flows of the companies comprising the Group as if the current group structure had been in existence at all dates and during all periods presented, or if shorter, since the respective dates of incorporation or establishment of our subsidiaries except for those companies acquired from or disposed of to a third party during the Track Record Period. The results of operations of subsidiaries and jointly controlled entities acquired or disposed of during a year are included in our consolidated financial information commencing from the effective dates of their acquisition or up to the effective dates of their disposal, as the case may be. Jointly controlled entities are accounted for under the equity method, which means that their profits net of losses are incorporated into our consolidated income statements in proportion to the aggregate voting interest owned by us in the relevant company or entity from time to time. Please refer to Notes 1, 2(a) and 2(c) in the Accountant’s Report set out in Appendix I to this Listing Document.

We have three segments for financial reporting purposes: our two business segments, mobile and fixed-line, and an “others” segment. Our mobile segment and our fixed-line segment accounted for 64% and 36%, respectively, of our total turnover before elimination in 2008. Please refer to the sub-section headed “Results of Operations — Introduction — Turnover” below. Our Macau mobile telecommunications business is included in our mobile segment together with our Hong Kong mobile telecommunications business because the Macau operating company is a subsidiary of our Hong Kong mobile operating company, shares the same management and is significantly smaller in terms of turnover and customer numbers. For the year ended 31 December 2006, the “others” segment comprised the operations of our corporate office as well as those of a subsidiary, which we disposed of in 2006, that engaged in non-telecommunications businesses. For the years ended 31 December 2007 and 2008, the “others” segment represented only corporate. Please refer Note 6 in the Accountant’s Report set out in Appendix I to this Listing Document.

Our consolidated financial information may not reflect what our historical financial condition and results of operations would have been if we had operated as a separate group of

FINANCIAL INFORMATION

companies, instead of as a part of HTIL. In addition, our consolidated financial information is not necessarily indicative of our future financial condition or results of operations. Please refer to the section headed “Risk Factors — Risks Relating to Our Business” in this Listing Document.

We do not expect the Distribution and our operations as a separate group of companies to result in material changes in our results of operations or trends. Many of the transactions and services between our Group and the HWL Group and HTIL prior to the Distribution will continue on the same commercial terms, as further described in the section headed “Connected Transactions” in this Listing Document, and we will continue to benefit from the same management team with their experience in the telecommunications industry. On the other hand, HTIL will no longer provide new guarantees to us following the Distribution. We will need to procure funding for our capital expenditure requirements as an independent group of companies, either from external sources or from the Resulting HWL Group at terms not more and not less favourable than we would be able to obtain from third parties on an arm’s-length basis. We have put in place arrangements, as further described in the sub-section headed “Liquidity and Capital Resources” below, that we believe will be sufficient, together with retained cash, cash flows from operations and amounts available under our existing undrawn loan facilities, to meet our expected liquidity and capital expenditure needs for the next 12 months.

Factors Affecting the Results of Our Operations

Trends in Our Industry and Markets

Our results of operations are affected to a large degree by developments and trends in the mobile and fixed-line telecommunications sector generally, and more specifically in the markets in which we operate. These developments and trends include increasing market competition and declining tariffs, high levels of customer penetration and usage, the issuance of new spectrum licences, technological advances in services and equipment, changes in regulatory policies and consolidation within the telecommunications industry. Please refer to the sections headed “Risk Factors — Risks Relating to Our Business”, “Risk Factors — Risks Relating to the Telecommunications Industry Generally” and “Regulation” in this Listing Document. We believe opportunities for further revenue growth in these markets remain as a result of our promotion of and concentration on non-voice segments, particularly with our introduction of new services and technologies, such as broadband services.

Liberalisation of Fixed-Line Telecommunications Market

The OFTA liberalised the fixed-line service market in Hong Kong beginning in January 2003 by no longer limiting the number of new entrants. The liberalisation has resulted in, and we expect will continue to result in, lower tariff levels. However, we believe that as a result of the liberalisation, opportunities will arise from the overall growth in the telecommunications industry, including in the areas of IDD, local data, and provision of bandwidth to and from mainland China, as well as in the international bandwidth market. We also expect that the growing popularity of mobile broadband services and the newly issued BWA spectrum licences will increase the demand for high speed leased lines from mobile telecommunications operators.

FINANCIAL INFORMATION

Changes in Economic Conditions

Our results of operations are affected by economic conditions in Hong Kong and Macau. In periods of slow economic growth, demand for telecommunications and other services, such as roaming services and prepaid card services, tends to be adversely affected. We note that a consequence of the recent global financial turmoil on our business has been a softening in roaming usage, which we believe is attributable to there being less visitors and tourists coming to Hong Kong and Macau, and less of our customers going abroad. We expect this softening to rebound as and when the global financial and economic climate improves. Please refer to the section headed “Risk Factors — Risks Relating to Our Business” in this Listing Document.

New Licences and Acquisitions

In recent years, we have expanded our operations through the acquisition of new telecommunications licences as well as through joint venture arrangements with other telecommunications operators. The start-up of newly licensed operations entails significant capital and operating expenditures, including licence fees, cash consideration paid or debt incurred in connection with the purchase of new equipment, build-out and maintenance of networks, marketing of new products and services and the addition of employees. In the case of joint venture arrangements, these can be in the form of investments and loans to jointly controlled entities. Our major new licence awards, start-up operations, acquisitions and interests in jointly controlled entities in recent years include the following:

2006 and 2007

•                 Macau mobile operations. We were awarded a 3G mobile telecommunications licence by the Macau government in October 2006 and the formal licence was issued to us in June 2007. We officially launched our W-CDMA 3G mobile telecommunications service in Macau in October 2007.

2008

•                 Italy MVNO operations. In March 2008, we entered into the PLDT MVNO Arrangement with PLDT Global Corporation, the Philippines’ largest telecommunications company. In October 2008, the jointly controlled entity, PLDT Italy S.r.l., officially launched MVNO services in Italy. Under the equity method of accounting, we share 50% of the results of PLDT Italy S.r.l..

•                 Hong Kong mobile operations. In July 2008, we completed the acquisition of NEC’s entire 5% direct and indirect interest in our operating companies for 2G and 3G mobile telecommunications services in Hong Kong and Macau. With this acquisition, our interest in these operating companies increased from 70.9% to 75.9%.

2009

•                 Broadband Wireless Access licence. In January 2009, Genius Brand, a 50:50 joint venture between us and PCCW-HKT, successfully bid for a total of 30MHz of BWA Spectrum in the 2.5 GHz band at a spectrum utilisation fee of HK$518 million. We will jointly develop and operate the networks and share the BWA Spectrum capacity with

FINANCIAL INFORMATION

PCCW-HKT. We intend to deploy the BWA Spectrum for the next generation of wireless broadband technology, Long-Term Evolution (“LTE”). We expect LTE services to be launched by 2011, the timing of which is dependent on the readiness of LTE network equipment and availability of compatible handsets and devices.

Change in Interconnection Framework

Our ability to provide commercially viable mobile and fixed-line telecommunications services depends, in part, upon our interconnection arrangements with other telecommunications operators. The current regulatory guidance by which fixed-mobile interconnection charges are set in Hong Kong will be withdrawn after 27 April 2009. This regulatory change will require the renegotiation of our interconnection agreements. We cannot predict whether we will be able to maintain our interconnection agreements on terms that are commercially acceptable to us or whether any material increase in the interconnection expenses would have a material adverse effect on our financial condition and results of operations. Please refer to the sections headed “Risk Factors — Risks Relating to the Telecommunications Industry Generally” and “Regulation” in this Listing Document.

Summary of Significant Accounting Policies

The preparation of financial information often requires the selection of specific accounting methods and policies from several acceptable alternatives. Furthermore, significant estimates and judgments may be required in selecting and applying those methods and policies in the recognition of the assets and liabilities in our consolidated balance sheets, the turnover and expenses in our consolidated income statements and the information that is contained in the significant accounting policies and notes to our financial information. Our management continually evaluates its estimates and judgments based on historical experience and other factors, including expectations of future events, that it believes are reasonable under the circumstances. Actual results may differ from these estimates and judgments under different assumptions or conditions.

We believe that the following are some of the more critical judgment areas in the application of our accounting policies under IFRS that affect our reported financial condition and results of operations. For a further discussion of the application of these and other accounting policies, please refer to Note 2 in the Accountant’s Report set out in Appendix I to this Listing Document.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Property, plant and equipment are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives.

The assets’ residual values and useful lives are reviewed, and adjusted if applicable, at each balance sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

FINANCIAL INFORMATION

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of our share of the net assets of the acquired subsidiary at the date of acquisition.

Goodwill on acquisition is reported in our consolidated balance sheet as a separate asset. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units (“CGU”) for the purpose of impairment testing. We allocate goodwill to each of our business segments.

The increase in our proportionate share of the underlying equity of a subsidiary is accounted for using the carrying value of the subsidiary’s assets and liabilities. The difference between the amount paid for the additional equity interest of a subsidiary and the increase in our share of the carrying values of the subsidiary’s assets and liabilities is recognised as goodwill.

Other Intangible Assets

(i) Telecommunications Licences

We own the rights to use and operate specified spectrums over a certain period of time through annual minimum fees plus a variable portion depending on the future revenues from the services. Licence fees payments, the discounted value of the fixed annual fees to be paid over the licence period, and certain other direct costs incurred prior to the date the asset is ready for its intended use are capitalised. Capitalised licence fees are amortised from the date the asset is ready for its intended use until the expiration of the licence.

Interest is accreted on the fixed annual fees and charged to interest expense. Variable licence fees are recognised as period costs.

(ii) Customer Acquisition and Retention Costs

Costs to acquire or retain telecommunications customers pursuant to a contract with early termination penalties are capitalised if (1) such costs are identifiable and controlled, (2) it is probable that future economic benefits will flow from the customers to us and (3) such costs can be measured reliably. Capitalised customer acquisition and retention costs are amortised over the minimum enforceable contractual period. In the event that a customer churns off the network within the minimum enforceable contractual period, any unamortised customer acquisition or retention costs are written off in the period in which the customer churns.

Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortisation, and are tested at least annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and

FINANCIAL INFORMATION

value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (i.e. CGUs). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Taxation and Deferred Taxation

Taxation is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxation is recognised, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying values in our financial information. Deferred tax liabilities are provided in full on all taxable temporary differences while deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences (including tax losses) can be utilised.

Deferred taxation is provided on temporary differences arising on investments in subsidiaries and jointly controlled entities, except when the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

Revenue Recognition

We recognise revenue on the following bases:

(i)	Sales of services are recognised in the accounting period in which the services are rendered.

(ii)	Sales of hardware are recognised upon delivery to customers.

(iii)	Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

FINANCIAL INFORMATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected consolidated financial information of the Group for the years ended 31 December 2006, 2007 and 2008 and as at 31 December 2006, 2007 and 2008. The consolidated financial information has been prepared in accordance with IFRS. The selected consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial information, including the related notes included in the Accountant’s Report set out in Appendix I to this Listing Document.

You should read the following selected consolidated financial information in conjunction with the rest of this Listing Document, including our consolidated financial information and the related notes and the more detailed information contained within this section.

	Year ended 31 December
	2006	2007	2008
	(HK$ in millions)

Consolidated Income Statements
Turnover	6,607	7,249	8,124
Cost of inventories sold	(447)	(438)	(698)
Staff costs	(489)	(464)	(510)
Depreciation and amortisation	(1,737)	(1,810)	(1,987)
Other operating expenses	(3,420)	(3,846)	(4,163)
Loss on disposal of subsidiaries	—	(11)	—
Operating profit	514	680	766
Interest income	40	70	17
Interest and other finance costs	(305)	(429)	(223)
Share of results of jointly controlled entities	—	—	(11)
Profit before taxation	249	321	549
Taxation	(13)	(30)	(75)
Profit for the year	236	291	474
Attributable to:
Equity holders of the Company	290	267	430
Minority interest	(54)	24	44
Profit for the year	236	291	474

FINANCIAL INFORMATION

	As at 31 December
	2006	2007	2008
	(HK$ in millions)

Consolidated Balance Sheets
Assets
Total non-current assets	17,420	16,687	17,011
Cash and cash equivalents	361	275	272
Receivables from related companies	1,472	—	—
Trade receivables and other current assets	851	1,493	1,137
Inventories	135	164	181
Total assets	20,239	18,619	18,601

Liabilities
Short-term borrowings	81	4,688	5,220
Payables to related companies (Note)	10,370	13,743	12,418
Other current liabilities	2,552	2,913	3,071
Non-current borrowings	10,280	—	—
Deferred tax liabilities	—	23	88
Other non-current liabilities	588	561	641
Total liabilities	23,871	21,928	21,438

Capital and reserves
Share capital	—	—	—
Reserves attributable to equity holders of the Company	(3,026)	(2,728)	(2,394)
Minority interest	(606)	(581)	(443)
Total equity	(3,632)	(3,309)	(2,837)
Total liabilities and equity	20,239	18,619	18,601

Note:

Subsequent to 31 December 2008 but prior to the Distribution, the Company will effect the Loan Capitalisation by issuing 4,814,346,176 Shares to capitalise approximately HK$12,418 million of outstanding loans from HTI (Cayman).

RESULTS OF OPERATIONS

Introduction

The following is a brief description of the major line items in our consolidated income statements.

Turnover

Turnover consists of fees and revenues generated by our mobile and fixed-line telecommunications operations.

FINANCIAL INFORMATION

The following table presents, for the periods indicated, a breakdown of turnover by segment and the percentage of turnover before elimination accounted for by each segment:

	Year ended 31 December
	2006		2007		2008
	(HK$ in millions, except percentages)

Mobile	4,146	60.9%	4,785	63.8%	5,395	64.0%
Fixed-line	2,430	35.7%	2,717	36.2%	3,035	36.0%
Others	228	3.4%	—	—	—	—
Turnover before elimination	6,804	100.0%	7,502	100.0%	8,430	100.0%
Elimination	(197)		(253)		(306)
Turnover	6,607		7,249		8,124

Turnover from mobile operations. In 2008, turnover from our mobile operations contributed approximately 64% of our total turnover before elimination and consisted mainly of the following:

•                      Service revenues. These revenues are derived from our principal business activity of providing telecommunications services to customers through our mobile telecommunications networks. Service revenues principally include:

•                      Fees from voice and data services. Fees paid by customers to our mobile telecommunications operations are generally based on monthly tariff plans and, in some cases, the customers’ actual usage. Fees for voice services are received on either a prepaid or a postpaid basis. Fees from data services are generally based on non-voice, value-added services, including SMS, high-speed information services, text-based information and content services, GPRS, MMS, mobile music, TV and broadband services. In 2008, fees from voice and data services combined contributed to approximately 62% of turnover from our mobile operations. Data services accounted for approximately 28% of fees from voice and data services in 2008.

•                      Roaming fees. These fees cover both inbound and outbound roaming services and are collected from other mobile telecommunications operators for outbound and inbound calls by their customers who use our network and from our customers who roam on networks in other countries. In 2008, roaming fees contributed to approximately 23% of turnover from our mobile operations.

•                      Hardware revenues. These revenues relate principally to the sale of mobile telecommunications handsets and related accessories to customers and dealers on a stand-alone basis. In 2008, hardware revenues contributed to approximately 13% of turnover from our mobile operations.

FINANCIAL INFORMATION

Turnover from fixed-line operations. In 2008, turnover from our fixed-line operations contributed approximately 36% of our total turnover before elimination and consisted mainly of the following:

•                      Fees from data services. These fees are derived mainly from the provision of the following services:

•                       leasing of local lines on a wholesale basis to customers including mobile telecommunications operators, fixed-line telecommunications operators, Internet service providers and other telecommunications carriers,

•                       connectivity to our fixed-line network for large corporations, financial institutions, multinational organisations and government bodies,

•                       providing international private leased circuits, Internet protocol transit and indefeasible rights of use of telecommunication capacities to multinational corporations, international voice telephony resellers, international carriers and Internet service providers both in Hong Kong and overseas, and

•                       broadband services to small- and medium-sized enterprises, residential customers and schools.

In 2008, these fees contributed approximately 60% of turnover from our fixed-line operations.

•                      Fees from international direct dialling services. These fees relate to IDD voice and fax services provided to residential and business customers. Traffic to and from mainland China and the Philippines accounts for approximately 34% of these fees in 2008. In the wholesale market, we provide voice interconnection to international voice carriers. In 2008, fees from IDD contributed approximately 19% of turnover from our fixed-line operations.

•                      Fees from local telephony services. These fees are derived from the provision of basic telephony and fax services and value-added services, such as call waiting and call forwarding, to residential customers, as well as a wide range of voice connectivity services to business customers. In 2008, fees from local telephony services contributed approximately 12% of turnover from our fixed-line operations.

Operating Expenses

Our principal operating expenses are:

•                      Cost of inventories sold. These expenses relate principally to the cost of purchasing telecommunications hardware.

•                      Staff costs. These expenses represent personnel-related expenses, primarily wages and salaries and employee benefits.

FINANCIAL INFORMATION

•                      Depreciation and amortisation. These expenses, which are non-cash items, include depreciation of property, plant and equipment and amortisation of other intangible assets. Leasehold improvements are depreciated over the unexpired period of the lease or at an annual rate of 15%, whichever is shorter. Buildings are depreciated on the basis of expected life of 50 years. Other fixed assets are depreciated at various rates calculated to write off their costs over their estimated useful lives on a straight-line basis. As at 31 December 2008, the net book value of our property, plant and equipment amounted to HK$9,557 million.

Costs of acquiring telecommunications spectrum licences are amortised over the periods of the licences from the date of commencement of commercial operations. Customer acquisition and retention costs are costs incurred to acquire or retain a customer. These costs include primarily handset subsidies as incurred, commissions, direct sales and distribution costs. We capitalise the amount of these costs as incurred and amortise the capitalised amount over the minimum enforceable contractual period. However, if service under a contract with early termination penalties is terminated prior to the expiration of the minimum enforceable contractual period, any unamortised acquisition and retention costs related to that contract are immediately expensed in our consolidated income statements. As at 31 December 2008, our unamortised other intangible assets amounted to HK$1,143 million.

•                      Other operating expenses. These expenses include:

•                      Cost of services provided. These costs mainly include interconnection, roaming and IDD charges paid to other telecommunications operators, content fees paid to content providers, leased line rental fees not under operating leases, non-capitalised customer acquisition and retention costs, network utilities, as well as network and IT maintenance and outsourcing fees. These costs accounted for approximately 68% of our other operating expenses in 2008.

•                      General, administrative and distribution costs. These costs mainly include general administrative overhead, sales and marketing expenses, billing and collection charges and fees paid to the HWL Group for the provision of shared services. These costs accounted for approximately 8% of our other operating expenses in 2008.

•                      Operating leases. These costs mainly include rental payments under operating leases paid to lessors in respect of office premises, switching centres, cell sites and leased lines. These costs accounted for approximately 21% of our other operating expenses in 2008.

Interest and other finance costs, net

This item principally consists of interest income, interest payments on bank loans and other loans and notional non-cash adjustments to accrete the carrying amount of certain obligations recognised in the consolidated balance sheet (such as licence fee liabilities and asset retirement obligations) to the present value of the estimated future cash flows expected to be required for their settlement in the future.

FINANCIAL INFORMATION

Share of results of jointly controlled entities

This item consists of our share, under the equity method of accounting, of the results of PLDT Italy S.r.l. and of Genius Brand. Please refer to the sub-section headed “General — Factors Affecting the Results of Our Operations — New Licences and Acquisitions” above.

Minority interest

This item reflects the share of after-tax profits that is attributed to minority interests held by third parties in our consolidated companies, including HTCL and H3GHL. DoCoMo currently holds 24.1% equity interests in both entities. NEC previously held 5% equity interests in both HTCL and H3GHL. We acquired NEC’s interests in July 2008. Please refer to the sub-section headed “General — Factors Affecting the Results of Our Operations — New Licences and Acquisitions” above.

Results of Operations

The following table presents, for the periods indicated, the amounts and percentages of turnover of the major line items in our consolidated income statements:

	Year ended 31 December
	2006		2007		2008
	(HK$ in millions, except percentages)

Turnover	6,607	100.0%	7,249	100.0%	8,124	100.0%
Operating expenses
Cost of inventories sold	(447)	6.8%	(438)	6.0%	(698)	8.6%
Staff costs	(489)	7.4%	(464)	6.4%	(510)	6.3%
Depreciation and amortisation	(1,737)	26.3%	(1,810)	25.0%	(1,987)	24.5%
Other operating expenses	(3,420)	51.8%	(3,846)	53.1%	(4,163)	51.2%
Loss on disposal of subsidiaries	—	—	(11)	0.2%	—	—
Operating profit	514	7.8%	680	9.4%	766	9.4%
Interest income	40	0.6%	70	1.0%	17	0.2%
Interest and other finance costs	(305)	4.6%	(429)	5.9%	(223)	2.7%
Share of results of jointly controlled entities	—	—	—	—	(11)	0.1%
Profit before taxation	249	3.8%	321	4.4%	549	6.8%
Taxation	(13)	0.2%	(30)	0.4%	(75)	0.9%
Profit for the year	236	3.6%	291	4.0%	474	5.8%

Attributable to:
Equity holders of the Company	290	4.4%	267	3.7%	430	5.3%
Minority interest	(54)	0.8%	24	0.3%	44	0.5%
Profit for the year	236	3.6%	291	4.0%	474	5.8%

FINANCIAL INFORMATION

Year Ended 31 December 2008 Compared to Year Ended 31 December 2007

Turnover

Our turnover in 2008 was HK$8,124 million, an increase of 12.1% from HK$7,249 million in 2007. The increase was mainly due to growth of data service fees in both our mobile business and our fixed-line business, increased use of IDD services in our fixed-line business, increased roaming revenues and higher sales of telecommunication products.

Operating expenses

The following table presents a breakdown of our operating expenses for the years indicated and the percentage change from year to year:

	Year ended 31 December		Year-over-year
	2007	2008	change
	(HK$ in millions)%

Cost of inventories sold	438	698	59.4
Staff costs	464	510	9.9
Depreciation and amortisation	1,810	1,987	9.8
Other operating expenses	3,846	4,163	8.2
Total operating expenses	6,558	7,358	12.2

Our operating expenses in 2008 increased 12.2% to HK$7,358 million, compared to HK$6,558 million in 2007. The increase in operating expenses was primarily attributable to higher variable operating expenses and costs of telecommunication products. As a percentage of turnover, operating expenses remained flat at around 90% of turnover in both 2007 and 2008.

Cost of inventories sold increased by 59.4% to HK$698 million in 2008 from HK$438 million in 2007, mainly due to higher sales of telecommunications products.

Staff costs increased by 9.9% to HK$510 million in 2008 from HK$464 million in 2007. As a percentage of total turnover, staff costs decreased slightly to 6.3% of turnover in 2008 from 6.4% in 2007.

Depreciation and amortisation increased 9.8% to HK$1,987 million in 2008 from HK$1,810 million in 2007. The increase in depreciation and amortisation was primarily attributable to an increase in depreciation charges as a result of capital expenditures incurred for capacity expansion and for the rollout of our HSDPA network and an increase in amortisation charges on capitalised customer acquisition costs, especially for premium customers.

FINANCIAL INFORMATION

The following table presents a breakdown of our other operating expenses:

	Year ended 31 December		Year-over-year
	2007	2008	change
	(HK$ in millions)%

Cost of services provided	2,596	2,850	9.8
General, administrative and distribution costs	362	329	(9.1)
Operating leases in respect of buildings, hire of plant and machinery	754	865	14.7
Others	134	119	(11.2)
Other operating expenses	3,846	4,163	8.2

Our other operating expenses increased 8.2% to HK$4,163 million in 2008 from HK$3,846 million in 2007. The main component of our other operating expenses is cost of services provided, which includes variable costs such as interconnection, roaming and IDD costs. These costs increased by 9.8% to HK$2,850 million in 2008 from HK$2,596 million in 2007.

The increase in our other operating expenses was also partly due to a 14.7% increase in operating leases in respect of buildings, hire of plant and machinery to HK$865 million in 2008 from HK$754 million in 2007. The increase was driven mainly by rent increases and an increased number of communication lines that we leased to support the growth of our data business.

Other operating expenses represented 51.2% of our total turnover in 2008, a decrease of 1.9% from 53.1% in 2007.

Loss on disposal of subsidiaries

Our loss on disposal of subsidiaries was HK$11 million in 2007. The amount in 2007 reflected adjustments to the consideration in relation to the disposal of a wholly-owned subsidiary, Vanda IT Solutions & Systems Management Limited (“Vanda”), in 2006.

Operating profit

As a result of the foregoing, in 2008 we recorded an operating profit of HK$766 million, compared to an operating profit of HK$680 million in 2007.

Interest and other finance costs, net

We recorded interest income of HK$17 million in 2008 compared to HK$70 million in 2007, a 75.7% decrease. The lower level of interest income in 2008 was due to lower market interest rates and lower average balances of deposits. Interest and other finance costs decreased 48.0% to HK$223 million in 2008 from HK$429 million in 2007, primarily due to lower interest rates on borrowings and decreased average borrowing balances.

FINANCIAL INFORMATION

Share of results of jointly controlled entities

In 2008, we entered into a joint venture with PLDT Global Corporation called PLDT Italy S.r.l. as well as a joint venture with PCCW-HKT called Genius Brand. In 2008, our share of the losses of PLDT Italy S.r.l. was HK$11 million, while our share of profits of Genius Brand, which had not yet commenced business by the end of 2008, was nil.

Profit before taxation

As a result of the foregoing, we recorded a profit before taxation of HK$549 million in 2008, compared to a profit before taxation of HK$321 million in 2007, representing an increase of 71%.

Taxation

Our taxation charge in 2008 was HK$75 million, a 150% increase from a charge of HK$30 million in 2007. The increase was attributable to both a higher profit before taxation and an increase in effective tax rate from 9.3% in 2007 to 13.7% in 2008. Effective tax rate rose as a result of previously unrecognised tax losses of a subsidiary being fully utilised in 2007. Included in our taxation charge is a deferred tax charge which increased by HK$42 million in 2008 compared with 2007.

Profit for the year

Our profit for the year in 2008 was HK$474 million, compared to a profit of HK$291 million in 2007. The increase was primarily due to our higher operating profit as a result of the growth of our business coupled with savings in interest and finance costs.

Profit attributable to equity holders

Profit attributable to our equity holders in 2008 was HK$430 million, compared to a profit attributable to equity holders of HK$267 million in 2007.

Results by Segment

The following table presents a breakdown of turnover by segment and the percentage of turnover before elimination accounted for by each segment for the years indicated:

	Year ended 31 December
	2007		2008
	(HK$ in		(HK$ in
	millions)%		millions)%

Mobile	4,785	63.8	5,395	64.0
Fixed-line	2,717	36.2	3,035	36.0
Turnover before elimination	7,502	100.0	8,430	100.0
Elimination	(253)		(306)
Turnover	7,249		8,124

FINANCIAL INFORMATION

The following table presents a breakdown of operating expenses including depreciation and amortisation by segment and the percentage of operating expenses including depreciation and amortisation before elimination accounted for by each segment for the years indicated:

	Year ended 31 December
	2007		2008
	(HK$ in		(HK$ in
	millions)%		millions)%

Mobile	4,284	62.9	4,903	64.0
Fixed-line	2,422	35.6	2,662	34.7
Others	105	1.5	99	1.3
Operating expenses before elimination	6,811	100.0	7,664	100.0
Elimination	(253)		(306)
Operating expenses	6,558		7,358

The following table presents a breakdown of operating profit and the percentage of operating profit before loss on disposal of subsidiaries accounted for by each segment for the years indicated:

	Year ended 31 December
	2007		2008
	(HK$ in		(HK$ in
	millions)%		millions)%

Mobile	501	72.5	492	64.2
Fixed-line	295	42.7	373	48.7
Others	(105)	(15.2)	(99)	(12.9)
Operating profit before loss on disposal of subsidiaries	691	100.0	766	100.0
Loss on disposal of subsidiaries	(11)		—
Operating profit	680		766

Mobile. Our mobile operations accounted for 64% of turnover before elimination in 2008, the same percentage as in 2007. Turnover from our mobile operations increased by 12.7% to HK$5,395 million in 2008 from HK$4,785 million in 2007. Turnover growth was primarily due to revenue growth in data and roaming services and higher sales of mobile handsets and accessories. The customer base of our mobile operations increased by 11.3% to 2.7 million at the end of 2008 from 2.4 million at the end of 2007. At the end of 2008, we had a total customer base of approximately 2.4 million in Hong Kong and 0.3 million in Macau, compared to approximately 2.1 million and 0.3 million, respectively, at the end of 2007.

FINANCIAL INFORMATION

Operating expenses including depreciation and amortisation increased by 14.4% to HK$4,903 million in 2008 from HK$4,284 million in 2007 due to higher roaming costs, costs of handset sales and network operation expenses.

As a result of the factors discussed above, operating profit from our mobile operations decreased by 1.8% to HK$492 million in 2008, compared to HK$501 million in 2007. The decrease in operating profit was mainly due to higher operating expenses including depreciation and amortisation related to the HSDPA rollout.

Fixed-line. Our fixed-line operations accounted for 36% of turnover before elimination in 2008, the same percentage as in 2007. Turnover in our fixed-line operations increased 11.7% to HK$3,035 million in 2008 from HK$2,717 million in 2007, primarily due to revenue growth in data and IDD services, in particular from our expanded international business operations.

Operating expenses including depreciation and amortisation increased by 9.9% to HK$2,662 million in 2008 from HK$2,422 million in 2007, due to higher variable costs from expanded business activities.

As a result of the factors discussed above, operating profit from our fixed-line operations increased by 26.4% to HK$373 million in 2008 from HK$295 million in 2007.

Year Ended 31 December 2007 Compared to Year Ended 31 December 2006

Turnover

Our turnover in 2007 was HK$7,249 million, an increase of 9.7% from HK$6,607 million in 2006. The increase was mainly due to higher mobile revenue from a broader customer base and increased ARPU, coupled with higher fixed-line revenue from data and IDD services. The increase was offset in part by the effect of the loss of revenue from Vanda following its disposal in 2006.

Operating expenses

The following table presents a breakdown of our operating expenses for the years indicated and the percentage change from year to year:

	Year ended 31 December		Year-over-year
	2006	2007	change
	(HK$ in millions)%

Cost of inventories sold	447	438	(2.0)
Staff costs	489	464	(5.1)
Depreciation and amortisation	1,737	1,810	4.2
Other operating expenses	3,420	3,846	12.5
Total operating expenses	6,093	6,558	7.6

FINANCIAL INFORMATION

Our operating expenses in 2007 increased 7.6% to HK$6,558 million, compared to HK$6,093 million in 2006. The increase in operating expenses was primarily attributable to higher variable costs to support revenue growth, offset in part by the effect of the disposal of Vanda in 2006.

As a percentage of turnover, our operating expenses decreased from 92.2% of turnover in 2006 to 90.5% in 2007.

Cost of inventories sold decreased by 2.0% to HK$438 million in 2007 from HK$447 million in 2006, mainly due to the impact of the disposal of Vanda in 2006, which was partly offset by higher sales of telecommunications products in 2007.

Staff costs decreased by 5.1% to HK$464 million in 2007 from HK$489 million in 2006. As a percentage of total turnover, staff costs decreased to 6.4% of turnover in 2007 from 7.4% in 2006. The decrease in staff costs was mainly due to the impact of the disposal of Vanda in 2006, partly offset by higher staff costs resulting from an expansion of the sales team in 2007.

Depreciation and amortisation increased 4.2% to HK$1,810 million in 2007 from HK$1,737 million in 2006. The increase in depreciation and amortisation was primarily attributable to an increase in depreciation charges as a result of capital expenditures incurred for capacity expansion and bandwidth upgrades and an increase in amortisation charges related to customer acquisition costs.

The following table presents a breakdown of our other operating expenses:

	Year ended 31 December		Year-over-year
	2006	2007	change
	(HK$ in millions)%

Cost of services provided	2,250	2,596	15.4
General, administrative and distribution costs	368	362	(1.6)
Operating leases in respect of buildings, hire of plant and machinery	682	754	10.6
Others	120	134	11.7
Other operating expenses	3,420	3,846	12.5

Our other operating expenses increased 12.5% to HK$3,846 million in 2007 from HK$3,420 million in 2006. The main component of our other operating expenses is cost of services provided, which increased by 15.4% to HK$2,596 million in 2007 from HK$2,250 million in 2006.

The increase in our other operating expenses was also partly due to a 10.6% increase in operating leases in respect of buildings, hire of plant and machinery to HK$754 million in 2007 from HK$682 million in 2006. The increase in these expenses was driven mainly by rent increases and an increased number of communication lines that we leased to support the growth of our data business.

FINANCIAL INFORMATION

Other operating expenses represented 53.1% of our total turnover in 2007, an increase of 1.3% from 51.8% in 2006. This increase was primarily as a result of higher network operating expenses following enhancements of our network performance and coverage expansion.

Loss on disposal of subsidiaries

As discussed above, we incurred a loss on disposal of subsidiaries of HK$11 million in 2007, which amount reflected adjustments to the consideration in relation to the disposal of Vanda in 2006.

Operating profit

As a result of the foregoing, in 2007 we recorded an operating profit of HK$680 million, compared to an operating profit of HK$514 million in 2006.

Interest and other finance costs, net

We recorded interest income of HK$70 million in 2007 compared to HK$40 million in 2006. The higher level of interest income in 2007 was primarily due to higher average balances of deposits. Interest and other finance costs increased 40.7% to HK$429 million in 2007 from HK$305 million in 2006, primarily due to higher average bank borrowings in 2007 and a lower amount of interest-free financings received from HTIL.

Profit before taxation

As a result of the foregoing, we recorded a profit before taxation of HK$321 million in 2007, compared to a profit before taxation of HK$249 million in 2006.

Taxation

Our taxation charge in 2007 was HK$30 million, a 130.8% increase from a charge of HK$13 million in 2006. The increase was attributable to both a higher profit before taxation and an increase in effective tax rate from 5.2% in 2006 to 9.3% in 2007. Effective tax rate rose as a result of previously unrecognised tax losses of a subsidiary being fully utilised in 2007. In addition to current tax liabilities in both years, the charge in 2007 also included a provision for deferred tax liabilities of HK$23 million in respect of the subsidiary.

Profit for the year

Our profit for the year in 2007 was HK$291 million, compared to a profit of HK$236 million in 2006, primarily due to higher operating profit from business growth, partially offset by higher interest and finance costs.

Profit attributable to equity holders

Profit attributable to our equity holders in 2007 was HK$267 million, compared to a profit attributable to our equity holders of HK$290 million in 2006.

FINANCIAL INFORMATION

Results by Segment

The following table presents a breakdown of turnover by segment and the percentage of turnover before elimination accounted for by each segment for the years indicated:

	Year ended 31 December
	2006		2007
	(HK$ in		(HK$ in
	millions)%		millions)%

Mobile	4,146	60.9	4,785	63.8
Fixed-line	2,430	35.7	2,717	36.2
Others	228	3.4	—	—
Turnover before elimination	6,804	100.0	7,502	100.0
Elimination	(197)		(253)
Turnover	6,607		7,249

The following table presents a breakdown of operating expenses including depreciation and amortisation by segment and the percentage of operating expenses including depreciation and amortisation before elimination accounted for by each segment for the years indicated:

	Year ended 31 December
	2006		2007
	(HK$ in		(HK$ in
	millions)%		millions)%

Mobile	3,838	61.0	4,284	62.9
Fixed-line	2,132	33.9	2,422	35.6
Others	320	5.1	105	1.5
Operating expenses before elimination	6,290	100.0	6,811	100.0
Elimination	(197)		(253)
Operating expenses	6,093		6,558

FINANCIAL INFORMATION

The following table presents a breakdown of operating profit by segment and the percentage of operating profit before loss on disposal of subsidiaries accounted for by each segment for the years indicated:

	Year ended 31 December
	2006		2007
	(HK$ in		(HK$ in
	millions)%		millions)%

Mobile	308	59.9	501	72.5
Fixed-line	298	58.0	295	42.7
Others	(92)	(17.9)	(105)	(15.2)
Operating profit before loss on disposal of subsidiaries	514	100.0	691	100.0
Loss on disposal of subsidiaries	—		(11)
Operating profit	514		680

Mobile. Our mobile operations accounted for 64% of turnover before elimination in 2007, compared to 61% in 2006. Turnover from our mobile operations increased by 15.4% to HK$4,785 million in 2007 from HK$4,146 million in 2006. Turnover growth was primarily due to an increase in our customer base and in ARPU. The customer base of our mobile operations increased by 13.5% to 2.4 million at the end of 2007 from 2.1 million at the end of 2006. At the end of 2007, we had a total customer base of approximately 2.1 million in Hong Kong and 0.3 million in Macau, compared to approximately 1.9 million and 0.2 million, respectively, at the end of 2006.

Operating expenses including depreciation and amortisation increased by 11.6% to HK$4,284 million in 2007 from HK$3,838 million in 2006, due to higher variable costs.

As a result of the factors discussed above, operating profit from our mobile operations increased by 62.7% to HK$501 million in 2007, compared to HK$308 million in 2006.

Fixed-line. Our fixed-line operations accounted for 36% of turnover before elimination in 2007, the same percentage as in 2006. Turnover in our fixed-line operations increased 11.8% to HK$2,717 million in 2007 from HK$2,430 million in 2006, primarily due to higher growth in data and IDD services, particularly driven by increased penetration in the corporate market.

Operating expenses including depreciation and amortisation increased by 13.6% to HK$2,422 million in 2007 from HK$2,132 million in 2006, due to higher turnover and higher network operating expenses following enhancements of our network performance and coverage expansion.

As a result of the factors discussed above, operating profit from our fixed-line operations decreased by 1.0% to HK$295 million in 2007 from HK$298 million in 2006.

FINANCIAL INFORMATION

LIQUIDITY AND CAPITAL RESOURCES

Capital requirements

Our liquidity and capital requirements relate principally to the following:

•                       capital expenditures for the build-out and expansion of network fixed assets,

•                       capital expenditures for the acquisition of spectrum licences;

•                       customer acquisition and retention costs;

•                       costs and expenses relating to the operation of our businesses, including ongoing costs related to network operations, sales and distribution expenses and customer services; and

•                       payments of the principal of, and interest on, our debts.

Capital expenditures

Our total capital expenditure was HK$1,973 million in 2008 compared to HK$1,584 million in 2007, an increase of 24.6% . Total capital expenditure consists of capital expenditure on property, plant and equipment and capital expenditure on other intangible assets.

Capital expenditure on property, plant and equipment

Our capital expenditure on property, plant and equipment was HK$1,108 million in 2008 compared to HK$981 million in 2007, an increase of 12.9%, which was primarily due to the HSDPA rollout. The following table sets forth our capital expenditure by segment for the years indicated:

	Year ended 31 December
	2006	2007	2008
	(HK$ in millions)

Mobile	285	481	585
Fixed-line	501	500	523
Total	786	981	1,108

We expect our capital expenditure requirements on property, plant and equipment for 2009 to be approximately HK$1,357 million, including approximately HK$720 million for mobile and approximately HK$637 million for fixed-line.

Capital expenditure on other intangible assets

Capital expenditure on other intangible assets consists of capital expenditure on spectrum licences, customer acquisition and retention costs, and patent costs.

FINANCIAL INFORMATION

Spectrum licences

During the Track Record Period, we did not incur any capital expenditure in acquiring spectrum licences.

Customer acquisition and retention costs

In 2008, our customer acquisition and retention costs increased 43% to HK$865 million from HK$603 million in 2007, primarily as a result of increased handset subsidies offered in programs targeted at premium customers.

Investment in a jointly controlled entity

Genius Brand, a jointly controlled entity in which we own a 50% share, succeeded in bidding for the BWA Spectrum in January 2009. In 2008, our investment in Genius Brand amounted to HK$75 million, representing our 50% share of the initial deposit with OFTA to enable Genius Brand to bid in the auction for BWA Spectrum. To fulfil the conditions for the award of BWA Spectrum licence, in March 2009, we invested an additional HK$184 million in Genius Brand and issued a counter-indemnity with a maximum exposure of HK$75 million to a bank, representing our 50% share of the remaining balance of the BWA Spectrum utilisation fee and our 50% share of a BWA performance bond issued by the bank on behalf of Genius Brand, respectively.

Cash balances and outstanding debt

The following table presents our cash and cash equivalents, third party debt and payables to related companies as at 31 December in each of 2006, 2007 and 2008:

	As at 31 December
	2006	2007	2008
	(HK$ in millions)

Cash and cash equivalents	361	275	272
Third party debt	(10,361)	(4,688)	(5,220)
Payables to related companies (Note)	(10,370)	(13,743)	(12,418)
Net debt	(20,370)	(18,156)	(17,366)

Note:

Subsequent to 31 December 2008 but prior to the Distribution, the Company will effect the Loan Capitalisation by issuing 4,814,346,176 Shares to capitalise approximately HK$12,418 million of outstanding loans from HTI (Cayman). Please refer to the section headed “History” in this Listing Document.

FINANCIAL INFORMATION

The following table presents a breakdown by business segment of cash and cash equivalents, third party debt and payables to related companies as at 31 December 2008:

	As at 31 December 2008
	Cash and
	cash	Third party	Payables to (Note)
	equivalents	debt	related companies	Net debt
	(HK$ in millions)

Mobile	155	(5,220)	(4,979)	(10,044)
Fixed-line	117	—	(7,439)	(7,322)
Total	272	(5,220)	(12,418)	(17,366)

Note:

Subsequent to 31 December 2008 but prior to the Distribution, the Company will effect the Loan Capitalisation by issuing 4,814,346,176 Shares to capitalise approximately HK$12,418 million of outstanding loans from HTI (Cayman). Please refer to the section headed “History” in this Listing Document.

Our cash and cash equivalents as a percentage of our total cash and cash equivalents at 31 December 2008 were denominated as follows:

HK$	MOP	US$	Others	Total
63.7%	23.8%	5.0%	7.5%	100.0%

We invest our cash with financial institutions having a minimum credit rating of AA-/Aa3 as rated by Standard & Poor’s or Moody’s, any deviation from which is to be approved by senior management, principally in short duration money market deposits primarily in Hong Kong dollars and Macau pataca. Risk on these deposits is managed under concentration limits that take account of financial institutions’ current short and medium term credit-rating profile.

As at 31 December 2008, our third party debt increased by 11.3% to HK$5,220 million from HK$4,688 million as at 31 December 2007. As at 31 December 2007 and 2008, the ratio of our third party debt to total assets was 25.2% and 28.1%, respectively. Our third party debt and the ratio of our third party debt to total assets increased as a result of a reduction in interest-free financings from HTIL.

FINANCIAL INFORMATION

The following table presents information regarding our outstanding bank loans as at 31 December 2008 by segment:

Fixed/
	floating						Non-
	interest			Committed		Current	current
Segment	rate	Maturity	Currency	facility		portion	portion	Total
(HK$ in millions)

Mobile	Floating	<1year	HK$	9,000	*	5,220	—	5,220

*      Pursuant to the credit facility agreement dated 15 May 2008, a group of financial institutions made available to HTCL and HTIL as co-borrowers a credit facility of HK$9,000 million. HTIL acts as a guarantor in respect of the borrowers’ obligation under the finance documents.

The following table presents our third party debt by segment, as well as information regarding maturities and interest expenses, for the year ended 31 December 2008 in respect of such debt:

	As at and for the year ended 31 December 2008
	Current	Non-current	Total third	Interest
Segment	portion	portion	party debt	expenses
	(HK$ in millions)

Mobile	5,220	—	5,220	135

As at 31 December 2008, total third party debt of HK$5,220 million was guaranteed by HTIL. We have also provided a counter-indemnity in favour of HTIL in respect of such guarantees for so long as there remains a guarantee liability. As at 31 December 2007, no third party debt was guaranteed by HTIL.

As at 31 December 2008, we had total current third party debt of HK$5,220 million, compared to HK$4,688 million as at 31 December 2007. None of our current borrowings was secured as at 31 December 2008, compared to HK$4,599 million as at 31 December 2007.

As at 31 December 2008, no property, plant and equipment was held under finance leases while property, plant and equipment with a carrying value of HK$332 million was held under a defeased finance lease arrangement as at 31 December 2007.

Payables to related companies

As at 31 December 2008, we had outstanding loans from HTI (Cayman), in an aggregate amount of approximately HK$12,418 million. These loans were unsecured, interest-free and repayable on demand. Prior to the Distribution, we will issue 4,814,346,176 Shares to capitalise these loans, which accordingly will not be reflected as loans in our consolidated balance sheets as at dates after the capitalisation of these loans.

FINANCIAL INFORMATION

Capital resources

We have traditionally met our working capital and other capital requirements principally from cash flow from our operating activities, borrowings by our subsidiaries from banks based on pledges provided by the subsidiaries or guarantees provided by the HTIL Group, and loans from the HTIL Group.

As at 31 December 2008, we had net current liabilities of HK$19,119 million compared to net current liabilities of HK$19,412 million as at 31 December 2007. The decrease in net current liabilities in 2008 was primarily attributable to partial repayment of an interest-free loan from HTIL, which was financed by cash generated from operations. We are engaged in telecommunications business, which is traditionally a capital-intensive industry with major investments being property, plant and equipment and intangible assets, all of which are non-current in nature. Notwithstanding our limited investments in current assets such as inventories, during the Track Record Period, a stream of positive free cashflow1 had been generated by our non-current assets. In respect of our current liabilities, the approximately HK$12,418 million of outstanding loans owing to HTI (Cayman) as at 31 December 2008 will be capitalised as equity subsequent to 31 December 2008 but prior to the Distribution. The bank loan of HK$5,220 million outstanding as at 31 December 2008 was classified as current taking into account that the underlying 2008 External Facility will expire on 14 May 2009. Furthermore, a deferred revenue of HK$1,207 million representing receipts in advance from our customers will only be recognised as revenue when services are rendered. Excluding the aforesaid, our net current liabilities would be HK$274 million as at 31 December 2008.

As security in support of the HK$9,000 million credit facility made available to HTIL and HTCL as borrowers by a group of independent financial institutions pursuant to the credit facility agreement dated 15 May 2008 and due on 14 May 2009 (i.e. the 2008 External Facility), HTIL acted as a guarantor in respect of all of HTCL’s obligations under the finance documents and in respect of which guarantor’s liability HTIL had received a counter-indemnity from HTCL. This guarantee and counter-indemnity are expected to be released on or about 14 May 2009 when the 2008 External Facility matures and is refinanced. The Company is evaluating its available options for refinancing the 2008 External Facility. As at the Latest Practicable Date, approximately HK$4,940 million remained outstanding under the 2008 External Facility. From March 2009, the Resulting HWL Group has committed to make available to HTCL a senior secured term loan facility of up to US$710 million (approximately equivalent to HK$5,500 million) (i.e. the Resulting HWL Group Secured Facility). Unless the Directors consider it to be in the best interests of the Shareholders (having regard to all relevant considerations such as timing at which to access the debt markets, available pricing and all other underlying terms) for the Company to accept the offers to refinance the amount outstanding under the 2008 External Facility from independent financial institutions, the Group intends to effect such financing using the Resulting HWL Group Secured Facility on or about 14 May 2009, with the balance to fund the Group’s working capital. Please refer to the section headed “Relationship

[1]

Free cashflow can be derived from Consolidated Cash Flow Statements included in the Accountant’s Report as set out in Appendix I to this Listing Document, representing net cash generated from operating activities, less net cash used in investing activities but excluding change in receivables from related companies.

FINANCIAL INFORMATION

with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Independent financial viability” in this Listing Document for further details concerning the Company’s refinancing. As at the Latest Practicable Date, the Group had yet to drawdown any loan under the secured loan facility from the Resulting HWL Group.

The following table sets forth our cash flows for the years ended 31 December 2006, 2007 and 2008:

	For the year ended 31 December
	2006	2007	2008
	(HK$ in millions)

Cash flows from operating activities
Cash generated from operations	1,711	2,693	2,715
Interest and other finance costs paid	(235)	(355)	(147)
Tax paid	(10)	(10)	(9)
Net cash generated from operating activities	1,466	2,328	2,559
Cash flows from investing activities
Purchase of property, plant and equipment	(786)	(981)	(1,108)
Additions to intangible assets and prepayments	(521)	(685)	(946)
Proceeds from disposal of property, plant and equipment	5	21	9
Proceeds/(payments) from disposal of subsidiaries, net of cash	3	(11)	—
(Increase)/decrease in receivables from related companies	(1,472)	1,472	—
Payment relating to additional interest in subsidiaries acquired	—	—	(570)
Payment relating to acquisition of jointly controlled entities	—	—	(99)
Release of restricted cash deposits	—	—	452
Release of held-to-maturity securities	—	—	551
Loan to the partner of a jointly controlled entity	—	—	(75)
Interest received	40	70	17
Net cash used in investing activities	(2,731)	(114)	(1,769)
Cash flows from financing activities
Proceeds from borrowings	6,935	155	5,650
Repayment of loans	(1,077)	(5,828)	(5,118)
(Decrease)/increase in payables to related companies	(4,824)	3,373	(1,325)
Net cash generated from/(used in) financing activities	1,034	(2,300)	(793)
Decrease in cash and cash equivalents	(231)	(86)	(3)
Exchange gains on cash and cash equivalents	4	—	—
Cash and cash equivalents at beginning of year	588	361	275
Cash and cash equivalents at end of year	361	275	272

FINANCIAL INFORMATION

Our net cash generated from operating activities was HK$2,559 million in 2008, compared with net cash generated from operating activities of HK$2,328 million in 2007 and net cash generated from operating activities of HK$1,466 million in 2006. In 2008, our net cash generated from operating activities was primarily a result of our profit before taxation of HK$549 million, as positively adjusted for non-cash and other items of HK$2,166 million, primarily depreciation and amortisation charges. This amount was reduced by our net interest and other finance costs and taxes paid of HK$156 million. In 2007, our net cash generated from operating activities was primarily a result of our profit before taxation of HK$321 million, as positively adjusted for non-cash and other items of HK$2,372 million, including primarily those related to depreciation and amortisation and an increase in working capital. This amount was reduced by our net interest and other finance costs and taxes paid of HK$365 million. In 2006, our net cash generated from operating activities was primarily due to our profit before taxation of HK$249 million, as positively adjusted for non-cash and other items of HK$1,462 million, which included primarily depreciation and amortisation offset by a decrease in working capital. This amount was reduced by our net interest and other finance costs and taxes paid of HK$245 million.

Our net cash used in investing activities was HK$1,769 million in 2008, compared with net cash used in investing activities of HK$114 million in 2007 and net cash used in investing activities of HK$2,731 million in 2006. The net cash used in investing activities in 2008 consisted mainly of cash used in purchases of property, plant and equipment of HK$1,108 million, cash used in additions to intangible assets, particularly customer acquisition and retention costs, and prepayments of HK$946 million and payments to acquire additional interests in subsidiaries of HK$570 million, which was offset by factors including mainly the release of held-to-maturity securities of HK$551 million following the completion of the financing arrangement in connection with which these securities had been pledged and the release of restricted cash deposits of HK$452 million following its replacement by a bank guarantee. In 2007, net cash used in investing activities was primarily a result of cash used in purchases of property, plant and equipment of HK$981 million and net cash used in additions to intangible assets and prepayments of HK$685 million, which was offset by a decrease in receivables from related companies of HK$1,472 million. In 2006, our net cash used in investing activities was primarily due to purchases of property, plant and equipment, additions to intangible assets, particularly customer acquisition and retention costs, and prepayments and an increase in receivables from related companies.

Our net cash used in financing activities in 2008 was HK$793 million, compared with net cash used in financing activities of HK$2,300 million in 2007 and net cash generated from financing activities of HK$1,034 million in 2006. The net cash used in financing activities in 2008 was mainly attributable to a decrease in payables to related companies of HK$1,325 million, partially offset by a net increase in borrowings of HK$532 million. In 2007, our net cash used in financing activities was primarily attributable to a net decrease in borrowings of HK$5,673 million, partially offset by an increase in payables to related companies of HK$3,373 million. In 2006, our net cash generated from financing activities was primarily due to a net increase in borrowing, partially offset by a decrease in payables to related companies.

FINANCIAL INFORMATION

The decrease in our cash and cash equivalents in 2008 was HK$3 million, compared to a decrease in cash and cash equivalents of HK$86 million in 2007 and a decrease in cash and cash equivalents of HK$231 million in 2006.

We expect to meet our current and future financing needs primarily through retained cash, cash flows from our operating activities, borrowings from banks and loans from the Resulting HWL Group.

Contingent liabilities

As at 31 December 2008, we had contingent liabilities in respect of performance and financial guarantees of HK$551 million, which are mainly related to a performance bond required by OFTA in Hong Kong under the terms of the 3G mobile telecommunications licence granted to one of our subsidiaries.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates and currency exchange rates. Interest rate risk exists with respect to our financial assets and liabilities bearing interest at floating rates. Interest rate risk also exists with respect to the fair value of fixed rate financial assets and liabilities. Exchange rate risk exists with respect to our financial assets and liabilities denominated in currencies other than an entity’s functional currency. We are also subject to exchange rate risks with respect to our operations and investments outside Hong Kong. Please refer to Note 3(a) in the Accountant’s Report set out in Appendix I to this Listing Document.

We are also exposed to counterparty and investment risks in respect of our surplus funds. We manage these risks by placing deposits with financial institutions having a minimum credit rating of AA-/Aa3 as rated by Standard & Poor’s or Moody’s, any deviation of which is to be approved by senior management, principally in short duration money market deposits primarily in Hong Kong dollars and Macau pataca. Risk on these deposits is managed under concentration limits that take account of banks’ current short and medium term credit-rating profile.

Interest rate exposure

Our main interest rate exposures relate to our borrowings. We manage our interest rate exposure of our borrowings with a focus on reducing our overall cost of debt.

Our financial assets and liabilities as at 31 December 2008 and 2007 consisted of non-derivative assets and liabilities, which were presented at their fair values. The fair values of our fixed-rate and floating-rate borrowings approximate their fair values since they bear interest at rates close to the prevailing market rates.

Foreign currency exposure

As at 31 December 2008 and 2007, we had approximately HK$180 million and HK$184 million, respectively, in cash, financial assets and liabilities denominated in currencies other than Hong Kong dollars. These foreign currency denominated monetary assets and liabilities principally included HK$145 million denominated in US dollars as at 31 December 2008, compared with HK$181 million denominated in US dollars as at 31 December 2007.

FINANCIAL INFORMATION

LISTING RULES 13.13 TO 13.19

Our Directors have confirmed that Listing Rules 13.13 to 13.19 have been complied with in this Listing Document.

DIVIDEND POLICY

Annual dividends, if any, on the outstanding Shares will be declared by and subject to the discretion of our Board of Directors and must be approved at a general meeting of the Shareholders. In addition, our Board of Directors may from time to time pay to the Shareholders such interim dividends as appear to our Board of Directors to be justified by our profits. We may pay dividends to Shareholders in the future. However, such payments will depend upon a number of factors, including our results of operations, earnings, capital requirements and surplus, general financial condition, contractual restrictions, macroeconomic outlook and other factors considered relevant by our Board of Directors. In considering the declaration of any dividend, the Directors are mindful of the need to first maintain adequate financial resources and liquidity to ensure the Company can meet its operational and financial needs, and to develop and expand our business. The Directors will consider providing a return to Shareholders in the form of dividends to the extent these obligations are met.

As further described in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law” in Appendix IV to this Listing Document, our dividends may be declared and paid out of the Company’s profits, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. With the sanction of an ordinary resolution, dividends may also be declared out of the share premium account.

PROPOSED DIVIDEND FOR 2009

Considering the current financial position of the Company, it is the Directors’ present intention, subject to those factors set out in the sub-section headed “Dividend Policy” above, to pay an interim dividend for the financial year ending 31 December 2009 of approximately HK$54 million (approximately HK$0.01 per Share, based on the number of Shares in issue immediately before the Listing).

In considering a final dividend for the financial year ending 31 December 2009, our Directors’ present intention is to take into account the Company’s current desire to maintain, and potentially increase, dividend levels up to a maximum dividend payout ratio of 75%, subject to our overall objective of maximising shareholder value over the longer term, and those factors set out in the sub-section headed “Dividend Policy” above.

You should note that the statements of intention set out in the sub-section headed “Dividend Policy” above and in this sub-section headed “Proposed Dividend for 2009”, are merely statements of the Directors’ and the Company’s present intentions and shall not constitute legally binding statements in respect of the Company’s future dividends (including any dividend for the financial year ending 31 December 2009), which remain subject to modification (including reduction or non-declaration thereof), in the Directors’ sole and absolute discretion.

FINANCIAL INFORMATION

No inference should or can be made from any of the foregoing statements as to our actual future profitability or our ability to declare, pay or distribute dividends in the future. The dividend distribution record of HTIL in the past should not be used as a reference or basis to determine the level of dividends that may be declared or paid by us in the future.

WORKING CAPITAL

As at 28 February 2009, being the latest practicable date for the purpose of this working capital statement, we had net current liabilities as follows:

As at 28 February 2009
(unaudited)
(HK$ in million)

Current assets
Cash and cash equivalents	299
Trade receivables and other current assets	1,087
Inventories	169
Total current assets	1,555

Current liabilities
Trade and other payable	3,085
Payables to the immediate holding company	12,418
Borrowings	4,940
Current income tax liabilities	11
Total current liabilities	20,454
Net current liabilities	(18,899)

As described in the sub-section headed “Liquidity and Capital Resources — Capital resources” above, the Company is engaged in telecommunications business, which is traditionally a capital-intensive industry with major investments being property, plant and equipment and intangible assets, all of which are non-current in nature, while investments in current assets such as inventories are limited. In respect of our current liabilities, the approximately HK$12,418 million of outstanding loans owing to HTI (Cayman) as at 28 February 2009 will be capitalised as equity subsequent to 28 February 2009 but prior to the Distribution. The bank loan of HK$4,940 million outstanding as at 28 February 2009 was classified as current taking into account that the underlying 2008 External Facility will expire on 14 May 2009. Furthermore, a deferred revenue of HK$1,274 million representing receipts in advance from our customers will only be recognised as revenue when services are rendered. Excluding the aforesaid, our net current liabilities would be HK$267 million as at 28 February 2009.

Taking into account the available credit facilities and cash flows from our operations, we confirm that we have sufficient working capital for our present requirements and for the next 12 months from the date of this Listing Document.

FINANCIAL INFORMATION

CASH FLOWS

We have financed our operations and growth through a combination of cash from our operating activities, borrowings by a subsidiary from banks based on guarantees provided by the HTIL Group and loans from the HTIL Group. As described in the sub-section headed “Liquidity and Capital Resources — Capital resources” above, unless the Directors consider it to be in the best interests of the Shareholders (having regard to all relevant considerations such as timing at which to access the debt markets, available pricing and all other underlying terms) for the Company to accept the offers to refinance the amount outstanding under the 2008 External Facility from independent financial institutions, the Group intends to refinance the amount outstanding under the 2008 External Facility by using the Resulting HWL Group Secured Facility on or about 14 May 2009, with the balance to fund the Group’s working capital.

We have applied our cash mainly to finance our operations, capital expenditures, investments in jointly controlled entities and to repay our borrowings.

As at 28 February 2009, save as aforesaid or as otherwise disclosed in this Listing Document, we are not aware of any material changes in the underlying drivers in respect of the sources and uses of our cash.

INDEBTEDNESS

Bank borrowings

As at 28 February 2009, being the latest practicable date for the purpose of this indebtedness statement, we had an unsecured bank loan of HK$4,940 million, which is wholly repayable within one year and is guaranteed by HTIL.

Payables to the immediate holding company

As at 28 February 2009, we had outstanding loans from HTI (Cayman) of approximately HK$12,418 million. Prior to the Distribution, we will issue 4,814,346,176 Shares to capitalise these loans.

Contingent liabilities

As at 28 February 2009, we had contingent liabilities in respect of performance and financial guarantees of HK$551 million.

Disclaimer

Save as aforesaid or as otherwise disclosed in this Listing Document and apart from intra-group liabilities and normal trade payables, we did not have any outstanding loan capital issued and outstanding or agreed to be issued, bank overdrafts, pledges, charges, debentures, mortgages, loans, debt securities or other similar indebtedness or any finance lease commitments, hire purchase commitments, liabilities or acceptances (other than normal trade bills), acceptance creditors or any guarantees or other material contingent liabilities outstanding at the close of business on 28 February 2009.

FINANCIAL INFORMATION

COMMITMENTS

As at 28 February 2009, we had operating lease commitments in respect of buildings and other assets of approximately HK$700 million, for which the amounts due within one year, within two to five years and over five years are approximately HK$453 million, approximately HK$246 million and approximately HK$1 million, respectively.

As at 28 February 2009, we had capital commitments in respect of property, plant and equipment of approximately HK$2,058 million, of which approximately HK$703 million was contracted but not provided for while the remaining was authorised but not contracted for. In addition, as at 28 February 2009, we had contractual but unprovided commitment to make additional investment in a jointly controlled entity of approximately HK$10 million.

As described in the sub-section headed “Liquidity and Capital Resources — Investment in a jointly controlled entity” above, to fulfil the conditions for the award of BWA Spectrum which Genius Brand successfully bid in January 2009, we invested an additional HK$184 million in Genius Brand and issued a counter-indemnity with a maximum exposure of HK$75 million to a bank in March 2009.

UNAUDITED PRO FORMA STATEMENT OF ADJUSTED NET TANGIBLE ASSETS

The following unaudited pro forma statement of adjusted net tangible assets of the Group is prepared for illustrative purposes only, and is set out below to illustrate the effect on the net tangible assets of the Group attributable to the equity holders of the Company as at 31 December 2008 in respect of (i) the capitalisation of the loans extended to the Company by HTI (Cayman), in consideration for which, a total of 4,814,346,176 Shares to be allotted and issued to HTI (Cayman) to be credited as fully paid and (ii) the issuance of 32 shares of HK$0.25 each at par and the repurchase and cancellation of the original issued share of US$1.00 each at par (the “Share Restructuring”).

FINANCIAL INFORMATION

This unaudited pro forma statement of adjusted net tangible assets has been prepared for illustrative purposes only and because of its hypothetical nature, it may not give a true picture of the consolidated net tangible assets of the Group as at 31 December 2008 or at any future dates following the completion of the Loan Capitalisation and the Share Restructuring. It is prepared based on the consolidated net tangible assets of the Group attributable to the equity holders of the Company as at 31 December 2008 as set out in the Accountant’s Report of the Group, the text of which is set out in Appendix I to this Listing Document, and adjusted as described below. The unaudited pro forma statement of adjusted net tangible assets does not form part of the Accountant’s Report.

Audited consolidated net
tangible assets of the		Unaudited pro forma
Group attributable to the		adjusted net tangible
equity holders of the		assets attributable to	Unaudited pro forma
Company as at	Loan Capitalisation and	the equity holders of	adjusted net tangible
31 December 2008 (1)	Share Restructuring (2)	the Company	assets per Share (3)
(HK$ in millions except per Share information in HK$)

(8,015)	12,418	4,403	0.91

Notes:

(1)

The audited consolidated net tangible assets attributable to the equity holders of the Company as at 31 December 2008 is extracted from the Accountant’s Report as set out in Appendix I to this Listing Document, which is based on the audited consolidated net assets of the Group attributable to the equity holders of the Company as at 31 December 2008 of HK$2,394 million in the negative with an adjustment for the intangible assets as at 31 December 2008 of HK$5,621 million.

(2)

In connection with the Listing, the Company (i) will issue 4,814,346,176 Shares, to be credited as fully paid, to HTI (Cayman) to capitalise the interest-free loans of approximately HK$12,418 million which are owing by the Company to HTI (Cayman) and (ii) issued 32 shares of HK$0.25 each at par and repurchased and cancelled the original issued share of US$1.00 each at par.

(3)

The unaudited pro forma net tangible assets per Share is arrived at after the adjustments referred to in the preceding paragraphs and on the basis that 4,814,346,208 Shares were in issue assuming that the Loan Capitalisation and the Share Restructuring had been completed on 31 December 2008.

(4)

As at 28 February 2009, the Group’s land use rights and buildings interests were revalued by the Property Valuer and the relevant property valuation report is set out in the section headed “Property Valuation” in Appendix III to this Listing Document. The net revaluation surplus, representing the excess of market value of the land use rights and buildings over their book value, is approximately HK$20 million. Such revaluation surplus has not been included in the Group’s consolidated financial information as at 31 December 2008. The above adjustment does not take into account the above revaluation surplus. Had the land use rights and buildings been stated at such valuation, an additional depreciation of approximately HK$1 million per annum would be charged against the consolidated income statement.

(5)	No adjustment has been made to reflect any trading result or other transaction of the Group entered into subsequent to 31 December 2008.

FINANCIAL INFORMATION

NO MATERIAL ADVERSE CHANGE

Our Directors confirm that, having performed reasonable due diligence on the Group, there has been no material adverse change in our financial or trading position or prospects since 31 December 2008 (being the end of the periods covered by the Accountant’s Report on the Group set out in Appendix I to this Listing Document).

DISTRIBUTABLE RESERVES

The Company has no reserve available for distribution to Shareholders as at 31 December 2008.

PROPERTY INTERESTS

The Property Valuer, an independent valuer, has valued our property interests as at 28 February 2009 at approximately HK$68,350,000. The text of its letter, summary of valuation and valuation certificates are set out in Appendix III to this Listing Document.

The table below shows the reconciliation of the net book value of the relevant property interests as at 31 December 2008 to their fair value as at 28 February 2009 as stated in Appendix III to this Listing Document.

(HK$ in millions)

Net book values as at 31 December 2008
Building	49
Depreciation for the two months ended 28 February 2009	(1)
Net book value as at 28 February 2009	48
Valuation surplus	20
Valuation as at 28 February 2009 as per Appendix III to this Listing Document	68

FUTURE PLANS AND PROSPECTS

As an established integrated mobile and fixed-line services provider in Hong Kong with proven experiences of success, we believe that we possess the competitive edge to continuously steer market development, capture new business opportunities, facilitate customer service and product adoption and deliver profitable growth through a range of strategies.

Mobile

We are Hong Kong’s 3G mobile telecommunications market leader with approximately 1.3 million 3G customers as at 31 December 2008, capturing approximately 47% of the market share by number of customers, and a keen challenger in Macau’s high speed mobile telecommunications market. As at 31 December 2008, we were the second largest mobile telecommunications operator in Macau in terms of number of customers. We also believe we have one of the largest market shares of the postpaid mobile market in Hong Kong by customers, with our 3G customers demonstrating an established and increasingly upward trend in data usage. This boasts a stream of stable and premium non-voice ARPU. Our plan is to capitalise on this strong heritage to further expedite the adoption and usage of mobile data in our existing 3G customer base, facilitate the remaining 2G customer base to migrate into the world of mobile data, and retain our high quality customers.

We believe this will be achieved through innovative mobile data solutions, introducing a premium lineup of integrated data-capable devices, constantly enriching customer experiences and enhancing network performance, as well as making our services accessible through our extensive and diverse sales networks.

As evidenced by numerous successful service and product launches throughout the years, our open-network approach heralds fruitful partnerships with reputed applications and service providers around the world that we have partnered with to date including Yahoo, Google, Facebook, MSN, Skype, Apple Inc. and eBay. This not only provides us with cost and time efficiency in new service provisioning, but also distinctively sets ourselves apart from competitors. We will seek to generate further benefits from this operating model by expanding the scope of collaborations.

As a subsidiary of HWL, we plan to further maximise the synergies derived from the Resulting HWL Group including significant advantages in global procurements, as well as technology and good practice sharing. We believe the advantages of our scale will underpin our delivery of superior products and services at reduced cost and capital expenditure.

Our jointly controlled entity, Genius Brand, is one of the successful bidders of BWA Spectrum in Hong Kong. With the newly awarded high speed spectrum, we will further secure our competitive position in spearheading ultra-high speed mobile broadband development and capturing growth potential. We foresee accelerated convergence of PC-based applications with mobile broadband in the future. We believe we are well-positioned to deliver on the full promise of this upcoming development for the benefit of both our customers and our Shareholders.

FUTURE PLANS AND PROSPECTS

Fixed-line

We are one of the leading fixed-line operators in Hong Kong, having invested to build a territory-wide self-owned fibre-to-the-building network when the market liberalised in 1995. This far-sighted vision is bearing fruits by enabling us to secure a strong foothold in Hong Kong’s data, multimedia, voice and IDD markets, as well as an enviable growth position from a global connectivity providers’ perspective. Our prime customer segments comprise business and multinational corporations, as well as local and international carriers. We believe that the growth in bandwidth-hungry users and business ICT applications will continue to drive the demand for high speed fixed-line broadband capacity. Against this backdrop, we seek to leverage our network strength to capture growth in the fibre-to-the-home and fibre-to-the-office markets, where residential and business customers yearn to enhance efficiency and productivity via ultra-high speed connectivity that is delivered to their premises through direct fibre. On the other hand, the rapid adoption of bandwidth-demanding applications at customers’ end via mobile and fixed-line devices will drive all mobile telecommunications operators and Internet service providers to expand and upgrade their backhaul capacity. With our extensive fibre-to-the-building network, we are well-positioned to benefit from this growth trend, capturing profitable business as a result.

Being one of the leading next generation fixed-line network operators in Hong Kong with a self-owned territory-wide fibre-to-the-building network, we believe we not only boast a dynamic and efficient corporate structure enabling us to react swiftly and cost-effectively to market trends and business customers’ timely concerns, but also place ourselves favourably for profitable growth as incremental capital expenditure incurred as a result of new businesses will only trend at a decreasing rate. We adopt a one-stop consultative approach, providing customers with integrated solutions from connectivity and system design, to equipment procurement, through a single point of sales interface. The strong backup from Resulting HWL Group companies on the other hand continues to provide a solid base facilitating us to build long-term partnership with demanding customers. All these facilitate our goal to become the preferred data service provider for leading enterprises, multinational corporations and many government departments in the markets in which we operate. We will endeavour to deepen our partnership with existing customers through expanding tailor-made service offerings, catering to their changing and growing requirements, and to leverage the benefits of our market reputation to expand laterally in industries where we already have presence.

At the wholesale level, we seek to strengthen our position as a competitive transporting and terminating connectivity partner for carriers around the world. To achieve this, we took the initiative of establishing a global platform, linking up our networks with the HWL and HTIL group companies’ mobile networks, as well as certain other major carriers’ networks. We intend to further expand this capacity transmission platform so as to take our hubbing service to a new level. On the international front, we also seek to expand our scope of businesses by pursuing other and relevant collaboration opportunities.

FUTURE PLANS AND PROSPECTS

A converged future

We are of the view that all forms of communications are trending towards convergence. The ultimate winning factor to out-compete peers is to provide simple, seamless and worry-free connectivity across all types of devices and all kinds of content and applications platforms. We are one of the pioneer operators in Hong Kong and Macau, with a proven track record of delivering on technology innovations. As an integrated mobile and fixed-line telecommunications operator with a self-owned advanced local network and far-reaching partnership networks around the world, we seek to capture the full potential of this trend as and when technology, devices, applications and customers’ requirements converge. Our plan on this front is to continuously and closely monitor global development, while persistently engaging ourselves so to be fully prepared for the challenges and opportunities ahead.

REASONS FOR THE INTRODUCTION

We believe that the Introduction is a significant and positive step in the long-term strategic development of our business. In particular, we believe the Listing may benefit the Company in the following ways:

•                 Creating our own investor base: The Listing will create our own investor base. Investors who wish to invest in a stand-alone listed telecommunications business company whose strategy and operations are focused on the Hong Kong and Macau markets, will be able to do so pursuant to an investment in our Company.

•                 Providing access to new sources of capital: The Listing will enable us to directly, as a stand-alone company, access capital markets. The Listing is also expected to provide more targeted information for rating agencies, financial institutions and investors that wish to analyse, rate, lend to and/or invest in a stand-alone listed telecommunications company operating in Hong Kong and Macau such as ours. This may, if required, facilitate the sourcing of new capital for our Company in the future.

•                 Incentivising our management: As a stand-alone listed company, we will be able to offer management an incentives programme that incorporates an equity component (such as pursuant to the Share Option Scheme) which directly correlates to the performance of our Company. This should improve management’s incentive to create shareholder value and improve performance in our business, as the management of our Company will have a direct interest in the performance of our Shares as a public market security, thereby aligning management’s interests with the objective of shareholder value creation.

APPENDIX I	ACCOUNTANT’S REPORT

The following is the text of a report received from the Company’s reporting accountant, PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, for the purpose of inclusion in this Listing Document.

PricewaterhouseCoopers 22nd Floor Prince’s Building Central Hong Kong

20 April 2009

The Directors

Hutchison Telecommunications Hong Kong Holdings Limited

Goldman Sachs (Asia) L.L.C.

Dear Sirs

We set out below our report on the financial information (the “Financial Information”) of Hutchison Telecommunications Hong Kong Holdings Limited (formerly known as “Growing Big International Limited”) (the “Company”) and its subsidiaries (hereinafter collectively referred to as the “Group”) set out in Sections I to III below, for inclusion in this listing document of the Company dated 20 April 2009 (the “Listing Document”) in connection with the listing of the shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) by way of introduction. The Financial Information comprises the consolidated balance sheets as at 31 December 2006, 2007 and 2008, the balance sheets of the Company as at 31 December 2007 and 2008, the consolidated income statements, the consolidated statements of recognised income and expense and the consolidated cash flow statements for each of the years ended 31 December 2006, 2007 and 2008 (the “Relevant Periods”), and a summary of significant accounting policies and other explanatory notes.

The Company was incorporated in the Cayman Islands on 3 August 2007 as an exempted company with limited liability under the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands. Pursuant to a group reorganisation as described in Note 1 of Section II headed “General information and group reorganisation” below, which was completed on 8 December 2007, the Company became the holding company of the subsidiaries comprising the Group (the “Reorganisation”).

As at the date of this report, the Company has direct and indirect interests in the subsidiaries and jointly controlled entities as set out in Notes 1 and 19 of Section II below. All of these companies are private companies.

APPENDIX I	ACCOUNTANT’S REPORT

All companies comprising the Group have adopted 31 December as their financial year end date. The statutory audited financial statements or management financial statements of the subsidiaries of the Company were prepared in accordance with relevant accounting principles applicable to their respective place of incorporation. Particulars of these companies are set out in Note 1 of Section II below.

For the purpose of this report, the directors of the Company have prepared consolidated financial statements of the Company for the Relevant Periods, in accordance with International Financial Reporting Standards (“IFRS”) (the “Underlying Financial Statements”). We have audited the Underlying Financial Statements for each of the years ended 31 December 2006, 2007 and 2008 in accordance with International Standards on Auditing.

The Financial Information has been prepared based on the Underlying Financial Statements, with no adjustment made thereon.

DIRECTORS’ RESPONSIBILITY

The directors of the Company are responsible for the preparation and the true and fair presentation of the Underlying Financial Statements and the Financial Information in accordance with IFRS. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Information that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

REPORTING ACCOUNTANT’S RESPONSIBILITY

Our responsibility is to express an opinion on the Financial Information based on our examination and to report our opinion to you. We examined the Underlying Financial Statements for the Relevant Periods used in preparing the Financial Information, and carried out such additional procedures as we considered necessary in accordance with the Auditing Guideline 3.340 “Prospectuses and the Reporting Accountant” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).

OPINION

In our opinion, the Financial Information, for the purpose of this report and presented in the basis set out in Note 2(a) of Section II below, gives a true and fair view of the state of affairs of the Company as at 31 December 2007 and 2008 and of the state of affairs of the Group as at 31 December 2006, 2007 and 2008 and of the Group’s results and cash flows for the Relevant Periods.

APPENDIX I	ACCOUNTANT’S REPORT

I.                 FINANCIAL INFORMATION

The following is the Financial Information of the Group as at 31 December 2006, 2007 and 2008 and for each of the years ended 31 December 2006, 2007 and 2008, prepared on the basis set out in Note 2 of Section II.

(a)          Consolidated Income Statements

		Year ended 31 December
	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Turnover	5	6,607	7,249	8,124
Cost of inventories sold		(447)	(438)	(698)
Staff costs	7	(489)	(464)	(510)
Depreciation and amortisation		(1,737)	(1,810)	(1,987)
Other operating expenses	8	(3,420)	(3,846)	(4,163)
		514	691	766
Loss on disposal of subsidiaries	9	—	(11)	—

Operating profit		514	680	766
Interest income	10	40	70	17
Interest and other finance costs	10	(305)	(429)	(223)
Share of results of jointly controlled entities	19	—	—	(11)
Profit before taxation		249	321	549
Taxation	11	(13)	(30)	(75)
Profit for the year		236	291	474

Attributable to:
Equity holders of the Company		290	267	430
Minority interest		(54)	24	44
		236	291	474

Basic and diluted earnings per share attributable to equity holders of the Company	12	Not applicable	Not applicable	Not applicable

APPENDIX I	ACCOUNTANT’S REPORT

(b)   Consolidated Balance Sheets

		As at 31 December
	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

ASSETS
Non-current assets
Property, plant and equipment	14	9,948	9,695	9,557
Goodwill	15	3,813	3,813	4,478
Other intangible assets	16	851	935	1,143
Other non-current assets	17	2,440	1,876	1,377
Deferred tax assets	18	368	368	368
Investments in jointly controlled entities	19	—	—	88

Total non-current assets		17,420	16,687	17,011

Current assets
Cash and cash equivalents	20	361	275	272
Trade receivables and other current assets	21	851	1,493	1,137
Receivables from related companies	34	1,472	—	—
Inventories	22	135	164	181

Total current assets		2,819	1,932	1,590

Total assets		20,239	18,619	18,601

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	23	—	—	—
Reserves	24	(3,026)	(2,728)	(2,394)
		(3,026)	(2,728)	(2,394)
Minority interest		(606)	(581)	(443)

Total equity		(3,632)	(3,309)	(2,837)

APPENDIX I	ACCOUNTANT’S REPORT

		As at 31 December
	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

LIABILITIES
Non-current liabilities
Borrowings	25	10,280	—	—
Deferred tax liabilities	18	—	23	88
Other non-current liabilities	26	588	561	641

Total non-current liabilities		10,868	584	729

Current liabilities
Trade and other payables	27	2,541	2,905	3,062
Payables to related companies	34	10,370	13,743	12,418
Borrowings	25	81	4,688	5,220
Current income tax liabilities		11	8	9

Total current liabilities		13,003	21,344	20,709

Total liabilities		23,871	21,928	21,438

Total equity and liabilities		20,239	18,619	18,601

Net current liabilities		(10,184)	(19,412)	(19,119)

Total assets less current liabilities		7,236	(2,725)	(2,108)

APPENDIX I	ACCOUNTANT’S REPORT

(c)          Balance Sheets

		As at 31 December
	Note	2007	2008
		HK$ millions	HK$ millions

ASSETS
Non-current assets
Investments in subsidiaries, at costs	32	3,871	3,871

Total non-current assets		3,871	3,871

Current assets
Receivables from related companies	34	—	8,672

Total current assets		—	8,672

Total assets		3,871	12,543

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital	23	—	—
Reserves	24	—	—

Total equity		—	—

LIABILITIES
Current liabilities
Payables to related companies	34	3,871	12,543

Total current liabilities		3,871	12,543

Total equity and liabilities		3,871	12,543

Net current liabilities		(3,871)	(3,871)

Total assets less current liabilities		—	—

APPENDIX I	ACCOUNTANT’S REPORT

(d)          Consolidated Cash Flow Statements

		Year ended 31 December
	Note(s)	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Cash flows from operating activities
Cash generated from operations	28(a)	1,711	2,693	2,715
Interest and other finance costs paid		(235)	(355)	(147)
Tax paid		(10)	(10)	(9)

Net cash generated from operating activities		1,466	2,328	2,559

Cash flows from investing activities
Purchase of property, plant and equipment		(786)	(981)	(1,108)
Additions to intangible assets and prepayments		(521)	(685)	(946)
Proceeds from disposal of property, plant and equipment		5	21	9
Proceeds/(payments) from disposal of subsidiaries, net of cash	9, 28(b)	3	(11)	—
(Increase)/decrease in receivables from related companies		(1,472)	1,472	—
Payment relating to additional interest in subsidiaries acquired		—	—	(570)
Payment relating to acquisition of jointly controlled entities		—	—	(99)
Release of restricted cash deposits		—	—	452
Release of held-to-maturity securities		—	—	551
Loan to the partner of a jointly controlled entity	21	—	—	(75)
Interest received		40	70	17

Net cash used in investing activities		(2,731)	(114)	(1,769)

Cash flows from financing activities
Proceeds from borrowings	28(c)	6,935	155	5,650
Repayment of loans	28(c)	(1,077)	(5,828)	(5,118)
(Decrease)/increase in payables to related companies		(4,824)	3,373	(1,325)

Net cash generated from/(used in) financing activities		1,034	(2,300)	(793)

Decrease in cash and cash equivalents		(231)	(86)	(3)
Exchange gains on cash and cash equivalents		4	—	—
Cash and cash equivalents at beginning of year		588	361	275

Cash and cash equivalents at end of year		361	275	272

APPENDIX I	ACCOUNTANT’S REPORT

(e)          Consolidated Statements of Recognised Income and Expense

	Year ended 31 December
	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Currency translation differences	4	—	—
Actuarial gains/(losses) of defined benefit plans	10	32	(97)

Net income recognised directly in equity	14	32	(97)
Profit for the year	236	291	474

Total recognised income for the year	250	323	377

Attributable to:
Equity holders of the Company	302	298	334
Minority interest	(52)	25	43

	250	323	377

APPENDIX I	ACCOUNTANT’S REPORT

II                NOTES TO THE FINANCIAL INFORMATION

1                 GENERAL INFORMATION AND GROUP REORGANISATION

Hutchison Telecommunications Hong Kong Holdings Limited (formerly known as “Growing Big International Limited”) (the “Company”) was incorporated in the Cayman Islands on 3 August 2007 as a company with limited liability. The address of its registered office is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands.

This Financial Information is presented in Hong Kong dollars, unless otherwise stated.

The Company and its subsidiaries (together the “Group”) are engaged in mobile telecommunications business in Hong Kong and Macau and fixed-line telecommunications business in Hong Kong.

On 8 December 2007, as part of the Reorganisation, HTI (BVI) Holdings Limited, the then holding company of the Group and a company under common control of Hutchison Telecommunications International Limited (“HTIL”), an intermediate holding company of the Company, transferred its entire interest in Hutchison Global Communications Investment Holdings Limited and Hutchison Telecommunications (HK) Holdings Limited to the Company at a consideration of approximately HK$3,871 million.

Upon completion of the Reorganisation and as at the date of this report, the Company has direct or indirect interests in the following principal subsidiaries:

			Particulars of
			issued share	Direct	Indirect
	Place of incorporation	Principal activities and	capital/paid-up	interest	interest
Name	and kind of legal entity	place of operation	capital	held	held	Note

Hutchison Global Communications Investment Holdings Limited	The British Virgin Islands (the “BVI”), limited liability company	Investment holding	320 ordinary shares of US$1 each	100%	—	(a)

Hutchison Telecommunications (HK) Holdings Limited	The BVI, limited liability company	Investment holding	1 ordinary share of US$1 each	100%	—	(a)

Hutchison Global Communications Limited	Hong Kong, limited liability company	Telecommunications business in Hong Kong	2 ordinary shares of HK$10 each	—	100%	(b)

Hutchison GlobalCentre Limited	Hong Kong, limited liability company	Data centre services in Hong Kong	2 ordinary shares of HK$1 each	—	100%	(b)

Hutchison Global Communications (Malaysia) Sdn. Bhd.	Malaysia, limited liability company	Support services in Malaysia	2 ordinary shares of RM1 each	—	100%	(b)

Hutchison Global Communications Pte Limited	Singapore, limited liability company	Telecommunications business and support services in Singapore	2 ordinary shares of SG$1 each	—	100%	(b)

Hutchison Global Communications (Taiwan) Limited	Taiwan, limited liability company	Telecommunications business and support services in Taiwan	100,000 ordinary shares of NTD10 each	—	100%	(a)

APPENDIX I	ACCOUNTANT’S REPORT

			Particulars of
			issued share	Direct	Indirect
	Place of incorporation	Principal activities and	capital/paid-up	interest	interest
Name	and kind of legal entity	place of operation	capital	held	held	Note

Hutchison Global Communications (US) Limited	The United States of America, limited liability company	Support services in the United States of America	3,000 ordinary shares of US$0.01 each	—	100%	(a)

Hutchison MultiMedia Services Limited	Hong Kong, limited liability company	Internet services in Hong Kong	2 ordinary shares of HK$10 each	—	100%	(b)

Hutchison Telecommunications (Hong Kong) Limited	Hong Kong, limited liability company	Management and treasury services	2 ordinary shares of HK$10 each	—	100%	(b)

Hutchison Telecommunications Information Technology (Shenzhen) Limited	The People’s Republic of China (the “PRC”), limited liability company	Information technology services in the PRC	HK$10,000,000	—	100%	(b)

Hutchison Telecommunication Services Limited	Hong Kong, limited liability company	Telecommunications retail operations in Hong Kong	2 ordinary shares of HK$10 each	—	100%	(b)

Hutchison Telephone Company Limited	Hong Kong, limited liability company	Mobile telephone business in Hong Kong	125,812 ordinary shares of HK$10 each	—	75.9%	(b)

Hutchison Telephone (Macau) Company Limited	Macau, limited liability company	Mobile telephone business in Macau	MOP10,000,000	—	75.9%	(b)

PowerCom Network Hong Kong Limited	The BVI, limited liability company	Internet services in Hong Kong	200 ordinary shares of US$1 each	—	100%	(b)

Notes:

(a)    No audited financial statements were prepared for these companies as they are either newly incorporated or not required to issue audited financial statements under the local statutory requirements.

(b)    Audited by PricewaterhouseCoopers, Certified Public Accountants, during the Relevant Periods.

2                 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of the Financial Information are set out below. These policies have been consistently applied during the Relevant Periods.

(a)          Basis of preparation

The Financial Information has been prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS 1 “First-time Adoption of International Financial Reporting Standards” has been applied in preparing the Financial Information. The policies set out below have been consistently applied to all the years presented.

The Reorganisation is regarded as common control combination and is accounted for using the principles of merger accounting.

APPENDIX I	ACCOUNTANT’S REPORT

The Financial Information includes the financial position, results and cash flows of the companies comprising the Group as if the current group structure had been in existence since 1 January 2006, or since their respective dates of incorporation/establishment except for those companies acquired from (or disposed to) a third party during the Relevant Periods, they would be included in (excluded from) the Financial Information of the Group from the date of that acquisition (disposal).

The Financial Information has been prepared in accordance with IFRS under the historical cost convention. The preparation of the Financial Information in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the Financial Information, are disclosed in Note 4.

IFRS 8, “Operating segments”, was early adopted in the preparation of the Financial Information. IFRS 8 replaces IAS 14, “Segment reporting”, and aligns segment reporting with the requirements of the US standard SFAS 131, “Disclosures about segments of an enterprise and related information”. The new standard requires a “management approach”, under which segment information is presented on the same basis as that used for internal reporting purposes. Segments are reported in a manner that is more consistent with the internal reporting provided to the chief operating decision-maker.

As at 31 December 2006, 2007 and 2008, the Group’s current liabilities exceeded its current assets by approximately HK$10,184 million, HK$19,412 million and HK$19,119 million, respectively and there was a net deficit attributable to equity holders of the Company of approximately HK$3,026 million, HK$2,728 million and HK$2,394 million. The Group’s future funding requirements will be met through the HK$9,000 million bank revolving credit and term loan facility which will expire in May 2009, and a revolving credit and term loan facility of US$710 million (approximately HK$5,500 million) from an indirect subsidiary of Hutchison Whampoa Limited (“HWL”) which will be available up to 30 June 2010. In addition, a payable to the immediate holding company, amounting to approximately HK$12,418 million will be waived and credited to equity subject to the granting of approval for the Company’s listing by the Stock Exchange and prior to the payment of an interim dividend by HTIL to be satisfied by way of a distribution in specie of the entire share capital of the Company. Based on the Group’s history of its ability to obtain external financing, its operating performance and its working capital forecast in the next twelve months, the directors consider that there are sufficient financial resources available to the Group to meet its liabilities as and when they fall due. Accordingly, the directors have prepared the Financial Information on a going concern basis.

(b)          Changes in accounting policies

At the date of authorisation of the Financial Information, the following new/revised standards, amendments to standards and interpretations to existing standards have been issued but are not effective for the year ended 31 December 2008:

IAS 1 (Revised)	Presentation of Financial Statements
IAS 1 (Amendment)	Presentation of Financial Statements — Puttable Financial Instruments and Obligations Arising on Liquidation
IAS 1 (Amendment)	Presentation of Financial Statements
IAS 16 (Amendment)	Property, Plant and Equipment
IAS 19 (Amendment)	Employee Benefits
IAS 20 (Amendment)	Accounting for Government Grants and Disclosure of Government Assistance
IAS 23 (Amendment)	Borrowing Costs
IAS 27 (Revised)	Consolidated and Separate Financial Statements
IAS 27 (Amendment)	Consolidated and Separate Financial Statements
IAS 28 (Amendment)	Investments in Associates
IAS 29 (Amendment)	Financial Reporting in Hyperinflationary Economies

APPENDIX I	ACCOUNTANT’S REPORT

IAS 31 (Amendment)	Interests in Joint Ventures
IAS 32 (Amendment)	Financial Instruments: Presentation
IAS 36 (Amendment)	Impairment of Assets
IAS 38 (Amendment)	Intangible Assets
IAS 39 (Amendment)	Financial Instruments: Recognition and Measurement
IAS 40 (Amendment)	Investment Property
IAS 41 (Amendment)	Agriculture
IFRS 1 (Amendment)	First-time Adoption of International Financial Reporting Standards
IFRS 2 (Amendment)	Share-based Payment
IFRS 3 (Revised)	Business Combinations
IFRS 5 (Amendment)	Non-current Assets Held for Sale and Discontinued Operations
IFRIC 13	Customer Loyalty Programmes
IFRIC 15	Agreements for Construction of Real Estates
IFRIC 16	Hedges of a Net Investment in a Foreign Operation

The Group did not early adopt any of these new/revised standards, amendments to standards and interpretations to existing standards. The impact of adoption of these new/revised standards, amendments to standards and interpretations to existing standards in future periods is not currently known or reasonably estimable.

(c)          Merger accounting for common control combination

The Financial Information incorporates the financial information of the combining entities in which the common control combination occurs as if they had been combined from the date when the combining entities first came under the control of the controlling party.

The net assets of the combining entities are combined using the existing book values from the controlling parties’ perspective. No amount is recognised in consideration for goodwill or excess of acquirers’ interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of common control combination, on the basis of the continuation of the controlling party’s interest.

The consolidated income statement includes the results of each of the combining entities from the earliest date presented or since the date when the combining entities first came under the common control, where there is a shorter period, regardless of the date of the common control combination.

A uniform set of accounting policies is adopted by those entities. All intra-group transactions, balances and unrealised gains on transactions between combining entities are eliminated on consolidation.

(d)          Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group except for the Reorganisation which has been accounted for under merger accounting. The cost of an acquisition is measured at the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values

APPENDIX I	ACCOUNTANT’S REPORT

at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the consolidated income statement.

Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

In the Company’s balance sheet the investments in subsidiaries are stated at cost less provision for impairment losses. The results of subsidiaries are accounted for by the Company on the basis of dividend received and receivable.

(e)          Minority interest

Minority interest at the balance sheet date, being the portion of the net assets of subsidiaries attributable to equity interests that are not owned by the Company, whether directly or indirectly through subsidiaries, is presented in the consolidated balance sheet separately from equity attributable to the equity shareholders of the Company. Minority interest in the results of the Group is presented on the face of the consolidated income statement as an allocation of the total profit or loss for the year between minority interest and the equity holders of the Company.

(f)            Jointly controlled entities

A jointly controlled entity is a contractual agreement whereby the venturers undertake an economic activity which is subject to joint control and over which none of the participating parties has unilateral control.

A jointly controlled entity involves the establishment of a separate entity, the results and assets and liabilities of jointly control entities are incorporated in the consolidated accounts using the equity method of accounting.

(g)         Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the board of directors that makes strategic decisions.

(h)         Foreign currency translation

(i)             Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The Financial Information are presented in Hong Kong dollars, which is the Company’s functional and presentation currency.

(ii)          Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at balance sheet date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the consolidated income statement.

APPENDIX I	ACCOUNTANT’S REPORT

(iii)       Group companies

The results and financial position of all the group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•                  assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

•                  income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•                  all resulting exchange differences are recognised as a separate component of equity (cumulative translation adjustments).

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, such exchange differences are recognised in the consolidated income statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(i)            Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Property, plant and equipment are depreciated on a straight-line basis, at rates sufficient to write off their costs over their estimated useful lives.

Buildings	50 years
Telecommunications infrastructure and network equipment	2-35 years
Motor vehicles	4 years
Office furniture and equipment and computer equipment	5-7 years
Leasehold improvements	Over the unexpired period of the lease or at annual rate of 15%, whichever is the shorter

Subsequent costs on property, plant and equipment are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the consolidated income statement during the period in which they are incurred.

Construction in progress is stated at cost, which includes borrowing costs incurred to finance the construction, and is proportionally attributed to the qualifying assets.

The assets’ residual values and useful lives are reviewed, and adjusted if applicable, at each balance sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised within “Other operating expenses” in the consolidated income statement.

APPENDIX I	ACCOUNTANT’S REPORT

(j)           Leased assets

Assets acquired pursuant to finance leases and hire purchase contracts that transfer to the Group substantially all the rewards and risks of ownership are accounted for as if purchased.

Finance leases are capitalised at the inception of the leases at the lower of the fair value of the leased assets or the present value of the minimum lease payments. Lease payments are treated as consisting of capital and interest elements. The capital element of the leasing commitment is included as a liability and the interest element is charged to the consolidated income statement. All other leases are accounted for as operating leases and the rental payments are charged to the consolidated income statement on a straight-line basis.

(k)       Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net assets of the acquired subsidiary at the date of acquisition.

Goodwill on acquisition is reported in the consolidated balance sheet as a separate asset. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units (“CGUs”) for the purpose of impairment testing. The Group allocates goodwill to each of its business segments.

The increase in the Group’s proportionate share of the underlying equity of a subsidiary is accounted for using the carrying value of the subsidiary’s assets and liabilities. The difference between the amount paid for the additional equity interest of a subsidiary and the increase in the share of the carrying values of the subsidiary’s assets and liabilities is recognised as goodwill.

(l)           Other intangible assets

(i)             Telecommunications licences

The Group owns the rights to use and operate specified spectrums over a certain period of time through annual minimum fees plus a variable portion depending on the future revenues from the services. Licence fees payments, the discounted value of the fixed annual fees to be paid over the licence period, and certain other direct costs incurred prior to the date the asset is ready for its intended use are capitalised. Capitalised licence fees are amortised from the date the asset is ready for its intended use until the expiration of the licence.

Interest is accreted on the fixed annual fees and charged to interest expense. Variable licence fees are recognised as period costs.

(ii)          Customer acquisition and retention costs

Costs to acquire or retain telecommunications customers pursuant to a contract with early termination penalties are capitalised if (i) such costs are identifiable and controlled; (ii) it is probable that future economic benefits will flow from the customers to the Group; and (iii) such costs can be measured reliably. Capitalised customer acquisition and retention costs are amortised over the minimum enforceable contractual period. In the event that a customer churns off the network within the minimum enforceable contractual period, any unamortised customer acquisition or retention costs are written off in the period in which the customer churns.

(iii)       Patent

Acquired patent is stated at cost less accumulated amortisation and impairment losses. Patent with finite useful lives are amortised from the date it is available for use and over its estimated useful lives of 10 years.

APPENDIX I	ACCOUNTANT’S REPORT

(m)     Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortisation, and are tested at least annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (i.e. CGUs). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

(n)        Financial assets

The Group has its financial assets classified in the following categories: held-to-maturity investments and loans and receivables. The classification depends on the purpose for which the investments are acquired. Management determines the classification of its investments at initial recognition.

(i)             Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments that the Group has the positive intention and ability to hold to maturity. They are included in non-current assets, except for those with maturities within 12 months after the balance sheet date which are classified as current assets.

(ii)          Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and with no intention of trading. They are included in current assets, except for maturities greater than 12 months after the balance sheet date which are classified as non-current assets.

Purchases and sales of investments are recognised on trade-date - the date on which the Group commits to purchase or sell the asset. Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Investments are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Held-to-maturity investments and loans and receivables are carried at amortised cost using the effective interest method.

(iii)       Impairment of financial assets

The Group assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets is impaired. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted. For financial assets carried at amortised cost, the amount of the impairment is the difference between the assets’ carrying amount and the present value of estimate future cash flows, discounted at the original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables where the carrying amount is reduced through the use of a provision account. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivable. The amount of provision is determined based on historical data of payment statistics for aged receivable balances. When a trade receivable is uncollectible, it is written off against the provision account for trade receivables. Subsequent recoveries of amounts previously written off are credited against the consolidated income statement. Changes in the carrying amount of the provision account are recognised in the consolidated income statement.

APPENDIX I	ACCOUNTANT’S REPORT

(o)         Cash and cash equivalents

Cash and cash equivalents represent cash on hand and in banks and all demand deposits placed with banks with original maturities of three months or less from the date of placement or acquisition.

(p)         Inventories

Inventories consist of handsets and phone accessories and are valued using the first-in, first-out method. Inventories are stated at the lower of cost and net realisable value. Net realisable value is determined on the basis of anticipated sales proceeds less estimated selling expenses.

(q)         Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method less provision for impairment (Note 2(n)(iii)).

(r)         Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

(s)         Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method except for borrowing costs capitalised for qualifying assets (Note 2(i)).

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

(t)           Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as interest expense.

(u)        Taxation and deferred taxation

Taxation is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxation is recognised, using the liability method, for temporary differences arising between the tax bases of assets and liabilities and their carrying values in the Financial Information. Deferred tax liabilities are provided in full on all taxable temporary differences while deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences (including tax losses) can be utilised.

APPENDIX I	ACCOUNTANT’S REPORT

Deferred taxation is provided on temporary differences arising on investments in subsidiaries and jointly controlled entities, except when the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

(v)          Share capital

Ordinary shares are classified as equity.

(w)       Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group. It can also be a present obligation arising from past events that is not recognised because it is not probable that an outflow of economic resources will be required or the amount of the obligation cannot be measured reliably.

A contingent liability is not recognised but is disclosed in the notes to the Financial Information unless the probability of outflow of resources embodying economic benefits is remote. When a change in the probability of an outflow occurs so that the outflow is probable, it will then be recognised as a provision.

(x)         Employee benefits

(i)             Pension plans

Pension plans are classified into defined benefit and defined contribution plans.

The liability recognised in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or loss and past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognised in full in the year in which they occur in the statement of recognised income and expense.

Past-service costs are recognised immediately in the consolidated income statement, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortised on a straight-line basis over the vesting period.

The Group’s contributions to the defined contribution plans are charged to the consolidated income statement in the year incurred and are reduced by contributions forfeited by those employees who leave the scheme prior to vesting fully in the contributions. The Group has no further payment obligations once the contributions have been paid.

(ii)          Termination benefits

Termination benefits are recognised when, and only when, the Group demonstrably committed itself to terminate employment or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal.

APPENDIX I	ACCOUNTANT’S REPORT

(y)         Revenue recognition

The Group recognises revenue on the following bases:

(i)           Sales of services are recognised in the accounting period in which the services are rendered.

(ii)        Sales of hardware are recognised upon delivery to customers.

(iii)     Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

3                 FINANCIAL RISK MANAGEMENT

(a)         Financial risk factors

The Group is exposed to market risk (from changes in interest rates and currency exchange rates), credit risk and liquidity risk. Interest rate risk exists with respect to the Group’s financial assets and liabilities bearing interest at floating rates. Interest rate risk also exists with respect to the fair value of fixed rate financial assets and liabilities. Exchange rate risk exists with respect to the Group’s financial assets and liabilities denominated in a currency that is not the entity’s functional currency. No instruments are held by the Group for speculative purposes.

(i)             Foreign currency exposure

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with the borrowings, trade payables and surplus funds placed with banks as deposits denominated in US dollars. During the Relevant Periods, the Group placed surplus funds as US dollars denominated deposits with several banks to take advantage of investment opportunities as they arise. Foreign exchange risk arises when future commercial transactions or recognised assets or liabilities are denominated in a currency that is not the entity’s functional currency.

The table below summarises the foreign exchange exposure on the net monetary position of each group entity against its respective functional currency, expressed in the Group’s presentation currency of Hong Kong dollars.

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

US dollars (“US$”)	(4,252)	181	145
Euro (“EURO”)	—	3	35
Total net exposure: net (liabilities)/assets	(4,252)	184	180

As at the balance sheet dates, a 10% strengthening of the functional currency of each sub-group against Hong Kong dollars would have increased/(decreased) pre-tax profit for the year by the amounts as shown below. This analysis assumes that all other variables remain constant.

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

US$	(425)	18	15
EURO	—	—	3
	(425)	18	18

APPENDIX I	ACCOUNTANT’S REPORT

A 10% weakening of the functional currency of each sub-group against Hong Kong dollars would have had the equal but opposite effect on these currencies to the amounts shown above, on basis that all other variables remain constant. There is no foreign currency transaction risk that would affect equity directly. The 10% movement represents management’s assessment of a reasonably possible change in foreign exchange rates over the period until the next annual balance sheet date.

(ii)          Interest rate exposure

The Group’s main interest risk exposures relate to its borrowings and investments of surplus funds placed with banks as deposits. The Group manages its interest rate exposure of borrowings with a focus on reducing the overall cost of debt.

As at 31 December, the carrying amount of the Group’s financial assets and liabilities where their cash flows are subject to interest rate exposure are as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Borrowings at floating rates (Note 25)	(9,798)	(4,133)	(5,220)
Cash at banks and short-term bank deposits (Note 20)	361	275	272
Deposits classified as non-current assets	451	452	––
Loan to the partner of a jointly controlled entity (Note 21)	––	––	75
Receivables from related companies (Note 34)	1,472	––	––
	(7,514)	(3,406)	(4,873)

The interest rate profile of the Group’s borrowings is disclosed in Note 25. The cash deposits placed with banks generate interest at the prevailing market interest rates.

As at the balance sheet dates, if interest rates had been 100 basis points higher, with all other variables held constant, pre-tax profit for 2006, 2007 and 2008 would have decreased by approximately HK$75 million, HK$34 million and HK$49 million, respectively, mainly as a result of higher interest expenses on floating rate borrowings and interest income from cash and bank deposits; there would have no direct impact on equity as the Group did not have financial instruments qualified for hedge accounting whereby all movement of interest expense and income as a result of interest rates changes would be charged to the consolidated income statement.

The sensitivity analysis above has been determined assuming that the change in interest rates had occurred at the balance sheet date and had been applied to the exposure to interest rate risk for both derivative and non-derivative financial instruments in existence at that date. The 100 basis point movement represents management’s assessment of a reasonably possible change in interest rates over the period until the next annual balance sheet date.

(iii)       Credit risk

Credit risk is managed on a group basis. The Group’s credit risk arises from counter party and investment risks in respect of our surplus funds as well as credit exposures to trade and other receivables. Management has policies in place and exposures to these credit risks are monitored on an ongoing basis.

For counter party and investment risks in respect of our surplus fund, the Group manages these risks by placing deposits with credit worthy financial institutions attaining a minimum credit rating of AA-/Aa3 as rated by Standard & Poor’s or Moody’s. Any deviation from this policy is to be approved by senior management.

APPENDIX I	ACCOUNTANT’S REPORT

The credit period granted by the Group to customers generally ranges from 14 to 45 days, or a longer period for corporate or carrier customers based on the individual commercial terms. The utilisation of credit limits is regularly monitored. Debtors who have overdue accounts are requested to settle all outstanding balances before any further credit is granted. Sales of telecommunications services and products to customers are primarily made in cash or via major credit cards. There is no concentration of credit risk with respect to trade receivables as the Group has a large number of customers. The Group does not have a significant exposure to any individual debtor.

The Group considers its maximum exposure to credit risk at the reporting dates is the carrying value of each class of financial assets as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Cash at banks and short-term bank deposits (Note 20)	361	275	272
Trade and other receivables (Note 21)	699	796	908
Loan to the partner of a jointly controlled entity (Note 21)	—	—	75
Deposits classified as non-current assets	451	452	—
Receivables from related companies (Note 34)	1,472	—	—
Held-to-maturity debt securities (Notes 17 and 21)	551	551	—
	3,534	2,074	1,255

(iv)      Liquidity risk

Prudent liquidity risk management, including maintaining sufficient cash, the availability of funding from an adequate amount of committed credit facilities and the ability to close out market positions, is adopted. Due to the dynamic nature of the underlying businesses, the Group maintains flexibility in funding by maintaining availability under committed credit lines and sufficient cash for operating and investing activities.

APPENDIX I	ACCOUNTANT’S REPORT

The following table details the contractual maturities at the balance sheet date of the Group’s financial liabilities, which are based on contractual undiscounted cash flows and the earliest date the Group can be required to pay.

						After	After
						1 year	2 years
			Non-	Contractual		but	but
	Carrying	Contractual	contractual	undiscounted	Within	within	within	After
	amount	liabilities	liabilities	cash flow	1 year	2 years	5 years	5 years
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$
	millions	millions	millions	millions	millions	millions	millions	millions

As at 31 December 2006
Borrowings (Note 25)	10,361	10,361	—	10,361	81	9,720	6	554
Trade payables (Note 27)	302	302	—	302	302	—	—	—
Other payables and accruals (Note 27)	2,185	385	1,800	385	385	—	—	—
Payables to related companies (Note 34)	10,370	10,370	—	10,370	10,370	—	—	—
Licence fees liabilities (Notes 26 and 27)	545	545	—	1,057	60	71	271	655
	23,763	21,963	1,800	22,475	11,198	9,791	277	1,209

As at 31 December 2007
Borrowings (Note 25)	4,688	4,688	—	4,688	4,688	—	—	—
Trade payables (Note 27)	328	328	—	328	328	—	—	—
Other payables and accruals (Note 27)	2,514	553	1,961	553	553	—	—	—
Payables to related companies (Note 34)	13,743	13,743	—	13,743	13,743	—	—	—
Licence fees liabilities (Notes 26 and 27)	550	550	—	997	71	80	302	544
	21,823	19,862	1,961	20,309	19,383	80	302	544

As at 31 December 2008
Borrowings (Note 25)	5,220	5,220	—	5,220	5,220	—	—	—
Trade payables (Note 27)	385	385	—	385	385	—	—	—
Other payables and accruals (Note 27)	2,605	464	2,141	464	464	—	—	—
Payables to related companies (Note 34)	12,418	12,418	—	12,418	12,418	—	—	—
Licence fees liabilities (Notes 26 and 27)	546	546	—	927	81	91	332	423
	21,174	19,033	2,141	19,414	18,568	91	332	423

APPENDIX I	ACCOUNTANT’S REPORT

(b)   Capital risk management

The Group’s primary objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.

The capital structure of the Group consists of debt, which includes borrowings (including current and non-current borrowings as shown in the consolidated balance sheet), cash and cash equivalents and equity attributable to shareholders, comprising issued share capital and reserves as disclosed in Notes 23 and 24 to the Financial Information.

The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio at an appropriate level.

(c)   Fair value estimation

The carrying amounts of cash and cash equivalents, and trade and other receivables and payables are assumed to approximate to their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

4      CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

(a)   Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(i)    Estimated useful life for telecommunications infrastructure and network equipment

The Group has substantial investments in mobile and fixed-line telecommunications infrastructure and network equipment. As at 31 December 2006, 2007 and 2008, the carrying amount of the mobile and fixed-line telecommunications infrastructure and network equipment are approximately HK$9,242 million, HK$8,926 million and HK$8,837 million, respectively. Changes in technology or changes in the intended use of these assets may cause the estimated period of use or value of these assets to change.

(ii)   Income taxes

The Group is subject to income taxes in jurisdictions in which the Group operates. Significant judgement is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

APPENDIX I	ACCOUNTANT’S REPORT

(iii)  Asset impairment

Management judgement is required in the area of asset impairment, including goodwill, particularly in assessing whether: (i) an event has occurred that may affect asset values; (ii) the carrying value of an asset can be supported by the net present value of future cash flows from the asset using estimated cash flow projections; and (iii) the cash flow is discounted using an appropriate rate. Changing the assumptions selected by management to determine the level, if any, of impairment, including the discount rates or the growth rate assumptions in the cash flow projections, could significantly affect the Group’s reported financial condition and results of operations. In performing the impairment assessment, the Group has also considered the impact of the current economic environment on the operation of the Group. The results of the impairment tests undertaken as at 31 December 2006, 2007 and 2008, respectively, indicated that no impairment charge was necessary.

(b)   Critical judgements in applying the Group’s accounting policies

Deferred income tax

Management has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the recognition criteria for deferred tax assets recorded in relation to cumulative tax loss carryforwards. The assumptions regarding future profitability of various subsidiaries require significant judgement, and significant changes in these assumptions from period to period may have a material impact on the Group’s reported financial condition and results of operations. As at 31 December 2006, 2007 and 2008, the Group has recognised deferred tax assets of approximately HK$368 million, HK$368 million and HK$368 million, respectively.

5      TURNOVER

Turnover comprises revenues from the provision of mobile telecommunications services; handset and accessory sales; fixed-line telecommunications services, and other non-telecommunications businesses. An analysis of turnover is as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Mobile telecommunications services	3,770	4,346	4,680
Fixed-line telecommunications services	2,233	2,464	2,729
Telecommunications products	376	439	715
Other non-telecommunications businesses	228	—	—
	6,607	7,249	8,124

APPENDIX I	ACCOUNTANT’S REPORT

6      Segment information

The Group is organised into two business segments: mobile business and fixed-line business. “Others” segment for the year ended 31 December 2006 comprised corporate support functions and a subsidiary engaged in non-telecommunications businesses disposed of. “Others” segment for the years ended 31 December 2007 and 2008 represented corporate support functions. No geographical segment analysis is presented as the majority of the assets and operations of the Group are located in Hong Kong. Management of the Group measures the performance of its segments based on operating profit. The segment information on turnover and operating profit, total assets and total liabilities agreed to the aggregate information in the Financial Information. As such, no reconciliation between the segment information and the aggregate information in the Financial Information is presented.

	As at and for the year ended 31 December 2006
	Mobile	Fixed-line	Others	Elimination	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

Turnover	4,146	2,430	228	(197)	6,607
Operating costs	(2,728)	(1,508)	(317)	197	(4,356)
Depreciation and amortisation	(1,110)	(624)	(3)	—	(1,737)

Operating profit/(loss)	308	298	(92)	—	514

Total assets	8,067	15,356	3,871	(7,055)	20,239

Total liabilities	(13,089)	(10,095)	(3,871)	3,184	(23,871)

Capital expenditures incurred during the year (including property, plant and equipment)	285	501	—	—	786

	As at and for the year ended 31 December 2007
	Mobile	Fixed-line	Others	Elimination	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

Turnover	4,785	2,717	—	(253)	7,249
Operating costs	(3,147)	(1,749)	(105)	253	(4,748)
Depreciation and amortisation	(1,137)	(673)	—	—	(1,810)
	501	295	(105)	—	691
Loss on disposal of subsidiaries (Note 9)	—	—	(11)	—	(11)

Operating profit/(loss)	501	295	(116)	—	680

Total assets	7,969	14,031	3,871	(7,252)	18,619

Total liabilities	(12,899)	(8,539)	(3,871)	3,381	(21,928)

Capital expenditures incurred during the year (including property, plant and equipment)	481	500	—	—	981

APPENDIX I	ACCOUNTANT’S REPORT

	As at and for the year ended 31 December 2008
	Mobile	Fixed-line	Others	Elimination	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

Turnover	5,395	3,035	—	(306)	8,124
Operating costs	(3,586)	(1,992)	(99)	306	(5,371)
Depreciation and amortisation	(1,317)	(670)	—	—	(1,987)

Operating profit/(loss)	492	373	(99)	—	766

Total assets	7,956	10,848	12,543	(12,746)	18,601

Total liabilities	(12,720)	(5,050)	(12,543)	8,875	(21,438)

Capital expenditures incurred during the year (including property, plant and equipment)	585	523	—	—	1,108

The Group is domiciled in Hong Kong. The result of its revenue from external customers in Hong Kong for the years ended 31 December 2006, 2007 and 2008 amounted to approximately HK$6,277 million, HK$6,856 million and HK$7,672 million, respectively, and the total of revenue from external customers in Macau for the years ended 31 December 2006, 2007 and 2008 amounted to approximately HK$330 million, HK$393 million and HK$452 million, respectively.

The total of non-current assets other than financial instruments, deferred tax assets and employment benefit assets located in Hong Kong as at 31 December 2006, 2007 and 2008 amounted to approximately HK$16,400 million, HK$16,080 million and HK$16,397 million, respectively, and the total of these non-current assets located in Macau as at 31 December 2006, 2007 and 2008 amounted to approximately HK$101 million, HK$224 million and HK$246 million, respectively.

7      STAFF COSTS

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Wages and salaries	485	440	481
Termination benefits	(15)	2	6
Pension costs
- defined benefit plans (Note 31)	8	13	12
- defined contribution plans	11	9	11
	489	464	510

(a)   Directors’ emoluments

Susan Chow Woo Mo Fong was appointed as director of the Company on 26 November 2007.

Chan Ting Yu, Robin Sng Cheng Khoog, Edmond Ho Wai Leung and Richard Chan Wai Chi were appointed and resigned as directors of the Company on 26 November 2007 and 4 March 2009, respectively.

Canning Fok Kin-ning, Dennis Lui Pok Man, Frank John Sixt, Dominic Lai Kai Ming and Peter Wong King Fai were appointed as directors of the Company on 4 March 2009.

APPENDIX I	ACCOUNTANT’S REPORT

Henry Cheong Ying Chew, David Lan Hong Tsung and Rosanna Wong Yick Ming were appointed as independent non-executive directors of the Company on 3 April 2009.

None of the directors received or will receive any fees or emoluments in respect of their services to the Company during the Relevant Periods.

No emoluments were paid to any Directors as an inducement to join or upon joining the Group or as compensation for loss of office during the Relevant Periods.

(b)   Five highest paid individuals

The five individuals whose emoluments were the highest are as follows:

	2006	2007	2008
	Number of	Number of	Number of
	individual	individual	individual

Directors of the Company	—	—	—
Senior management	5	5	5

The aggregate remuneration paid to these highest paid individuals, who are non-directors of the Company, is as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Basic salaries, allowances and benefits-in-kind	11	11	11
Bonuses	9	12	12
Pension costs	1	1	1
	21	24	24

The emoluments of the above mentioned individuals, who are non-directors of the Company, with the highest emoluments fall within the following bands:

	2006	2007	2008
	Number of	Number of	Number of
	individual	individual	individual

HK$2,500,001 — HK$3,000,000	2	—	—
HK$3,000,001 — HK$3,500,000	2	3	3
HK$3,500,001 — HK$4,000,000	—	1	—
HK$4,000,001 — HK$4,500,000	—	—	1
HK$8,500,001 — HK$9,000,000	1	—	—
HK$10,000,001 — HK$10,500,000	—	1	1

No emoluments were paid to any of the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office during the Relevant Periods.

APPENDIX I	ACCOUNTANT’S REPORT

8      OTHER OPERATING EXPENSES

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Cost of services provided	2,250	2,596	2,850
General administrative and distribution costs	368	362	329
Operating leases in respect of
- buildings	391	394	414
- hire of plant and machinery	291	360	451
Loss on disposal of property, plant and equipment	2	3	6
Write-off of customer acquisition and retention costs	26	44	11
Auditor’s remuneration	16	21	14
Provision for doubtful debts	76	66	88
Total	3,420	3,846	4,163

9      LOSS ON DISPOSAL OF SUBSIDIARIES

In July 2006, Hutchison Global Communications Holdings Limited (“HGCHL”), a subsidiary, entered into, and completed, a sale and purchase agreement with a wholly owned subsidiary of HWL to dispose of Vanda IT Solutions & Systems Management Limited (“Vanda”), a wholly owned subsidiary of the Company, for a consideration of approximately HK$132 million, there was no gain or loss arising from the disposal.

During the year ended 31 December 2007, adjustment to the consideration, with reference to the audited net asset value as at 30 June 2006 of Vanda according to the sale and purchase agreement, has been agreed between HGCL and HWL. Accordingly, an additional loss of approximately HK$11 million was recorded in the consolidated income statement for the year ended 31 December 2007.

APPENDIX I	ACCOUNTANT’S REPORT

10   INTEREST AND OTHER FINANCE COSTS, NET

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Interest income	40	70	17

Interest and other finance costs:
Bank loans repayable within 5 years	(213)	(342)	(135)
Other loans repayable within 5 years	(10)	—	—
Other loans not wholly repayable within 5 years	(1)	(1)	—
Notional non-cash interest accretion (Note)	(70)	(74)	(76)
Guarantee and other finance fees	(14)	(13)	(12)
	(308)	(430)	(223)
Less: Interest capitalised	3	1	—
	(305)	(429)	(223)
Interest and other finance costs, net	(265)	(359)	(206)

Capitalisation rate applied to funds borrowed for the funding of assets	4.84% to 4.88%	4.71% to 5.95%	—

Note:      Notional non-cash interest accretion represents the notional adjustments to accrete the carrying amount of certain obligations recognised in the consolidated balance sheets such as licence fees liabilities and asset retirement obligations to the present value of the estimated future cash flows expected to be required for their settlement in the future.

11   TAXATION

	Year ended 31 December 2006			Year ended 31 December 2007			Year ended 31 December 2008
	Current	Deferred		Current	Deferred		Current	Deferred
	taxation	taxation	Total	taxation	taxation	Total	taxation	taxation	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$
	millions	millions	millions	millions	millions	millions	millions	millions	millions

Hong Kong	—	—	—	(1)	23	22	—	65	65
Outside Hong Kong	13	—	13	8	—	8	10	—	10
	13	—	13	7	23	30	10	65	75

APPENDIX I	ACCOUNTANT’S REPORT

Hong Kong profits tax has been provided for at the rate of 17.5%,17.5% and 16.5% for the years ended 31 December 2006, 2007 and 2008, respectively, on the estimated assessable profits less available tax losses. In 2008, the Government of the Hong Kong Special Administrative Region enacted a change in the profits tax rate from 17.5% to 16.5% for the fiscal year 2008/2009. Taxation outside Hong Kong has been provided for at the applicable current rates of taxation ruling in the relevant countries on the estimated assessable profits less available tax losses. The differences between the Group’s expected tax charge at respective applicable tax rates and the Group’s tax charge for the years are as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Profit before taxation	249	321	549

Tax calculated at the domestic rates	57	55	98
Income not subject to taxation	(17)	(14)	(14)
Expenses not deductible for taxation purposes	3	3	1
Temporary differences not recognised	(1)	(34)	(30)
Utilisation of previously unrecognised temporary difference	(2)	—	—
Utilisation of previously unrecognised tax losses	(103)	(64)	(51)
(Over)/under provision in prior years	(30)	(16)	2
Tax losses not recognised	106	100	49
Effect of change in tax rate	—	—	19
Others	—	—	1
Total taxation charge	13	30	75

12   EARNINGS PER SHARE

No earnings per share information is presented as its inclusion, for the purpose of this report, is not considered to be meaningful.

13   DIVIDEND

No dividend has been paid or declared by the Company since its incorporation.

APPENDIX I	ACCOUNTANT’S REPORT

14                  PROPERTY, PLANT AND EQUIPMENT

The movements of property, plant and equipment for the years ended 31 December 2006, 2007 and 2008 are as follows:

		Telecommunications
		infrastructure
		and network	Construction
	Buildings	equipment	in progress	Others	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

Cost
As at 1 January 2006	99	15,977	278	2,510	18,864
Additions	—	674	54	58	786
Disposals	—	(23)	(1)	(45)	(69)
Relating to subsidiaries disposed of (Note 28(b))	(21)	—	—	(61)	(82)
Transfer between categories	—	122	(140)	18	—
Exchange translation differences	—	—	—	1	1
As at 31 December 2006	78	16,750	191	2,481	19,500

Accumulated depreciation and impairment losses
As at 1 January 2006	22	6,558	—	1,898	8,478
Charge for the year	2	969	—	222	1,193
Disposals	—	(19)	—	(43)	(62)
Relating to subsidiaries disposed of (Note 28(b))	(6)	—	—	(52)	(58)
Exchange translation differences	—	—	—	1	1
As at 31 December 2006	18	7,508	—	2,026	9,552

Net book value
As at 31 December 2006	60	9,242	191	455	9,948

APPENDIX I	ACCOUNTANT’S REPORT

		Telecommunications
		infrastructure
		and network	Construction
	Buildings	equipment	in progress	Others	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

Cost
As at 1 January 2007	78	16,750	191	2,481	19,500
Additions	—	596	284	101	981
Disposals	(11)	(56)	(1)	(12)	(80)
Transfer between categories	—	102	(119)	17	—
As at 31 December 2007	67	17,392	355	2,587	20,401

Accumulated depreciation and impairment losses
As at 1 January 2007	18	7,508	—	2,026	9,552
Charge for the year	2	998	—	210	1,210
Disposals	(4)	(40)	—	(12)	(56)
As at 31 December 2007	16	8,466	—	2,224	10,706

Net book value
As at 31 December 2007	51	8,926	355	363	9,695

		Telecommunications
		infrastructure
		and network	Construction
	Buildings	equipment	in progress	Others	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

Cost
As at 1 January 2008	67	17,392	355	2,587	20,401
Additions	—	729	282	97	1,108
Disposals	—	(333)	(5)	(20)	(358)
Transfer between categories	—	208	(237)	29	—
As at 31 December 2008	67	17,996	395	2,693	21,151

Accumulated depreciation and impairment losses
As at 1 January 2008	16	8,466	—	2,224	10,706
Charge for the year	2	1,017	—	212	1,231
Disposals	—	(324)	—	(19)	(343)
As at 31 December 2008	18	9,159	—	2,417	11,594

Net book value
As at 31 December 2008	49	8,837	395	276	9,557

APPENDIX I	ACCOUNTANT’S REPORT

The carrying values of all property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Other assets include motor vehicles, office furniture and equipment, computer equipment and leasehold improvements.

Telecommunications infrastructure and network equipment held under defeased finance lease arrangements are as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Cost	3,223	3,223	—
Accumulated depreciation and impairment losses	(2,765)	(2,891)	—

Net book value	458	332	—

Depreciation during the year	126	126	—

Impairment loss during the year	—	—	—

15                  GOODWILL

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Gross carrying amount and net book value at beginning of year	3,813	3,813	3,813
Relating to additional equity interests in subsidiaries acquired	—	—	665

Gross carrying amount and net book value at end of year	3,813	3,813	4,478

Accumulated impairment losses at beginning and end of year	—	—	—

In June 2008, the Group entered into an agreement with NEC Corporation to acquire its entire equity interest in Pilot Gateway Limited, which holds 5% equity interest in Hutchison Telephone Company Limited (“HTCL”) and Hutchison 3G HK Holdings Limited (“H3GHL”). Such transaction was completed in July 2008 and the Group’s interest in both HTCL and H3GHL increased from 70.9% to 75.9%. Goodwill relating to the acquisition amounted to approximately HK$665 million.

APPENDIX I	ACCOUNTANT’S REPORT

Impairment test for goodwill

Goodwill is allocated to the Group’s CGUs identified according to business segment.

A segment-level summary of the goodwill allocation is presented below.

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Mobile business	1,465	1,465	2,130
Fixed-line business	2,348	2,348	2,348
	3,813	3,813	4,478

The recoverable amount of a CGU is determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a five-year period to 2013.

Key assumptions used for value-in-use calculations are:

(i)             Budgeted earnings before interest, taxation, depreciation and amortisation (“EBITDA”) has been based on past performance of the Group’s respective CGUs and its expectation for the market development. Management considers EBITDA a proxy for operating cash flow.

(ii)          A long-term growth rate into perpetuity is not used to extrapolate cash flows beyond the budget period. Instead, management uses EBITDA multiples to determine the terminal value of the Group’s respective CGUs.

(iii)       The discount rate applied to cash flows of the Group’s respective CGUs is based on pre-tax discount rate and reflects the specific risks relating to the relevant segment. The pre-tax discount rate applied in the value-in-use calculation is as follows:

	2006	2007	2008

Mobile business	5.4%	9.5%	7.4%
Fixed-line business	6.1%	9.5%	7.5%

The discount rate is adjusted to reflect the risk profile equivalent to those that the Group expects to derive from the assets.

In accordance with the Group’s accounting policy on asset impairment, the carrying values of goodwill were tested for impairment as at 31 December 2006, 2007 and 2008, respectively. The results of the tests undertaken as at 31 December 2006, 2007 and 2008, respectively, indicated no impairment charge was necessary.

APPENDIX I	ACCOUNTANT’S REPORT

16                  OTHER INTANGIBLE ASSETS

		Customer
		acquisition
	Telecommunications	and retention
	licences	costs	Patent	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions

As at 1 January 2006
Cost	616	851	—	1,467
Accumulated amortisation	(93)	(551)	—	(644)
Net book value	523	300	—	823

Year ended 31 December 2006
Opening net book value	523	300	—	823
Additions	—	486	12	498
Write-off during the year	—	(26)	—	(26)
Amortisation for the year	(49)	(394)	(1)	(444)
Closing net book value	474	366	11	851

As at 1 January 2007
Cost	616	1,112	12	1,740
Accumulated amortisation	(142)	(746)	(1)	(889)
Net book value	474	366	11	851

Year ended 31 December 2007
Opening net book value	474	366	11	851
Additions	—	603	—	603
Write-off during the year	—	(44)	—	(44)
Amortisation for the year	(49)	(425)	(1)	(475)
Closing net book value	425	500	10	935

As at 1 January 2008
Cost	616	1,039	12	1,667
Accumulated amortisation	(191)	(539)	(2)	(732)
Net book value	425	500	10	935

Year ended 31 December 2008
Opening net book value	425	500	10	935
Additions	—	865	—	865
Write-off during the year	—	(11)	—	(11)
Amortisation for the year	(49)	(596)	(1)	(646)
Closing net book value	376	758	9	1,143

As at 31 December 2008
Cost	616	1,598	12	2,226
Accumulated amortisation	(240)	(840)	(3)	(1,083)
Net book value	376	758	9	1,143

APPENDIX I	ACCOUNTANT’S REPORT

17                  OTHER NON-CURRENT ASSETS

	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Prepayments	(a)	1,405	1,371	1,332
Held-to-maturity debt securities	(b)	551	—	—
Non-current deposits	(c)	484	490	45
Pension assets (Note 31)		—	15	—
		2,440	1,876	1,377

The maximum exposure to credit risk at the reporting date for the non-current assets is the carrying value of each class of the non-current assets mentioned above. These non-current assets contain no impaired assets.

(a)                    The carrying values of prepayments approximate their fair values at the balance sheet date.

(b)                   Under a defeased finance lease arrangement, proceeds from the sale of network equipment were deposited to designated financial institutions and periodic payments for leasing those network equipment were channeled directly to the lessors by these financial institutions. As a result, as at 31 December 2006, held-to-maturity debt securities, representing investment in corporate and other bonds, are carried at amortised cost. These corporate and other bonds, and interest thereon, are restricted to be used for repayment of amounts due under such arrangement. The fair value, determined based on the quoted market price, approximated its amortised cost as at 31 December 2006. The coupon rates of the corporate and other bonds was zero to 7% per annum.

The carrying amounts of held-to-maturity securities are denominated in US dollars.

As at 31 December 2007, this investment in corporate and other bonds has been reclassified to current assets and included in trade and other receivables (Note 21) in order to match with the maturity profile of the defeased finance lease arrangement. The defeased lease arrangement was fully settled in 2008.

(c)                    Long-term deposits are carried at amortised cost, which approximate their fair value as the deposits carry floating interest rates.

The long-term deposits as at 31 December 2006 and 2007 comprised mainly deposits pledged to a bank as collateral to secure certain performance bonds required by the Office of Telecommunications Authority (“OFTA”) in Hong Kong under the terms of the mobile telecommunications licence granted to a subsidiary. The effective interest rate on long-term deposits as at 31 December 2006 and 2007 was 4.1% and 4.3% per annum, respectively. Such pledged deposits were released in 2008.

APPENDIX I	ACCOUNTANT’S REPORT

18                 DEFERRED TAX ASSETS AND LIABILITIES

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off and when the deferred income taxes relate to the same fiscal authority. The following amounts, determined after appropriate offsetting, are shown in the consolidated balance sheet:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Deferred tax assets	368	368	368
Deferred tax liabilities	—	(23)	(88)
Net deferred tax assets	368	345	280

The gross movement of the deferred tax (liabilities)/assets is as follows:

	Accelerated
	depreciation
	allowance	Tax losses	Total
	HK$ millions	HK$ millions	HK$ millions

As at 1 January 2006	(1,268)	1,635	367
Net credit/(charge) for the year (Note 11)	62	(62)	—
Relating to subsidiaries disposed of (Note 28(b))	3	(2)	1
As at 31 December 2006	(1,203)	1,571	368
As at 1 January 2007	(1,203)	1,571	368
Net credit/(charge) for the year (Note 11)	78	(101)	(23)
As at 31 December 2007	(1,125)	1,470	345
As at 1 January 2008	(1,125)	1,470	345
Net credit/(charge) for the year (Note 11)	118	(183)	(65)
As at 31 December 2008	(1,007)	1,287	280

The potential deferred tax assets which have not been recognised are as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Arising from unused tax losses	531	567	532
Arising from depreciation allowances	1	1	1
	532	568	533

The utilisation of unused tax losses depends on future taxable profits in excess of the profits arising from the reversal of existing taxable temporary differences.

As at 31 December 2006, 2007 and 2008, subject to the agreement by tax authorities, out of the total unrecognised tax losses of approximately HK$3,022 million, HK$3,230 million and HK$3,218 million carried forward, an amount of approximately HK$3,016 million, HK$3,225 million and HK$3,215 million can be carried forward indefinitely. The remaining amount of approximately HK$6 million, HK$5 million and HK$3 million will expire in the coming two to five years.

APPENDIX I	ACCOUNTANT’S REPORT

19    INVESTMENTS IN JOINTLY CONTROLLED ENTITIES

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

As at 1 January	—	—	—
Acquisition	—	—	99
Share of loss	—	—	(11)
As at 31 December	—	—	88

Particulars of the jointly controlled entities are summarised as follows:

	Place of
Name	incorporation	Principal activities	Interest held

PLDT Italy S.r.l.	Italy	Telecommunications business in Italy	50%
Genius Brand Limited	Hong Kong	Telecommunications business in Hong Kong	50%

The Group’s share of the results of its jointly controlled entities, all of which are unlisted, and their aggregate assets (including goodwill) and liabilities, are as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Assets:
Non-current assets	—	—	84
Current assets	—	—	14
	—	—	98
Liabilities:
Long-term liabilities	—	—	(97)
Current liabilities	—	—	(12)
	—	—	(109)
Net liabilities	—	—	(11)
Income	—	—	3
Expenses	—	—	(14)
Net loss	—	—	(11)
Proportionate interest in jointly controlled entities’ commitments	—	—	4

There are no contingent liabilities relating to the Group’s interest in these jointly controlled entities, and no contingent liabilities of the jointly controlled entities themselves.

APPENDIX I	ACCOUNTANT’S REPORT

20    CASH AND CASH EQUIVALENTS

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Cash at bank and in hand	75	87	42
Short-term bank deposits	286	188	230
	361	275	272

The effective interest rates on short-term bank deposits ranged from 3.63% to 4.69%, 3.71% to 5.10% and 0.68% to 3.79% per annum, for the years ended 31 December 2006, 2007 and 2008, respectively. These deposits have an average maturity of 1 to 7 days, 1 to 4 days and 1 to 7 days, for the years ended 31 December 2006, 2007 and 2008, respectively.

The carrying values of cash and cash equivalents approximate their fair values.

21    TRADE RECEIVABLES AND OTHER CURRENT ASSETS

	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Trade receivables		747	854	1,017
Less: Provision for doubtful debts		(159)	(175)	(165)
Trade receivables, net of provision	(a)	588	679	852
Other receivables	(b)	111	117	56
Prepayments	(b)	152	146	154
Loan to the partner of a jointly controlled entity	(c)	—	—	75
Held-to-maturity debt securities (Note 17 (b))		—	551	—
		851	1,493	1,137

(a)    Trade receivables, net of provision

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

The ageing analysis of trade receivables, net of provision for doubtful debts is as follows:
0 - 30 days	327	349	364
31 - 60 days	122	138	185
61 - 90 days	61	79	86
Over 90 days	78	113	217
	588	679	852

The carrying values of trade receivables approximate their fair values. There is no concentration of credit risk with respect to trade receivables, as the Group has a large number of customers.

APPENDIX I	ACCOUNTANT’S REPORT

As of 31 December 2006, 2007 and 2008, trade receivables of approximately HK$374 million, HK$469 million and HK$559 million were past due but not provided for. These relate to a number of independent customers that have a good track record with the Group. The ageing analysis of these trade receivables is as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

The ageing analysis of trade receivables which are past due but not provided for is as follows:
Past due 1 - 30 days	182	214	247
Past due 31 - 60 days	93	114	99
Past due 61 - 90 days	36	62	110
Past due over 90 days	63	79	103
	374	469	559

As of 31 December 2006, 2007 and 2008, trade receivables of approximately HK$159 million, HK$175 million and HK$165 million were impaired and provision for doubtful debts has been fully made. The ageing of these receivables is as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

The ageing analysis of trade receivables which are provided for is as follows:
Past due 1 - 30 days	2	1	4
Past due 31 - 60 days	15	17	19
Past due 61 - 90 days	9	16	14
Past due over 90 days	133	141	128
	159	175	165

Movement of provision for doubtful debts of trade receivables is as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Beginning of year	168	159	175
Relating to subsidiaries disposed of	(33)	—	—
Increase in provision recognised in the consolidated income statement	122	145	161
Amounts recovered in respect of brought forward balance	(46)	(79)	(73)
Write-off during the year	(53)	(50)	(98)
Exchange translation differences	1	—	—
End of year	159	175	165

The creation and release of provision for doubtful debts have been included in “Other operating expenses” in the consolidated income statement (Note 8). Amount charged to the provision account is generally written off when the recoverability is remote.

APPENDIX I	ACCOUNTANT’S REPORT

(b)                  Other receivables and prepayments

The carrying values of other receivables approximate their fair values. Other receivables and prepayments do not contain impaired assets. The maximum exposure to credit risk is the fair value of each class of financial assets mentioned above. The Group does not hold any collateral as security.

(c)                  Loan to the partner of a jointly controlled entity

Loan to the partner of a jointly controlled entity is unsecured, bearing interest at HIBOR plus 3% per annum and was subsequently settled in January 2009.

22                  INVENTORIES

Inventories represent handsets and related accessories held for sale. As at 31 December 2006, 2007 and 2008, the amount of inventories carried at net realisable value were approximately HK$Nil, HK$9 million and HK$21 million, respectively.

23    SHARE CAPITAL

(a)    Authorised share capital of the Company

	Number	Nominal value
	of shares	of shares
		US$

Authorised:
Ordinary shares of US$1 each	50,000	50,000

(b)    Issued share capital of the Company

	Number	Issued and
	of share	fully paid
		HK$

Balance at 1 January 2007	—	—
Issued during the year ended 31 December 2007	1	8
Balance at 31 December 2007 and 2008	1	8

On 3 August 2007 (the date of incorporation of the Company), the authorised share capital of the Company was US$50,000 divided into 50,000 shares of US$1 each. On the date of incorporation, 1 share was issued at par for cash.

On 10 February 2009, the Company changed its name from Growing Big International Limited to Hutchison Telecommunications Hong Kong Holdings Limited.

On 6 April 2009, the Company’s authorised share capital was increased by HK$2,500 million by the creation of 10 billion shares of HK$0.25 each. 32 shares of HK$0.25 each were issued at par for cash. On the same date, the original issued share of US$1 was repurchased by the Company at par; and the original authorised share capital of US$50,000 was cancelled.

On 6 April 2009, the Company entered into an agreement with Hutchison Telecommunications International (Cayman) Holdings Limited, the immediate holding company that, subject to the Stock Exchange’s approval of the spin-off of the Company and the Listing Committee of the Stock Exchange granting approval for the listing

APPENDIX I	ACCOUNTANT’S REPORT

of the shares of the Company on the Main Board of the Stock Exchange, 4,814,346,176 shares of the Company will be allotted and issued, credited as fully paid, to Hutchison Telecommunications International (Cayman) Holdings Limited as consideration for the capitalisation of the payable to this company amounting to approximately HK$12,418 million.

On 6 April 2009, the Company’s share option scheme was approved by the board of directors. The board of directors may, under the share option scheme, grant options to employees, directors or non-executive directors of the Group. No options have been granted up to the date of this report.

24      RESERVES

Group

		Cumulative
	Accumulated	translation	Pension	Other
	losses	adjustments	reserves	reserves	Total
	HK$ millions	HK$ millions	HK$ millions	HK$ millions	HK$ millions

As at 1 January 2006	(3,312)	1	(26)	13	(3,324)
Currency translation differences	—	4	—	—	4
Profit attributable to equity holders of the Company for the year	290	—	—	—	290
Transfer between reserves	(4)	—	—	4	—
Relating to disposal of subsidiaries (Note 28 (b))	—	(4)	—	—	(4)
Actuarial gains of defined benefit plans	—	—	8	—	8
As at 31 December 2006	(3,026)	1	(18)	17	(3,026)
As at 1 January 2007	(3,026)	1	(18)	17	(3,026)
Profit attributable to equity holders of the Company for the year	267	—	—	—	267
Actuarial gains of defined benefit plans	—	—	31	—	31
As at 31 December 2007	(2,759)	1	13	17	(2,728)
As at 1 January 2008	(2,759)	1	13	17	(2,728)
Profit attributable to equity holders of the Company for the year	430	—	—	—	430
Actuarial losses of defined benefit plans	—	—	(96)	—	(96)
As at 31 December 2008	(2,329)	1	(83)	17	(2,394)

The accumulated losses of the Group include accumulated losses of approximately HK$Nil, HK$Nil and HK$11 million incurred by jointly controlled entities as at 31 December 2006, 2007 and 2008 respectively.

APPENDIX I	ACCOUNTANT’S REPORT

Company

Accumulated
losses
HK$ millions

As at 1 January 2007	—
Results for the year	—
As at 31 December 2007	—
As at 1 January 2008	—
Results for the year	—
As at 31 December 2008	—

The Company had no reserve available for distribution to shareholders as at 31 December 2008.

25      BORROWINGS

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Current
Bank loans	80	4,133	5,220
Other loans	1	555	—
	81	4,688	5,220

Non-current
Bank loans	9,718	—	—
Other loans	562	—	—
	10,280	—	—

Total borrowings	10,361	4,688	5,220

The maturity of borrowings is as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Bank loans
Repayable within 1 year	80	4,133	5,220
Repayable after 1 year, but within 2 years	9,718	—	—
Other loans
Repayable within 1 year	1	555	—
Repayable after 1 year, but within 2 years	2	—	—
Repayable after 2 years, but within 5 years	6	—	—
Repayable after 5 years	554	—	—
Total borrowings	10,361	4,688	5,220

APPENDIX I	ACCOUNTANT’S REPORT

Included in other loans are obligations under finance lease repayable as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Finance lease obligations - minimum lease payments:
Not later than 1 year	—	551	—
After 1 year, but within 2 years	—	—	—
After 2 years, but within 5 years	—	—	—
After 5 years	551	—	—
Future finance charges on finance lease obligations	—	—	—
Present value of finance lease obligations	551	551	—

The present value of finance lease obligations is as follows:
Not later than 1 year	—	551	—
After 1 year, but within 2 years	—	—	—
After 2 years, but within 5 years	—	—	—
After 5 years	551	—	—
	551	551	—

The Group’s borrowings are denominated in the following currencies:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

HK$	5,343	4,137	5,220
US$	5,018	551	—
	10,361	4,688	5,220

APPENDIX I	ACCOUNTANT’S REPORT

The Group’s borrowings, including interest rates and maturities, are summarised as follows:

	Maturity date	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Secured bank loans
Variable, 2006: 4.8% to 6.2%, 2007: 5.1%, 2008: Nil per annum	2008	9,718	4,048	—
Unsecured bank loans
Variable, 2006: 4.7%, 2007: 5.0%, 2008: 2.7% per annum	2007 - 2009	80	85	5,220
Finance lease obligations
Fixed, 2006: 0% to 7%, 2007: 0% to 7% 2008: Nil per annum	2008	551	551	—
Other unsecured loans
Fixed, 2006: 7.5%, 2007: 7.5%, 2008: Nil per annum	2007 - 2008	12	4	—
Total borrowings		10,361	4,688	5,220
Less: Total borrowings repayable within twelve months		(81)	(4,688)	(5,220)
Total non-current borrowings		10,280	—	—

The fair values of the Group’s total borrowings at 31 December 2006, 2007 and 2008 are based on cash flows discounted using the effective interest rates of the Group’s total borrowings per annum, excluding obligations under finance lease, ranging from 4.7% to 7.5%, 5.0% to 7.5% and 2.7%, respectively.

The carrying values of the Group’s total borrowings as at 31 December 2006, 2007 and 2008 approximate to their fair values.

As at 31 December 2006 and 2007, certain property, plant and equipment, non-current and current assets of certain subsidiaries were used as collateral for certain borrowings. As at 31 December 2006 and 2007, these property, plant and equipment had carrying values of approximately HK$9,701 million and HK$3,084 million, respectively, and non-current and current assets have carrying values of approximately HK$4,735 million and HK$2,290 million, respectively.

As at 31 December 2006, 2007 and 2008, HK$Nil, HK$4,599 million and HK$Nil of the Group’s current borrowings and HK$10,269 million, HK$Nil and HK$Nil of the Group’s non-current borrowings were secured.

On 15 May 2008, Hutchison Telephone Company Limited, a subsidiary of the Company, and HTIL, jointly entered into a HK$9,000 million revolving credit facility agreement with a group of international commercial banks to refinance the then existing borrowings. At 31 December 2008, total borrowings in relation to this facility amounted to approximately HK$5,220 million, which is repayable on 14 May 2009 and is guaranteed by HTIL.

APPENDIX I	ACCOUNTANT’S REPORT

26                OTHER NON-CURRENT LIABILITIES

	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Non-current licence fees liabilities	(a)	491	487	474
Pension obligations (Note 31)		6	—	81
Accrued expenses and other payables		91	74	86
		588	561	641

(a)                Licence fees liabilities

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Licence fees liabilities - minimal annual fees payments:
Not later than 1 year	60	71	81
After 1 year, but within 5 years	342	382	423
After 5 years	655	544	423
	1,057	997	927
Future finance charges on licence fees liabilities	(512)	(447)	(381)
Present value of licence fees liabilities	545	550	546
The present value of licence fees liabilities is as follows:
Current portion of licence fees liabilities (Note 27)	54	63	72

Non-current licence fees liabilities:
After 1 year, but within 5 years	228	255	283
After 5 years	263	232	191
	491	487	474

Total licence fees liabilities	545	550	546

27                TRADE AND OTHER PAYABLES

	Note	2006	2007	2008
		HK$ millions	HK$ millions	HK$ millions

Trade payables	(a)	302	328	385
Accrued expenses and other payables		1,173	1,420	1,398
Deferred revenue		1,012	1,094	1,207
Current portion of licence fees liabilities (Note 26)		54	63	72
		2,541	2,905	3,062

APPENDIX I	ACCOUNTANT’S REPORT

(a)                Trade payables

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

The ageing analysis of trade payables is as follows:
0 - 30 days	68	89	144
31 - 60 days	55	45	60
61 - 90 days	24	40	28
Over 90 days	155	154	153
	302	328	385

28                NOTES TO CONSOLIDATED CASH FLOW STATEMENT

(a)                Cash generated from operations

	Year ended 31 December
	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Cash flows from operating activities
Profit before taxation	249	321	549
Adjustments for:
- Interest income (Note 10)	(40)	(70)	(17)
- Interest and other finance costs (Note 10)	305	429	223
- Depreciation and amortisation	1,737	1,810	1,987
- Loss on disposal of subsidiaries (Note 9)	—	11	—
- Loss on disposal of property, plant and equipment (Note 8)	2	3	6
- Write-off of customer acquisition and retention costs (Note 8)	26	44	11
- Share of results of jointly controlled entities (Note 19)	—	—	11
Changes in working capital
- Inventories	82	(29)	(17)
- Trade receivables and other current assets	35	(106)	(117)
- Trade and other payables	(690)	269	80
- Retirement benefits assets	5	11	(1)
Cash generated from operations	1,711	2,693	2,715

APPENDIX I	ACCOUNTANT’S REPORT

(b)                Disposal of subsidiaries

2006
HK$ millions

Net assets disposed of:
Property, plant and equipment (Note 14)	24
Other non-current assets	23
Inventories	61
Trade and other current assets	283
Cash and cash equivalents	102
Borrowings (Note 28(c))	(63)
Trade and other payables	(273)
Current income tax liabilities	(20)
Deferred tax liabilities (Note 18)	(1)
Cumulative translation adjustments (Note 24)	(4)
132
Loss on disposal of subsidiaries	—
132

Satisfied by:
Cash consideration	105
Other receivables	31
Accruals	(4)
132

Analysis of inflow of cash and cash equivalents in respect of disposal of subsidiaries

Cash consideration	105
Cash and cash equivalents disposed of	(102)
Net inflow of cash and cash equivalents in respect of disposal of subsidiaries	3

During the year ended 31 December 2007, adjustment to the consideration, with reference to the audited net asset value as at 30 June 2006 of Vanda according to the sale and purchase agreement, has been agreed between HGCHL and HWL. Accordingly, an additional loss of approximately HK$11 million was recorded in the consolidated income statement for the year ended 31 December 2007 (Note 9).

APPENDIX I	ACCOUNTANT’S REPORT

(c)                Analysis of changes in financing during the Relevant Periods

	Borrowings	Minority interest
	HK$ millions	HK$ millions

As at 1 January 2006	4,566	554
New loans	6,935	—
Repayment of loans	(1,077)	—
Minority interest in results for the year	—	54
Relating to subsidiaries disposed of (Note 28(b))	(63)	—
Share of other reserves	—	(2)
As at 31 December 2006	10,361	606
As at 1 January 2007	10,361	606
New loans	155	—
Repayment of loans	(5,828)	—
Minority interest in results for the year	—	(24)
Share of other reserves	—	(1)
As at 31 December 2007	4,688	581
As at 1 January 2008	4,688	581
New loans	5,650	—
Repayment of loans	(5,118)	—
Minority interest in results for the year	—	(44)
Relating to additional interest in subsidiaries acquired	—	(95)
Share of other reserves	—	1
As at 31 December 2008	5,220	443

29                CONTINGENT LIABILITIES

As at 31 December 2006, 2007 and 2008, the Group had contingent liabilities in respect of the following:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Performance guarantees	8	8	512
Financial guarantees	268	52	39
	276	60	551

APPENDIX I	ACCOUNTANT’S REPORT

30                COMMITMENTS

Outstanding commitments not provided for are as follows:

(a)                Capital commitments

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Property, plant and equipment
Contracted but not provided for	605	538	763
Authorised but not contracted for	1,510	1,426	1,397
	2,115	1,964	2,160
Investment in a jointly controlled entity
Contracted but not provided for	—	—	16

(b)                Operating lease commitments

The Group had future aggregate minimum lease payments under non-cancellable operating leases as follows:

	Buildings			Other assets
	2006	2007	2008	2006	2007	2008
	HK$	HK$	HK$	HK$	HK$	HK$
	millions	millions	millions	millions	millions	millions

Not later than one year	260	226	288	103	127	142
Later than one year and not later than five years	118	116	182	62	88	78
Later than five years	2	—	1	1	1	—
	380	342	471	166	216	220

(c)                Acquisition of telecommunications licence for third generation mobile services

In October 2001, a subsidiary of the Company was issued a 3G licence in the 1900-2170 MHz radio spectrum for Hong Kong (“Licence”) for a duration of 15 years. For the first five years of the term of the Licence, fixed annual licence fees were payable. Beginning from the sixth year of the Licence, variable licence fees payable amount to 5% of network turnover (as defined in the Licence) in respect of the relevant year; or the Appropriate Fee (as defined in the Licence) in respect of the relevant year whichever is greater. The net present value of the Appropriate Fee has already been recorded as licence fees liabilities.

31                EMPLOYEE RETIREMENT BENEFITS

The Group operates a number of defined benefit and defined contribution plans, the assets of which are held independently of the Group’s assets in trustee administered funds.

(a)                Defined benefit plans

The Group’s defined benefit plans represent principally contributory final salary pension plans in Hong Kong. As at 31 December 2006, 2007 and 2008, the Group’s plans were valued by the independent qualified actuaries using the projected unit credit method to account for the Group’s pension accounting costs.

APPENDIX I	ACCOUNTANT’S REPORT

The amounts recognised in the consolidated balance sheet are as follows:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Pension assets (Note 17)	—	15	—
Pension obligations (Note 26)	(6)	—	(81)
	(6)	15	(81)

The principal actuarial assumptions used for accounting purposes are as follows:

	2006	2007	2008

Discount rate applied to defined benefit plan obligations	3.75%	3.20% - 3.30%	1.60% - 1.70%
Expected return on plan assets	8%	8%	7%
Future salary increases	3.00% - 4.00%	4.00% - 5.00%	0.00% - 3.00%
Interest credited on plan accounts	5.00% - 6.00%	5.00% - 6.00%	5.00% - 6.00%

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

The amount recognised in the consolidated income statement:
Current service cost	21	21	22
Interest cost	7	6	6
Expected return on plan assets	(13)	(14)	(16)
Gains on curtailments and settlements	(7)	—	—
Total, included in staff costs (Note 7)	8	13	12
The amount recognised in the consolidated balance sheet:
Present value of funded plans’ obligations	(172)	(188)	(218)
Less: Fair value of plan assets	166	203	137
(Liability)/asset recognised in consolidated balance sheet	(6)	15	(81)
Changes in present value of the defined benefit obligations
Beginning of year	185	172	188
Current service cost net of employee contributions	21	21	22
Actual employee contributions	1	1	1
Interest cost	7	6	6
Actuarial losses on obligations	4	5	21
Gains on curtailments and settlements	(7)	—	—
Actual benefits paid	(37)	(19)	(20)
Net transfer (out)/in liabilities	(2)	2	—
End of year	172	188	218

APPENDIX I	ACCOUNTANT’S REPORT

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Changes in the fair value of the plan assets
Beginning of year	174	166	203
Expected return on plan assets	13	14	16
Actuarial gains/(losses) on plan assets	14	37	(76)
Contribution by employer	3	2	13
Contribution by employees	1	1	1
Actual benefits paid	(37)	(19)	(20)
Net transfer (out)/in assets	(2)	2	—
End of year	166	203	137
The analysis of the fair value of plan assets at end of year is as follows:
Equity instruments	71%	66%	54%
Debt instruments	20%	18%	25%
Other assets	9%	16%	21%
	100%	100%	100%

Expected contributions to defined benefit plans for the year ending 31 December 2009 are approximately HK$19 million.

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

The experience adjustments are as follows:
Fair value of plan assets	166	203	137
Present value of defined benefit obligations	(172)	(188)	(218)
(Deficit)/surplus	(6)	15	(81)
Experience adjustments on plan assets	14	37	(77)
Percentage of plan assets (%)	8	18	(56)
Experience adjustments on plan obligations	10	8	7
Percentage of plan obligations (%)	6	4	3

The actual return on plan assets during the years ended 31 December 2006, 2007 and 2008 were HK$27 million, HK$51 million and HK$(60) million, respectively.

The accumulated actuarial losses/(gains) recognised in the statement of recognised income and expense as at 31 December 2006, 2007 and 2008 were approximately HK$24 million, HK$(8) million and HK$89 million, respectively.

Contributions to fund the obligations are based upon the recommendations of independent qualified actuaries for each of the Group’s pension plans to fully fund the relevant schemes on an ongoing basis. The realisation of the surplus/deficit is contingent upon the realisation of the actuarial assumptions made which is dependent upon a number of factors including the market performance of plan assets. Funding requirements of the Group’s major defined benefit plans are detailed below.

APPENDIX I	ACCOUNTANT’S REPORT

The Group operates two principal plans in Hong Kong. One plan, which has been closed to new entrants since 1994, provides benefits based on the greater of the aggregate of the employee and employer vested contributions plus a minimum interest thereon of 6% per annum, and a benefit derived by a formula based on the final salary and years of service. A formal independent actuarial valuation, undertaken for funding purposes under the provision of Hong Kong’s Occupational Retirement Schemes Ordinance (“ORSO”), at 30 June 2006 reported a funding level of 108% of the accrued actuarial liabilities on an ongoing basis. The valuation used the aggregate cost method and the main assumptions in the valuation are an investment return of 6.0% per annum and salary increases of 4.0%. The valuation was performed by Tian Keat Aun, a Fellow of The Institute of Actuaries, of Watson Wyatt Hong Kong Limited. The second plan provides benefits equal to the employer vested contributions plus a minimum interest thereon of 5% per annum. As at 31 December 2006, 2007 and 2008, the plan was fully funded for the funding of vested benefits in accordance with the ORSO funding requirements.

(b)                Defined contribution plans

The employees of certain subsidiaries are entitled to receive benefits from a provident fund, which is a defined contribution plan. The employee and the employer both make monthly contributions to the plan at a predetermined rate of the employees’ basic salary. The Group has no further obligations under the plan beyond its monthly contributions. The fund is administered and managed by the relevant government agencies.

32                  INVESTMENTS IN SUBSIDIARIES

The Company’s investments in subsidiaries represent investments in unlisted shares, stated at cost, of Hutchison Global Communications Investment Holdings Limited and Hutchison Telecommunications (HK) Holdings Limited (see Note 1).

33                  ULTIMATE HOLDING COMPANY

As at 31 December 2008, the Company is a subsidiary of Hutchison Telecommunications International (Cayman) Holdings Limited (incorporated in the Cayman Islands). An intermediate holding company of the Company is HTIL (incorporated in the Cayman Islands and listed on both the Stock Exchange and the New York Stock Exchange). The ultimate holding company of the Company is HWL (incorporated in Hong Kong and listed on the Stock Exchange), which indirectly owns 60.4% of HTIL.

HWL will become the ultimate holding company of the Company upon successful listing of the shares of the Company on the Main Board of the Stock Exchange by way of introduction.

34                  RELATED PARTY TRANSACTIONS

For the purposes of this Financial Information, parties are considered to be related to the Group if the party has the ability, directly or indirectly, to exercise significant influence over the Group in making financial and operating decisions, or vice versa. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities and include entities which are under the significant influence of related parties of the Group where those parties are individuals.

Related Party Group:

(1)          HWL Group - HWL together with its direct and indirect subsidiaries, excluding HTIL Group

(2)          HTIL Group - HTIL together with its direct and indirect subsidiaries

(3)          Other shareholders of the Group or HWL Group:

(a)          CK Group - Cheung Kong (Holdings) Limited together with its direct and indirect subsidiaries

(b)         DoCoMo - NTT DoCoMo, Inc. together with its direct and indirect subsidiaries

APPENDIX I	ACCOUNTANT’S REPORT

Transactions between the Company and its subsidiaries have been eliminated on consolidation. Transactions between the Group and other related parties during the year are summarised below:

(a)                Key management personnel remuneration

No transaction has been entered with the directors of the Company (being the key management personnel) during the Relevant Periods other than the emoluments paid to them (being the key management personnel remuneration) as disclosed in Note 7.

(b)                Transactions with related parties:

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Continuing transactions

HWL Group
Provision of mobile telecommunications services	24	35	45
Provision of fixed-line telecommunications services	81	86	99
Sale of telecommunications products	—	—	1
Purchase of telecommunications products	(963)	(1,029)	(142)
Purchase of telecommunications services	(4)	(6)	(8)
Rental expenses on lease arrangements	(59)	(56)	(57)
Dealership service expenses	(21)	(22)	(27)
Billing collection service expenses	(11)	(13)	(14)
Purchase of office supplies	(7)	(7)	(6)
Purchase of air tickets and hotel accommodation	—	(2)	(3)
Advertising and promotion expenses	(14)	(22)	(23)
Global procurement service arrangement expenses	(14)	(10)	(13)
Purchase of property, plant and equipment	(3)	(25)	(15)

HTIL Group
Provision of mobile telecommunications services	4	4	3
Provision of fixed-line telecommunications services	1	3	—
Sale of telecommunications products	4	14	27
Purchase of telecommunications services	(3)	(2)	—
Treasury service fee	—	—	(8)

CK Group
Provision of fixed-line telecommunications services	27	27	45
Rental expenses on lease arrangements	(7)	(7)	(5)
Purchase of telecommunications services	(24)	(24)	(12)
Purchase of insurance	(11)	(9)	(8)

DoCoMo
Provision of mobile telecommunications services	14	23	25

APPENDIX I	ACCOUNTANT’S REPORT

	2006	2007	2008
	HK$ millions	HK$ millions	HK$ millions

Discontinued transactions

HTIL Group
Interest income	1	37	—
Interest expenses	(8)	—	—
Sharing of services arrangement	(72)	(70)	(44)

In the opinion of the directors of the Company, the above related party transactions were carried out in the normal course of business and at terms mutually negotiated between the Group and the respective related parties.

(c)                Balances with related parties:

		Group			Company
	Note	2006	2007	2008	2007	2008
		HK$	HK$	HK$	HK$	HK$
		millions	millions	millions	millions	millions

Amount due from the immediate holding company
Hutchison Telecommunications International (Cayman) Holdings Limited		1,472	—	—	—	—
Amounts due from subsidiaries		—	—	—	—	8,672
Receivables from related companies	(i)	1,472	—	—	—	8,672
Amount due to the immediate holding company
Hutchison Telecommunications International (Cayman) Holdings Limited	(iii)	5,258	8,600	12,418	3,871	12,418
Amount due to an intermediate holding company
Hutchison Telecommunications International (HK) Limited		5,112	5,143	—	—	—
Amounts due to subsidiaries		—	—	—	—	125
Payables to related companies	(ii)	10,370	13,743	12,418	3,871	12,543

(i)                    As at 31 December 2006, an amount due from the immediate holding company of approximately HK$1,472 million was unsecured, bearing interest at LIBOR + 0.75% and repayable on demand. Save as disclosed, the remaining receivables from related companies are unsecured, interest free and repayable on demand.

(ii)                 The payables to related companies are unsecured, interest free and repayable on demand.

APPENDIX I	ACCOUNTANT’S REPORT

(iii)          The payable to the immediate holding company of approximately HK$12,418 million as at 31 December 2008 will be waived and credited to equity subject to the granting of approval for the Company’s listing by the Stock Exchange and prior to the payment of an interim dividend by HTIL to be satisfied by way of a distribution in specie of the entire share capital of the Company.

35                  SUBSEQUENT EVENTS

Save as disclosed elsewhere in the Financial Information, the following events occurred subsequent to 31 December 2008 up to the date of approval of the Financial Information by the Board:

Genius Brand Limited, a jointly controlled entity that the Group has 50% interest, was awarded a spectrum to operate Broadband Wireless Access services. A spectrum utilisation fee of HK$518 million was paid in cash and a performance bond in the amount of HK$150 million was provided to OFTA.

III.             SUBSEQUENT FINANCIAL STATEMENTS

No audited financial statements have been prepared for the Company and its subsidiaries in respect of any period subsequent to 31 December 2008. In addition, no dividend or distribution has been declared, made or paid by the Company or its subsidiaries in respect of any period subsequent to 31 December 2008.

Yours faithfully,
PricewaterhouseCoopers
Certified Public Accountants
Hong Kong

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

The information set out in this Appendix II does not form part of the Accountant’s Report prepared by PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, the reporting accountant of the Company, as set out in Appendix I to this Listing Document, and is included herein for information only.

The unaudited pro forma financial information should be read in conjunction with the section headed “Financial Information” in this Listing Document and the Accountant’s Report set out in Appendix I to this Listing Document.

A.            Unaudited Pro Forma Statement of Adjusted Net Tangible Assets

The following unaudited pro forma statement of adjusted net tangible assets of the Group is prepared for illustrative purposes only, and is set out below to illustrate the effect on the net tangible assets of the Group attributable to the equity holders of the Company as at 31 December 2008 in respect of (i) the capitalisation of the loans extended to the Company by Hutchison Telecommunications International (Cayman) Holdings Limited, in consideration for which, a total of 4,814,346,176 Shares to be allotted and issued to Hutchison Telecommunications International (Cayman) Holdings Limited to be credited as fully paid (the “Loan Capitalisation”) and (ii) the issuance of 32 shares of HK$0.25 each at par and the repurchase and cancellation of the original issued share of US$1.00 each at par (the “Share Restructuring”).

This unaudited pro forma statement of adjusted net tangible assets has been prepared for illustrative purposes only and because of its hypothetical nature, it may not give a true picture of the consolidated net tangible assets of the Group as at 31 December 2008 or at any future dates following the completion of the Loan Capitalisation and the Share Restructuring. It is prepared based on the consolidated net tangible assets of the Group attributable to the equity holders of the Company as at 31 December 2008 as set out in the Accountant’s Report of the Group, the text of which is set out in Appendix I to this Listing Document, and adjusted as described below. The unaudited pro forma statement of adjusted net tangible assets does not form part of the Accountant’s Report.

Audited consolidated net
tangible assets of the		Unaudited pro forma
Group attributable to the		adjusted net tangible
equity holders of the		assets attributable to	Unaudited pro forma
Company as at	Loan Capitalisation and	the equity holders of	adjusted net tangible
31 December 2008 (1)	Share Restructuring (2)	the Company	assets per Share (3)
(HK$ in millions except per Share information in HK$)

(8,015)	12,418	4,403	0.91

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

Notes:

(1)

The audited consolidated net tangible assets attributable to the equity holders of the Company as at 31 December 2008 is extracted from the Accountant’s Report as set out in Appendix I to this Listing Document, which is based on the audited consolidated net assets of the Group attributable to the equity holders of the Company as at 31 December 2008 of HK$2,394 million in the negative with an adjustment for the intangible assets as at 31 December 2008 of HK$5,621 million.

(2)

In connection with the Listing, the Company (i) will issue 4,814,346,176 Shares, to be credited as fully paid, to Hutchison Telecommunications International (Cayman) Holdings Limited to capitalise the interest-free loans of approximately HK$12,418 million which are owing by the Company to Hutchison Telecommunications International (Cayman) Holdings Limited and (ii) issued 32 shares of HK$0.25 each at par and repurchased and cancelled the original issued share of US$1.00 each at par.

(3)

The unaudited pro forma net tangible assets per Share is arrived at after the adjustments referred to in the preceding paragraphs and on the basis that 4,814,346,208 Shares were in issue assuming that the Loan Capitalisation and the Share Restructuring had been completed on 31 December 2008.

(4)

As at 28 February 2009, the Group’s land use rights and buildings interests were revalued by the Property Valuer and the relevant property valuation report is set out in the section headed “Property Valuation” in Appendix III to this Listing Document. The net revaluation surplus, representing the excess of market value of the land use rights and buildings over their book value, is approximately HK$20 million. Such revaluation surplus has not been included in the Group’s consolidated financial information as at 31 December 2008. The above adjustment does not take into account the above revaluation surplus. Had the land use rights and buildings been stated at such valuation, an additional depreciation of approximately HK$1 million per annum would be charged against the consolidated income statement.

(5)	No adjustment has been made to reflect any trading result or other transaction of the Group entered into subsequent to 31 December 2008.

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

B.    Accountant’s Report from the Reporting Accountant on the Unaudited Pro Forma Financial Information

The following is the text of a report received from PricewaterhouseCoopers, Certified Public Accountants, Hong Kong, for the purpose of inclusion in this Listing Document.

PricewaterhouseCoopers 22nd Floor Prince’s Building Central Hong Kong

ACCOUNTANT’S REPORT ON THE UNAUDITED PRO FORMA FINANCIAL INFORMATION TO THE DIRECTORS OF HUTCHISON TELECOMMUNICATIONS HONG KONG HOLDINGS LIMITED

We report on the unaudited pro forma financial information of Hutchison Telecommunications Hong Kong Holdings Limited (the “Company”) and its subsidiaries (hereinafter collectively referred to as the “Group”) as set out on pages II-1 to II-2 under the heading of “Unaudited Pro Forma Statement of Adjusted Net Tangible Assets” (the “Unaudited Pro Forma Financial Information”) in Appendix II of the Company’s listing document dated 20 April 2009 (the “Listing Document”), in connection with the capitalisation of loans and the share restructuring of the Company. The Unaudited Pro Forma Financial Information has been prepared by the Directors of the Company, for illustrative purposes only, to provide information about how the capitalisation of the interest free loans which are owing by the Company to Hutchison Telecommunications International (Cayman) Holdings Limited and the share restructuring might have affected the relevant financial information of the Group. The basis of preparation of the Unaudited Pro Forma Financial Information is set out on pages II-1 to II-2 of the Listing Document.

Respective Responsibilities of Directors of the Company and the Reporting Accountant

It is the responsibility solely of the Directors of the Company to prepare the Unaudited Pro Forma Financial Information in accordance with Rule 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).

It is our responsibility to form an opinion, as required by Listing Rules 4.29(7), on the Unaudited Pro Forma Financial Information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the Unaudited Pro Forma Financial Information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

APPENDIX II	UNAUDITED PRO FORMA FINANCIAL INFORMATION

Basis of Opinion

We conducted our engagement in accordance with Hong Kong Standard on Investment Circular Reporting Engagements 300 “Accountant’s Reports on Pro Forma Financial Information in Investment Circulars” issued by the HKICPA. Our work, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the audited consolidated net assets of the Group as at 31 December 2008 with the Accountant’s Report as set out in Appendix I of this Listing Document, considering the evidence supporting the adjustments and discussing the Unaudited Pro Forma Financial Information with the Directors of the Company.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the Unaudited Pro Forma Financial Information has been properly compiled by the Directors of the Company on the basis stated, that such basis is consistent with the accounting policies of the Group and that the adjustments are appropriate for the purposes of the Unaudited Pro Forma Financial Information as disclosed pursuant to Listing Rules 4.29(1).

Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

The Unaudited Pro Forma Financial Information is for illustrative purposes only, based on the judgements and assumptions of the Directors of the Company, and, because of its hypothetical nature, does not provide any assurance or indication that any event will take place in the future and may not be indicative of the adjusted net tangible assets of the Group as at 31 December 2008 or any future date.

Opinion

In our opinion:

a)	the Unaudited Pro Forma Financial Information has been properly compiled by the Directors of the Company on the basis stated;

b)	such basis is consistent with the accounting policies of the Group; and

c)	the adjustments are appropriate for the purposes of the Unaudited Pro Forma Financial Information as disclosed pursuant to Listing Rules 4.29(1).

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, 20 April 2009

APPENDIX III	PROPERTY VALUATION

The following is the text of the letter, a summary of valuations and an extract of the valuation certificate received from DTZ Debenham Tie Leung Limited, an independent property valuer, prepared for the purpose for incorporation in this Listing Document, in connection with their valuation of the property interests (excluding leased and licensed cell sites) held by the Group as at 28 February 2009.

16th Floor Jardine House 1 Connaught Place Central Hong Kong 20 April 2009

The Directors

Hutchison Telecommunications Hong Kong Holdings Limited

19/F, Hutchison Telecom Tower

99 Cheung Fai Road

Tsing Yi

Hong Kong

Dear Sirs,

In accordance with your instructions to us to value the property interests held by or leased to Hutchison Telecommunications Hong Kong Holdings Limited (the “Company”) and/or its subsidiaries (hereinafter together referred to as the “Group”) in Hong Kong, Macau, the People’s Republic of China (the “PRC”), Taiwan, Thailand, Malaysia, Singapore, the Philippines and the United States of America, we confirm that we have made relevant enquiries and searches and obtained such further information as we consider necessary for the purpose of providing you with our opinion of the market values of the property interests as at 28 February 2009 (the “date of valuation”).

Our valuation of each property interests represents its market value which in accordance with the Valuation Standards on Properties of the Hong Kong Institute of Surveyors is defined as “the estimated amount for which a property should exchange on the date of valuation between a willing buyer and a willing seller in an arm’s-length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion.”

Our valuations of each property interests excludes an estimated price inflated or deflated by special terms or circumstances such as atypical financing, sale and leaseback arrangement, special considerations or concessions granted by anyone associated with the sale, or any element of special value.

III-1

APPENDIX III	PROPERTY VALUATION

We have valued property nos. 3 to 8 in Group I held by the Group in Hong Kong by Direct Comparison Method by making reference to comparable transactions as available in the relevant market. Due to the specific nature of the buildings and structures of property nos. 1 and 2 in Group I, we have adopted the Depreciated Replacement Costs (the “DRC”) approach. DRC approach requires an estimate of the open market value of the land in its existing use and an estimate of the new replacement cost of the buildings and structures, from which deductions are made to allow for the age, condition and functional obsolescence.

The properties in Groups II, III, IV, V, VI, VII, VIII, IX and X which are interests leased to the Group in Hong Kong, Macau, the PRC, Taiwan, Thailand, Malaysia, Singapore, the Philippines and the United States of America respectively, have no commercial value due to prohibition against assignment or lack of substantial profit rent.

In valuing properties in Hong Kong the Government Leases of which expired before 30 June 1997, we have taken into account that the provisions contained in Annex III of the Joint Declaration of the Government of the United Kingdom and the Government of the PRC on the Question of Hong Kong as well as in the New Territories Leases (Extension) Ordinance that such leases have been extended without premium until 30 June 2047 and a rent of 3% of the rateable value is charged per annum for each property from the date of extension.

Unless otherwise stated, in the course of our valuation of the properties situated in the PRC, we have assumed that transferable land use rights in respect of the properties for specific terms at nominal annual land use fees have been granted and that, any premia payable have already been fully paid. We have also assumed that the grantees or the users of the properties have free and uninterrupted rights to use or to assign the properties for the whole of the unexpired terms as granted. We have relied on the advice given by the Group and the Group’s legal adviser King & Wood on PRC Law, regarding the title to each of the property interests and the Group interests in the properties in the PRC.

We have not been provided with extract copies of documents in relation to the title to the properties situated in the PRC and we have caused searches to be made at the appropriate Land Registries in respect of the properties in Hong Kong and Macau. However, we have not searched the original documents ascertain ownership or to verify any amendments which may not appear on the copies handed to us.

We have relied to a very considerable extent on the information given by the Group and its legal adviser on PRC law. We have accepted advice given to us on such matters as planning approvals, statutory notices, easements, tenures, identification of properties, particulars of occupancy, tenancy details, site and floor plans, site and floor areas and all other relevant matters. Dimensions and measurements are based on the copies of documents or other information provided to us by the Group and are therefore only approximations. Unless otherwise stated, no on-site measurement has been carried out. We have had no reason to doubt the truth and accuracy of the information provided to us by the Group which are material to the valuations. We were also advised by the Group that no material facts have been omitted from the information supplied.

III-2

APPENDIX III	PROPERTY VALUATION

We have inspected the exterior and, wherever possible, the interior of the properties. However, no structural survey has been made, but in the course of our inspections, we did not note any serious defects. We are not, however, able to report whether the properties are free of rot, infestation or any other structural defects. No tests were carried out on any of the services.

No allowance has been made in our valuations for any charges, mortgages or amounts owing on the property interests nor any expenses or taxation which may be incurred in effecting sale. Unless otherwise stated, it is assumed that the property interests are free from encumbrances, restrictions and outgoings of any onerous nature which could affect their values.

As advised by the Group, up to 28 February 2009, there were in total approximately (a) 336 leased cell sites situated in two jurisdictions including 288 in Hong Kong and 48 in Macau and (b) 2,108 licensed cell sites situated in two jurisdictions including 2,002 in Hong Kong and 106 in Macau. The leased properties in Groups II to X, the leased cell sites and the licensed cell sites aforesaid have no commercial value due to the restrictions on assignments. A waiver has been granted by the Stock Exchange from compliance with Rules 5.01 and 5.06(1) to (3) and Practice Note 16 of the Listing Rules in respect of the Group’s leased and licensed cell sites.

As further advised by the Group, another waiver has been granted by the Stock Exchange from strict compliance with Practice Note 12 of the Listing Rules in respect of the requirement for our property valuation report to include a statement summarising the material information regarding title and other matters contained in any legal opinion relating to the 5 property interests leased by the Group in the PRC.

Unless otherwise stated, all sums stated in our valuation certificates are in Hong Kong dollars.

We enclose herewith a summary of valuations and our valuation certificate for your attention.

Yours faithfully,
for and on behalf of
DTZ Debenham Tie Leung Limited
K. B. Wong
Registered Professional Surveyor
(General Practice Division)
M.H.K.I.S., M.R.I.C.S.
Director

Note:

Mr. K. B. Wong is a Registered Professional Surveyor who has over 20 years’ experience in valuation of properties in Hong Kong and the PRC and also has extensive experience in valuation of properties in the United States and South-East Asian Countries.

III-3

APPENDIX III	PROPERTY VALUATION

SUMMARY OF VALUATIONS

Property		Capital value in existing state as at 28 February 2009
		HK$

Group I — Property interests held and occupied by the Group in Hong Kong

1.	Portions of 2nd and 3rd Floors and	15,000,000
	one Car Parking Space on the Ground Floor of the
	Telephone Exchange building,
	No. 1 Chun Ming Road,
	Hong Kong International Airport,
	Lantau Island,
	New Territories,
	Hong Kong

2.	Portions of 2nd and 3rd Floors,	12,000,000
	Telephone Exchange,
	No. 12 Cheung Tung Road,
	Tung Chung,
	Lantau Island,
	New Territories,
	Hong Kong

3.	Godowns B2 and C on 12th Floor,	26,500,000
	Ever Gain Centre,
	No. 28 On Muk Street,
	Shatin,
	New Territories,
	Hong Kong

4.	Unit B on 1st Floor and Flat Roof,	3,500,000
	Wang Yip Centre,
	No. 18 Wang Yip Street East,
	Yuen Long,
	New Territories,
	Hong Kong

III-4

APPENDIX III	PROPERTY VALUATION

Property		Capital value in existing state as at 28 February 2009
		HK$

5.	Units 7 to 12 with Portions of Corridor	5,900,000
	and Flat Roofs appertaining to Units 7
	and 10 on 1st Floor,
	Block 3,
	Nan Fung Industrial City,
	No. 18 Tin Hau Road,
	Tuen Mun,
	New Territories,
	Hong Kong

6.	Workshop 14 on 2nd Floor,	1,350,000
	Hong Leong Plaza,
	No. 33 Lok Yip Road,
	Fanling,
	New Territories,
	Hong Kong

7.	Office Nos. 2, 3 and 4 on 18th Floor,	2,000,000
	Kenbo Commercial Building,
	Nos. 335-339 Queen’s Road West,
	Sai Ying Pun,
	Hong Kong

8.	Flat A2 on 19th Floor,	2,100,000
	Block A,
	Ka On Building,
	No. 65 Catchick Street,
	Kennedy Town,
	Hong Kong

	Total of Group I:	68,350,000

III-5

APPENDIX III	PROPERTY VALUATION

SUMMARY OF VALUATIONS

Property		Capital value in existing state as at 28 February 2009
HK$

Group II — Property interests leased to the Group in Hong Kong

9.	78 leased properties in Hong Kong	No commercial value

Group III — Property interests leased to the Group in Macau

10.	12 leased properties in Macau	No commercial value

Group IV — Property interests leased to the Group in the PRC

11.	5 leased properties in various cities in the PRC	No commercial value

Group V — Property interest leased to the Group in Taiwan

12.	1 leased property in Taiwan	No commercial value

Group VI — Property interest leased to the Group in Thailand

13.	1 leased property in Thailand	No commercial value

Group VII — Property interest leased to the Group in Malaysia

14.	1 leased property in Malaysia	No commercial value

Group VIII — Property interest leased to the Group in Singapore

15.	1 leased property in Singapore	No commercial value

Group IX — Property interest leased to the Group in the Philippines

16.	1 leased property in the Philippines	No commercial value

Group X — Property interests leased to the Group in the United States

17.	3 leased properties in the United States	No commercial value

III-6

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
		Particulars of	existing state as at
Property	Description and tenure	occupancy	28 February 2009

1.

Portions of 2nd and 3rd Floors and one Car Parking Space on the Ground Floor of the Telephone Exchange building,
No. 1 Chun Ming Road,
Hong Kong International Airport,
Lantau Island,
New Territories,
Hong Kong

A portion of the Remaining Portion of Chek Lap Kok Lot No. 1 and the Extension thereto

The property comprises portions of the 2nd and 3rd floors and one car parking space of a 4-storey telephone exchange building completed in 1998.

The property has a gross floor area of approximately 586.691 sq.m. (6,315 sq.ft.), excluding the car parking space.

The land of the property is held by the Airport Authority from the Government for a term of years from 1 December 1995 to 30 June 2047. The term of sub-lease of the telephone exchange is from 3 February 1997 to 2 December 2028. The current annual Government Rent payable for the property is an amount equal to 3% of the rateable value for the time being of the property.

		The property is occupied by the Group for installation of telecommunication equipment.	HK$15,000,000

Notes:

(1)

A portion of the Remaining Portion of Chek Lap Kok Lot No. 1 and the Extension thereto having an area of approximately 1,701 square meters (the “land”) is leased by the Airport Authority to Hong Kong Telephone Company Limited (now known as PCCW-HKT Telephone Limited), Hutchison Communications Limited (now known as Hutchison Global Communications Limited) and New World Telephone Limited (now known as New World Telecommunications Limited) (as tenants in common in the following shares: namely as to 57/100th parts or shares in Hong Kong Telephone Company Limited, as to 28/100th parts or shares in Hutchison Communications Limited and as to 15/100th parts or shares in New World Telephone Limited (as Lessee) under a sub-lease dated 3 February 1997 and registered in the Islands New Territories Land Registry by Memorial No. 242390.

(2)

The sub-lease of the land prohibits assignment of the property. In the event that the Lessee desires to assign the property at any time during the term of the sub-lease, the Lessee shall obtain the consent from the Airport Authority.

(3)

Hutchison Communications Limited (now known as Hutchison Global Communications Limited) is entitled to have exclusive right to hold use and occupy the property under and by virtue of a Deed of Mutual Covenant and Management Agreement dated 3 December 1998 and registered in the Islands New Territories Land Registry by Memorial No. 278343.

(4)

At the time of our title search, we are not aware of any mortgage registered against the property under the name of Hong Kong Telephone Company Limited, Hutchison Communications Limited, New World Telephone Limited, PCCW-HKT Telephone Limited, Hutchison Global Communications Limited or New World Telecommunications Limited.

(5)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

III-7

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
			Particulars of	existing state as at
Property		Description and tenure	occupancy	28 February 2009

2.	Portions of 2nd and 3rd Floors, Telephone Exchange, No. 12 Cheung Tung Road, Tung Chung, Lantau Island, New Territories, Hong Kong A portion of Tung Chung Town Lot No. 8

The property comprises portions of the 2nd and 3rd floors of a 4-storey telephone exchange building completed in 1998.

The property has a gross floor area of approximately 413.027 sq.m. (4,446 sq.ft.).

The property is held from the Government under New Grant No.8169 for a term of years from 16 May 1998 to 30 June 2025. The current annual Government Rent payable for the property is an amount equal to 3% of the rateable value for the time being of the property.

			The property is occupied by the Group for installation of telecommunication equipment.	HK$12,000,000

Notes:

(1)

The registered owners of the whole of Tung Chung Town Lot No. 8 are Hong Kong Telephone Company Limited (now known as PCCW-HKT Telephone Limited), Hutchison Communications Limited (now known as Hutchison Global Communications Limited) and New World Telephone Limited (now known as New World Telecommunications Limited) holding as tenants in common in the following shares: namely as to 5,850/10,000th parts or shares in Hong Kong Telephone Company Limited, as to 1,869/10,000th parts or shares in Hutchison Communications Limited and as to 2,281/10,000th parts or shares in New World Telephone Limited.

(2)

At the time of our title search, we are not aware of any mortgage registered against the property under the name of Hong Kong Telephone Company Limited, Hutchison Communications Limited, New World Telephone Limited, PCCW-HKT Telephone Limited, Hutchison Global Communications Limited or New World Telecommunications Limited.

(3)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

III-8

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
			Particulars of	existing state as at
Property		Description and tenure	occupancy	28 February 2009

3.	Godowns B2 and C on 12th Floor, Ever Gain Centre, No. 28 On Muk Street, Shatin, New Territories, Hong Kong 177/5720th parts or shares of and in Sha Tin Town Lot No. 402

The property comprises two godown units on the 12th floor of a 20-storey godown building completed in 1993. The property has a saleable area of approximately 1,637.68 sq.m. (17,628 sq.ft.).

The property is held from the Government for a term of years from 4 May 1992 to 30 June 2047. The current annual Government Rent payable for the property is an amount equal to 3% of the rateable value for the time being of the property.

			The property is occupied by the Group for installation of telecommunication equipment.	HK$26,500,000

Notes:

(1)	The registered owner of the property is Hutchison Global Crossing Limited (now known as Hutchison Global Communications Limited).

(2)

The property is subject to a temporary waiver letter dated 15 April 2002 and issued by District Lands Officer, Sha Tin to permit the use of the property for the purpose of information technology and telecommunications industries for the life time of the existing building.

(3)	At the time of our title search, we are not aware of any mortgage registered against the property.

(4)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

III-9

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
			Particulars of	existing state as at
Property		Description and tenure	occupancy	28 February 2009

4.	Unit B on 1st Floor and Flat Roof, Wang Yip Centre, No. 18 Wang Yip Street East, Yuen Long, New Territories, Hong Kong 44/1380th parts or shares of and in Yuen Long Town Lot No. 385

The property comprises an industrial unit together with its flat roof on the 1st floor of a 9-storey industrial building completed in 1992.

The property has a gross floor area of approximately 411.46 sq.m. (4,429 sq.ft.) plus a flat roof area of approximately 136.29 sq.m. (1,467 sq.ft.).

The property is held from the Government for a term of years from 23 January 1990 to 30 June 2047. The current annual Government Rent payable for the property is an amount equal to 3% of the rateable value for the time being of the property.

			The property is occupied by the Group for installation of telecommunication equipment.	HK$3,500,000

Notes:

(1)	The registered owner of the property is Hutchison Global Communications Limited.

(2)	At the time of our title search, we are not aware of any mortgage registered against the property.

(3)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

(4)

The property is subject to a temporary waiver letter dated 5 May 2005 issued by the District Lands Officer, Yuen Long to permit the use of the property for the purpose of information technology and telecommunication industries.

III-10

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
		Particulars of	existing state as at
Property	Description and tenure	occupancy	28 February 2009

5.

Units 7 to 12 with Portions of Corridor and Flat Roofs appertaining to Units 7 and 10 on 1st Floor, Block 3,
Nan Fung Industrial City,
No. 18 Tin Hau Road,
Tuen Mun,
New Territories,
Hong Kong

157590/26992290th parts or shares of and in Tuen Mun Town Lot No. 233

The property comprises six industrial units on the 1st floor together with flat roofs appertaining to units 7 and 10 and portions of the corridor of a 16-storey industrial building completed in 1989.

The property has a total gross floor area of approximately 1,374.30 sq.m. (14,793 sq.ft.) plus a total flat roof area of approximately 89.74 sq.m. (966 sq.ft.).

The property is held from the Government for a term of 99 years from 1 July 1898 less the last three days and was statutorily extended to 30 June 2047. The current annual Government Rent payable for the property is an amount equal to 3% of the rateable value for the time being of the property.

		The property is occupied by the Group for installation of telecommunication equipment.	HK$5,900,000

Notes:

(1)	The registered owner of the property is Hutchison Global Communications Limited.

(2)	At the time of our title search, we are not aware of any mortgage registered against the property.

(3)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

(4)

The property is subject to a temporary waiver letter dated 6 July 2005 issued by the District Lands Officer, Tuen Mun to permit the use of the property for the purpose of information technology and telecommunication industries.

III-11

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
			Particulars of	existing state as at
Property		Description and tenure	occupancy	28 February 2009

6.	Workshop 14 on 2nd Floor, Hong Leong Plaza, No. 33 Lok Yip Road, Fanling, New Territories, Hong Kong 188/21231st parts or shares of and in Fanling Sheung Shui Town Lot No. 106

The property comprises an industrial unit on the 2nd floor of a 6-storey industrial building completed in 1992.

The property has a gross floor area of approximately 187.85 sq.m. (2,022 sq.ft.).

The property is held from the Government for a term of years from 14 November 1990 to 30 June 2047. The current annual Government Rent payable for the property is an amount equal to 3% of the rateable value for the time being of the property.

			The property is occupied by the Group for installation of telecommunication equipment.	HK$1,350,000

Notes:

(1)	The registered owner of the property is Hutchison Global Communications Limited.

(2)	At the time of our title search, we are not aware of any mortgage registered against the property.

(3)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

(4)

The property is subject to a temporary waiver letter dated 6 March 2006 issued by the District Lands Officer, North to permit the use of the property for the purpose of information technology and telecommunication industries.

III-12

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
		Particulars of	existing state as at
Property	Description and tenure	occupancy	28 February 2009

7.

Office Nos. 2, 3 and 4 on 18th Floor,
Kenbo Commercial Building,
Nos. 335-339 Queen’s Road West,
Sai Ying Pun,
Hong Kong

148/10703rd parts or shares of and in Section B and the Remaining Portion of Inland Lot No. 1270

The property comprises three office units on the 18th floor of a 23-storey commercial building completed in 1982.

The property has a total gross floor area of approximately 95.88 sq.m. (1,032 sq.ft.).

The property is held from the Government for a term of 999 years from 1 October 1855. The current Government Rent payable for the Remaining Portion of Inland Lot No. 1270 is HK$22 per annum.

		The property is currently occupied by the Group for installation of telecommunication equipment.	HK$2,000,000

Notes:

(1)	The registered owner of the property is Hutchison Radio Telephone Limited (now known as Hutchison Telephone Company Limited).

(2)	At the time of our title search, we are not aware of any mortgage registered against the property.

(3)	The valuation excludes the telecommunication equipment and all plant and machinery installed in the property.

III-13

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group I — Property interests held and occupied by the Group in Hong Kong

Capital value in
			Particulars of	existing state as at
Property		Description and tenure	occupancy	28 February 2009

8.	Flat A2 on 19th Floor, Block A, Ka On Building, No. 65 Catchick Street, Kennedy Town, Hong Kong 6/646th parts or shares of and in the Remaining Portion of Section D of Marine Lot No. 245

The property comprises a residential unit on the 19th floor of a 24-storey residential block erected over a commercial podium completed in 1988.

The property has a gross floor area of approximately 60.83 sq.m. (655 sq.ft.).

The property is held from the Government for a term of 999 years from 24 June 1892. The current Government Rent payable for the lot is HK$88 per annum.

			The property is currently occupied by the Group as staff quarter.	HK$2,100,000

Notes:

(1)	The registered owner of the property is Hutchison Telephone Company Limited.

(2)	At the time of our title search, we are not aware of any mortgage registered against the property.

III-14

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group II — Property interests leased to the Group in Hong Kong

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

9.	78 leased properties in Hong Kong

The property comprises 78 various operational and ancillary premises with a total floor area of approximately 61,602.84 sq.m. (663,093.00 sq.ft.) which are currently occupied by the Group for office, shop and warehouse uses.

The properties are subject to 78 tenancy agreements for terms of 1 year to 10 years with the latest tenancy due to expire in February 2015 at a total monthly rent of approximately HK$9,070,000.

No commercial value

III-15

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group III — Property interests leased to the Group in Macau

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

10.	12 leased properties in Macau

The property comprises 9 various operational and ancillary premises with a total floor area of approximately 3,707.26 sq.m. (39,905.00 sq. ft.) which are currently occupied by the Group for office, shop, residential, warehouse uses and 3 car parking spaces.

The properties are subject to 12 tenancy agreements for terms of 1 year to 12 years with the latest tenancy due to expire in December 2012 at a total monthly rent of approximately HK$321,000.

No commercial value

III-16

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IV — Property interests leased to the Group in the PRC

						Capital value in
						existing state as at
Property		Description and tenure				28 February 2009

11.	5 leased properties in various cities in the PRC	The property comprises a total of 5 leased properties in the PRC.				No commercial value
		The details of the properties are summarized as follows:

			Approximate		No. of
		Use	Gross Floor Area		properties
			(sq. m.)	(sq. ft.)

		Office	426.74	4,593	3

		Industrial	925.36	9,961	2

			1,352.10	14,554	5

The property is currently leased to the Group under various tenancies with the latest tenancy due to expire on 30 September 2010 at a total monthly rent of approximately Renminbi 108,000, exclusive of management fees and all outgoings.

III-17

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group V — Property interest leased to the Group in Taiwan

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

12.	1 leased property in Taiwan

The property comprises one office unit with a total floor area of approximately 188.44 sq.m. (2,028.37 sq.ft.) which is currently occupied by the Group for office use.

The property is subject to a tenancy agreement for a term of 2 years from 1 December 2008 to 30 November 2010 at a monthly rent of New Taiwan Dollar 109,100.

No commercial value

III-18

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group VI — Property interest leased to the Group in Thailand

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

13.	1 leased property in Thailand

The property comprises one office unit with a total floor area of approximately 30.57 sq.m. (329.06 sq.ft.) which is currently occupied by the Group for office use.

The property is subject to a tenancy agreement for a term of 1 year from 10 September 2002 to 9 September  2003 (Note: 1) at a monthly rent of Thai Baht 12,533.70.

No commercial value

Note:

(1)	The previous tenancy has expired and the tenant is still holding over at the current tenancy rent subject to negotiation of a new agreement.

III-19

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group VII — Property interest leased to the Group in Malaysia

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

14.	1 leased property in Malaysia

The property comprises one office unit with a total floor area of approximately 82.52 sq.m. (888.25 sq.ft.) which is currently occupied by the Group for office use.

The property is subject to a tenancy agreement for a term of 2 years from 1 April 2008 to 31 March 2010 at a monthly rent of Malaysian Ringgit 2,200.

No commercial value

III-20

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group VIII — Property interest leased to the Group in Singapore

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

15.	1 leased property in Singapore

The property comprises one office unit with a total floor area of approximately 75.99 sq.m. (818.00 sq.ft.) which is currently occupied by the Group for installation of telecommunication equipment.

The property is subject to a tenancy agreement for a term of 3 years from 16 August 2008 to 15 August 2011 at a monthly rent of Singapore Dollar 4,376.30.

No commercial value

III-21

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group IX — Property interest leased to the Group in the Philippines

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

16.	1 leased property in the Philippines

The property comprises one office unit with a total floor area of approximately 84.72 sq.m. (911.93 sq.ft.) which is currently occupied by the Group for office use.

The property is subject to a tenancy agreement for a term of 2 years from 1 January 2008 to 31 December 2009 at a monthly rent of Philippine Peso 56,504.43.

No commercial value

III-22

APPENDIX III	PROPERTY VALUATION

VALUATION CERTIFICATE

Group X — Property interests leased to the Group in the United States of America

Capital value in
existing state as at
Property		Description and tenure	28 February 2009

17.	3 leased properties in the United States

The properties comprise one office unit and two switch areas with a total floor area of approximately 116.13 sq.m. (1,250.00 sq.ft.) which are currently used by the Group for office use and the installation of telecommunication equipment.

The properties are subject to 3 licence agreements for terms of 1 year to 2 years with the latest licence due to expire in August 2009 at a total monthly licence fee of approximately United States Dollar 12,454.75.

No commercial value

III-23

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

Set out below is a summary of certain provisions of the Memorandum and Articles of Association and of certain aspects of Cayman company law.

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 3 August 2007 under the Companies Law. The Memorandum and the Articles of Association (the “Articles”) comprise its constitution.

1                 MEMORANDUM OF ASSOCIATION

(a)          The Memorandum states, inter alia, that the liability of members of the Company is limited to the amount, if any, for the time being unpaid on the Shares respectively held by them and that the objects for which the Company is established are unrestricted (including acting as an investment company), and that the Company shall have full power and authority and be capable of exercising all the powers exercisable by a natural person or body corporate in doing in any part of the world provided that the Company shall only carry on the business for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws. In view of the fact that the Company is an exempted company, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands.

(b)         The Company may by special resolution alter its Memorandum with respect to any objects, powers or other matters specified therein.

2                 ARTICLES OF ASSOCIATION

The Articles were adopted on 6 April 2009. The following is a summary of certain provisions of the Articles:

(a)   Directors

(i)    Power to allot and issue shares and warrants

Subject to the provisions of the Companies Law and the Memorandum and Articles and to any special rights conferred on the holders of any shares or class of shares, any share may be issued with or have attached thereto such rights, or such restrictions, whether with regard to dividend, voting, return of capital, or otherwise, as the Company may by ordinary resolution determine (or, in the absence of any such determination or so far as the same may not make specific provision, as the board may determine). Subject to the Companies Law, the rules of any Designated Stock Exchange (as defined in the Articles) and the Memorandum and Articles, any share may be issued on terms that, at the option of the Company or the holder thereof, they are liable to be redeemed.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

The board may issue warrants conferring the right upon the holders thereof to subscribe for any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.

Subject to the provisions of the Companies Law and the Articles and, where applicable, the rules of any Designated Stock Exchange (as defined in the Articles) and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, all unissued shares in the Company shall be at the disposal of the board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times, for such consideration and on such terms and conditions as it in its absolute discretion thinks fit, but so that no shares shall be issued at a discount.

Neither the Company nor the board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever.

(ii)   Power to dispose of the assets of the Company or any subsidiary

There are no specific provisions in the Articles relating to the disposal of the assets of the Company or any of its subsidiaries. The Directors may, however, exercise all powers and do all acts and things which may be exercised or done or approved by the Company and which are not required by the Articles or the Companies Law to be exercised or done by the Company in general meeting.

(iii) Compensation or payments for loss of office

Pursuant to the Articles, payments to any Director or past Director of any sum by way of compensation for loss of office or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must be approved by the Company in general meeting.

(iv)  Loans and provision of security for loans to Directors

There are provisions in the Articles prohibiting the making of loans to Directors.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(v)   Disclosure of interests in contracts with the Company or any of its subsidiaries

A Director may hold any other office or place of profit with the Company (except that of the auditor of the Company) in conjunction with his office of Director for such period and, subject to the Articles, upon such terms as the board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) in addition to any remuneration provided for by or pursuant to any other Articles. A Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or any other company in which the Company may be interested, and shall not be liable to account to the Company or the members for any remuneration, profits or other benefits received by him as a director, officer or member of, or from his interest in, such other company. Subject as otherwise provided by the Articles, the board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

Subject to the Companies Law and the Articles, no Director or proposed or intended Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or the fiduciary relationship thereby established. A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the board at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case, at the first meeting of the board after he knows that he is or has become so interested.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

A Director shall not vote (nor be counted in the quorum) on any resolution of the board approving any contract or arrangement or other proposal in which he or any of his associates is materially interested, but this prohibition shall not apply to any of the following matters, namely:

(aa)    any contract or arrangement for giving to such Director or his associate(s) any security or indemnity in respect of money lent by him or any of his associates or obligations incurred or undertaken by him or any of his associates at the request of or for the benefit of the Company or any of its subsidiaries;

(bb)  any contract or arrangement for the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or his associate(s) has himself/ themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;

(cc)    any contract or arrangement concerning an offer of shares or debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase, where the Director or his associate(s) is/are or is/are to be interested as a participant in the underwriting or sub underwriting of the offer;

(dd)  any contract or arrangement in which the Director or his associate(s) is/are interested in the same manner as other holders of shares or debentures or other securities of the Company by virtue only of his/their interest in shares or debentures or other securities of the Company;

(ee)    any contract or arrangement concerning any other company in which the Director or his associate(s) is/are interested only, whether directly or indirectly, as an officer or executive or a shareholder or in which the Director and any of his associates are not in aggregate beneficially interested in 5 per cent. or more of the issued shares or of the voting rights of any class of shares of such company (or of any third company through which his interest or that of any of his associates is derived); or

(ff)       any proposal or arrangement concerning the adoption, modification or operation of a share option scheme, a pension fund or retirement, death, or disability benefits scheme or other arrangement which relates both to Directors, his associates and employees of the Company or of any of its subsidiaries and does not provide in respect of any Director, or his associate(s), as such any privilege or advantage not accorded generally to the class of persons to which such scheme or fund relates.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(vi)  Remuneration

The ordinary remuneration of the Directors shall from time to time be determined by the Company in general meeting, such sum (unless otherwise directed by the resolution by which it is voted) to be divided amongst the Directors in such proportions and in such manner as the board may agree or, failing agreement, equally, except that any Director holding office for part only of the period in respect of which the remuneration is payable shall only rank in such division in proportion to the time during such period for which he held office. The Directors shall also be entitled to be prepaid or repaid all travelling, hotel and incidental expenses reasonably expected to be incurred or incurred by them in attending any board meetings, committee meetings or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties as Directors.

Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration as a Director. An executive Director appointed to be a managing director, joint managing director, deputy managing director or other executive officer shall receive such remuneration (whether by way of salary, commission or participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the board may from time to time decide. Such remuneration may be either in addition to or in lieu of his remuneration as a Director.

The board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s monies to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit with the Company or any of its subsidiaries) and ex-employees of the Company and their dependents or any class or classes of such persons.

The board may pay, enter into agreements to pay or make grants of revocable or irrevocable, and either subject or not subject to any terms or conditions, pensions or other benefits to employees and ex-employees and their dependents, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

dependents are or may become entitled under any such scheme or fund as is mentioned in the previous paragraph. Any such pension or benefit may, as the board considers desirable, be granted to an employee either before and in anticipation of, or upon or at any time after, his actual retirement.

(vii)   Retirement, appointment and removal

At each annual general meeting, one-third of the Directors for the time being (or if their number is not a multiple of three, then the number nearest to but not less than one-third) will retire from office by rotation provided that every Director shall be subject to retirement at an annual general meeting at least once every three years. The Directors to retire in every year will be those who have been longest in office since their last re-election or appointment but as between persons who became or were last re-elected Directors on the same day those to retire will (unless they otherwise agree among themselves) be determined by lot. There are no provisions relating to retirement of Directors upon reaching any age limit.

The Directors shall have the power from time to time and at any time to appoint any person as a Director either to fill a casual vacancy on the board or as an addition to the existing board. Any Director appointed to fill a casual vacancy shall hold office until the first general meeting of members after his appointment and be subject to re-election at such meeting and any Director appointed as an addition to the existing board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. Neither a Director nor an alternate Director is required to hold any shares in the Company by way of qualification.

A Director may be removed by an ordinary resolution of the Company before the expiration of his period of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the Company) and may by ordinary resolution appoint another in his place. Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two. There is no maximum number of Directors.

The office or director shall be vacated:

(aa)    if he resigns his office by notice in writing delivered to the Company at the registered office of the Company for the time being or tendered at a meeting of the Board;

(bb)  becomes of unsound mind or dies;

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(cc)    if, without special leave, he is absent from meetings of the board (unless an alternate director appointed by him attends) for six (6) consecutive months, and the board resolves that his office is vacated;

(dd)  if he becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(ee)    if he is prohibited from being a director by law;

(ff)        if he ceases to be a director by virtue of any provision of law or is removed from office pursuant to the Articles.

The board may from time to time appoint one or more of its body to be managing director, joint managing director, or deputy managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the board may determine and the board may revoke or terminate any of such appointments. The board may delegate any of its powers, authorities and discretions to committees consisting of such Director or Directors and other persons as the board thinks fit, and it may from time to time revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations that may from time to time be imposed upon it by the board.

(viii) Borrowing powers

The board may exercise all the powers of the Company to raise or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Companies Law, to issue debentures, bonds and other securities of the Company, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

(ix)  Proceedings of the Board

The board may meet for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the chairman of the meeting shall have an additional or casting vote.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(x)   Register of Directors and Officers

The Companies Law and the Articles provide that the Company is required to maintain at its registered office a register of directors and officers which is not available for inspection by the public. A copy of such register must be filed with the Registrar of Companies in the Cayman Islands and any change must be notified to the Registrar within thirty (30) days of any change in such directors or officers.

(b)   Alterations to constitutional documents

The Articles may be rescinded, altered or amended by the Company in general meeting by special resolution. The Articles state that a special resolution shall be required to alter the provisions of the Memorandum, to amend the Articles or to change the name of the Company.

(c)   Alteration of capital

The Company may from time to time by ordinary resolution in accordance with the relevant provisions of the Companies Law:

(i)             increase its capital by such sum, to be divided into shares of such amounts as the resolution shall prescribe;

(ii)        consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(iii)     divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or restrictions as the Company in general meeting or as the directors may determine;

(iv)     sub-divide its shares or any of them into shares of smaller amount than is fixed by the Memorandum, subject nevertheless to the provisions of the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as the Company has power to attach to unissued or new shares; or

(v)         cancel any shares which, at the date of passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled.

The Company may subject to the provisions of the Companies Law reduce its share capital or any capital redemption reserve or other undistributable reserve in any way by special resolution.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(d)   Variation of rights of existing shares or classes of shares

Subject to the Companies Law, all or any of the special rights attached to the shares or any class of shares may (unless otherwise provided for by the terms of issue of that class) be varied, modified or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting the provisions of the Articles relating to general meetings will mutatis mutandis apply, but so that the necessary quorum (other than at an adjourned meeting) shall be two persons holding or representing by proxy not less than one-third in nominal value of the issued shares of that class and at any adjourned meeting two holders present in person or by proxy whatever the number of shares held by them shall be a quorum. Every holder of shares of the class shall be entitled to one vote for every such share held by him.

The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

(e)   Special resolution-majority required

Pursuant to the Articles, a special resolution of the Company must be passed by a majority of not less than three-fourths of the votes cast by such members as, being entitled so to do, vote in person or, in the case of such members as are corporations, by their duly authorised representatives or, where proxies are allowed, by proxy at a general meeting of which notice of not less than twenty-one (21) clear days specifying the intention to propose the resolution as a special resolution, has been duly given. Provided that if permitted by the Designated Stock Exchange (as defined in the Articles), except in the case of an annual general meeting, if it is so agreed by a majority in number of the members having a right to attend and vote at such meeting, being a majority together holding not less than ninety-five per cent. (95%) in nominal value of the shares giving that right and, in the case of an annual general meeting, if so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which notice of less than twenty-one (21) clear days has been given.

A copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands within fifteen (15) days of being passed.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

An ordinary resolution is defined in the Articles to mean a resolution passed by a simple majority of the votes of such members of the Company as, being entitled to do so, vote in person or, in the case of corporations, by their duly authorised representatives or, where proxies are allowed, by proxy at a general meeting held in accordance with the Articles.

(f)    Voting rights

Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with the Articles, at any general meeting on a poll every member present in person or by proxy or, in the case of a member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or installments is treated for the foregoing purposes as paid up on the share. A member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

At any general meeting a resolution put to the vote of the meeting is to be decided by way of a poll.

If a recognised clearing house (or its nominee(s)) is a member of the Company it may authorise such person or persons as it thinks fit to act as its representative(s) at any meeting of the Company or at any meeting of any class of members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person authorised pursuant to this provision shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by that clearing house (or its nominee(s)).

Where the Company has any knowledge that any shareholder is, under the rules of the Designated Stock Exchange (as defined in the Articles), required to abstain from voting on any particular resolution of the Company or restricted to voting only for or only against any particular resolution of the Company, any votes cast by or on behalf of such shareholder in contravention of such requirement or restriction shall not be counted.

(g)         Requirements for annual general meetings

An annual general meeting of the Company must be held in each year, other than the year of adoption of the Articles (within a period of not more than fifteen (15) months after the holding of the last preceding annual general meeting or a period of eighteen (18) months from the date of adoption of the Articles, unless a longer period would not infringe the rules of any Designated Stock Exchange (as defined in the Articles)) at such time and place as may be determined by the board.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(h)         Accounts and audit

The board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Companies Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

The accounting records shall be kept at the registered office or at such other place or places as the board decides and shall always be open to inspection by any Director. No member (other than a Director) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the board or the Company in general meeting.

A copy of every balance sheet and profit and loss account (including every document required by law to be annexed thereto) which is to be laid before the Company at its general meeting, together with a printed copy of the Directors’ report and a copy of the auditors’ report, shall not less than twenty-one (21) days before the date of the meeting and at the same time as the notice of annual general meeting be sent to every person entitled to receive notices of general meetings of the Company under the provisions the Articles; however, subject to compliance with all applicable laws, including the rules of the Designated Stock Exchange (as defined in the Articles), the Company may send to such persons summarised financial statements derived from the Company’s annual accounts and the directors’ report instead provided that any such person may by notice in writing served on the Company, demand that the Company sends to him, in addition to summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.

Auditors shall be appointed and the terms and tenure of such appointment and their duties at all times regulated in accordance with the provisions of the Articles. The remuneration of the auditors shall be fixed by the Company in general meeting or in such manner as the members may determine.

The financial statements of the Company shall be audited by the auditor in accordance with generally accepted auditing standards. The auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the auditor shall be submitted to the members in general meeting. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the auditor should disclose this fact and name such country or jurisdiction.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(i)             Notices of meetings and business to be conducted thereat

An annual general meeting shall be called by notice of not less than twenty-one (21) clear days and not less than twenty (20) clear business days and any extraordinary general meeting at which it is proposed to pass a special resolution shall (save as set out in sub-paragraph (e) above) be called by notice of at least twenty-one (21) clear days and not less than ten (10) clear business days. All other extraordinary general meetings shall be called by notice of at least fourteen (14) clear days and not less than ten (10) clear business days. The notice must specify the time and place of the meeting and, in the case of special business, the general nature of that business. In addition notice of every general meeting shall be given to all members of the Company other than such as, under the provisions of the Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, and also to the auditors for the time being of the Company.

Notwithstanding that a meeting of the Company is called by shorter notice than that mentioned above if permitted by the rules of the Designated Stock Exchange, it shall be deemed to have been duly called if it is so agreed:

(i)                 in the case of a meeting called as an annual general meeting, by all members of the Company entitled to attend and vote thereat; and

(ii)              in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) in nominal value of the issued shares giving that right.

All business shall be deemed special that is transacted at an extraordinary general meeting and also all business shall be deemed special that is transacted at an annual general meeting with the exception of the following, which shall be deemed ordinary business:

(aa)        the declaration and sanctioning of dividends;

(bb)      the consideration and adoption of the accounts and balance sheet and the reports of the directors and the auditors;

(cc)        the election of directors in place of those retiring;

(dd)      the appointment of auditors and other officers;

(ee)        the fixing of the remuneration of the directors and of the auditors;

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(ff)            the granting of any mandate or authority to the directors to offer, allot, grant options over or otherwise dispose of the unissued shares of the Company representing not more than twenty per cent (20%) in nominal value of its existing issued share capital; and

(gg)      the granting of any mandate or authority to the directors to repurchase securities of the Company.

(j)             Transfer of shares

All transfers of shares may be effected by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange (as defined in the Articles) or in such other form as the board may approve and which may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the board may approve from time to time. The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the board may dispense with the execution of the instrument of transfer by the transferee in any case in which it thinks fit, in its discretion, to do so and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the register of members in respect thereof. The board may also resolve either generally or in any particular case, upon request by either the transferor or the transferee, to accept mechanically executed transfers.

The board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the principal register to any branch register or any share on any branch register to the principal register or any other branch register.

Unless the board otherwise agrees, no shares on the principal register shall be transferred to any branch register nor may shares on any branch register be transferred to the principal register or any other branch register. All transfers and other documents of title shall be lodged for registration and registered, in the case of shares on a branch register, at the relevant registration office and, in the case of shares on the principal register, at the registered office in the Cayman Islands or such other place at which the principal register is kept in accordance with the Companies Law.

The board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also refuse to register any transfer of any share to more than four joint holders or any transfer of any share (not being a fully paid up share) on which the Company has a lien.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

The board may decline to recognise any instrument of transfer unless a fee of such maximum sum as any Designated Stock Exchange (as defined in the Articles) may determine to be payable or such lesser sum as the Directors may from time to time require is paid to the Company in respect thereof, the instrument of transfer, if applicable, is properly stamped, is in respect of only one class of share and is lodged at the relevant registration office or registered office or such other place at which the principal register is kept accompanied by the relevant share certificate(s) and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer (and if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do).

The registration of transfers may be suspended and the register closed on giving notice by advertisement in a relevant newspaper and, where applicable, any other newspapers in accordance with the requirements of any Designated Stock Exchange (as defined in the Articles), at such times and for such periods as the board may determine and either generally or in respect of any class of shares. The register of members shall not be closed for periods exceeding in the whole thirty (30) days in any year.

(k)          Power for the Company to purchase its own shares

The Company is empowered by the Companies Law and the Articles to purchase its own Shares subject to certain restrictions and the Board may only exercise this power on behalf of the Company subject to any applicable requirements imposed from time to time by any Designated Stock Exchange (as defined in the Articles).

(l)             Power for any subsidiary of the Company to own shares in the Company

There are no provisions in the Articles relating to ownership of shares in the Company by a subsidiary.

(m)       Dividends and other methods of distribution

Subject to the Companies Law, the Company in general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by the board.

The Articles provide dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the directors determine is no longer needed. With the sanction of an ordinary resolution dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share may otherwise provide, (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect whereof the dividend is paid but no amount paid up on a share in advance of calls shall for this purpose be treated as paid up

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

on the share and (ii) all dividends shall be apportioned and paid pro rata according to the amount paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. The Directors may deduct from any dividend or other monies payable to any member or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

Whenever the board or the Company in general meeting has resolved that a dividend be paid or declared on the share capital of the Company, the board may further resolve either (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof) in cash in lieu of such allotment, or (b) that shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the board may think fit. The Company may also upon the recommendation of the board by an ordinary resolution resolve in respect of any one particular dividend of the Company that it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address, or in the case of joint holders, addressed to the holder whose name stands first in the register of the Company in respect of the shares at his address as appearing in the register or addressed to such person and at such addresses as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

Whenever the board or the Company in general meeting has resolved that a dividend be paid or declared the board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind.

All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by the board for the benefit of the Company until claimed and the Company shall not be constituted a trustee in respect thereof. All dividends or bonuses unclaimed for six years after having been declared may be forfeited by the board and shall revert to the Company.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

No dividend or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

(n)         Proxies

Any member of the Company entitled to attend and vote at a meeting of the Company is entitled to appoint another person as his proxy to attend and vote instead of him. A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a member of the Company and shall be entitled to exercise the same powers on behalf of a member who is an individual and for whom he acts as proxy as such member could exercise. In addition, a proxy shall be entitled to exercise the same powers on behalf of a member which is a corporation and for which he acts as proxy as such member could exercise if it were an individual member. Votes may be given either personally (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy.

(o)         Call on shares and forfeiture of shares

Subject to the Articles and to the terms of allotment, the board may from time to time make such calls upon the members in respect of any monies unpaid on the shares held by them respectively (whether on account of the nominal value of the shares or by way of premium). A call may be made payable either in one lump sum or by installments. If the sum payable in respect of any call or instalment is not paid on or before the day appointed for payment thereof, the person or persons from whom the sum is due shall pay interest on the same at such rate not exceeding twenty per cent. (20%) per annum as the board may agree to accept from the day appointed for the payment thereof to the time of actual payment, but the board may waive payment of such interest wholly or in part. The board may, if it thinks fit, receive from any member willing to advance the same, either in money or money’s worth, all or any part of the monies uncalled and unpaid or installments payable upon any shares held by him, and upon all or any of the monies so advanced the Company may pay interest at such rate (if any) as the board may decide.

If a member fails to pay any call on the day appointed for payment thereof, the board may serve not less than fourteen (14) clear days’ notice on him requiring payment of so much of the call as is unpaid, together with any interest which may have accrued and which may still accrue up to the date of actual payment and stating that, in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the board to that effect. Such forfeiture will include all dividends and bonuses declared in respect of the forfeited share and not actually paid before the forfeiture.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares, together with (if the board shall in its discretion so require) interest thereon from the date of forfeiture until the date of actual payment at such rate not exceeding twenty per cent. (20%) per annum as the board determines.

(p)         Inspection of register of members

Pursuant to the Articles the register and branch register of members shall be open to inspection for at least two (2) hours on every business day by members without charge, or by any other person upon a maximum payment of HK$2.50 or such lesser sum specified by the board, at the registered office or such other place at which the register is kept in accordance with the Companies Law or, upon a maximum payment of HK$1.00 or such lesser sum specified by the board, at the Registration Office (as defined in the Articles), unless the register is closed in accordance with the Articles.

(q)         Quorum for meetings and separate class meetings

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman.

Save as otherwise provided by the Articles the quorum for a general meeting shall be two members present in person (or, in the case of a member being a corporation, by its duly authorised representative) or by proxy and entitled to vote. In respect of a separate class meeting (other than an adjourned meeting) convened to sanction the modification of class rights the necessary quorum shall be two persons holding or representing by proxy not less than one-third in nominal value of the issued shares of that class.

A corporation being a member shall be deemed for the purpose of the Articles to be present in person if represented by its duly authorised representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting of the Company or at any relevant general meeting of any class of members of the Company.

(r)            Rights of the minorities in relation to fraud or oppression

There are no provisions in the Articles relating to rights of minority shareholders in relation to fraud or oppression. However, certain remedies are available to shareholders of the Company under Cayman law, as summarised in paragraph 3(f) of this Appendix IV.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(s)          Procedures on liquidation

A resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding-up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding-up on the shares held by them respectively.

If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Companies Law divide among the members in specie or kind the whole or any part of the assets of the Company whether the assets shall consist of property of one kind or shall consist of properties of different kinds and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator, with the like authority, shall think fit, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

(t)            Untraceable members

Pursuant to the Articles, the Company may sell any of the shares of a member who is untraceable if (i) all cheques or warrants in respect of dividends of the shares in question (being not less than three in total number) for any sum payable in cash to the holder of such shares have remained uncashed for a period of 12 years; (ii) upon the expiry of the 12 year period, the Company has not during that time received any indication of the existence of the member; and (iii) the Company has caused an advertisement to be published in accordance with the rules of the Designated Stock Exchange (as defined in the Articles) giving notice of its intention to sell such shares and a period of three (3) months, or such shorter period as may be permitted by the Designated Stock Exchange (as defined in the Articles), has elapsed since the date of such advertisement and the Designated Stock Exchange (as defined in the Articles) has been notified of such intention. The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds, it shall become indebted to the former member of the Company for an amount equal to such net proceeds.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(u)         Subscription rights reserve

The Articles provide that to the extent that it is not prohibited by and is in compliance with the Companies Law, if warrants to subscribe for shares have been issued by the Company and the Company does any act or engages in any transaction which would result in the subscription price of such warrants being reduced below the par value of a share, a subscription rights reserve shall be established and applied in paying up the difference between the subscription price and the par value of a share on any exercise of the warrants.

3      CAYMAN ISLANDS COMPANY LAW

The Company is incorporated in the Cayman Islands subject to the Companies Law and, therefore, operates subject to Cayman law. Set out below is a summary of certain provisions of Cayman company law, although this does not purport to contain all applicable qualifications and exceptions or to be a complete review of all matters of Cayman company law and taxation, which may differ from equivalent provisions in jurisdictions with which interested parties may be more familiar:

(a)   Operations

As an exempted company, the Company’s operations must be conducted mainly outside the Cayman Islands. The Company is required to file an annual return each year with the Registrar of Companies of the Cayman Islands and pay a fee which is based on the amount of its authorised share capital.

(b)         Share capital

The Companies Law provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premiums on those shares shall be transferred to an account, to be called the “share premium account”. At the option of a company, these provisions may not apply to premiums on shares of that company allotted pursuant to any arrangement in consideration of the acquisition or cancellation of shares in any other company and issued at a premium. The Companies Law provides that the share premium account may be applied by the company subject to the provisions, if any, of its memorandum and articles of association in (a) paying distributions or dividends to members; (b) paying up unissued shares of the company to be issued to members as fully paid bonus shares; (c) the redemption and repurchase of shares (subject to the provisions of section 37 of the Companies Law); (d) writing-off the preliminary expenses of the company; (e) writing-off the expenses of, or the commission paid or discount allowed on, any issue of shares or debentures of the company; and (f) providing for the premium payable on redemption or purchase of any shares or debentures of the company.

No distribution or dividend may be paid to members out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid, the company will be able to pay its debts as they fall due in the ordinary course business.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

The Companies Law provides that, subject to confirmation by the Grand Court of the Cayman Islands (the “Court”), a company limited by shares or a company limited by guarantee and having a share capital may, if so authorised by its articles of association, by special resolution reduce its share capital in any way.

The Articles includes certain protections for holders of special classes of shares, requiring their consent to be obtained before their rights may be varied. The consent of the specified proportions of the holders of the issued shares of that class or the sanction of a resolution passed at a separate meeting of the holders of those shares is required.

(c)   Financial assistance to purchase shares of a company or its holding company

Subject to all applicable laws, the Company may give financial assistance to Directors and employees of the Company, its subsidiaries, its holding company or any subsidiary of such holding company in order that they may buy Shares in the Company or shares in any subsidiary or holding company. Further, subject to all applicable laws, the Company may give financial assistance to a trustee for the acquisition of Shares in the Company or shares in any such subsidiary or holding company to be held for the benefit of employees of the Company, its subsidiaries, any holding company of the Company or any subsidiary of any such holding company (including salaried Directors).

There is no statutory restriction in the Cayman Islands on the provision of financial assistance by a company to another person for the purchase of, or subscription for, its own or its holding company’s shares. Accordingly, a company may provide financial assistance if the directors of the company consider, in discharging their duties of care and acting in good faith, for a proper purpose and in the interests of the company, that such assistance can properly be given. Such assistance should be on an arm’s-length basis.

(d)   Purchase of shares and warrants by a company and its subsidiaries

Subject to the provisions of the Companies Law, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorised by its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the company or a shareholder. In addition, such a company may, if authorised to do so by its articles of association, purchase its own shares, including any redeemable shares. However, if the articles of association do not authorise the manner or purchase, a company cannot purchase any of its own shares unless the manner of purchase has first been authorised by an ordinary resolution of the company. At no time may a company redeem or purchase its shares unless they are fully paid. A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any member

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

of the company holding shares. A payment out of capital by a company for the redemption or purchase of its own shares is not lawful unless immediately following the date on which the payment is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business.

A company is not prohibited from purchasing and may purchase its own warrants subject to and in accordance with the terms and conditions of the relevant warrant instrument or certificate. There is no requirement under Cayman Islands law that a company’s memorandum or articles of association contain a specific provision enabling such purchases and the directors of a company may rely upon the general power contained in its memorandum of association to buy and sell and deal in personal property of all kinds.

Under Cayman Islands law, a subsidiary may hold shares in its holding company and, in certain circumstances, may acquire such shares.

(e)   Dividends and distributions

With the exception of section 34 of the Companies Law, there is no statutory provisions relating to the payment of dividends. Based upon English case law, which is regarded as persuasive in the Cayman Islands, dividends may be paid only out of profits. In addition, section 34 of the Companies Law permits, subject to a solvency test and the provisions, if any, of the company’s memorandum and articles of association, the payment of dividends and distributions out of the share premium account (see paragraph 2(m) above for further details).

(f)    Protection of minorities

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

In the case of a company (not being a bank) having a share capital divided into shares, the Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine into the affairs of the company and to report thereon in such manner as the Court shall direct.

Any shareholder of a company may petition the Court which may make a winding-up order if the Court is of the opinion that it is just and equitable that the company should be wound up or, as an alternative to a winding up order, (a) an order

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

regulating the conduct of the company’s affairs in the future, (b) an order requiring the company to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (c) an order authorising civil proceedings to be brought in the name and on behalf of the company by the shareholder petitioner on such terms as the Court may direct, or (d) an order providing for the purchase of the shares of any shareholders of the company by other shareholders or by the company itself and, in the case of a purchase by the company itself, a reduction of the company’s capital accordingly.

Generally claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

(g)   Management

The Companies Law contains no specific restrictions on the power of directors to dispose of assets of a company. However, as a matter of general law, every officer of a company, which includes a director, managing director and secretary, in exercising his powers and discharging his duties must do so honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

(h)   Accounting and auditing requirements

A company shall cause proper books of account to be kept with respect to (i) all sums of money received and expended by the company and the matters in respect of which the receipt and expenditure takes place; (ii) all sales and purchases of goods by the company; and (iii) the assets and liabilities of the company.

Proper books of account shall not be deemed to be kept if there are not kept such books as are necessary to give a true and fair view of the state of the company’s affairs and to explain its transactions.

(i)    Exchange control

There are no exchange control regulations or currency restrictions in the Cayman Islands.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(j)    Taxation

Pursuant to section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, the Company has obtained an undertaking from the Governor-in-Cabinet:

(1)   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciation shall apply to the Company or its operations; and

(2)   that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on or in respect of the shares, debentures or other obligations of the Company.

The undertaking for the Company is for a period of 20 years from 24 March 2009.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties.

(k)   Stamp duty on transfers

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

(l)    Loans to directors

There is no express provision in the Companies Law prohibiting the making of loans by a company to any of its directors.

(m)  Inspection of corporate records

Members of the Company will have no general right under the Companies Law to inspect or obtain copies of the register of members or corporate records of the Company. They will, however, have such rights as may be set out in the Company’s Articles.

An exempted company may, subject to the provisions of its articles of association, maintain its principal register of members and any branch registers at such locations, whether within or without the Cayman Islands, as the directors may, from time to time, think fit. There is no requirement under the Companies Law for an exempted company to make any returns of members to the Registrar of Companies of the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(n)   Winding-up

A company may be wound up compulsorily by order of the Court; or voluntarily; or, under supervision of the Court. The Court has authority to order winding-up in a number of specified circumstances including where it is, in the opinion of the Court, just and equitable to do so.

A company may be wound up voluntarily when the members so resolve in general meeting by special resolution, or, in the case of a limited duration company, when the period fixed for the duration of the company by its memorandum expires, or the event occurs on the occurrence of which the memorandum provides that the company is to be dissolved, or, the company does not commence business for a year from its incorporation (or suspends its business for a year), or, the company is unable to pay its debts. In the case of a voluntary winding-up, such company is obliged to cease to carry on its business from the time of passing the resolution for voluntary winding-up or upon the expiry of the period or the occurrence of the event referred to above.

For the purpose of conducting the proceedings in winding-up a company and assisting the Court, there may be appointed one or more than one person to be called an official liquidator or official liquidator; and the Court may appoint to such office such person qualified or persons, either provisionally or otherwise, as it thinks fit, and if more persons than one are appointed to such office, the Court shall declare whether any act hereby required or authorised to be done by the official liquidator is to be done by all or any one or more of such persons. The Court may also determine whether any and what security is to be given by an official liquidator on his appointment; if no official liquidator is appointed, or during any vacancy in such office, all the property of the company shall be in the custody of the Court. A person shall be qualified to accept an appointment as an official liquidator if he is duly qualified in terms of the Insolvency Practitioners Regulations. A foreign practitioner may be appointed to act jointly with a qualified insolvency practitioner.

In the case of a members’ voluntary winding-up of a company, the company in general meeting must appoint one or more liquidators for the purpose of winding-up the affairs of the company and distributing its assets. A declaration of solvency must be signed by all the directors of a company being voluntarily wound up within twenty-eight (28) days of the commencement of the liquidation, failing which, its liquidator must apply to Court for an order that the liquidation continue under the supervision of the Court.

Upon the appointment of a liquidator, the responsibility for the company’s affairs rests entirely in his hands and no future executive action may be carried out without his approval. A liquidator’s duties are to collect the assets of the company (including

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

the amount (if any) due from the contributories), settle the list of creditors and, subject to the rights of preferred and secured creditors and to any subordination agreements or rights of set-off or netting of claims, discharge the company’s liability to them (pari passu if insufficient assets exist to discharge the liabilities in full) and to settle the list of contributories (shareholders) and divide the surplus assets (if any) amongst them in accordance with the rights attaching to the shares.

As soon as the affairs of the company are fully wound up, the liquidator must make up an account of the winding-up, showing how the winding-up has been conducted and the property of the company has been disposed of, and thereupon call a general meeting of the company for the purposes of laying before it the account and giving an explanation thereof. At least twenty-one (21) days before the final meeting, the liquidator shall send a notice specifying the time, place and object of the meeting to each contributory in any manner authorised by the company’s articles of association and published in the Gazette in the Cayman Islands.

(o)   Reconstructions

There are statutory provisions which facilitate reconstructions and amalgamations approved by a majority in number representing seventy-five per cent. (75%) in value of shareholders or class of shareholders or creditors, as the case may be, as are present at a meeting called for such purpose and thereafter sanctioned by the Court. Whilst a dissenting shareholder would have the right to express to the Court his view that the transaction for which approval is sought would not provide the shareholders with a fair value for their shares, the Court is unlikely to disapprove the transaction on that ground alone in the absence of evidence of fraud or bad faith on behalf of management.

(p)   Compulsory acquisition

Where an offer is made by a company for the shares of another company and, within four (4) months of the offer, the holders of not less than ninety per cent. (90%) of the shares which are the subject of the offer accept, the offeror may at any time within two (2) months after the expiration of the said four (4) months, by notice in the prescribed manner require the dissenting shareholders to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the Court within one (1) month of the notice objecting to the transfer. The burden is on the dissenting shareholder to show that the Court should exercise its discretion, which it will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

APPENDIX IV	SUMMARY OF THE CONSTITUTION OF THE COMPANY AND CAYMAN ISLANDS COMPANY LAW

(q)   Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the court to be contrary to public policy (e. g. for purporting to provide indemnification against the consequences of committing a crime).

4      GENERAL

Conyers Dill & Pearman, the Company’s special legal counsel on Cayman Islands law, have sent to the Company a letter of advice summarising certain aspects of Cayman Islands company law. This letter, together with a copy of the Companies Law, is available for inspection as referred to in the section headed “Documents Available for Inspection” in Appendix VI to this Listing Document. Any person wishing to have a detailed summary of Cayman Islands company law or advice on the differences between it and the laws of any jurisdiction with which he is more familiar is recommended to seek independent legal advice.

APPENDIX V	GENERAL INFORMATION

1      FURTHER INFORMATION ABOUT OUR COMPANY

(A) Incorporation

We were incorporated in the Cayman Islands under the Companies Law as an exempted company with limited liability on 3 August 2007 under the name of Growing Big International Limited (which was then changed to Hutchison Telecommunications Hong Kong Holdings Limited on 2 March 2009) with an authorised share capital of US$50,000 divided into 50,000 shares of par value US$1.00 each. Our registered address is at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, the Cayman Islands. We have established a principal place of business in Hong Kong at 22/F, Hutchison House, 10 Harcourt Road, Hong Kong and were registered on 24 February 2009 as a non-Hong Kong company under Part XI of the Companies Ordinance. In connection with such application, Ms. Edith Shih has been appointed as our authorised representative to accept on behalf of the Company service of process and any notices required to be served on the Company.

As we are established in the Cayman Islands, our corporate structure and Articles of Association are subject to the relevant laws and regulations of the Cayman Islands. A summary of the relevant laws and regulations of the Cayman Islands and of the Articles of Association is set out in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law” in Appendix IV to this Listing Document.

(B) Changes in share capital

As at the date of our incorporation, our initial authorised share capital was US$50,000 divided into 50,000 ordinary shares of par value US$1.00 each.

On 3 August 2007, we allotted and issued one ordinary share of par value US$1.00 each in our Company for cash at par to the initial subscriber, who transferred the said one share to HTI (Cayman) on 26 November 2007.

On 6 April 2009, our authorised share capital was increased from US$50,000 to HK$2,500,000,000 and the par value of our Shares was changed from US$1.00 to HK$0.25 through the following steps:

(a)   our authorised share capital of US$50,000 was increased from US$50,000 to US$50,000 and HK$2,500,000,000 by the creation of 10,000,000,000 shares of a new class of HK$0.25 each;

(b)   we allotted and issued 32 shares of par value HK$0.25 each at par to HTI (Cayman);

(c)   we repurchased the one share of par value US$1.00 each in issue at par and held by HTI (Cayman) for cancellation; and

(d)   we cancelled all the unissued shares of par value US$1.00 each in our authorised share capital.

APPENDIX V	GENERAL INFORMATION

Prior to the Distribution, we will issue and allot 4,814,346,176 Shares, to be credited as fully paid, to HTI (Cayman) as consideration for the capitalisation of the interest-free loans of HK$12,417,860,284.11 which are owing by the Company to HTI (Cayman) upon which our issued share capital will become HK$1,203,586,552 divided into 4,814,346,208 Shares, either fully paid or credited as fully paid.

Save as disclosed in this Appendix V, there has been no alteration in our share capital since our incorporation.

(C) Written resolutions of our then sole Shareholder

On 6 April 2009, written resolutions of our then sole Shareholder were passed which, inter alia:

(i)    changed our share capital from US dollars to HK dollars through the steps outlined in sub-paragraph 1(B) above in this Appendix V;

(ii)   approved the capitalisation of the interest-free loans of HK$12,417,860,284.11 which are owing by the Company to HTI (Cayman);

(iii)  approved and adopted the Articles of Association, the terms of which are summarised in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law — Articles of Association” in Appendix IV to this Listing Document;

(iv)  conditional on the Listing Committee granting approval for the Listing:

(a)   authorised our Directors to implement the listing of the Shares on the Stock Exchange;

(b)   approved the Introduction; and

(c)   subject to the shareholders of HWL approving the adoption of the Share Option Scheme, approved our Share Option Scheme and authorised our Directors to grant options to subscribe for Shares thereunder and to allot and issue Shares pursuant thereto, and to take all such steps as may be necessary or desirable to implement our Share Option Scheme;

APPENDIX V	GENERAL INFORMATION

(v)   granted a general unconditional mandate to our Directors to allot, issue and deal with Shares (including the power to make, issue or grant offers, agreements or option which would or might require Shares to be allotted, issued, disposed of or otherwise dealt with, whether during continuance of such mandate or thereafter), issued as a result of rights issue, scrip dividend or similar arrangement pursuant to the Articles from time to time, upon the exercise of any rights of subscription or conversion attached to any warrants of the Company or upon the exercise of rights of subscription attached to any options which may be granted pursuant to our Share Option Scheme or similar arrangement or a specific authority granted by the Shareholders in general meeting, such mandate is limited to the aggregate nominal value not exceeding (a) 20% of aggregate nominal value of the share capital of the Company in issue and to be issued immediately following completion of the Listing; and (b) the aggregate nominal value of the share capital of the Company repurchased by the Company under the authority granted to the Directors as referred to in sub-paragraph (vi) below, such mandate to expire at the conclusion of the next annual general meeting of the Company, or the expiration of the period within which the next annual general meeting of the Company is required by the Articles or any applicable law of the Cayman Islands to be held; or when revoked or varied by an ordinary resolution of the Shareholders in a general meeting, whichever occurs first;

(vi)  granted a general unconditional mandate to our Directors to exercise all powers of the Company to repurchase Shares on the Stock Exchange or any other stock exchange on which the Shares may be listed and which is recognised by the SFC and the Stock Exchange for this purpose in accordance with all applicable laws and requirements of the Listing Rules or equivalent rules or regulations of such other stock exchange, such aggregate nominal value of Shares shall not exceed 10% of the aggregate nominal value of the share capital of the Company in issue and to be issued immediately following completion of the Listing, such mandate to expire at the conclusion of the next annual general meeting of the Company, or the expiration of the period within which the next annual general meeting of the Company is required by the Articles or any applicable law of the Cayman Islands to be held; or when revoked or varied by an ordinary resolution of the Shareholders in a general meeting, whichever occurs first; and

(vii) extended the general unconditional mandate mentioned in sub-paragraph (v) above by the addition to the aggregate nominal value of the Shares which may be allotted and issued or agreed to be allotted and issued by the Directors pursuant to such general mandate of an amount representing the aggregate nominal value of the Shares repurchased by the Company pursuant to the mandate to repurchase Shares mentioned in sub-paragraph (vi) above, provided that such extended amount shall not exceed 10% of the aggregate nominal value of the Shares in issue as at the date on which dealings in the Shares commence on the Stock Exchange.

APPENDIX V	GENERAL INFORMATION

2      OUR SUBSIDIARIES

Our principal subsidiaries are listed in the Accountant’s Report set out in Appendix I to this Listing Document.

Changes in the share capital of our subsidiaries

Our principal subsidiaries are referred to in the Accountant’s Report set out in Appendix I to this Listing Document. The following alterations in the share capital of our subsidiaries have taken place within the two years immediately preceding the date of this Listing Document:

(i)    on 11 December 2008, Sumoton Holdings Limited allotted and issued for cash at par 1 ordinary share of US$1.00 to HTCL;

(ii)   on 23 December 2008, Access Giant Limited allotted and issued for cash at par 1 ordinary share of US$1.00 to Hutchison Global Communications Investments Limited;

(iii)  on 23 December 2008, Pure Courage Limited allotted and issued for cash at par 1 ordinary share of US$1.00 to Hutchison Global Communications Investments Limited;

(iv)  on 23 December 2008, Sageland Limited allotted and issued for cash at par 1 ordinary share of US$1.00 to Hutchison Global Communications Investments Limited; and

(v)   on 23 December 2008, Wonder Result Limited allotted and issued for cash at par 1 ordinary share of US$1.00 to Hutchison Global Communications Investments Limited.

Save as disclosed in this Listing Document, there has been no alteration in the share capital of any of our subsidiaries within the two years immediately preceding the date of this Listing Document.

APPENDIX V	GENERAL INFORMATION

3      REPURCHASE OF OUR OWN SECURITIES

This section includes information required by the Stock Exchange to be included in this Listing Document concerning the repurchase of our own securities.

(A)  Provisions of the Listing Rules

The Listing Rules permit companies with a primary listing on the Stock Exchange to repurchase their securities on the Stock Exchange subject to certain restrictions, the more important of which are summarised below:

(i)    Shareholders’ approval

All proposed repurchases of securities (which must be fully paid up in the case of shares) by a company with a primary listing on the Stock Exchange must be approved in advance by an ordinary resolution of the shareholders, either by way of general mandate or by specific approval in relation to a particular transaction.

Pursuant to a resolution passed by our then sole Shareholder on 6 April 2009, a general unconditional mandate (the “Repurchase Mandate”) was given to the Directors authorising any repurchase by us of Shares on the Stock Exchange or on any other stock exchange on which the Shares may be listed and which is recognised by the SFC and the Stock Exchange for this purpose, of up to 10% of the aggregate nominal value of the share capital of our Company in issue and to be issued immediately following completion of the Listing, such mandate to expire at the conclusion of our next annual general meeting, the date by which our next annual general meeting is required by the Companies Law or by our Articles of Association or any other applicable laws of the Cayman Islands to be held; or when revoked or varied by an ordinary resolution of shareholders at general meeting, whichever first occurs.

(ii)   Source of funds

Repurchases must be funded out of funds legally available for such purpose in accordance with our Memorandum and Articles of Association and the Companies Law. A listed company may not repurchase its own securities on the Stock Exchange for a consideration other than cash or for settlement otherwise than in accordance with the trading rules of the Stock Exchange. Any purchase by the Company may be made out of the profits of the Company or out of a fresh issue of shares made for the purpose of the purchase or, subject to the Companies Law, out of capital and, in the case of any premium payable on the purchase, out of the profits of the Company or from sums standing to the credit of the share premium account of the Company or, subject to the Companies Law, out of capital.

(iii)  Trading restrictions

The total number of shares which a company may repurchase on the Stock Exchange is the number of shares representing up to a maximum of 10% of the aggregate number of shares in issue. A company may not issue or announce a proposed issue of new securities for a period of 30 days immediately following a repurchase (other than an issue of securities pursuant to an exercise of warrants, share options or similar instruments requiring the company to issue securities which were outstanding prior to such

APPENDIX V	GENERAL INFORMATION

repurchase) without the prior approval of the Stock Exchange. In addition, a company is not allowed to repurchase its securities on the Stock Exchange if the purchase price is higher by 5% or more than the average closing market price for the five preceding trading days on which its securities were traded on the Stock Exchange. The Listing Rules also prohibit a company from repurchasing its securities on the Stock Exchange if the repurchase would result in the number of listed securities which are in the hands of the public falling below the relevant prescribed minimum percentage as required by the Stock Exchange. A company is required to procure that the broker appointed by it to effect a repurchase of securities discloses to the Stock Exchange such information with respect to the repurchase as the Stock Exchange may require.

(iv)  Status of repurchased securities

All repurchased securities (whether effected on the Stock Exchange or otherwise) will be automatically delisted and the certificates for those securities must be cancelled and destroyed.

(v)   Suspension of repurchase

A company may not make any repurchase of securities after a price sensitive development has occurred or has been the subject of a decision until such time as the price sensitive information has been made publicly available. In particular, during the period of one month immediately preceding the earlier of either (a) the date of the board meeting for the approval of the company’s annual, half-year, quarterly results or results for any other interim period and (b) the deadline for the company to publish an announcement of its annual, half-year, quarterly results or results for any other interim period and ending on the date of the results announcements, unless the circumstances are exceptional. In addition, the Stock Exchange may prohibit a repurchase of securities on the Stock Exchange if a company has breached the Listing Rules.

(vi)  Reporting requirements

Repurchases of securities on the Stock Exchange or otherwise must be reported to the Stock Exchange not later than 9:30 a.m. (Hong Kong time) on the following Business Day. In addition, a company’s annual report is required to disclose details regarding repurchases of securities made during the year, including a monthly analysis of the number of securities repurchased and the aggregate prices paid.

(vii) Connected parties

A company is prohibited from knowingly repurchasing securities on the Stock Exchange from a “connected person”, that is, a director, chief executive or substantial shareholder of such company or any of its subsidiaries or any of their associates (as defined in the Listing Rules) and a connected person shall not knowingly sell his securities to the company on the Stock Exchange.

APPENDIX V	GENERAL INFORMATION

(B)  Reasons for repurchase

The Directors believe that it is in our best interests and the best interests of the Shareholders for the Directors to have general authority from the Shareholders to enable us to repurchase Shares in the market. Such repurchases may, depending on market conditions and funding arrangements at the time, lead to an enhancement of the net asset value per Share and/or earnings per Share and will only be made where the Directors believe that such repurchases will benefit us and our shareholders.

(C)  Funding of repurchases

In repurchasing securities, we may only apply funds legally available for such purpose in accordance with our Memorandum and Articles of Association, the Listing Rules and Cayman Islands laws.

On the basis of our current financial position as disclosed in this Listing Document and taking into account our current working capital position, the Directors consider that, if the Repurchase Mandate were to be exercised in full, it might have a material adverse effect on our working capital and/or our gearing position as compared with the position disclosed in this Listing Document. However, the Directors do not propose to exercise the Repurchase Mandate to such an extent as would, in the circumstances, have a material adverse effect on our working capital requirements or the gearing levels which, in the opinion of the Directors, are from time to time appropriate for us.

The exercise in full of the Repurchase Mandate, on the basis of 4,814,346,208 Shares in issue immediately after the Listing, could accordingly result in up to 481,434,620 Shares being repurchased by us during the period in which the Repurchase Mandate remains in force.

(D)  General

None of the Directors nor, to the best of their knowledge having made all reasonable enquiries, any of their associates currently intends to sell any Shares to us.

The Directors have undertaken to the Stock Exchange that, so far as the same may be applicable, they will exercise the Repurchase Mandate in accordance with the Listing Rules and the relevant laws of the Cayman Islands.

If, as a result of a securities repurchase, a Shareholder’s proportionate interest in the voting rights of our Company is increased, such increase will be treated as an acquisition for the purpose of the Takeovers Code. Accordingly, a Shareholder or a group of Shareholders acting in concert could obtain or consolidate control of our Company and become obliged to make a mandatory offer in accordance with Rule 26 of the Takeovers Code. Save as aforesaid, the Directors are not aware of any consequences which would arise under the Takeovers Code as a consequence of any repurchases pursuant to the Repurchase Mandate.

APPENDIX V	GENERAL INFORMATION

The Listing Rules also prohibit a company from repurchasing its securities on the Stock Exchange if the repurchase would result in the number of listed securities which are in the hands of the public falling below the relevant prescribed minimum percentage for that company required by the Stock Exchange.

No connected person has notified us that he has a present intention to sell Shares to us, or has undertaken not to do so, if the Repurchase Mandate is exercised.

4      FURTHER INFORMATION ABOUT OUR BUSINESS

(A) Summary of material contracts

The following material contracts, not being contracts in the ordinary course of business carried on or intended to be carried on by the Group, have been entered into by the Group within the two years preceding the date of this Listing Document:

(a)   the supplemental agreement dated 10 July 2007 entered into between Hutchison Global Communications Holdings Limited and Hutchison E-Commerce International Limited reflecting the adjustment to the purchase price and the waiver of the requirement to perform special audit as set out in the sale and purchase agreement dated 31 July 2006 made between the same parties for the sale and purchase of the entire issued share capital of Vanda IT Solutions & Systems Management Limited;

(b)   the Pass Through Agreement dated 17 April 2009 entered into between the Company and HWL, as further described in the section headed “Connected Transactions — Arrangements relating to the Listing — Pass Through Agreement” in this Listing Document;

(c)   the HWL-HTHKH Non-Competition Agreement dated 17 April 2009 entered into between the Company and HWL, as further described in the section headed “Relationship with HWL and HTIL — Non-competition agreements” in this Listing Document;

(d)   the HTIL-HTHKH Non-Competition Agreement dated 17 April 2009 entered into between the Company and HTIL, as further described in the section headed “Relationship with HWL and HTIL — Non-competition agreements” in this Listing Document; and

(e)   the loan capitalisation agreement dated 6 April 2009 entered into between the Company and HTI (Cayman) pursuant to which the parties agreed to capitalise the outstanding loans of approximately HK$12,418 million which are owing by the Company to HTI (Cayman) by issuing 4,814,346,176 Shares.

APPENDIX V	GENERAL INFORMATION

(B)   Intellectual property rights

(a)   Trade Marks

Members of the Group are owners of various trade marks in, inter alia, Hong Kong and Macau.

As at the Latest Practicable Date, members of the Group had registered or filed applications for or had been licensed to use the following material trade marks:

Registrant: Hutchison Whampoa Enterprises Limited

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

Everyday & Logo (series of 2)	35	Hong Kong	9 October 2009	200215802	200500092

Everyday & Logo (series of 2)	38	Hong Kong	9 October 2009	200215801	200500091

Everyday & Logo (series of 2)	42	Hong Kong	9 October 2009	200215800	200500090

Everyday & Logo (series of 2)	9	Hong Kong	9 October 2009	200215803	200500093

eVERYDAY cARD (Logo) (series of 2)	35	Hong Kong	2 October 2009	200215388	2004B07702

eVERYDAY cARD (Logo) (series of 2)	36	Hong Kong	2 October 2009	200215387	2004B07701

Four Square Device	16	Hong Kong	17 June 2013	199212384	199800323

Four Square Device	38	Hong Kong	17 June 2013	199212383	199708101

Four Square Device	42	Hong Kong	17 June 2013	199212382	1998B0322

Four Square Device	9	Hong Kong	17 June 2013	199212385	199800324

Hutchison & Four Square Device	16	Hong Kong	4 April 2016	199503861	199902084

Hutchison & Four Square Device	38	Hong Kong	4 April 2016	199503862	199806912

Hutchison & Four Square Device	42	Hong Kong	4 April 2016	199503863	199902921

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

Hutchison & Four Square Device	9	Hong Kong	4 April 2016	199503860	199902083

HUTCHISON & Four Square Device	38	Hong Kong	2 March 2013	199206591	1998B00321

HUTCHISON INFOSTAR	38, 42	Hong Kong	9 October 2014	199714374	200003967

HUTCHISON TELECOM	16	Hong Kong	15 February 2014	199701994	199916043

HUTCHISON TELECOM	38	Hong Kong	15 February 2014	199701992	199911723

HUTCHISON TELECOM	38, 42	Hong Kong	15 February 2014	199701991	199916041

HUTCHISON TELECOM	9	Hong Kong	15 February 2014	199701993	199916042

Hutchison Telecom & Four Square Device	16	Hong Kong	15 February 2014	199701997	199916045

Hutchison Telecom & Four Square Device	38	Hong Kong	15 February 2014	199701996	199908742

Hutchison Telecom & Four Square Device	38, 42	Hong Kong	15 February 2014	199701995	199916044

Hutchison Telecom & Four Square Device	9	Hong Kong	15 February 2014	199701998	199916046

Hutchison Telecom Hong Kong & Four Square Device	9, 16, 38, 42	Hong Kong	13 October 2015	300511082	300511082

Hutchison Telecom Hong Kong Holdings & Four Square Device	9, 16, 38, 42	Hong Kong	Not applicable	301319030	Not applicable

JETPAGE & Four Square Device	9	Hong Kong	8 April 2013	199209963	1995B07016

Roaming Logo	16	Hong Kong	29 October 2016	199915508A	200007960

Roaming Logo	38	Hong Kong	29 October 2016	199915510	200012071

Roaming Logo	42	Hong Kong	29 October 2016	199915509	200012070

Roaming Logo	9	Hong Kong	29 October 2016	199915508	200007959

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

Xin Gan Xian & Device	16	Hong Kong	14 March 2014	199703460	199901971

Xin Gan Xian & Device	38	Hong Kong	14 March 2014	199703461	199810291

Xin Gan Xian & Device	38, 42	Hong Kong	14 March 2014	199703462	199901972

Xin Gan Xian & Device	9	Hong Kong	14 March 2014	199703459	199810290

	16	Hong Kong	3 January 2012	199100041	199400721

	38	Hong Kong	2 March 2013	199206594	199502667

	42	Hong Kong	2 March 2013	199206593	199504088

	9	Hong Kong	3 January 2012	199100042	199504821

	35	Hong Kong	2 April 2018	200105296	200308248

	37	Hong Kong	2 April 2018	200105298	200215654A-B

	38	Hong Kong	2 April 2018	200105299	200302910(A-B)

	39	Hong Kong	2 April 2018	200105300	200311598

	40	Hong Kong	2 April 2018	200105301	200300605(A-B)

	41	Hong Kong	2 April 2018	200105302	200300606(A-B)

	42	Hong Kong	2 April 2018	200105303	200300607(A-B)

	36	Hong Kong	2 April 2018	200105297	200215653A-B

	16	Hong Kong	18 March 2015	199803374	200012422

	38	Hong Kong	18 March 2015	199803375	200012423

	38, 42	Hong Kong	18 March 2015	199803376	200012424

	9	Hong Kong	18 March 2015	199803373	200012421

	9, 16, 38, 42	Hong Kong	13 October 2015	300511109	300511109

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

	35	Hong Kong	2 October 2009	200215390	2003B12170

	36	Hong Kong	2 October 2009	200215389	2003B12169

	35	Hong Kong	9 October 2009	200215798	2003B11734

	36	Hong Kong	9 October 2009	200215799	2003B11735

	16	Hong Kong	14 March 2014	199703456	199901970

	38	Hong Kong	14 March 2014	199703457	199810894

	38, 42	Hong Kong	14 March 2014	199703458	199810895

	9	Hong Kong	14 March 2014	199703455	199810893

DataEight	16	Hong Kong	15 July 2014	199709912	2000B267

DataEight	38	Hong Kong	15 July 2014	199709913	1999B06629

DataEight	38, 42	Hong Kong	15 July 2014	199709914	1999B06630

DataEight	9	Hong Kong	15 July 2014	199709911	1999B06628

DataEight Basic ISDN	16	Hong Kong	10 December 2014	199717451	2000B00269

DataEight Basic ISDN	38	Hong Kong	10 December 2014	199717452	2000B00270

DataEight Basic ISDN	42	Hong Kong	10 December 2014	199717453	2000B00271

DataEight Basic ISDN	9	Hong Kong	10 December 2014	199717450	1999B06633

DataEight Premium ISDN	16	Hong Kong	10 December 2014	199717455	2000B00272

DataEight Premium ISDN	38	Hong Kong	10 December 2014	199717456	2000B00273

DataEight Premium ISDN	42	Hong Kong	10 December 2014	199717457	2000B00274

DataEight Premium ISDN	9	Hong Kong	10 December 2014	199717454	1999B06634

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

	37	Hong Kong	30 January 2010	200301543	2004B06509

	38	Hong Kong	30 January 2010	200301544	2004B06510

	41	Hong Kong	30 January 2010	200301545	2004B06511

	42	Hong Kong	30 January 2010	200301546	2004B06512

	9	Hong Kong	30 January 2010	200301542	2004B06508

HGCH & Device (series of 2)	9, 35, 37, 38, 41, 42	Hong Kong	24 March 2014	300184635	300184635

	9, 35, 37, 38, 41, 42	Hong Kong	24 March 2014	300184644	300184644

HUTCHBUSINESS (series of 2)	38	Hong Kong	22 July 2015	199809654	199916052A-B

HUTCHCITY (series of 5)	35	Hong Kong	23 May 2018	200108183	20026543A-E

HUTCHCITY (series of 5)	36	Hong Kong	23 May 2018	200108184	20026544A-E

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

HUTCHCITY (series of 5)	37	Hong Kong	23 May 2018	200108185	20026545A-E

HUTCHCITY (series of 5)	38	Hong Kong	23 May 2018	200108186	20026546A-E

HUTCHCITY (series of 5)	39	Hong Kong	23 May 2018	200108187	20028805A-E

HUTCHCITY (series of 5)	41	Hong Kong	23 May 2018	200108188	20028806A-E

HUTCHCITY (series of 5)	42	Hong Kong	23 May 2018	200108189	20026547A-E

HUTCHCITY (series of 5)	9	Hong Kong	23 May 2018	200108182	20026542A-E

	16	Hong Kong	8 June 2015	199807405	200003971

	38	Hong Kong	8 June 2015	199807404	200101448

	38, 42	Hong Kong	8 June 2015	199807403	200003970

	9	Hong Kong	8 June 2015	199807406	200003972

HUTCHHOME (series of 2)	38	Hong Kong	22 July 2015	199809655	199916053A-B

HUTCHNET	38	Hong Kong	14 January 2014	199700465	199801460

HUTCHWORLD (series of 2)	35	Hong Kong	12 May 2016	199905971	200012064A-B

HUTCHWORLD (series of 2)	36	Hong Kong	12 May 2016	199905972	200012065A-B

HUTCHWORLD (series of 2)	37	Hong Kong	12 May 2016	199905973	200012066A-B

HUTCHWORLD (series of 2)	38	Hong Kong	12 May 2016	199905974	200012067A-B

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

HUTCHWORLD (series of 2)	41	Hong Kong	12 May 2016	199905975	200012068A-B

HUTCHWORLD (series of 2)	42	Hong Kong	12 May 2016	199905976	200012069A-B

HUTCHWORLD (series of 2)	9	Hong Kong	12 May 2016	199905970	200012063A-B

Logo (series of 2)	9, 35, 37, 38, 41, 42	Hong Kong	24 March 2014	300184626	300184626

Network Eight PayFax & Four Square Device	16	Hong Kong	12 March 2015	199803136	2000B276

Network Eight PayFax & Four Square Device	38	Hong Kong	12 March 2015	199803137	2000B277

Network Eight PayFax & Four Square Device	38, 42	Hong Kong	12 March 2015	199803138	2000B00278

Network Eight PayFax & Four Square Device	9	Hong Kong	12 March 2015	199803135	2000B275

Network Eight Payphone & Four Square Device	16	Hong Kong	12 March 2015	199803140	2000B3830

Network Eight Payphone & Four Square Device	38	Hong Kong	12 March 2015	199803141	2000B3831

Network Eight Payphone & Four Square Device	38, 42	Hong Kong	12 March 2015	199803142	2000B03832

Network Eight Payphone & Four Square Device	9	Hong Kong	12 March 2015	199803139	2000B3829

SMARTBILL	16	Hong Kong	9 October 2014	199714380	1999B06631

SMARTBILL	38	Hong Kong	9 October 2014	199714381	199906632

SMARTBILL	38, 42	Hong Kong	9 October 2014	199714382	199904053

SMARTBILL	9	Hong Kong	9 October 2014	199714379	199809331

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

	38	Hong Kong	22 July 2015	199809653	199916051A-B

	38	Hong Kong	22 July 2015	199809652	199916050A-B

	9, 35, 37, 38, 41, 42	Hong Kong	25 July 2014	300255636	300255636

	9, 35, 37, 38, 41, 42	Hong Kong	25 July 2014	300255654	300255654

Hutchison GlobalCentre & Device (Series of 4)	9, 35, 37, 38, 41, 42	Hong Kong	25 July 2014	300255627	300255627

Hutchison GlobalCentre & Device Data centre operations of Hutchison Whampoa Limited & HWL Logo (Series of 2)	9, 35, 37, 38, 41, 42	Hong Kong	25 July 2014	300255645	300255645

H3G & Triangles Device	38	Hong Kong	8 February 2019	200201850	2003B11693

H3G & Triangles Device	9	Hong Kong	8 February 2019	200201849	2003B11692

HUTCH (series of 2)	35	Hong Kong	19 December 2017	200027352	200302668(A-B)

HUTCH (series of 2)	36	Hong Kong	19 December 2017	200027353	200302669(A-B)

HUTCH (series of 2)	37	Hong Kong	19 December 2017	200027354	200302670(A-B)

HUTCH (series of 2)	38	Hong Kong	19 December 2017	200027355	200302671(A-B)

HUTCH (series of 2)	39	Hong Kong	19 December 2017	200027356	200302672(A-B)

HUTCH (series of 2)	40	Hong Kong	19 December 2017	200027357	200302673(A-B)

HUTCH (series of 2)	41	Hong Kong	19 December 2017	200027358	200302674(A-B)

HUTCH (series of 2)	9	Hong Kong	19 December 2017	200027351	200302667(A-B)

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

HUTCH (series)	42	Hong Kong	19 December 2017	200027359	200302675(A-B)

Hutchison & Triangles Device (series of 6)	38	Hong Kong	2 November 2018	200117910	200213037A-F

HUTCHISON (series of 2)	35	Hong Kong	4 May 2017	20009631	200108707A-B

HUTCHISON (series of 2)	36	Hong Kong	4 May 2017	200009632	200108708A-B

HUTCHISON (series of 2)	37	Hong Kong	2 April 2018	200105292	200309236

HUTCHISON (series of 2)	38	Hong Kong	4 May 2017	200009633	200205504A-B

HUTCHISON (series of 2)	39	Hong Kong	2 April 2018	200105293	200308247

HUTCHISON (series of 2)	40	Hong Kong	2 April 2018	200105294	200300603(A-B)

HUTCHISON (series of 2)	41	Hong Kong	2 April 2018	200105295	200300604(A-B)

HUTCHISON (series of 2)	42	Hong Kong	4 May 2017	200009634	200202284A-B

HUTCHISON (series of 2)	9	Hong Kong	4 May 2017	200009630	200014839A-B

HUTCHISON 3G (series of 2)	35	Hong Kong	19 December 2017	200027370	200309234

HUTCHISON 3G (series of 2)	36	Hong Kong	19 December 2017	200027371	200215511A-B

HUTCHISON 3G (series of 2)	37	Hong Kong	19 December 2017	200027372	200302678(A-B)

HUTCHISON 3G (series of 2)	38	Hong Kong	19 December 2017	200027373	200302679(A-B)

HUTCHISON 3G (series of 2)	39	Hong Kong	19 December 2017	200027374	200311592

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

HUTCHISON 3G (series of 2)	41	Hong Kong	19 December 2017	200027375	200302680(A-B)

HUTCHISON 3G (series of 2)	42	Hong Kong	19 December 2017	200027376	200215512A-B

HUTCHISON 3G (series of 2)	9	Hong Kong	19 December 2017	200027369	200302677(A-B)

HUTCHISON PLAZA	35	Hong Kong	24 March 2014	199703856	199903759

HUTCHISON PLAZA	35, 41, 42, 43, 44, 45	Hong Kong	24 March 2014	199703854	199810511

EVERYDAY	35	Macau	10 January 2010	N/010417	N/010417

EVERYDAY	38	Macau	10 January 2010	N/010418	N/010418

EVERYDAY	42	Macau	10 January 2010	N/010419	N/010419

EVERYDAY	9	Macau	10 January 2010	N/010416	N/010416

Everyday & Logo	35	Macau	10 January 2010	N/010421	N/010421

Everyday & Logo	38	Macau	10 January 2010	N/010422	N/010422

Everyday & Logo	42	Macau	10 January 2010	N/010423	N/010423

Everyday & Logo	9	Macau	10 January 2010	N/010420	N/010420

EVERYDAY CARD	35	Macau	10 January 2010	N/010424	N/010424

EVERYDAY CARD	36	Macau	10 January 2010	N/010425	N/010425

eVERYDAY cARD (Logo)	35	Macau	10 January 2010	N/010426	N/010426

eVERYDAY cARD (Logo)	36	Macau	10 January 2010	N/010427	N/010427

Four Square Device	16	Macau	22 February 2011	12002-M	12002-M

Four Square Device	16	Macau	10 October 2011	12002	14070-M

Four Square Device	38	Macau	22 February 2011	12003-M	12003-M

Four Square Device	38	Macau	10 October 2011	12003	14071-M

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

Four Square Device	42	Macau	10 October 2011	12004	14072-M

Four Square Device	9	Macau	22 February 2011	12001-M	12001-M

Four Square Device	9	Macau	10 October 2011	12001	14069-M

HUTCHISON & Four	16	Macau	3 January 2011	10617-M	10617-M
Square Device

HUTCHISON & Four	38	Macau	3 January 2011	10620-M	10620-M
Square Device

HUTCHISON & Four	42	Macau	3 January 2011	10618-M	10618-M
Square Device

HUTCHISON & Four	9	Macau	3 January 2011	10619-M	10619-M
Square Device

	16	Macau	20 August 2009	10733-M	010691/DSE
					(10733-M)

	35	Macau	14 November 2015	N/8357	N/008357

	36	Macau	21 November 2015	N/8358	N/008358

	37	Macau	14 November 2015	N/8359	N/008359

	38	Macau	2 December 2013	10734-M	010692
					(10734-M)

	38	Macau	14 November 2015	N/8361	N/008361

	39	Macau	14 November 2015	N/8362	N/008362

	40	Macau	14 November 2015	N/8363	N/008363

	41	Macau	14 November 2015	N/8364	N/008364

	42	Macau	20 August 2009	10732-M	010690/DSE
					(10732-M)

	42	Macau	14 November 2015	N/8365	N/008365

	9	Macau	20 August 2009	10731-M	010689/DSE
					(10731-M)

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

	16	Macau	9 February 2013	N/019219	N/019219

	38	Macau	9 February 2013	N/019220	N/019220

	42	Macau	9 February 2013	N/019221	N/019221

	9	Macau	9 February 2013	N/019218	N/019218

	35	Macau	10 January 2010	N/010428	N/010428

	36	Macau	10 January 2010	N/010429	N/010429

	35	Macau	10 January 2010	N/010430	N/010430

	36	Macau	10 January 2010	N/010431	N/010431

H3G	35	Macau	14 November 2015	N/8332	N/008332

H3G	36	Macau	14 November 2015	N/8333	N/008333

H3G	37	Macau	14 November 2015	N/8334	N/008334

H3G	38	Macau	14 November 2015	N/8335	N/008335

H3G	39	Macau	14 November 2015	N/8336	N/008336

H3G	41	Macau	14 November 2015	N/8337	N/008337

H3G	42	Macau	14 November 2015	N/8338	N/008338

H3G	9	Macau	14 November 2015	N/8331	N/008331

HUTCH	35	Macau	14 November 2015	N/8312	N/008312

HUTCH	36	Macau	14 November 2015	N/8313	N/008313

HUTCH	37	Macau	14 November 2015	N/8316	N/008316

HUTCH	38	Macau	14 November 2015	N/8317	N/008317

HUTCH	39	Macau	14 November 2015	N/8319	N/008319

HUTCH	40	Macau	14 November 2015	N/8320	N/008320

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

HUTCH	41	Macau	14 November 2015	N/8321	N/008321

HUTCH	42	Macau	14 November 2015	N/8322	N/008322

HUTCH	9	Macau	14 November 2015	N/8311	N/008311

HUTCHISON 3G	35	Macau	14 November 2015	N/8324	N/008324

HUTCHISON 3G	36	Macau	14 November 2015	N/8326	N/008326

HUTCHISON 3G	37	Macau	14 November 2015	N/8325	N/008325

HUTCHISON 3G	38	Macau	14 November 2015	N/8327	N/008327

HUTCHISON 3G	39	Macau	14 November 2015	N/8328	N/008328

HUTCHISON 3G	41	Macau	14 November 2015	N/8329	N/008329

HUTCHISON 3G	42	Macau	14 November 2015	N/8330	N/008330

HUTCHISON 3G	9	Macau	14 November 2015	N/8323	N/008323

Hutchison Telecom Hong	16	Macau	Not applicable	N/42380	Not applicable
Kong Holdings & Four
Square Device

Hutchison Telecom Hong	38	Macau	Not applicable	N/42381	Not applicable
Kong Holdings & Four
Square Device

Hutchison Telecom Hong	42	Macau	Not applicable	N/42382	Not applicable
Kong Holdings & Four
Square Device

Hutchison Telecom Hong	9	Macau	Not applicable	N/42379	Not applicable
Kong Holdings & Four
Square Device

Star Button Device	9	Macau	7 December 2011	N/13850	N/013850

Star Button Device	35	Macau	7 December 2011	N/13851	N/013851

Star Button Device	36	Macau	7 December 2011	N/13852	N/013852

Star Button Device	37	Macau	7 December 2011	N/13853	N/013853

Star Button Device	38	Macau	7 December 2011	N/13854	N/013854

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

Star Button Device	39	Macau	7 December 2011	N/13855	N/013855

Star Button Device	41	Macau	7 December 2011	N/13856	N/013856

Star Button Device	42	Macau	7 December 2011	N/13857	N/013857

Chung Kiu Device	16	PRC	27 September 2011	9700140101	1640775

EVERYDAY	35	PRC	13 January 2018	3381709	3381709

EVERYDAY	9	PRC	27 November 2017	3381710	3381710

Everyday & Logo	35	PRC	13 January 2018	3381705	3381705

Everyday & Logo	9	PRC	Not applicable	3381706	Not applicable

EVERYDAY	38	PRC	6 June 2014	3381708	3381708

EVERYDAY	42	PRC	6 September 2014	3381707	3381707

Everyday & Logo	38	PRC	6 June 2014	3381704	3381704

Everyday & Logo	42	PRC	6 September 2014	3381703	3381703

EVERYDAY CARD	35	PRC	6 June 2014	3379508	3379508

EVERYDAY CARD	36	PRC	27 September 2014	3379507	3379507

eVERYDAY cARD (Logo)	35	PRC	6 June 2014	3379506	3379506

eVERYDAY cARD (Logo)	36	PRC	27 September 2014	3379505	3379505

Four Square Device	16	PRC	20 July 2013	92042978	650712

Four Square Device	38	PRC	20 December 2014	93086278	774204

Four Square Device	42	PRC	13 December 2014	93086279	773914

Four Square Device	9	PRC	20 July 2013	92042979	650513

HUTCHISON & Four	16	PRC	27 February 2012	91010443	585348
Square Device

HUTCHISON & Four	38	PRC	6 March 2015	93086280	779162
Square Device

HUTCHISON & Four	42	PRC	13 December 2014	93086281	773915
Square Device

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

HUTCHISON & Four	9	PRC	29 April 2012	91010438	592601
Square Device

Xin Gan Xian & Device	16	PRC	20 March 2010	9800046081	1375500

	16	PRC	27 February 2012	91011125	585347

	35	PRC	27 January 2014	2001069773	1951688

	36	PRC	27 October 2012	2001069774	1955188

	37	PRC	27 October 2012	2001069775	1958726

	38	PRC	20 January 2017	93086282	935972

	38	PRC	20 October 2012	2001069776	1958833

	39	PRC	20 October 2012	2001069777	1950123

	40	PRC	13 January 2013	2001069778	1996364

	41	PRC	27 November 2012	2001069779	1986042

	42	PRC	20 January 2017	93086283	935963

	42	PRC	27 December 2012	2001069780	2013950

	9	PRC	29 April 2012	91011124	592610

	16	PRC	20 March 2010	9800046077	1375498

	38	PRC	6 December 2009	9800046078	1342435

	42	PRC	13 February 2010	9800046079	1364772

	9	PRC	27 October 2009	9800046076	1328847

	35	PRC	6 June 2014	3379504	3379504

	36	PRC	20 September 2014	3379503	3379503

	35	PRC	6 June 2014	3379502	3379502

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

	36	PRC	20 September 2014	3379501	3379501

	16	PRC	20 March 2010	9800050346	1375499

	9	PRC	13 February 2010	9800050345	1363738

HutchWorld	35	PRC	6 October 2010	9900077138	1455561

HutchWorld	36	PRC	20 August 2010	9900077139	1436877

HutchWorld	37	PRC	20 September 2010	9900077140	1448695

HutchWorld	38	PRC	6 October 2010	9900077141	1455981

HutchWorld	41	PRC	6 October 2010	9900077142	1455880

HutchWorld	41	PRC	6 November 2010	9900113301	1471826

HutchWorld	42	PRC	6 November 2010	9900077143	1471719

HutchWorld	9	PRC	6 May 2011	9900077137	1566281

	9	Taiwan	15 November 2010	(86)50999	913695

Four Square Device	38 (2)	Taiwan	15 October 2010	Not applicable	47515

Hutchison & Four Square Device	9 (86)	Taiwan	31 October 2010	Not applicable	504691

	9 (72)	Taiwan	15 July 2011	Not applicable	529451

	(2)	Taiwan	15 October 2010	Not applicable	47528

	(86)	Taiwan	31 October 2010	Not applicable	504738

	16	Taiwan	15 July 2011	(87)21680	869858

	38	Taiwan	30 September 2009	(87)21681	115939

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

	42	Taiwan	31 October 2009	(87)21682	117486

	9	Taiwan	31 October 2010	(87)21679	976412

Registrant: Hutchison Telecommunications (Hong Kong) Limited

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

CONEXUS (series of 2)	38	Hong Kong	12 October 2016	300739549	300739549

CONEXUS MOBILE	9, 35,	Hong Kong	30 November 2016	300771219	300771219
ALLIANCE & Device	36, 37,
(series of 3)	38, 39,
	41, 42,
	44, 45

CONEXUS MOBILE	38	Hong Kong	12 October 2016	300739558	300739558
ALLIANCE (series of 2)

CONEXUS	38	Macau	3 September 2014	N/27471	N/027471

CONEXUS MOBILE	38	Macau	3 September 2014	N/27472	N/027472
ALLIANCE

CONEXUS MOBILE	35	Macau	3 September 2014	N/27474	N/027474
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	36	Macau	3 September 2014	N/27475	N/027475
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	37	Macau	3 September 2014	N/27476	N/027476
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	38	Macau	3 September 2014	N/27477	N/027477
ALLIANCE & Device
(version 1)

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

CONEXUS MOBILE	39	Macau	3 September 2014	N/27478	N/027478
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	41	Macau	3 September 2014	N/27479	N/027479
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	42	Macau	29 January 2015	N/27480	N/27480
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	44	Macau	3 September 2014	N/27481	N/027481
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	45	Macau	3 September 2014	N/27482	N/027482
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	9	Macau	3 September 2014	N/27473	N/027473
ALLIANCE & Device
(version 1)

CONEXUS MOBILE	35	Macau	3 September 2014	N/27484	N/027484
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	36	Macau	3 September 2014	N/27485	N/027485
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	37	Macau	3 September 2014	N/27486	N/027486
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	38	Macau	3 September 2014	N/27487	N/027487
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	41	Macau	3 September 2014	N/27489	N/027489
ALLIANCE & Device
(version 2)

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

CONEXUS MOBILE	42	Macau	29 January 2015	N/27490	N/27490
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	44	Macau	3 September 2014	N/27491	N/027491
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	45	Macau	3 September 2014	N/27492	N/027492
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	9	Macau	3 September 2014	N/27483	N/027483
ALLIANCE & Device
(version 2)

CONEXUS MOBILE	39	Macau	3 September 2014	N/27488	N/027488
ALLIANCE & Device
(version 2)

Registrant: Palmerston Limited

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

3 & Waves Line Device	35	Hong Kong	15 October 2018	200201979	2005B00712

3 & Waves Line Device	36	Hong Kong	15 October 2018	200201980	2003B13710

3 & Waves Line Device	37	Hong Kong	15 October 2018	200201981	2005B00713

3 & Waves Line Device	38	Hong Kong	15 October 2018	01982/2002	2004B08335

3 & Waves Line Device	39	Hong Kong	15 October 2018	200201983	2003B13981

3 & Waves Line Device	41	Hong Kong	15 October 2018	200201984	2005B00714

3 & Waves Line Device	42	Hong Kong	15 October 2018	200201985	2005B00715

3 & Waves Line Device	9	Hong Kong	15 October 2018	01978/2002	2004B08334

3 & Waves Monochrome	35	Hong Kong	15 October 2018	200201971	2005B00708
Device

3 & Waves Monochrome	36	Hong Kong	15 October 2018	200201972	2003B13979
Device

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

3 & Waves Monochrome	37	Hong Kong	15 October 2018	200201973	2005B00709
Device

3 & Waves Monochrome	38	Hong Kong	15 October 2018	200201974	2004B08333
Device

3 & Waves Monochrome	39	Hong Kong	15 October 2018	200201975	2003B13980
Device

3 & Waves Monochrome	41	Hong Kong	15 October 2018	01976/2002	2005B00710
Device

3 & Waves Monochrome	42	Hong Kong	15 October 2018	200201977	2005B00711
Device

3 & Waves Monochrome	9	Hong Kong	15 October 2018	200201970	2004B08332
Device

3 (Logo) -3G-	9, 35,	Hong Kong	30 May 2014	300223857	300223857
	36, 37,
	38, 39,
	41, 42,
	44, 45

3 (Logo) -CDMA-	9, 35,	Hong Kong	30 May 2014	300223848	300223848
	36, 37,
	38, 39,
	41, 42,
	44, 45

3 (Logo) -DUALBAND-	9, 35,	Hong Kong	30 May 2014	300223839	300223839
	36, 37,
	38, 39,
	41, 42,
	44, 45

3 (Logo) X-Series	35, 36,	Hong Kong	19 September 2016	300725210	300725210
	38, 41,
	42

Single Soft Triangle	35	Hong Kong	10 December 2018	01963/2002	200408090
Device

Single Soft Triangle	36	Hong Kong	10 December 2018	01964/2002	200500846
Device

APPENDIX V	GENERAL INFORMATION

				Application	Registration
Trade Mark	Class	Territory	Expiry Date	Number	Number

Single Soft Triangle	37	Hong Kong	10 December 2018	01965/2002	08091/2004
Device

Single Soft Triangle	38	Hong Kong	10 December 2018	01966/2002	08092/2004
Device

Single Soft Triangle	39	Hong Kong	10 December 2018	01967/2002	200501252
Device

Single Soft Triangle	41	Hong Kong	10 December 2018	01968/2002	200500577
Device

Single Soft Triangle	42	Hong Kong	10 December 2018	200201969	200600105
Device

Single Soft Triangle	9	Hong Kong	10 December 2018	01962/2002	08089/2004
Device

Three Soft Triangles	35	Hong Kong	10 December 2018	01955/2002	200408138
Device

Three Soft Triangles	36	Hong Kong	10 December 2018	01956/2002	200500658
Device

Three Soft Triangles	37	Hong Kong	10 December 2018	01957/2002	08139/2004
Device

Three Soft Triangles	38	Hong Kong	10 December 2018	01958/2002	08140/2004
Device

Three Soft Triangles	39	Hong Kong	10 December 2018	01959/2002	200501251
Device

Three Soft Triangles	41	Hong Kong	10 December 2018	01960/2002	200500576
Device

Three Soft Triangles	42	Hong Kong	10 December 2018	200201961	200600104
Device

Three Soft Triangles	9	Hong Kong	10 December 2018	01954/2002	08137/2004
Device

APPENDIX V	GENERAL INFORMATION

(b) Domain Names

As at the Latest Practicable Date, members of the Group had registered or filed applications for or had been licensed to use the following material domain names:

Domain Name	Territory	Registrant	Expiry Date

hgcbbn.asia	Asia	Hutchison Whampoa Enterprises Limited	24 March 2010

hgcbn.asia	Asia	Hutchison Whampoa Enterprises Limited	24 March 2010

hgcbroadband.asia	Asia	Hutchison Whampoa Enterprises Limited	24 March 2010

hgch.asia	Asia	Hutchison Whampoa Enterprises Limited	3 February 2010

hgc-intl.asia	Asia	Hutchison Whampoa Enterprises Limited	21 May 2010

hutchcity.asia	Asia	Hutchison Whampoa Enterprises Limited	10 January 2010

hutchnet.asia	Asia	Hutchison Whampoa Enterprises Limited	3 December 2009

on-nets.asia	Asia	Hutchison Whampoa Enterprises Limited	24 March 2010

hgctr.asia	Asia	Hutchison Whampoa Enterprises Limited	24 March 2010

hgc.asia	Asia	Hutchison Global Communications Limited	14 February 2010

3xseries.asia	Asia	Palmerston Limited	3 February 2010

xseries.asia	Asia	Palmerston Limited	17 June 2010

hthk.asia	Asia	Hutchison Telecommunications (Hong Kong) Limited	18 February 2010

htmac.asia	Asia	Hutchison Telephone (Macau) Company Limited	18 February 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

3music.asia	Asia	GDH (BVI) Limited	21 May 2010

imode.tel	gTLDs	Domain Five Enterprises Limited	22 March 2012

3imode.com	gTLDs - Commercial	GDH (BVI) Limited	24 June 2009

3i-mode.com	gTLDs - Commercial	GDH (BVI) Limited	24 June 2009

threeimode.com	gTLDs - Commercial	GDH (BVI) Limited	24 June 2009

threei-mode.com	gTLDs - Commercial	GDH (BVI) Limited	24 June 2009

3imode.net	gTLDs - Networks	GDH (BVI) Limited	24 June 2009

3i-mode.net	gTLDs - Networks	GDH (BVI) Limited	24 June 2009

threeimode.net	gTLDs - Networks	GDH (BVI) Limited	24 June 2009

threei-mode.net	gTLDs - Networks	GDH (BVI) Limited	24 June 2009

conexusmobile.com	gTLDs - Commercial	Hutchison Telecommunications (Hong Kong) Limited	14 September 2009

conexus-mobile.com	gTLDs - Commercial	Hutchison Telecommunications (Hong Kong) Limited	14 September 2009

conexusmobile.net	gTLDs - Networks	Hutchison Telecommunications (Hong Kong) Limited	14 September 2009

conexus-mobile.net	gTLDs - Networks	Hutchison Telecommunications (Hong Kong) Limited	14 September 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

conexusmobile.org	gTLDs - Organisations	Hutchison Telecommunications (Hong Kong) Limited	14 September 2009

conexus-mobile.org	gTLDs - Organisations	Hutchison Telecommunications (Hong Kong) Limited	14 September 2009

hgc-intl.tel	gTLDs	Hutchison Whampoa Enterprises Limited	22 March 2012

hgc.biz	gTLDs - Business Organisations	Hutchison Whampoa Enterprises Limited	26 March 2010

	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	16 March 2010

hgcbbn.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	20 May 2009

hgcbiz.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	2 September 2009

hgcbn.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	20 May 2009

hgcbroadband.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	20 May 2009

hgc-intl.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	31 March 2010

hgctr.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	15 July 2009

hthkh.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	5 March 2010

hutchcity.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	8 January 2010

net-yan.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	1 March 2010

on-nets.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	5 January 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

speedmetre.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	26 September 2009

hgc-intl.net	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	7 May 2009

hgc-school.net	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	17 May 2009

hgctr.net	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	15 September 2009

hutchison-telecom.biz	gTLDs - Business Organisations	Hutchison Whampoa Enterprises Limited	18 November 2009

	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	17 January 2010

h3ghk.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	12 June 2009

h3ghkdocuments.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	11 December 2009

hthk.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	8 January 2010

hthk.tel	gTLDs	Hutchison Whampoa Enterprises Limited	22 March 2012

htitsz.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	9 January 2010

htmac.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	20 March 2010

htmacau.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	26 July 2009

hutchisonmacau.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	16 July 2009

hutchisontelecoms.com	gTLDs - Commercial	Hutchison Whampoa Enterprises Limited	16 March 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

hutchisontelecom.tel	gTLDs	Hutchison Whampoa Enterprises Limited	22 March 2012

	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	17 January 2010

h3ghk.net	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	23 January 2010

hutch.net	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	10 October 2009

hutchison.net	gTLDs - Networks	Hutchison Whampoa Enterprises Limited	10 October 2009

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	17 September 2009

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	2 April 2010

hgcbiz.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	17 September 2009

hgcbn.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	10 June 2010

hgch.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	16 July 2009

hgc-school.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	10 June 2010

hutchcity.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	7 April 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	22 March 2010

	Hong Kong	Hutchison Whampoa Enterprises Limited	22 March 2010

hutchisontelecom.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	7 April 2010

hutchnet.hk	Hong Kong	Hutchison Whampoa Enterprises Limited	7 April 2010

	Hong Kong	Hutchison Enterprises Limited	4 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	17 September 2009

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

	Hong Kong	Hutchison Enterprises Limited	11 April 2010

hgc.com.hk	Hong Kong	Hutchison Enterprises Limited	27 September 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

hgc.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hgcbbn.com.hk	Hong Kong	Hutchison Enterprises Limited	12 June 2010

hgcbbn.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hgcbiz.com.hk	Hong Kong	Hutchison Enterprises Limited	17 September 2009

hgcbroadband.com.hk	Hong Kong	Hutchison Enterprises Limited	12 June 2010

hgcbroadband.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hgch.com.hk	Hong Kong	Hutchison Enterprises Limited	16 July 2009

hgc-intl.com.hk	Hong Kong	Hutchison Enterprises Limited	16 May 2010

hgc-intl.hk	Hong Kong	Hutchison Enterprises Limited	16 May 2010

hgctr.com.hk	Hong Kong	Hutchison Enterprises Limited	27 September 2009

hgctr.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hutchcity.com.hk	Hong Kong	Hutchison Enterprises Limited	30 January 2010

speedmeter.com.hk	Hong Kong	Hutchison Enterprises Limited	11 October 2009

	Hong Kong	Hutchison Enterprises Limited	22 March 2010

	Hong Kong	Hutchison Enterprises Limited	22 March 2010

h3g.net.hk	Hong Kong	Hutchison Enterprises Limited	20 June 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

htcl.com.hk	Hong Kong	Hutchison Enterprises Limited	20 June 2010

htcl.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hthk.com.hk	Hong Kong	Hutchison Enterprises Limited	27 April 2009

hthk.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hutchison3ghk.com.hk	Hong Kong	Hutchison Enterprises Limited	20 June 2010

hutchison3ghk.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hutchisontelephone.com.hk	Hong Kong	Hutchison Enterprises Limited	20 June 2010

hutchisontelephone.hk	Hong Kong	Hutchison Enterprises Limited	18 May 2010

hutchnet.com.hk	Hong Kong	Hutchison Enterprises Limited	28 May 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	12 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

	Hong Kong	Domain Five Enterprises Limited	11 April 2010

hgc-intl.net.hk	Hong Kong	Domain Five Enterprises Limited	16 May 2010

3imode.net.hk	Hong Kong	Domain Five Enterprises Limited	11 July 2009

3i-mode.net.hk	Hong Kong	Domain Five Enterprises Limited	11 July 2009

	Hong Kong	Domain Five Enterprises Limited	22 March 2010

	Hong Kong	Domain Five Enterprises Limited	22 March 2010

	Hong Kong	Domain Five Enterprises Limited	16 August 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

	Hong Kong	Domain Five Enterprises Limited	22 March 2010

	Hong Kong	Domain Five Enterprises Limited	16 August 2009

hutchisontelecom.com.hk	Hong Kong	Domain Five Enterprises Limited	16 August 2009

imode.com.hk	Hong Kong	Domain Five Enterprises Limited	16 August 2009

i-mode.com.hk	Hong Kong	Domain Five Enterprises Limited	16 August 2009

imode.hk	Hong Kong	Domain Five Enterprises Limited	16 August 2009

i-mode.hk	Hong Kong	Domain Five Enterprises Limited	16 August 2009

imode.net.hk	Hong Kong	Domain Five Enterprises Limited	4 July 2009

i-mode.net.hk	Hong Kong	Domain Five Enterprises Limited	4 July 2009

	Hong Kong	Domain Five Enterprises Limited	16 August 2009

	Hong Kong	Domain Five Enterprises Limited	16 August 2009

	Hong Kong	Domain Five Enterprises Limited	22 March 2010

	Hong Kong	Domain Five Enterprises Limited	22 March 2010

	Hong Kong	Domain Five Enterprises Limited	16 August 2009

	Hong Kong	Domain Five Enterprises Limited	16 August 2009

threeimode.net.hk	Hong Kong	Domain Five Enterprises Limited	11 July 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

threei-mode.net.hk	Hong Kong	Domain Five Enterprises Limited	11 July 2009

3gmail.hk	Hong Kong	GDH (BVI) Limited	16 September 2009

3gmail.com.hk	Hong Kong	Three Limited	21 September 2009

3imode.com.hk	Hong Kong	Three Limited	11 July 2009

3i-mode.com.hk	Hong Kong	Three Limited	11 July 2009

3imode.hk	Hong Kong	Three Limited	11 July 2009

3i-mode.hk	Hong Kong	Three Limited	11 July 2009

3music.com.hk	Hong Kong	Three Limited	7 July 2009

3xseries.com.hk	Hong Kong	Three Limited	13 October 2009

3x-series.com.hk	Hong Kong	Three Limited	13 October 2009

threeimode.com.hk	Hong Kong	Three Limited	11 July 2009

threei-mode.com.hk	Hong Kong	Three Limited	11 July 2009

threeimode.hk	Hong Kong	Three Limited	11 July 2009

threei-mode.hk	Hong Kong	Three Limited	11 July 2009

3direct.hk	Hong Kong	Three Limited	18 May 2009

3people.com.hk	Hong Kong	Three Limited	19 May 2009

3people.hk	Hong Kong	Three Limited	10 June 2009

business3.hk	Hong Kong	Three Limited	18 May 2009

businessthree.hk	Hong Kong	Three Limited	18 May 2009

three.hk	Hong Kong	Three Limited	18 May 2009

hgc-intl.jp	Japan	Hutchison Whampoa Enterprises Limited	22 October 2009

3imode.net.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 December 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

3i-mode.net.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 December 2009

htmac.com.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 January 2010

htmac.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 February 2010

imode.net.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 December 2009

i-mode.net.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 December 2009

threeimode.net.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 December 2009

threei-mode.net.mo	Macau	Hutchison Telephone (Macau) Company Limited	1 December 2009

h3g.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

HTMCL.com.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 January 2010

htmcl.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

hutch.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

hutch3g.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

hutchison3g.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

hutchisonmacau.com.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 January 2010

hutchisonmacau.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

hutchisontelecom.com.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 January 2010

hutchisontelecom.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

hutchisontelephone.com.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 January 2010

hutchisontelephone.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 February 2010

imode.com.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 December 2009

i-mode.com.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 December 2009

imode.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 December 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

i-mode.mo	Macau	Hutchison Whampoa 3G Enterprises (Macau) Limited	1 December 2009

3gmail.com.mo	Macau	Three Limited	29 June 2009

3imode.com.mo	Macau	Three Limited	1 December 2009

3i-mode.com.mo	Macau	Three Limited	1 December 2009

3imode.mo	Macau	Three Limited	1 December 2009

3i-mode.mo	Macau	Three Limited	1 December 2009

3music.com.mo	Macau	Three Limited	1 September 2009

3people.mo	Macau	Three Limited	1 February 2010

san.mo	Macau	Three Limited	1 February 2010

three.mo	Macau	Three Limited	1 February 2010

threeimode.com.mo	Macau	Three Limited	1 December 2009

threei-mode.com.mo	Macau	Three Limited	1 December 2009

threeimode.mo	Macau	Three Limited	1 December 2009

threei-mode.mo	Macau	Three Limited	1 December 2009

tres.mo	Macau	Three Limited	1 February 2010

3people.com.mo	Macau	Three Limited	1 January 2010

hgc-intl.com.my	Malaysia	Hutch Enterprises Sdn.Bhd.	22 May 2009

hgc-intl.my	Malaysia	Hutch Enterprises Sdn.Bhd.	22 May 2009

hgc-intl.net.my	Malaysia	Hutch Enterprises Sdn.Bhd.	22 May 2009

hgc-intl.com.ph	Philippines	Hutchison Whampoa Enterprises Limited	5 June 2010

hgc-intl.net.ph	Philippines	Hutchison Whampoa Enterprises Limited	5 June 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

hgc-intl.ph	Philippines	Hutchison Whampoa Enterprises Limited	5 June 2010

hgc-intl.cn	PRC	Hutchison Whampoa Enterprises Limited	7 May 2009

hgc-intl.com.cn	PRC	Hutchison Whampoa Enterprises Limited	7 May 2009

hgc-intl.net.cn	PRC	Hutchison Whampoa Enterprises Limited	7 May 2009

	PRC	Hutchison Whampoa Enterprises Limited	1 February 2017

	PRC	Hutchison Whampoa Enterprises Limited	28 August 2016

Internet Keyword - hutchisontelecom	PRC	Hutchison Whampoa Enterprises Limited	31 July 2018

	PRC		11 August 2014

	PRC		10 November 2009

	PRC		10 November 2009

	PRC		10 November 2014

	PRC		17 January 2010

	PRC		17 January 2010

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

	PRC		17 January 2014

	PRC		23 January 2010

	PRC		23 January 2010

	PRC		9 May 2014

	PRC		23 January 2010

	PRC		27 December 2010

	PRC	Hutchison Enterprises Limited	24 June 2009

	PRC	Hutchison Enterprises Limited	24 June 2009

	PRC	GDH (BVI) Limited	28 July 2018

Internet Keyword - threehk	PRC	GDH (BVI) Limited	21 January 2018

Internet Keyword - threelimited	PRC	GDH (BVI) Limited	21 January 2018

	PRC	GDH (BVI) Limited	21 January 2018

	PRC	GDH (BVI) Limited	9 September 2009

	PRC	GDH (BVI) Limited	9 September 2009

APPENDIX V	GENERAL INFORMATION

Domain Name	Territory	Registrant	Expiry Date

hgc-intl.com.sg	Singapore	Hutchison Whampoa Enterprises Limited	8 May 2009

hgc-intl.sg	Singapore	Hutchison Whampoa Enterprises Limited	8 May 2009

hgc-intl.com.tw	Taiwan	Hutchison Whampoa Enterprises Limited	8 May 2009

hgc-intl.tw	Taiwan	Hutchison Whampoa Enterprises Limited	8 May 2009

hgc-intl.us	USA	Hutchison Whampoa Enterprises Limited	7 May 2009

hgc.us	USA	Hutchison Whampoa Enterprises (US) Inc.	24 April 2009

hutchcity.us	USA	Hutchison Whampoa Enterprises (US) Inc.	24 April 2009

hutchnet.us	USA	Hutchison Whampoa Enterprises (US) Inc.	24 April 2009

h3ghk.us	USA	Hutchison Whampoa Enterprises (US) Inc.	24 April 2009

hutchison-telecom.us	USA	Hutchison Whampoa Enterprises (US) Inc.	24 April 2009

hutchisontelecoms.us	USA	Hutchison Whampoa Enterprises (US) Inc.	24 April 2009

hgc-intl.co.uk	United Kingdom	Hutchison Whampoa Enterprises Limited	8 May 2010

hgc-intl.com.vn	Vietnam	Hutchison Whampoa Enterprises Limited	8 May 2009

hgc-intl.net.vn	Vietnam	Hutchison Whampoa Enterprises Limited	8 May 2009

hgc-intl.vn	Vietnam	Hutchison Whampoa Enterprises Limited	8 May 2009

APPENDIX V	GENERAL INFORMATION

(c) Patents

At the Latest Practicable Date, the Group had applied for registration of or would be licensed to use the following material patents:

Place of
Title of Invention	Registration

Automatic PADS-PDA Download	Macau

Mobile Telephone Communications Networks	Macau

Mobile Video Telephony Method (2G Subscriber Roaming into 3G Network to Enjoy Video Calls)	Macau

Multi-Language Wireless Email Transmission Method for Mobile Communication	Macau

Mobile Telephone Communications Networks	Korea (South)

Mobile Communications System (Invention Patent)	PRC

Mobile Video Telephony Method (2G Subscriber Roaming into 3G Network to Enjoy Video Calls)	PRC

Multi-Language Wireless Email Transmission Method for Mobile Communication	PRC

Mobile Telephone Communications Networks	PRC

Mobile Video Telephony Method (2G Subscriber Roaming into 3G Network to Enjoy Video Calls)	Taiwan

Multi-Language Wireless Email Transmission Method for Mobile Communication	Taiwan

Multi-Language Wireless Email Transmission Method for Mobile Communication	USA

APPENDIX V	GENERAL INFORMATION

The Group is the registered proprietor and beneficial owner or the licensed user of the following material patents:

Place of
Title of Invention	Registration	Patent number

Automatic downloading for mobile computing devices (Automatic Scheduled Download)	Hong Kong	HK1050250

Messaging System	Hong Kong	HK1047167

Mobile Communications System	Hong Kong	HK1051103

Mobile Video Telephony Method (2G Subscriber Roaming into 3G Network to Enjoy Video Calls)	Hong Kong	HK1081069

Multi-Language Wireless Email Transmission Method for Mobile Communication	Hong Kong	HK1074560

Repeater System in a Mobile Communications Networks	Hong Kong	HK1051094

System and apparatus for handover of mobile communications signals on a passenger carrying vessel	European (EP)	1282327

Mobile Telephone Communications Networks	Australia	2002300354

Mobile Telephone Communications Networks	New Zealand	520527

Automatic Scheduled Download	PRC	ZL 01144201.8

Messaging System	PRC	ZL 01118867.7

Mobile Telephone Communications Networks	Taiwan	175020

Automatic downloading for mobile computing devices (Automatic Scheduled Download)	United Kingdom	GB2372587

Messaging System	United Kingdom	GB2367977

Mobile Communications Systems (Group Information Manager)	United Kingdom	GB2380902

Mobile Video Telephony Method (2G Subscriber Roaming into 3G Network to Enjoy Video Calls)	United Kingdom	GB2424548

Multi-Language Wireless Email Transmission Method for Mobile Communication	United Kingdom	GB2409785

Repeater System in a Mobile Telephone Communications Networks	United Kingdom	GB2380355

APPENDIX V	GENERAL INFORMATION

(d) Copyrights

As at the Latest Practicable Date, members of the Group did not have any material copyright registrations.

5                 FURTHER INFORMATION ABOUT OUR DIRECTORS

(A)       Particulars of Directors’ service contracts

Our Directors receive compensation in the form of salaries, discretionary bonuses, housing allowance, provision of company car, club membership, participation in the Company’s retirement scheme, medical coverage, life insurance and annual leave. We have entered into service contracts with our Directors which may be terminated by either party giving not less than six months’ written notice. None of these service contracts provide benefits to our Directors upon termination.

Save as disclosed in this Listing Document, none of our Directors has or is proposed to have a service contract with any member of the Group (excluding contracts expiring or determinable by the employer within one year without payment of compensation (other than statutory compensation)).

(B)       Directors’ remuneration

Approximately HK$10.3 million in aggregate remuneration (including benefits in kind) was paid by the Group to the Directors which is attributable to services provided for the benefit of the Group in respect of the financial year ended 31 December 2008. Such details are included in “Senior Management” in Note 7 (b) in the Accountant’s Report set out in Appendix I to this Listing Document as the appointment of all Directors was made subsequent to 31 December 2008.

Under the arrangements currently in force, the aggregate remuneration payable to, and benefits in kind receivable by, our Directors, excluding discretionary bonuses, which is attributable to services provided for the benefit of the Group for the year ending 31 December 2009 are estimated to be approximately HK$4.2 million.

No decision has been made as to the number of options which will be granted to our Directors under the Share Option Scheme. Please refer to the paragraph headed “Share Option Scheme” in this Appendix V.

(C)       Directors’ interests and short positions in the share capital of the Company and its associated corporations following the Distribution and the Introduction

The following are interests and short positions of the Directors in the equity or debt securities of the Company and any associated corporations (within the meaning of Part XV of the SFO) which will have to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they are deemed or taken to have under such provisions of the SFO) or which will

APPENDIX V	GENERAL INFORMATION

be required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein, or which will be required pursuant to the Model Code for Securities Transactions by Directors of Listed Companies to be notified to the Company and the Stock Exchange upon Listing:

Long positions in the shares, underlying shares in and debentures of the associated corporations of the Company

Mr. Fok Kin-ning, Canning had, as at the Latest Practicable Date, the following interests:

(i)             corporate interests in 1,202,380 HTIL Shares, representing approximately 0.0250% of the then issued share capital in HTIL;

(ii)          corporate interests in 4,310,875 ordinary shares, representing approximately 0.101% of the then issued share capital in HWL;

(iii)       5,100,000 ordinary shares, representing approximately 0.676% of the then issued share capital, in HTAL comprising personal and corporate interests in 4,100,000 ordinary shares and 1,000,000 ordinary shares, respectively;

(iv)      corporate interests in 5,000,000 ordinary shares, representing approximately 0.056% of the then issued share capital in HHR;

(v)         corporate interests in 225,000 American depositary shares (each representing one ordinary share), representing approximately 0.147% of the then issued share capital, in Partner Communications Company Ltd.; and

(vi)      corporate interests in (a) a nominal amount of US$2,500,000 in the 6.50% Notes due 2013 issued by Hutchison Whampoa International (03/13) Limited; (b) a nominal amount of US$2,000,000 in the 7.45% Notes due 2033 issued by Hutchison Whampoa International (03/33) Limited (“HWI (03/33)”); (c) a nominal amount of US$2,500,000 in the 5.45% Notes due 2010 issued by HWI (03/33); and (d) a nominal amount of US$2,500,000 in the 6.25% Notes due 2014 issued by HWI (03/33).

Mr. Fok Kin-ning, Canning held the above personal interests in his capacity as a beneficial owner and held the above corporate interests through a company which is equally controlled by Mr. Fok and his spouse.

Mrs. Chow Woo Mo Fong, Susan had, as at the Latest Practicable Date, in her capacity as a beneficial owner, personal interests in (i) 250,000 HTIL Shares, representing approximately 0.0052% of the then issued share capital in HTIL; and (ii) 150,000 ordinary shares, representing approximately 0.0035% of the then issued share capital, in HWL.

APPENDIX V	GENERAL INFORMATION

Mr. Frank John Sixt had, as at the Latest Practicable Date, in his capacity as a beneficial owner, personal interests in (i) 17,000 HTIL ADSs (representing 255,000 HTIL Shares), representing approximately 0.0053% of the then issued share capital in HTIL; (ii) 50,000 ordinary shares, representing approximately 0.0012% of the then issued share capital in HWL; and (iii) 1,000,000 ordinary shares, representing approximately 0.133% of the then issued share capital in HTAL.

Mr. Lai Kai Ming, Dominic had, as at the Latest Practicable Date, in his capacity as a beneficial owner, personal interests in 50,000 ordinary shares, representing approximately 0.0012% of the then issued share capital in HWL.

Mr. Lui Dennis Pok Man had, as at the Latest Practicable Date, in his capacity as a beneficial owner, personal interests in 9,100,000 HTIL Shares, representing approximately 0.1890% of the then issued share capital in HTIL.

Mr. Wong King Fai, Peter had, as at the Latest Practicable Date, (i) as a beneficial owner, personal interests in 2,666,667 HTIL Shares, representing approximately 0.0554% of the then issued shares capital in HTIL; and (ii) family interests in 22,000 ordinary shares, representing approximately 0.00052% of the then issued share capital in HWL held by his spouse.

Mr. Lan Hong Tsung, David, had, as at the Latest Practicable Date, in his capacity as a beneficial owner, personal interests in 20,000 ordinary shares, representing approximately 0.00047% of the then issued share capital in HWL.

Based on and by virtue of their respective interests in HTIL Shares in issue as at the Latest Practicable Date and assuming such interests remain unchanged on the Distribution Record Date, certain of the Directors stated above (namely Mr. Fok Kin-ning, Canning, Mrs. Chow Woo Mo Fong, Susan, Mr. Frank John Sixt, Mr. Lui Dennis Pok Man and Mr. Wong King Fai, Peter) will, upon Listing, have the same interests and short positions in the Shares which will either have to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO, be required pursuant to section 352 of the SFO, to be entered in the register referred to therein or will be required, pursuant to the Model Code for Securities Transactions by Directors of Listed Companies to be notified to the Company and the Stock Exchange.

Save as disclosed herein, none of the Directors will, upon Listing, have interests or short positions in any equity or debt securities of the Company or any associated corporations (within the meaning of Part XV of the SFO) which will be required to be notified to the Company and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests or short positions which they are taken or deemed to have under such provisions of the SFO) or which will be required, pursuant to Section 352 of the SFO, to be entered in the register referred to therein or which will be required pursuant to the Model Code for Securities Transactions by Directors of Listed Companies to be notified to the Company and the Stock Exchange upon Listing.

APPENDIX V	GENERAL INFORMATION

(D)       Substantial Shareholders

So far as our Directors are aware, the following persons (not being Directors) are expected to have an interest in 10% or more of the issued Shares which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO upon Listing based on and by virtue of their respective interests in 10% or more of shares in issue in the capital of HTIL as at the Latest Practicable Date and assuming such interests remain unchanged on the Distribution Record Date:

(I)            Interests and short positions of substantial shareholders in the Shares and underlying Shares

Long positions in the Shares

			Number of	Approximate %
Name		Capacity	Shares held	of shareholding

Hutchison Telecommunications	(i)	Beneficial owner	2,619,929,104)
Investment Holdings Limited			(Note 1))
(“HTIHL”)	(ii)	Interest of a controlled	285,893,149)	60.36%
		corporation	(Note 1))
Hutchison Telecommunications		Interest of controlled	2,905,822,253	60.36%
Group Holdings Limited		corporations	(Note 1)
(“HTGHL”)
OHL		Interest of controlled	2,905,822,253	60.36%
		corporations	(Note 1)
HIL		Interest of controlled	2,905,822,253	60.36%
		corporations	(Note 1)
HWL		Interest of controlled	2,905,822,253	60.36%
		corporations	(Note 1)
CKH		Interest of controlled	2,957,914,840	61.44%
		corporations	(Note 2)
Li Ka-Shing Unity Trustee		Trustee	2,957,914,840	61.44%
Company Limited (“TUT1”)			(Note 3)
Li Ka-Shing Unity Trustee		Trustee and beneficiary of a	2,957,914,840	61.44%
Corporation Limited (“TDT1”)		trust	(Note 4)
Li Ka-Shing Unity Trustcorp		Trustee and beneficiary of a	2,957,914,840	61.44%
Limited (“TDT2”)		trust	(Note 4)

APPENDIX V	GENERAL INFORMATION

			Number of	Approximate %
Name		Capacity	Shares held	of shareholding

Li Ka-shing (“Mr. Li”)	(i)	Founder of	2,958,068,120)
		discretionary trusts and	(Note 5))
		interest of controlled	)
		corporations	)
	(ii)	Interest of controlled	266,621,499)	66.98%
		corporations	(Note 6))
Yuda Limited		Beneficial owner	266,375,953	5.53%
			(Note 7)

(II) Interests and short positions of other person in the Shares and underlying Shares

Long positions in the Shares

		Number of	Approximate %
Name	Capacity	Shares held	of shareholding

T. Rowe Price Associates, Inc. and its affiliates	Investment manager	337,269,000	7.00%

Notes:

(1)

HTIHL is a direct wholly-owned subsidiary of HTGHL, which in turn is a direct wholly-owned subsidiary of OHL, which in turn is a direct wholly-owned subsidiary of HIL, which in turn is a direct wholly-owned subsidiary of HWL. By virtue of the SFO, HWL, HIL, OHL and HTGHL were deemed to be interested in the 2,619,929,104 ordinary shares of the Company which HTIHL had direct interest and the 285,893,149 ordinary shares of the Company held by a wholly-owned subsidiary of HTIHL.

(2)

Certain subsidiaries of CKH together hold more than one-third of the issued share capital of HWL. CKH was therefore deemed to be interested in the relevant share capital of the Company held by or in which HWL, HIL, OHL, HTGHL or HTIHL was deemed to be interested as a substantial shareholder of the Company under the SFO. CKH was also deemed to be interested in the relevant share capital of the Company held by certain wholly-owned subsidiaries of CKH under the SFO.

(3)

TUT1, as trustee of The Li Ka-Shing Unity Trust (“UT1”), together with certain companies which TUT1 as trustee of UT1 was entitled to exercise or control the exercise of one-third or more of the voting power at their general meetings (“related companies”), hold more than one-third of the issued share capital of CKH. By virtue of the above and the interest of TUT1 as trustee of UT1 and its related companies in the shares of CKH, TUT1 as trustee of UT1 was therefore taken to have a duty of disclosure in relation to the interest in the relevant share capital of the Company held by or in which HWL, HIL, OHL, HTGHL or HTIHL was taken as interested (together with CKH’s interest in the share capital of the Company through certain wholly-owned subsidiary companies) as a substantial shareholder of the Company under the SFO.

(4)

Each of TDT1 as trustee of a discretionary trust (“DT1”) and TDT2 as trustee of another discretionary trust (“DT2”) holds units in UT1. By virtue of the above and its interest of holding units in UT1, each of TDT1 as trustee of DT1 and TDT2 as trustee of DT2 was taken to have a duty of disclosure in relation to the interest in the relevant share capital of the Company held by or in which HWL, HIL, OHL, HTGHL or HTIHL was taken as interested (together with CKH’s interest in the share capital of the Company through certain wholly-owned subsidiary companies) as a substantial shareholder of the Company under the SFO.

APPENDIX V	GENERAL INFORMATION

(5)

Mr. Li is the settlor of each of DT1 and DT2 and may be regarded as a founder of each of DT1 and DT2 for the purpose of the SFO. Mr. Li is also interested in one-third of the entire issued share capital of a company owning the entire issued share capital of TUT1, TDT1 and TDT2. By virtue of the above and as a director of CKH, Mr. Li was taken to have a duty of disclosure in relation to the interest in the relevant share capital of the Company held by or in which HWL, HIL, OHL, HTGHL or HTIHL was taken as interested (together with CKH’s interest in the share capital of the Company through certain wholly-owned subsidiary companies) as a substantial shareholder of the Company under the SFO.

(6)	Such ordinary shares were held by companies of which Mr. Li is interested in the entire issued share capital.

(7)	Yuda Limited is a company wholly-controlled by Mr. Li. Such interest is duplicated in that of Mr. Li held by one of the companies described in Note 6 above.

Save as disclosed in this Listing Document, so far as is known to, or can be ascertained after reasonable enquiry by, the Director or chief executive of the Company, no other persons (not being Directors or chief executive of the Company) are expected to have an interest or short position in the Shares and underlying shares of the Company which would fall to be disclosed to the Company under the provisions of Divisions 2 and 3 of Part XV of the SFO, or are expected, directly or indirectly, to be interested in 10% or more of the nominal value of any class of share capital carrying rights to vote in all circumstances at general meetings of any other member of the Group or have any options in respect of such capital upon Listing based on and by virtue of the shareholding structure of HTIL as at the Latest Practicable Date and assuming this remains unchanged on the Distribution Record Date.

(E)         Competing interests

Mr. FOK Kin-ning, Canning (the non-executive Chairman), Mrs. CHOW WOO Mo Fong, Susan, Mr. Frank John Sixt, Mr. Lai Kai Ming, Dominic and Mr. Lui Dennis Pok Man, all being our Directors are directors of HWL and certain of their associates (including members of the Remaining HTIL Group and the Resulting HWL Group). Our Directors confirm that the businesses conducted by the companies of which such persons are directors will not compete with the Group’s business, as described under the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group” in this Listing Document.

We confirm that none of our Directors and substantial shareholders and their respective associates had an interest in any business which competes or is likely to compete, either directly or indirectly, with the Group’s business.

6                 OTHER INFORMATION

(A)       Estate duty

Our Directors have been advised that no material liability for estate duty is likely to fall on the Group in the Cayman Islands or Hong Kong.

APPENDIX V	GENERAL INFORMATION

(B)       Litigation

Save as set out below, no member of the Group is engaged in any litigation, arbitration or claim of material importance, and no litigation, arbitration or claim of material importance is known to our Directors to be pending or threatened by or against us, that would have a material adverse effect on our results of operations or financial condition.

(a)          In August 2001, Shine Empire Ltd. commenced proceedings in the Hong Kong High Court against HTCL, certain other mobile telecommunications operators and the Incorporated Owners of San Po Kong Mansion (the “IO”) for possession of the rooftop of San Po Kong Mansion (the “Rooftop”) and the licence fees the IO received from the mobile telecommunications operators, and against HTCL and such other mobile telecommunications operators for trespass in respect of the use of the Rooftop as cell site. Shine Empire Ltd., as plaintiff, established title to the Rooftop against the IO. On 10 November 2008, an interlocutory judgment on liability was entered for the plaintiff against HTCL and such other mobile telecommunications operators. The issue of quantum of liability between the plaintiff and each of the IO, HTCL and such other mobile telecommunications operators is still pending assessment by the Court. HTCL has ceased using the Rooftop as cell site since 19 May 2007 and HTCL’s potential liability is assessed to be approximately HK$3 million. HTCL has made a third party claim against the IO in the same set of proceedings for an indemnity for all its liabilities (including legal costs) to the plaintiff. No date has been fixed for the trial.

(b)         In November 2007, Technology Patent LLC lodged a patent infringement claim in the US District Court for the District of Maryland against Hutchison Telecom and many mobile telecommunications operators worldwide in relation to the mode of delivering text messages (such as SMS), seeking an award of damages for past and continuing acts of infringement, or reasonable royalty together with interest, costs and disbursements. The plaintiff did not quantify the claim against all the defendants, including Hutchison Telecom. Hutchison Telecom filed a Motion to Dismiss for Lack of Personal Jurisdiction on 27 March 2008. After substantive hearing, the Court dismissed the plaintiff’s claim against all the defendants including Hutchison Telecom on 29 August 2008. The plaintiff has filed a Motion for Continuance of Plaintiff’s Period to File for Reconsideration of the Dismissals. The Court has yet to decide on the plaintiff’s motion for continuance. Having regard to the legal advice received, the Directors are of the opinion that the plaintiff’s chance of success is remote.

(c)          PCCW-HKT gazetted a 25% increase in its FMIC tariff, which was to take effect on 1 June 2008 up to 27 April 2009. The increase was purportedly approved by the TA in May 2008. HTCL (together with CSL) challenged the TA’s approval by (i) appealing to the Telecommunications (Competition Provisions) Appeal Board (Appeal Cases No. 27), and, (ii) commencing Judicial Review proceedings (High Court Action No. HCAL 91 of 2008). The Judicial Review proceedings are now being stayed pending the outcome of the Appeal Board proceedings. No date has been fixed by the Appeal Board for the appeal.

APPENDIX V	GENERAL INFORMATION

(C)       Exclusion of business

HTIL will continue to operate its existing telecommunications businesses in Indonesia, Vietnam, Israel, Thailand and Sri Lanka through its other subsidiaries and affiliates. The reasons for HTIL’s decision to exclude these businesses from the Group are described under the section headed “Relationship with HWL and HTIL — Independence from the Remaining HTIL Group and the Resulting HWL Group — Separate lines of business” in this Listing Document.

Our Directors believe that the Remaining HTIL Group’s mobile operations will not significantly compete, either directly or indirectly, with the Group’s business, because of the geographical delineation between the businesses of the Remaining HTIL Group and the Group’s business. This geographical delineation, which is underpinned by the regulatory regime, will mean that the Remaining HTIL Group and the Group will each serve and target their respective local customer bases with their own local demands and needs.

We have entered into non-competition agreements with each of HWL and HTIL respectively to maintain this clear delineation of our respective businesses going forward. Please refer to the description under the section headed “Relationship with HWL and HTIL — Non-Competition Agreements” in this Listing Document. There are exceptions to the restrictions contained in the non-competition agreements, as further described under the same sub-heading. The exceptions to the restrictions contained in the non-competition agreements include businesses which are incidental or ancillary. Our Directors believe that any such excepted activities undertaken by the Remaining HTIL Group will not significantly compete with the Group’s business.

(D)       Sponsor

The Sponsor has made an application on our behalf to the Listing Committee for the listing of, and permission to deal in, the Shares in issue and any Shares which may be issued pursuant to the exercise of the options granted under the Share Option Scheme, on the Main Board of the Stock Exchange. All necessary arrangements have been made to enable the securities to be admitted into CCASS.

(E)         Preliminary expenses

Our estimated preliminary expenses are approximately HK$60 million and are payable by us.

(F)         Promoter

The Company has no promoter. Within the two years immediately preceding the date of this Listing Document, no cash, securities or other benefit had been paid, allotted or given to any promoter.

(G)       No material adverse change

Save as disclosed in this Listing Document, our Directors believe that there has been no material adverse change in our financial or trading position or prospects since 31 December 2008.

APPENDIX V	GENERAL INFORMATION

(H)       Qualifications of experts

The qualifications of the experts who have given opinions or advice in this Listing Document are as follows:

Name	Qualification

Conyers Dill & Pearman	Cayman Islands attorneys-at-law

DTZ Debenham Tie Leung Limited	Property valuer

Goldman Sachs (Asia) L.L.C.

Licensed under the SFO to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities

King & Wood	PRC legal adviser

PricewaterhouseCoopers	Certified public accountants

None of the experts named in this paragraph has any shareholding in any member of the Group or the right (whether legally enforceable or not) to subscribe for or to nominate persons to subscribe for securities in any member of the Group.

(I)            Consents

Each of Conyers Dill & Pearman, DTZ Debenham Tie Leung Limited, Goldman Sachs (Asia) L. L. C., King & Wood and PricewaterhouseCoopers has given and has not withdrawn its written consent to the issue of this Listing Document with the inclusion of its report and/or letter and/or valuation certificates and/or references to its name included herein in the form and context in which they respectively appear.

(J)         Taxation of holders of Shares

The Shares are Hong Kong property for the purposes of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) and, accordingly, Hong Kong estate duty may be payable in respect thereof on the death of an owner of Shares. The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on 11 February 2006 in Hong Kong, pursuant to which estate duty ceased to be chargeable in Hong Kong in respect of the estates of persons dying on or after that date. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Shares whose deaths occur on or after 11 February 2006.

Hong Kong stamp duty will be payable by the purchaser on every purchase, and by the seller on every sale, of the Shares registered on the Company’s Hong Kong branch register. The duty is charged at the ad valorem rate of 0.1% of the consideration for, or

APPENDIX V	GENERAL INFORMATION

(if greater) the value of, the shares transferred on each of the seller and purchaser. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of shares. In addition, any instrument of transfer (if required) will be subject to a flat rate of stamp duty of HK$5.00. If stamp duty is not paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

No Hong Kong stamp duty will be levied on the transfer of Shares that are registered on a share register outside Hong Kong.

(K)       Miscellaneous

(a)          Save as disclosed in this Listing Document:

(i)

within the two years immediately preceding the date of this Listing Document, neither we nor any of our subsidiaries have issued or agreed to issue any share or loan capital fully or partly paid either for cash or for a consideration other than cash;

(ii)	none of our share or loan capital or the share or loan capital of any of our subsidiaries is under option or is agreed conditionally or unconditionally to be put under option;

(iii)	neither we nor any of our subsidiaries have issued or agreed to issue any founder shares, management shares or deferred shares;

(iv)	none of our equity or debt securities is listed or dealt with in any other stock exchange nor is any listing or permission to deal being or proposed to be sought;

(v)

within the two years immediately preceding the date of this Listing Document, no commissions, discounts, brokerages or other special terms have been granted in connection with the issue or sale of any share or loan capital of any member of the Group;

(vi)

within the two years preceding the date of this Listing Document, no commissions have been paid or payable for subscription, agreeing to subscribe, procuring subscription or agreeing to procure subscription of any Shares;

(vii)

none of the Directors or experts referred to in the paragraph headed “Qualifications of experts” in this Appendix V has any direct or indirect interest in the promotion of our Company, or in any assets which have been, within the two years immediately preceding the date of this Listing Document, acquired or disposed of by or leased to any member of the Group, or are proposed to be acquired or disposed of by or leased to any member of the Group;

APPENDIX V	GENERAL INFORMATION

(viii)	none of the Directors is materially interested in any contract or arrangement subsisting at the date of this Listing Document which is significant in relation to the business of the Group; and

(ix)	there is no arrangement under which future dividends are waived or agreed to be waived.

7                 SHARE OPTION SCHEME

The following is a summary of the principal terms of the Share Option Scheme. The terms of the Share Option Scheme are in accordance with the provisions of Chapter 17 of the Listing Rules.

(i)            Purpose of the Share Option Scheme

The purpose of the Share Option Scheme is to enable the Group to grant options to selected participants as incentives or rewards for their contribution to the Group, to continue and/or render improved service with the Group and/or to establish a stronger business relationship between the Group and such participants.

(ii)        Who may join

The Directors (which expression shall, for the purpose of this Appendix V, include a duly authorised committee thereof) may, at their absolute discretion, invite any person belonging to any of the following classes of participants to take up options to subscribe for Shares:

(a)                   any employee or consultant (as to functional areas of finance, business or personnel administration or information technology) (whether full time or part time, including any executive director but excluding any non-executive director) (the “Eligible Employee”) of our Company, any of our subsidiaries or any entity in which any member of the Group holds any equity interest (the “Invested Entity”);

(b)                  any non-executive directors (including independent non-executive directors) of our Company, any of our subsidiaries or any Invested Entity;

(c)                   any supplier of goods or services to any member of the Group or any Invested Entity;

(d)                  any customer of any member of the Group or any Invested Entity;

(e)                   any person or entity that provides research, development or other technological support to any member of the Group or any Invested Entity;

(f)                     any shareholder of any member of the Group or any Invested Entity or any holder of any securities issued by any member of the Group or any Invested Entity;

(g)                  any other group or classes of participants contributing by way of joint venture, business alliance or other business arrangement to the development and growth of the Group; and

APPENDIX V	GENERAL INFORMATION

(h)                   any company wholly owned by one or more persons belonging to any of the above classes of participants.

For the avoidance of doubt, the grant of any options by our Company for the subscription of Shares or other securities of the Group to any person who falls within any of the above classes of participants shall not, by itself, unless the Directors otherwise determine, be construed as a grant of option under the Share Option Scheme.

The eligibility of any of the above classes of participants to an offer for the grant of any options shall be determined by the Directors from time to time on the basis of their contribution to the development and growth of the Group.

(iii)             Number of Shares

(a)                   The maximum number of Shares which may be allotted and issued upon the exercise of all outstanding options granted and yet to be exercised under the Share Option Scheme and any other share option scheme adopted by the Group must not in aggregate exceed 30%. of the relevant class of securities of our Company (or our subsidiaries) in issue from time to time.

(b)                  The total number of Shares which may be allotted and issued upon the exercise of all options (excluding, for this purpose, options which have lapsed in accordance with the terms of the Share Option Scheme and any other share option scheme of the Group) to be granted under the Share Option Scheme and any other share option scheme of the Group must not in aggregate exceed 10% of the relevant class of securities of our Company (or our subsidiaries) in issue as at the Listing Date (the “General Scheme Limit”).

Based on the number of Shares in issue prior to the Distribution, the General Scheme Limit of the Share Option Scheme will be 481,434,620 Shares.

(c)                   Subject to sub-paragraph (iii)(a) above and without prejudice to sub-paragraph (iii)(d) below, our Company may seek approval of the Shareholders in general meeting to refresh the General Scheme Limit (a circular containing the information required by the Listing Rules to be despatched to Shareholders for that purpose) provided that the total number of Shares which may be allotted and issued upon the exercise of all options to be granted under the Share Option Scheme and any other share option scheme of the Group must not exceed 10% of the relevant class of securities of our Company (or our subsidiaries) in issue as at the date of approval of the limit and, for the purpose of calculating the limit, options (including those outstanding, cancelled, lapsed or exercised in accordance with the Share Option Scheme and any other share option scheme of the Group previously granted under the Share Option Scheme and any other share option scheme of the Group) will not be counted.

APPENDIX V	GENERAL INFORMATION

(d)         Subject to sub-paragraph (iii)(a) above and without prejudice to sub-paragraph (iii)(c) above, our Company may seek separate approval of the Shareholders in general meeting to grant options under the Share Option Scheme beyond the General Scheme Limit (a circular containing the information required by the Listing Rules to be despatched to Shareholders for that purpose) or, if applicable, the extended limit referred to in sub-paragraph (iii)(c) above to participants specifically identified by our Company before such approval is sought.

(iv)       Maximum entitlement of each participant

Subject to sub-paragraph (v) below, the total number of Shares issued and which may fall to be issued upon the exercise of the options granted under the Share Option Scheme and any other share option scheme of the Group (including both exercised or outstanding options) to each participant in any 12-month period shall not exceed 1% of the issued share capital of our Company for the time being (the “Individual Limit”). Any further grant of options in excess of the Individual Limit in any 12-month period up to and including the date of such further grant shall be subject to the approval of the Shareholders in general meeting (a circular containing the information required by the Listing Rules to be despatched to Shareholders for that purpose) with such participant and his associates abstaining from voting. The number and terms (including the exercise price) of the options to be granted (and options previously granted to such participant) must be fixed before the approval of the Shareholders and the date of the Board meeting proposing such further grant should be taken as the date of grant for the purpose of calculating the exercise price under Note (1) to Listing Rule 17.03(9).

(v)           Grant of options to connected persons

(a)          Any grant of options under the Share Option Scheme to a Director, chief executive or substantial shareholder of our Company or any of their respective associates must be approved by the independent non-executive Directors (excluding any independent non-executive Director who or whose associate is also the grantee of the options).

(b)         Where any grant of options to a substantial shareholder or an independent non-executive Director, or any of their respective associates, would result in the Shares issued and to be issued upon the exercise of all options already granted and to be granted (including options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant:

(aa)    representing in aggregate over 0.1% of the Shares in issue; and

(bb)  having an aggregate value, based on the closing price of the Shares at the date of each grant, in excess of HK$5 million,

APPENDIX V	GENERAL INFORMATION

such further grant of options must be approved by the Shareholders in general meeting. Our Company must send a circular to the Shareholders containing the information required under the Listing Rules. All connected persons of our Company must abstain from voting in favour at such general meeting. Any vote taken at the general meeting to approve the grant of such options must be taken on a poll in accordance with the Listing Rules. Any change in the terms of options granted to a substantial Shareholder or an independent non-executive Director, or any of their respective associates, must be approved by the Shareholders in general meeting.

(vi)       Time of acceptance and exercise of option

An option may be accepted by a participant within 21 days from the date of the offer of grant of the option.

An option may be exercised in accordance with the terms of the Share Option Scheme at any time during a period to be determined on the date of offer of grant of the option and notified by the Directors to each grantee, which period may commence, once the offer for the grant is accepted within the prescribed time by the grantee, from the date on which such option is deemed to have been granted but shall end in any event not later than 10 years from the date on which the offer for grant of the option is made, subject to the provisions for early termination thereof. Unless otherwise determined by the Directors and stated in the offer of the grant of the options to a grantee, there is no minimum period required under the Share Option Scheme for the holding of an option before it can be exercised.

(vii)   Performance targets

Unless the Directors otherwise determined and stated in the offer of the grant of options to a grantee, a grantee is not required to achieve any performance targets before any options granted under the Share Option Scheme can be exercised. No performance targets are specifically stipulated under the Share Option Scheme.

(viii)         Subscription price for Shares

The subscription price for Shares under the Share Option Scheme shall be a price determined by the Directors but shall not be less than the highest of (i) the closing price of Shares as stated in the Stock Exchange’s daily quotations sheet for trade in one or more board lots of Shares on the date of the offer of grant of the options which must be a trading day, (ii) the average closing price of the Shares as stated in the Stock Exchange’s daily quotations sheet for trade in one or more board lots of Shares for the five trading days immediately preceding the date of the offer of grant of the options which must be a trading day and (iii) the nominal value of a Share. A nominal consideration of HK$1 is payable on acceptance of the grant of an option.

(ix)      Ranking of Shares

(a)          Shares allotted and issued upon the exercise of an option will be subject to all the provisions of the Articles of Association and will, subject to the completion of the registration referred to below, rank pari passu in all respects with the fully paid Shares in issue on the date on which the option is duly exercised or, if that date falls

APPENDIX V	GENERAL INFORMATION

on a day when register of members of our Company is closed, the first day of the re-opening of the register of members (the “Exercise Date”) and accordingly will entitle the holders thereof to participate in all dividends or other distributions paid or made on or after the Exercise Date other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor shall be before the Exercise Date. A Share allotted and issued upon the exercise of an option shall not carry voting rights until completion of the registration of the grantee as the holder thereof.

(b)         Unless the context otherwise requires, references to “Shares” in this paragraph include references to shares in the ordinary equity share capital of our Company of such nominal amount as shall result from a sub-division, consolidation, reclassification or reduction of the share capital of our Company from time to time.

(x)          Restrictions on the time of offer for the grant of options

(a)          No offer for the grant of options shall be made after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been announced in accordance with the requirements of the Listing Rules. In particular, during the period commencing one month immediately preceding the earlier of (aa) the date of the meeting of the Directors (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of our Company’s results for any year, half-year, quarterly or other interim period (whether or not required under the Listing Rules), and (bb) the last date on which our Company must publish an announcement of its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the announcement of such results, no offer for the grant of options may be granted.

(b)         The Directors may not make any offer for the grant of options to a participant who is a Director during the periods or times in which the Directors are prohibited from dealing in Shares pursuant to the Model Code for Securities Transactions by Directors of Listed Companies prescribed by the Listing Rules or any corresponding code or securities dealing restrictions adopted by our Company.

(xi)      Period of the Share Option Scheme

The Share Option Scheme will remain in force for a period of 10 years commencing on the date on which the Share Option Scheme becomes unconditional.

(xii)  Rights on ceasing employment

If the grantee of an option is an Eligible Employee and ceases to be an Eligible Employee for any reason other than death, ill-health or retirement in accordance with his contract of employment or for serious misconduct or other grounds referred to in sub-paragraph (xiv) below before exercising his option in full, then, any outstanding offer of an option which has not been accepted in accordance with the terms of the Share Option Scheme and any option which has not then become exercisable will lapse and the grantee may exercise the option (to the extent not already been exercised) in whole or in part within

APPENDIX V	GENERAL INFORMATION

a period of 30 days or such longer period as the Directors may determine following the date of such cessation. The date of cessation of service will be taken to be the last day on which the grantee was at work with the Group or the Invested Entity whether salary is paid in lieu of notice or not.

(xiii)          Rights on death, ill-health or retirement

If the grantee of an option is an Eligible Employee and ceases to be an Eligible Employee by reason of his death, ill-health or retirement in accordance with his contract of employment before exercising the option in full then, any outstanding offer of an option which has not been accepted in accordance with the terms of the Share Option Scheme and any option which has not then become exercisable will lapse and, his personal representative(s), or, as appropriate, the grantee may exercise any option which has then become exercisable (to the extent not already been exercised) in whole or in part within a period of 12 months following the date of cessation which date shall be the last day on which the grantee was at work with the Group or the Invested Entity whether salary is paid in lieu of notice or not or such longer period as the Directors may determine.

(xiv)           Rights on dismissal

If the grantee of an option is an Eligible Employee and ceases to be an Eligible Employee by reason of a termination of his employment on the grounds that he has been guilty of persistent or serious misconduct or has committed any act of bankruptcy or has become insolvent or has made any arrangements or composition with his creditors generally, or has been convicted of any criminal offence (other than an offence which in the opinion of the Directors does not bring the grantee or the Group or the Invested Entity into disrepute), or on any ground which his employer would be entitled to terminate his contract of employment by summary dismissal, then unless the Directors otherwise resolve in their absolute discretion, his option will lapse automatically and will not in any event be exercisable on or after the date of ceasing to be an Eligible Employee.

(xv)     Rights on breach of contract

If the Directors shall at their absolute discretion determine that (i) the grantee of any option (other than an Eligible Employee) or his associate has committed any breach of any contract entered into between the grantee or his associate on the one part and the Group or any Invested Entity on the other part or that the grantee has committed any act of bankruptcy or has become insolvent or is subject to any winding-up, liquidation or analogous proceedings or has made any arrangement or composition with his creditors generally; and (ii) the option shall lapse, his option will lapse automatically and will not in any event be exercisable on or after the date on which the Directors have so determined.

(xvi)           Rights on a general offer or a scheme of arrangement

If a general or partial offer, whether by way of take-over offer, share re-purchase offer, or otherwise in like manner is made to all the holders of Shares, or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror of if there is proposed a scheme of arrangement, our Company shall use all reasonable endeavors to procure that such offer is extended

APPENDIX V	GENERAL INFORMATION

to all the grantees on the same terms, with appropriate changes; and assuming that they will become, by the exercise in full of the options granted to them (whether or not they have then become exercisable), Shareholders. If such offer becomes or is declared unconditional or such scheme of arrangement is formally proposed to the Shareholders, a grantee shall, notwithstanding any other terms on which his options were granted, be entitled to exercise his option (to the extent not already exercised) to its full extent or to the extent specified in the grantee’s notice to our Company in exercise of his option at any time up to the close of such offer (or any revised offer) or the record date for entitlements under a scheme of arrangement. Subject to the above, an option (to the extent not already exercised) will lapse automatically on the date on which such offer (or, as the case may be, revised offer) closes or the record date for entitlements under a scheme of arrangement.

(xvii)       Rights on winding-up

In the event of an effective resolution being proposed for the voluntary winding-up of our Company during the option period, the grantee may, subject to the provisions of all applicable laws, by notice in writing to our Company at any time prior to the date on which such resolution is passed exercise his vested option (to the extent not already exercised) either to its full extent or to the extent specified in such notice in accordance with the provisions of the Share Option Scheme and shall accordingly be entitled, in respect of the Shares falling to be allotted and issued upon the exercise of his vested option, to participate in the distribution of the assets of our Company available in liquidation pari passu with the Shares in issue on the day prior to the date of such resolution.

(xviii)   Adjustments to the subscription price

In the event of any alteration in the capital structure of the Company whilst any option remains exercisable or the Share Option Scheme remains in effect, and such event arises from a capitalisation of profits or reserves, rights issue of securities to holders of the Shares (including any securities convertible into share capital or warrants or options to subscribe for any share capital of our Company, but excluding options under the Share Option Scheme and options under any other similar share option scheme of the Group), consolidation, sub-division or reduction of the share capital of our Company (the issue of Shares or other securities of the Group as consideration in a transaction may not be regarded as a circumstance requiring adjustment), such corresponding alterations (if any) will be made to (a) the number or nominal amount of Shares to which the Share Option Scheme or any option (s) relates (insofar as it is/they are unexercised), (b) the exercise price of any option, (c) (unless the relevant grantee elects to waive such adjustment) the number of Shares comprised in an option or which remain comprised in an option, (d) the method of exercise of any option and/or (e) the maximum number of Shares referred to in sub-paragraph (iii) above, provided that (aa) any such adjustment shall give a grantee the same proportion of the issued share capital of our Company to which he would have been entitled to subscribe had he exercised all the options held by him immediately prior to such adjustment, (bb) any such adjustment shall be made on the basis that the aggregate exercise price payable by a grantee on the full exercise of any option shall remain as nearly as possible the same (but shall not be greater than) as it was before such event and (cc) no such adjustment shall be made the effect of which would be to

APPENDIX V	GENERAL INFORMATION

enable a Share to be allotted and issued at less than its nominal value. In addition, in respect of any such adjustments, other than any adjustment made on a capitalisation issue, the auditors or independent financial adviser must confirm to the Directors in writing that the adjustments satisfy the requirements of the relevant provisions of the Listing Rules.

Upon distribution by our Company to holders of the Shares of any cash (other than dividends in the ordinary course), our Company shall make a downward adjustment to the exercise price of any option granted but not exercised as at the date of such distribution by an amount which the Directors consider as reflecting the impact such distribution will have or will be likely to have on the trading price of the Shares provided that (i) the Directors’ determination of any adjustments shall be final and binding on all grantees of options, (ii) the amount of adjustment shall not exceed the amount of such cash distribution to be made to holders of the Shares, (iii) such adjustment shall take effect on the date of payment by our Company of such distribution, (iv) any adjustment provided for in this paragraph shall be cumulative to any other adjustments contemplated under the Share Option Scheme or approved by the Shareholders in general meeting and (v) the adjusted exercise price shall not, in any case, be less than the nominal value of the Shares.

(xix)          Cancellation of options

Subject to sub-paragraph (xxi) below, any option granted but not exercised may not be cancelled except with the written consent of the relevant grantee and the prior approval of the Directors at their absolute discretion.

(xx)    Termination of the Share Option Scheme

Our Company may by resolution at general meeting at any time terminate the operation of the Share Option Scheme and in such event no further options shall be offered but in all other respects the provisions of the Share Option Scheme shall remain in force to the extent necessary to give effect to the exercise of any options (to the extent not already exercised) granted prior to the termination or otherwise as may be required in accordance with the provisions of the Share Option Scheme. Options (to the extent not already exercised) granted prior to such termination shall continue to be valid and exercisable in accordance with the Share Option Scheme.

(xxi)          Rights are personal to the grantee

An option is personal to the grantee and shall not be assignable and no grantee shall in any way sell, transfer, charge, mortgage, encumber or otherwise dispose of or create any interest whatsoever in favour of any third party over or in relation to any option or enter into any agreement so to do except for the transmission of an option on the death of a grantee to his personal representative (s). Any breach of the foregoing by a grantee shall entitle our Company to cancel any option granted to such grantee to the extent not already exercised.

APPENDIX V	GENERAL INFORMATION

(xxii)      Lapse of option

An option shall lapse automatically (to the extent not already exercised) on the earliest of:

(a)          the expiry of the period referred to in sub-paragraph (vi) above;

(b)         the expiry of the periods or dates referred to in sub-paragraphs (xii), (xiii), (xiv), (xv), (xvi) and (xvii) above; and

(c)          the date on which the Directors shall exercise our Company’s right to cancel the option by reason of a breach of sub-paragraph (xxi) above by the grantee of an option in respect of that or any other Option.

(xxiii) Miscellaneous

(a)          Application has been made to the Stock Exchange for approval of the listing of, and permission to deal in, 481,434,620 Shares to be allotted and issued by our Company in accordance with the terms and conditions of the Share Option Scheme (such number of Shares being equal to the General Scheme Limit referred to above in sub-paragraph (iii)(b) above).

(b)         The Share Option Scheme is conditional upon (aa) the approval referred to in sub-paragraph (xxiii)(a) above being granted and the commencement of dealing in the Shares on the Stock Exchange, (bb) the passing of the necessary resolution to approve and adopt the Share Option Scheme in general meeting or by way of written resolution of the Shareholder(s) and (cc) the passing of the necessary resolution to approve the Share Option Scheme in general meeting of the shareholders of HWL.

(c)          The provisions of the Share Option Scheme relating to (aa) the definitions of “Eligible Participants”, “Grantee”, “Option Period” and “Termination Date” and (bb) the matters set out in Listing Rule 17.03 shall not be altered to the advantage of grantees of the options except with the prior approval of the Shareholders in general meeting.

(d)         Subject to sub-paragraph (xxiii)(f) below, any alterations to the terms and conditions of the Share Option Scheme which are of a material nature shall be approved by the Shareholders, except where the alterations take effect automatically under the existing terms of the Share Option Scheme.

(e)          Amended terms of the Share Option Scheme or the options shall comply with the relevant requirements of Chapter 17 of the Listing Rules.

(f)            Any change to the authority of the Directors or the administrators of the Share Option Scheme in relation to any alteration to the terms of the Share Option Scheme shall be approved by the Shareholders in general meeting.

APPENDIX V	GENERAL INFORMATION

(g)         Where the terms of the Share Option Scheme require any matters to be approved by the Shareholders or independent non-executive Directors, such matters must simultaneously be approved by the shareholders or independent non-executive directors of HWL where such approval by the shareholders or independent non-executive directors of HWL is required under Chapter 17 of the Listing Rules.

(h)         As at the Latest Practicable Date, no options had been granted or agreed to be granted by our Company under the Share Option Scheme.

APPENDIX VI	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Linklaters at 10th Floor, Alexandra House, Chater Road, Central, Hong Kong during normal business hours up to and including the date which is 14 days from the date of this Listing Document:

(a)          our Memorandum of Association and Articles of Association;

(b)         the Accountant’s Report on the Group signed by PricewaterhouseCoopers, the text of which is set out in Appendix I to this Listing Document;

(c)          the audited consolidated financial statements of the Group for the three financial years ended 31 December 2006, 2007 and 2008;

(d)         the report on the unaudited pro forma financial information, the text of which is set out in Appendix II to this Listing Document;

(e)          the letter, summary of valuations and an extract of valuation certificates relating to our property interests prepared by the Property Valuer, the texts of which are set out in Appendix III to this Listing Document and the full valuation report in English prepared by the Property Valuer referred to in Appendix III to this Listing Document;

(f)            the material contracts referred to in the section headed “General Information — Further Information About Our Business — Summary of material contracts” in Appendix V to this Listing Document;

(g)         the PRC legal opinion issued by King & Wood, our legal advisers on PRC law, in respect of property interests of our Group in the PRC;

(h)         the written consents referred to in the section headed “General Information — Other Information — Consents of experts” in Appendix V to this Listing Document;

(i)             the rules of the Share Option Scheme;

(j)             the letter prepared by Conyers Dill & Pearman summarising certain aspects of Cayman Islands Companies Law referred to in the section headed “Summary of the Constitution of the Company and Cayman Islands Company Law” in Appendix IV to this Listing Document;

(k)          the Directors’ service contracts referred to in the section headed “General Information — Further Information About the Directors — Particulars of Directors’ Service Contracts” in Appendix V to this Listing Document; and

(l)             the Companies Law.

VI-1

No person is authorized to give any information or to make any representation not contained or incorporated herein by reference, and, if given or made, such information or representation must not be relied upon as having been authorized by Hutchison Telecommunications International Limited or Hutchison Telecommunications Hong Kong Holdings Limited.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED